As filed with the Securities and Exchange Commission on January 21, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMC ENTERTAINMENT INC.
(See Schedule A for additional registrants)
(Exact name of registrants as specified in their charters)

DELAWARE	7832	43-1304369
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

920 Main Street
Kansas City, Missouri 64105
(816) 221-4000
(Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)

Craig R. Ramsey
Executive Vice President and Chief Financial Officer
AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105
(816) 221-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Monica K. Thurmond, Esq.
O'Melveny & Myers LLP
7 Times Square
New York, New York 10036
(212) 326-2000

          Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

          If any securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

9.75% Senior Subordinated Notes due 2020	$600,000,000	100%	$600,000,000	$69,660

Guarantee of 9.75% Senior Subordinated Notes due 2020(3)	—	—	—	(4)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the "Securities Act"). The proposed maximum offering price is estimated solely for purpose of calculating the registration fee.

(2)
Calculated pursuant to Rule 457(f) of the rules and regulations of the Security Act. Paid by wire transfer.

(3)
Each of AMC Entertainment Inc.'s existing wholly owned domestic subsidiaries jointly, severally and unconditionally guarantees the 9.75% Senior Subordinated Notes due 2020 on a unsecured senior subordinated basis.

(4)
See Schedule A on the inside facing page for table of additional registrant guarantors. Pursuant to Rule 457(n) of the rules and regulations under the Securities Act, no separate fee for the guarantee is payable.

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Guarantor	State or Other Jurisdiction of Incorporation or Organization	Address of Registrants' Principal Executive Offices	I.R.S. Employer Identification Number
AMC Card Processing Services, Inc.	Arizona	920 Main Street Kansas City, Missouri 64105	20-1879589
AMC Entertainment International, Inc.	Delaware	920 Main Street Kansas City, Missouri 64105	43-1625326
AMC License Services, Inc.	Kansas	920 Main Street Kansas City, Missouri 64105	74-3233920
AMC ITD, Inc.	Kansas	920 Main Street Kansas City, Missouri 64105	27-3094167
AMC ShowPlace Theatres, Inc.	Delaware	920 Main Street Kansas City, Missouri 64105	27-1359022
American Multi-Cinema, Inc.	Missouri	920 Main Street Kansas City, Missouri 64105	43-0908577
Club Cinema of Mazza, Inc.	District of Columbia	920 Main Street Kansas City, Missouri 64105	04-3465019
LCE AcquisitionSub, Inc.	Delaware	920 Main Street Kansas City, Missouri 64105	20-1408861
LCE Mexican Holdings, Inc.	Delaware	920 Main Street Kansas City, Missouri 64105	20-1386585
Loews Citywalk Theatre Corporation	California	920 Main Street Kansas City, Missouri 64105	95-4760311

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to Completion, dated January 21, 2011

PRELIMINARY PROSPECTUS

AMC Entertainment Inc.

OFFER TO EXCHANGE

        $600,000,000 aggregate principal amount of its 9.75% Senior Subordinated Notes due 2020, the issuance of each of which has been registered under the Securities Act of 1933, as amended (collectively, the "exchange notes"), for any and all of its outstanding 9.75% Senior Subordinated Notes due 2020 (the "original notes," and together with the exchange notes, the "notes").

        AMC Entertainment Inc. hereby offers, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the "exchange offer"), to exchange up to $600,000,000 in aggregate principal amount of our registered 9.75% Senior Subordinated Notes due 2020 and the guarantees thereof (the "exchange notes"), for a like principal amount of our unregistered 9.75% Senior Subordinated Notes due 2020 (the "original notes"). We refer to the original notes and exchange notes collectively as the "notes." The terms of the exchange notes and the guarantees thereof are identical to the terms of the original notes and the guarantees thereof in all material respects, except for the elimination of some transfer restrictions, registration rights and additional interest provisions relating to the original notes. The notes are fully and unconditionally guaranteed by all domestic restricted subsidiaries of AMC Entertainment Inc. that guarantee AMC Entertainment Inc's other indebtedness (the "guarantors"). The notes will be exchanged in denominations of $1,000 and in integral multiples of $1,000.

        We will exchange any and all original notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on                        , 2011, unless extended.

        We have not applied, and do not intend to apply, for listing of the notes on any national securities exchange or automated quotation system.

        See "Risk Factors" beginning on page 14 of this prospectus for a discussion of certain risks that you should consider before participating in this exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2011.

        We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission, or the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

        The notes may not be offered or sold in or into the United Kingdom by means of any document except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995. All applicable provisions of the Financial Services and Markets Act 2000 must be complied with in respect of anything done in relation to the notes in, from or otherwise involving or having an effect in the United Kingdom.

        The notes have not been and will not be qualified under the securities laws of any province or territory of Canada. The notes are not being offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada in contravention of the securities laws of any province or territory thereof.

        Until            , 2011 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.

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PROSPECTUS SUMMARY

        This summary highlights information appearing elsewhere in, or incorporated by reference into, this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should carefully read the entire prospectus, including the section entitled "Risk Factors", along with the financial data and related notes and the other documents that we incorporate by reference in this prospectus. Except as otherwise indicated or otherwise required by the context, references in this prospectus to "we", "us", "our", the "company" or the "Issuer" refer to the combined business of AMC Entertainment Inc. and its subsidiaries.

        As used in this prospectus, the term "pro forma" refers to, in the case of pro forma financial information, such information after giving pro forma effect to the Kerasotes Acquisition (as described under "Recent Developments").

        Our fiscal year ends on the Thursday closest to the last day of March and is either 52 or 53 weeks long, depending on the year. References to a fiscal year are to the 52- or 53-week period ending in that year. For example, our fiscal year 2010 ended on April 1, 2010.

Who We Are

        We are one of the world's leading theatrical exhibition companies. As of September 30, 2010, we owned, operated or held interests in 378 theatres with a total of 5,304 screens, approximately 99% of which were located in the United States and Canada. Our theatres are primarily located in major metropolitan markets, which we believe offer us strategic, operational and financial advantages. We also have a modern, highly productive theatre circuit that leads the industry in key asset quality and performance metrics, such as screens per theatre and per theatre productivity measures. Our industry-leading performance is largely driven by the quality of our theatre sites, our operating practices, which focus on delivering the best customer experience, and, most recently, our implementation of premium sight and sound formats, which we believe will be key components of the future movie-going experience. As of September 30, 2010, we are the largest IMAX exhibitor in the world with a 44% market share in the United States and more than twice the screen count of the second largest U.S. IMAX exhibitor.

        For the 52 weeks ended September 30, 2010, the fiscal year ended April 1, 2010 and the 26 weeks ended September 30, 2010, we generated pro forma revenues of approximately $2.7 billion, $2.7 billion and $1.3 billion, respectively, pro forma Adjusted EBITDA (as defined on page 13) of $370.2 million, $365.6 million and $188.2 million, respectively, and pro forma earnings from continuing operations of $145.4 million, $84.8 million and $64.2 million, respectively. We reported revenues of approximately $2.4 billion, earnings from continuing operations of $77.3 million and net earnings of $69.8 million in fiscal 2010. For fiscal 2009 and 2008, we reported revenues of approximately $2.3 billion and $2.3 billion, earnings (losses) from continuing operations of $(90.9) million and $41.6 million, and net earnings (losses) of $(81.2) million and $43.4 million, respectively.

        We were founded in 1920 and since then have pioneered many of the industry's most important innovations, including the multiplex theatre format in the early 1960s and the North American megaplex theatre format in the mid-1990s. In addition, we have acquired some of the most respected companies in the theatrical exhibition industry, including Loews Cineplex Entertainment Corporation ("Loews"), General Cinema Corporation ("General Cinema") and, more recently, Kerasotes Showplace Theatres, LLC ("Kerasotes").

Recent Developments

        All of our National CineMedia, LLC ("NCM") membership units are redeemable for, at the option of NCM, cash or shares of common stock of National CineMedia, Inc. ("NCM, Inc.") on a share-for-share basis. On August 18, 2010, we sold 6,500,000 shares of common stock of NCM, Inc., in an underwritten public offering for $16.00 per share and reduced our related investment in NCM by $36,709,000, the average carrying amount of the shares sold. Net proceeds received on this sale were $99,840,000, after deducting related underwriting fees and professional and consulting costs of $4,160,000, resulting in a gain on sale of $63,131,000. In addition, on September 8, 2010, we sold 155,193 shares of NCM, Inc. to the underwriters to cover over allotments for $16.00 per share and reduced our related investment in NCM by $867,000, the average carrying amount of the shares owned. Net proceeds received on this sale were $2,384,000, after deducting related underwriting fees and professional and consulting costs of $99,000, resulting in a gain on sale of $1,517,000.

        On May 24, 2010, we completed the acquisition of 92 theatres and 928 screens from Kerasotes (the "Kerasotes Acquisition"). Kerasotes operated 95 theatres and 972 screens in mid-sized, suburban and metropolitan markets, primarily in the Midwest. More than three quarters of the Kerasotes theatres feature stadium seating and almost 90% have been built since 1994. The purchase price for the Kerasotes theatres paid in cash at closing was $276.8 million, net of cash acquired, and was subject to working capital and other purchase price adjustments. We paid working capital and other purchase price adjustments of $3.8 million during the second quarter of fiscal 2011, based on the final closing date working capital and deferred revenue amounts and have included this amount as part of the total estimated purchase price. The acquisition of Kerasotes significantly increased our size. For additional information about the Kerasotes Acquisition, see the notes to our unaudited consolidated financial statements for the 26-week period ended September 30, 2010 included elsewhere in this prospectus.

Original Notes Offering, Cash Tender Offers and Redemptions

        On December 15, 2010, we issued $600,000,000 aggregate principal amount of the original notes pursuant to an indenture, dated as of December 15, 2010, among the Issuer, the guarantors named therein and U.S. Bank National Association, as trustee (the "Indenture"). The Indenture provides that the notes are general unsecured senior subordinated obligations of the Company and are fully and unconditionally guaranteed on a joint and several senior subordinated unsecured basis by all of the Company's existing and future domestic restricted subsidiaries that guarantee the Company's other indebtedness.

        Concurrently with the initial notes offering, we launched a cash tender offer and consent solicitation for any and all of our currently outstanding 11% Senior Subordinated Notes due 2016 (the "2016 Senior Subordinated Notes") at a purchase price of $1,031.00 plus a $30.00 consent fee for each $1,000.00 of principal amount of currently outstanding 2016 Subordinated Notes validly tendered and accepted by us on or before the early tender date, and Marquee Holdings Inc. ("Marquee" or "Holdings"), our direct parent, launched a tender offer for its 12% Senior Discount Notes due 2014 (the "Marquee Notes") at a purchase price of $797.00 plus a $30.00 consent fee for each $1,000.00 face amount (or $792.09 accreted value) of currently outstanding Marquee Notes validly tendered and accepted by Marquee on or before the early tender date (the "Cash Tender Offers"). As of December 29, 2010, we had purchased $95.1 million principal amount of our 2016 Senior Subordinated Notes for a total consideration of $104.8 million, and Marquee had purchased $215.5 million principal amount at face value (or $170.7 million accreted value) of the Marquee Notes for a total consideration of $185.0 million. We recorded a loss on extinguishment for the 2016 Senior Subordinated Notes and our Senior Secured Credit Facility Amendment of approximately $11.0 million and Marquee recorded a loss on extinguishment for the Marquee Notes of approximately $10.7 million.

        We used a portion of the net proceeds from the issuance of the original notes to pay the consideration for the 2016 Senior Subordinated Notes Cash Tender Offer plus any accrued and unpaid interest and distributed the remainder of such proceeds to Marquee to be applied to the Marquee Notes Cash Tender Offer. On January 3, 2011, Marquee redeemed $88.5 million principal amount at face value (or $70.1 million accreted value) of the Marquee Notes that remained outstanding after the closing of the Marquee Notes Cash Tender Offer at a price of $823.77 per $1,000.00 face amount (or $792.09 accreted value) of Marquee Notes for a total consideration of $76.1 million in accordance of the terms of the indenture governing the Marquee Notes, as amended pursuant to the consent solicitation. Marquee recorded an additional loss on extinguishment related to the Marquee Notes of approximately $2.8 million. On December 30, 2010, we issued an irrevocable notice of redemption in respect of the $229.9 million principal amount of 2016 Senior Subordinated Notes that remained outstanding after the closing of the Cash Tender Offers, and we will redeem the remaining 2016 Senior Subordinated Notes at a price of $1,055.00 per $1,000.00 principal amount of 2016 Senior Subordinated Notes on or after February 1, 2011 for a total consideration of $255.2 million in accordance with the terms of the indenture governing the 2016 Senior Subordinated Notes.

Senior Secured Credit Facility Amendment

        On December 15, 2010, we amended our senior secured credit facility dated January 26, 2006. The amendments, among other things,: (i) replaced the existing revolving facility with a new five year revolving facility (with higher interest rates than the existing revolving facility); (ii) extended the maturity of term loans held by term lenders who consented to such extension; (iii) increased the interest rates payable to holders of extended term loans; and (iv) included certain other modifications to the senior secured credit facility in connection with the foregoing. For more information regarding the senior secured credit facility, as amended, see "Description of Other Indebtedness—Senior Secured Credit Facility."

Dividend

        During December of 2010 and January of 2011, AMC Entertainment Inc. ("AMC Entertainment" or "AMCE") made dividend payments to Marquee, totaling $261,175,000. Marquee used the available funds to pay the consideration for the Marquee Notes Cash Tender Offer and the redemption of all of Marquee Notes that remained outstanding after the closing of the Marquee Notes Cash Tender Offer.

        During September of 2010, AMCE made dividend payments to Marquee of $15,184,000, and Marquee made dividend payments to AMC Entertainment Holdings, Inc. ("Parent"), totaling $669,000 (the "Dividend"). Marquee and Parent used the available funds to make a cash interest payment on the Marquee Notes and pay corporate overhead expenses incurred in the ordinary course of business.

Summary of the Terms of the Exchange Offer

        In connection with the original notes offering, AMC Entertainment Inc. entered into a registration rights agreement with the initial purchasers of the original notes. Under that agreement, AMC Entertainment Inc. agreed to deliver to you this prospectus and to consummate the exchange offer.

Original Notes
Original Notes	$600,000,000 aggregate principal amount of 9.75% Senior Subordinated Notes due 2020 and the guarantees thereof.
Notes Offered
Exchange Notes	9.75% Senior Subordinated Notes due 2020. The terms of the "exchange notes" are substantially identical to those terms of the "original notes," except that the transfer restrictions, registration rights and provisions for additional interest relating to the original notes do not apply to the exchange notes. We refer to the exchange notes and the original notes collectively as the "notes."
Exchange Offer	The Issuer is offering to exchange:
• up to $600,000,000 aggregate principal amount of its exchange notes that have been registered under the Securities Act, for an equal amount of its original notes.

    The Issuer is also offering to satisfy certain of its obligations under the registration rights agreement that the Issuer entered into when it issued the original notes in transactions exempt from registration under the Securities Act.

Expiration Date; Withdrawal of Tenders

The exchange offer will expire at 5:00 p.m., New York City time, on                    , 2011, or such later date and time to which the Issuer extends it. The Issuer does not currently intend to extend the expiration date. A tender of original notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which the Issuer may waive. For more information, see "The Exchange Offer—Certain Conditions to the Exchange Offer."

Procedures for Tendering Original Notes

If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the original notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold original notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
• any exchange notes that you receive will be acquired in the ordinary course of your business;
• you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

•       if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•       you are not our "affiliate" as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Guaranteed Delivery Procedures

If you wish to tender your original notes and your original notes are not immediately available or you cannot deliver your original notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your original notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."

Effect on Holders of Original Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of, the exchange offer, the Issuer will have fulfilled a covenant contained in the registration rights agreement for the original notes and, accordingly, the Issuer will not be obligated to pay additional interest as described in the registration rights agreement. If you are a holder of original notes and do not tender your original notes in the exchange offer, you will continue to hold such original notes and you will be entitled to all the rights and limitations applicable to the original notes in the indenture, except for any rights under the registration rights agreement that, by their terms, terminate upon the consummation of the exchange offer.

Consequences of Failure to Exchange

All untendered original notes will continue to be subject to the restrictions on transfer provided for in the original notes and in the indenture. In general, the original notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, the Issuer does not currently anticipate that it will register the original notes under the Securities Act.

Resale of the Exchange Notes

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by you (unless you are the our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

• are acquiring the exchange notes in the ordinary course of business; and

•       have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity, including any of the Issuer's affiliates, to participate in, a distribution of the exchange notes.

In addition, each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for original notes that were acquired as a result of market-making or other trading activity must also acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For more information, see "Plan of Distribution." Any holder of original notes, including any broker-dealer, who:

• is our affiliate,

• does not acquire the exchange notes in the ordinary course of its business, or
• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the Commission expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Material Tax Consequences

The exchange of original notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. For more information, see "Certain U.S. Federal Income Tax Considerations."

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.
Exchange Agent

U.S. Bank National Association is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "The Exchange Offer—Exchange Agent."

Summary of the Terms of the Exchange Notes

        The following summary highlights the material information regarding the exchange notes contained elsewhere in this prospectus. We urge you to read this entire prospectus, including the "Risk Factors" section and the consolidated financial statements and related notes.

Issuer	AMC Entertainment Inc.
Notes Offered
Exchange Notes	$600,000,000 aggregate principal amount of 9.75% Senior Subordinated Notes due 2020.
Maturity Date	December 1, 2020.
Interest Rate	Interest on the exchange notes will accrue at a rate of 9.75% per annum.
Interest Payment Dates	June 1 and December 1, commencing on June 1, 2011.
Guarantees
The exchange notes will be fully and unconditionally guaranteed on a joint and several unsecured senior subordinated basis by all of our existing and future domestic restricted subsidiaries that guarantee our other indebtedness. See "Description of Exchange Notes—Subsidiary Guarantees."
Ranking	The exchange notes and the guarantees will be our and our guarantors' unsecured senior subordinated obligations. The exchange notes will rank:
• junior to all of our and our guarantors' existing and future senior indebtedness including borrowings under our senior secured credit facility and our existing senior notes;
• equally in right of payment with all of our and our guarantors' existing and future unsecured subordinated indebtedness including our existing senior subordinated notes;
• senior in right of payment to any of our and our guarantors' future indebtedness that is expressly subordinated in right of payment to the notes; and
• effectively junior to all of the existing and future indebtedness, including trade payables, of our subsidiaries that do not guarantee the notes.

As of September 30, 2010, on an as adjusted basis to give effect to the original notes offering and the use of proceeds thereof, the notes and the guarantees would have ranked junior to approximately $1,273.7 million of our senior indebtedness, consisting of the borrowings under our senior secured credit facility, capital and financing lease obligations and our existing senior notes, and $187.3 million would have been available for borrowing as additional senior debt under our senior secured credit facility.

On an as adjusted basis to give effect to the original notes offering, our subsidiaries that are not guarantors would have accounted for approximately $19.4 million, or 0.7%, of our total revenues for the 52 weeks ended September 30, 2010 and approximately $134.3 million, or 3.5%, of our total assets and approximately $30.2 million, or 1.0%, of our total liabilities as of September 30, 2010.
Optional Redemption
We may redeem some or all of the exchange notes at any time on or after December 1, 2015 at the redemption prices listed under "Description of Notes—Optional Redemption." In addition, we may redeem up to 35% of the aggregate principal amount of the exchange notes using net proceeds from certain equity offerings completed on or prior to December 1, 2013.
Change of Control
If we experience a change of control (as defined in the indenture governing the notes), we will be required to make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of Notes—Change of Control."
Certain Covenants	The indenture governing the exchange notes will contain certain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:
• incur additional indebtedness, including additional senior indebtedness;
• pay dividends or make distributions to our stockholders;
• repurchase or redeem capital stock;
• enter into transactions with our affiliates; and
• merge or consolidate with other companies or transfer all or substantially all of our assets.

All of these restrictive covenants are subject to a number of important exceptions and qualifications. In particular, there are no restrictions on our ability or the ability of our subsidiaries to make advances to, or invest in, other entities (including unaffiliated entities) or to sell assets. See "Risk Factors—Our senior secured credit facility and the indentures governing our existing debt securities, including the notes offered hereby, contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us that may arise" and "—Merger and Sale of Substantially All Assets."

No Prior Market	The exchange notes will be new securities for which there is no market. Although the initial purchasers have informed us that they intend to make a market in the notes and, if issued, the exchange notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes or exchange notes will develop or be maintained. We do not intend to list the notes on any securities exchange.
Risk Factors	See "Risk Factors" and other information in this prospectus for a discussion of factors you should carefully consider prior to participating in the exchange offer.

Additional Information

        Our principal executive offices are located at 920 Main Street, Kansas City, Missouri 64105-1977. Our telephone number is (816) 221-4000 and our website address is www.amctheatres.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information in this internet address is included or incorporated herein.

Summary Pro Forma and Historical Financial and Operating Data

        The following summary historical financial data sets forth our historical financial and operating data for the 26 weeks ended September 30, 2010 and October 1, 2009 and the fiscal years ended April 1, 2010, April 2, 2009 and April 3, 2008 and which have been derived from our consolidated financial statements and related notes for such periods included elsewhere in this prospectus. The following data should be read in conjunction with "Risk Factors" and our financial statements and the related notes included elsewhere in this prospectus.

        The following summary unaudited pro forma financial and operating data sets forth our unaudited pro forma combined statement of operations for the 26 weeks ended September 30, 2010, the 52 weeks ended September 30, 2010 and the 52 weeks ended April 1, 2010. The pro forma financial data has been derived from our historical consolidated financial information, including the notes thereto, and the Kerasotes historical financial information, including the notes thereto, included elsewhere herein, and has been prepared based on our historical consolidated financial statements and the Kerasotes historical financial statements included elsewhere in this prospectus. The unaudited pro forma combined statement of operations data gives pro forma effect to the Kerasotes Acquisition as if it had occurred on April 3, 2009. The summary unaudited pro forma financial and operating data is based on certain assumptions and adjustments and does not purport to present what the Company's actual results of operations would have been had the Kerasotes Acquisition and events reflected by them in fact occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. The summary unaudited pro forma financial data should be read in conjunction with the "Unaudited Pro Forma Condensed Consolidated Financial Information" and our other financial data included elsewhere in this prospectus.

	Pro Forma			Historical
				26 Weeks Ended		Years Ended(1)(2)
	26 Weeks Ended Sept. 30, 2010	52 Weeks Ended Sept. 30, 2010(3)	52 Weeks Ended April 1, 2010	26 Weeks Ended Sept. 30, 2010	26 Weeks Ended Oct. 1, 2009	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
	(in thousands, except operating data)
Statement of Operations Data:
Total revenues	$1,323,164	$2,689,918	$2,683,755	$1,294,577	$1,186,364	$2,417,739	$2,265,487	$2,333,044

Operating Costs and Expenses:
Cost of operations	874,508	1,787,181	1,785,080	846,781	786,067	1,612,260	1,486,457	1,502,578
Rent	240,428	480,549	479,590	236,035	220,684	440,664	448,803	439,389
General and administrative:
Merger, acquisition and transactions costs	10,975	13,034	2,280	10,975	221	2,280	650	3,739
Management fee	2,500	5,000	5,000	2,500	2,500	5,000	5,000	5,000
Other	32,709	73,970	74,825	31,058	26,071	57,858	53,628	39,102
Depreciation and amortization	104,517	210,544	213,582	100,958	95,477	188,342	201,413	222,111
Impairment of long-lived assets	—	3,765	3,765	—	—	3,765	73,547	8,933

Operating costs and expenses	1,265,637	2,574,043	2,564,122	1,228,307	1,131,020	2,310,169	2,269,498	2,220,852

Operating income (loss)	57,527	115,875	119,633	66,270	55,344	107,570	(4,011)	112,192
Other expense (income)	(9,685)	(14,079)	(2,559)	(9,685)	1,835	(2,559)	(14,139)	(12,932)
Interest expense	68,974	136,546	132,110	68,758	64,106	132,110	121,747	137,662
Equity in earnings of non-consolidated entities(4)	(3,566)	(23,256)	(30,300)	(3,566)	(10,610)	(30,300)	(24,823)	(43,019)
Gain on NCM, Inc. stock sale	(64,648)	(64,648)	—	(64,648)	—	—	—	—
Investment income(5)	(104)	(176)	(7)	(104)	(131)	(205)	(1,696)	(23,782)

Earnings (loss) from continuing operations before income taxes	66,556	81,488	20,389	75,515	144	8,524	(85,100)	54,263
Income tax provision (benefit)	2,400	(63,950)	(64,400)	5,800	50	(68,800)	5,800	12,620

Earnings (loss) from continuing operations	$64,156	$145,438	$84,789	$69,715	$94	$77,324	$(90,900)	$41,643

	Pro Forma						Historical
							26 Weeks Ended				Years Ended(1)(2)
	26 Weeks Ended Sept. 30, 2010		52 Weeks Ended Sept. 30, 2010(3)		52 Weeks Ended April 1, 2010		26 Weeks Ended Sept. 30, 2010		26 Weeks Ended Oct. 1, 2009		52 Weeks Ended April 1, 2010		52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
	(in thousands, except operating data)
Balance Sheet Data (at period end):
Cash and equivalents							$326,852		$390,047		$495,343		$534,009	$106,181
Corporate borrowings, including current portion							1,830,183		1,835,553		1,832,854		1,687,941	1,615,672
Other long-term liabilities							350,836		312,082		309,591		308,701	351,310
Capital and financing lease obligations, including current portion							67,797		58,997		57,286		60,709	69,983
Stockholder's equity							815,216		715,778		760,559		1,039,603	1,133,495
Total assets							3,816,246		3,531,592		3,653,177		3,725,597	3,847,282
Other Data:
Adjusted EBITDA(6)	188,217		370,167		365,578		183,345		165,609		328,275		294,877	347,620
NCM cash distributions received	10,175		31,739		34,633		10,175		13,069		34,633		28,104	22,175
Net cash provided by operating activities	29,862		230,687		295,318		24,990		76,474		258,015		200,701	220,208
Capital expenditures	(47,000)		(116,038)		(99,109)		(46,711)		(29,781)		(97,011)		(121,456)	(171,100)
Ratio of earnings to fixed charges(7)	1.5	x	1.3	x	1.1	x	1.6	x	1.0	x	1.1	x	—	1.2	x
Proceeds from sale/leasebacks	—		—		6,570		—		—		6,570		—	—
Operating Data (at period end):
Screen additions	20		26		6		974		6		6		83	136
Screen dispositions	67		111		105		183		44		105		77	196
Average screens—continuing operations(8)	5,214		5,224		5,271		5,035		4,521		4,485		4,545	4,561
Number of screens operated	5,278		5,278		5,299		5,304		4,574		4,513		4,612	4,606
Number of theatres operated	376		376		378		378		304		297		307	309
Screens per theatre	14.0		14.0		14.0		14.0		15.0		15.2		15.0	14.9
Attendance (in thousands)—continuing operations(8)	108,116		220,499		225,222		105,479		100,485		200,285		196,184	207,603

(1)
Dividends declared on common stock for fiscal 2010, 2009 and 2008 were $330.0 million, $36.0 million and $296.8 million, respectively.

(2)
Fiscal 2008 includes 53 weeks. All other years have 52 weeks.

(3)
The pro forma statement of operations and other data for the 52 weeks ended September 30, 2010, which are unaudited, have been calculated by subtracting the pro forma data for the 26 weeks ended October 1, 2009 from the pro forma data for the 52 weeks ended April 1, 2010 and adding the data for the 26 weeks ended September 30, 2010. This presentation is not in accordance with U.S. GAAP. We believe that this presentation provides useful information to investors regarding our recent financial performance, and we view this presentation of the four most recently completed fiscal quarters as a key measurement period for investors to assess our historical results. In addition, our management uses trailing four quarter financial information to evaluate our financial performance for ongoing planning purposes, including a continuous assessment of our financial performance in comparison to budgets and internal projections. We also use trailing four quarter financial data to test compliance with covenants under our senior secured credit facility. This presentation has limits as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. See "Unaudited Pro Forma Condensed Consolidated Financial Information" for further discussion of the calculation of unaudited pro forma financial data for the 52 weeks ended September 30, 2010.

(4)
During fiscal 2010, fiscal 2009 and fiscal 2008, equity in earnings of NCM (including cash distributions) was $34.4 million, $27.7 million and $22.2 million, respectively. During fiscal 2008, equity in (earnings) losses of non-consolidated entities includes a gain of $18.8 million from the sale of Hoyts General Cinema South America.

(5)
Includes gain of $16.0 million for the 53 weeks ended April 3, 2008 from the sale of our investment in Fandango, Inc. ("Fandango").

(6)
We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Set forth below is a reconciliation of Adjusted EBITDA to earnings (loss) from continuing operations, our most comparable GAAP measure:

	Pro Forma			Historical
				26 Weeks Ended		Years Ended(1)(2)
	26 Weeks Ended Sept. 30, 2010	52 Weeks Ended Sept. 30, 2010(3)	52 Weeks Ended April 1, 2010	26 Weeks Ended Sept. 30, 2010	26 Weeks Ended Oct. 1, 2009	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
	(in thousands)
Earnings (loss) from continuing operations	$64,156	$145,438	$84,789	$69,715	$94	$77,324	$(90,900)	$41,643
Plus:
Income tax provision (benefit)	2,400	(63,950)	(64,400)	5,800	50	(68,800)	5,800	12,620
Interest expense	68,974	136,546	132,110	68,758	64,106	132,110	121,747	137,662
Depreciation and amortization	104,517	210,544	213,582	100,958	95,477	188,342	201,413	222,111
Impairment of long-lived assets	—	3,765	3,765	—	—	3,765	73,547	8,933
Certain operating expenses(a)	2,149	6,460	6,099	(7,907)	1,788	6,099	1,517	(16,248)
Equity in earnings of non-consolidated entities	(3,566)	(23,256)	(30,300)	(3,566)	(10,610)	(30,300)	(24,823)	(43,019)
Gain on NCM, Inc. stock sale	(64,648)	(64,648)	—	(64,648)	—	—	—	—
Investment income	(104)	(176)	(7)	(104)	(131)	(205)	(1,696)	(23,782)
Other (income) expense(b)	—	—	11,276	—	11,276	11,276	—	(1,246)
General and administrative expense:
Merger, acquisition and transaction costs	10,975	13,034	2,280	10,975	221	2,280	650	3,739
Management Fee	2,500	5,000	5,000	2,500	2,500	5,000	5,000	5,000
Stock-based compensation expense	864	1,410	1,384	864	838	1,384	2,622	207

Adjusted EBITDA(c)(d)	$188,217	$370,167	$365,578	$183,345	$165,609	$328,275	$294,877	$347,620

  (a)
  Amounts represent preopening expense, theatre and other closure expense (income) and disposition of assets and gains included in operating expenses.

  (b)
  Other expense for fiscal 2010, on a pro forma basis, is comprised of the loss on extinguishment of indebtedness related to the cash tender offer for our 8 5/8% senior notes due 2012 conducted in May 2009 and remaining redemption with respect to such notes. Other income for fiscal 2008 is comprised of recoveries for property loss related to Hurricane Katrina.

  (c)
  Does not reflect reduction in costs we anticipate that we will achieve relating to modifications made to our RealD and IMAX agreements in fiscal 2011. Had the modifications to the RealD and IMAX agreements been in place at the beginning of our fiscal 2010, we would have reduced our operating costs by $8.6 million. Also does not reflect the anticipated synergies and cost savings related to the Kerasotes Acquisition that we expect to derive from increased ticket and concession revenues at the former Kerasotes locations as a result of moving to our operating practices, decreased costs for newspaper advertising and concessions for those locations, and general and administrative expense savings, particularly with respect to the consolidation of corporate overhead functions and elimination of redundancies. Based on the cost savings initiatives we have implemented since the Kerasotes Acquisition, which include reductions in salaries, reductions in newspaper advertising costs, savings achieved in respect of concession costs and theatre operating expenses, as well as reduced rent expense, we estimate that we will achieve annual savings of $12.8 million.

  (d)
  The acquisition of Kerasotes contributed approximately $17.6 million in Adjusted EBITDA during the period of May 24, 2010 to September 30, 2010.

  Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

  Adjusted EBITDA has important limitations as analytical tools, and you should not consider it in isolation, or as substitutes for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

  •
  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

  •
  does not reflect changes in, or cash requirements for, our working capital needs;

  •
  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; excludes tax payments that represent a reduction in cash available to us;

  •
  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

  •
  does not reflect management fees that may be paid to our sponsors.
(7)
We had a deficiency of earnings to fixed charges for the 52 weeks ended April 2, 2009 of $78.7 million. After adjusting to give effect to the original notes offering and the use of proceeds thereof, the pro forma ratio of earnings to fixed charges for the 52 weeks ended September 30, 2010 would have been 1.2x.

(8)
Includes consolidated theatres only.

RISK FACTORS

        You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus, before purchasing any notes. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment.

 Risks Related to the Exchange Offer

You may have difficulty selling the original notes that you do not exchange.

        If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreements, we do not intend to register the original notes under the Securities Act. The tender of original notes under the exchange offer will reduce the principal amount of the currently outstanding original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding original notes that you continue to hold following completion of the exchange offer. See "The Exchange Offer—Consequences of Failure to Exchange."

There is no public market for the exchange notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

        The exchange notes are a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell the exchange notes will be favorable.

        We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system, although our original notes trade on the PORTAL Market. The liquidity of any market for the exchange notes is subject to a number of factors, including:

  •
  the number of holders of exchange notes;

  •
  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the original notes for the exchange notes;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in the exchange notes; and

  •
  prevailing interest rates.

        We understand that one or more of the initial purchasers of the original notes presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market- making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid.

You must comply with the exchange offer procedures in order to receive new, freely tradable exchange notes.

        Delivery of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of original notes into the exchange agent's account at DTC, as depositary, including an agent's message (as defined herein). We are not required to notify you of defects or irregularities in tenders of original notes for exchange. Original notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer certain registration and other rights under the registration rights agreements will terminate. See "The Exchange Offer—Procedures for Tendering" and "The Exchange Offer—Consequences of Failure to Exchange."

Some holders who exchange their original notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction

Risks Related to Our Indebtedness and the Notes

Our substantial debt could adversely affect our operations and your investment in the notes.

        We have a significant amount of debt. As of September 30, 2010, on an as adjusted basis to give effect to the original notes offering and the application of the proceeds thereof, we would have had outstanding $2,173.0 million of indebtedness, of which $600.0 million would have consisted of the notes offered hereby, and the balance would have consisted of $619.1 million under our senior secured credit facility, $586.8 million of our existing senior notes ($600.0 million face amount), $299.3 million of our existing subordinated notes and $67.8 million of existing capital and financing lease obligations, and $187.3 million would have been available for borrowing as additional senior debt under our senior secured credit facility. As of September 30, 2010, on an as adjusted basis to give effect to the original notes offering (and the application of the proceeds thereof), we also had approximately $4.6 billion of undiscounted rental payments under operating leases (with initial base terms of between 10 and 25 years).

        The amount of our indebtedness and lease and other financial obligations could have important consequences to you as a holder of the notes. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to obtain additional financing in the future for working capital, capital expenditures, dividend payments, acquisitions, general corporate purposes or other purposes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of lease rentals and principal and interest on our indebtedness, thereby reducing the funds available to us for operations and any future business opportunities;

  •
  limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

  •
  place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

        If we fail to make any required payment under our senior secured credit facility or to comply with any of the financial and operating covenants contained therein, we would be in default. Lenders under our senior secured credit facility could then vote to accelerate the maturity of the indebtedness under the senior secured credit facility and foreclose upon the stock and personal property of our subsidiaries that is pledged to secure the senior secured credit facility. Other creditors might then accelerate other indebtedness. If the lenders under the senior secured credit facility accelerate the maturity of the indebtedness thereunder, we might not have sufficient assets to satisfy our obligations under the senior secured credit facility or our other indebtedness.

        Our indebtedness under our senior secured credit facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we cannot assure you that we will have sufficient assets to satisfy our obligations under the senior secured credit facility or our other indebtedness, including the notes.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        The terms of the indentures governing the notes and our existing notes, our senior secured credit facility and our other outstanding debt instruments will not fully prohibit us or our subsidiaries from incurring substantial additional indebtedness in the future. Moreover, none of our indentures, including the indenture governing the notes offered hereby, impose any limitation on our incurrence of liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor do they impose any limitation on liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries." If new debt or other liabilities are added to our and our subsidiaries' current levels, the related risks that we and they now face could intensify.

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us.

        Our ability to make payments on and refinance our debt, including the notes, and other financial obligations and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. Our $586.8 million of existing senior notes ($600.0 million face value), $299.3 million in aggregate principal amount of existing senior subordinated notes and the $619.1 million outstanding under our senior secured credit facility all have an earlier maturity date than that of the notes offered hereby, and we will be required to repay or refinance such indebtedness prior to when the notes offered hereby come due. For the 52 weeks ended September 30, 2010, on an as adjusted basis to give effect to the original notes offering (and the application of the proceeds thereof), we would have a ratio of earnings to fixed charges of 1.2x. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, including these notes, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility and these notes, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

        In addition, all of our notes require us to repay or refinance those notes when they come due. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, including these notes, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility and these notes, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

Your right to receive payments on these notes is junior to our senior secured credit facility, our existing senior indebtedness and possibly all of our future borrowings. Further, the guarantees of these notes are junior to all our guarantors' existing senior indebtedness and possibly to all of our guarantors' future borrowings.

        The notes and the guarantees rank behind our senior secured credit facility and all of our and the guarantors' existing senior indebtedness and future borrowings (other than trade payables), except any indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, the holders of our senior indebtedness and that of our guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to the notes or the guarantees. In addition, the notes and the guarantees will also be effectively subordinated to any debt that is secured to the extent of the value of the property securing such debt.

        In addition, all payment on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked in the event of certain non-payment defaults on senior debt.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors' senior subordinated indebtedness in assets remaining after we and the guarantors have paid all of our senior debt. However, because the indenture governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt.

        As of September 30, 2010, on an as adjusted basis to give effect to the original notes offering (and the application of the proceeds thereof), the notes and the guarantees would have been subordinated to $1,273.7 million of senior debt, and $187.3 million would have been available for borrowing as additional senior debt under our senior secured credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

Our subsidiaries will only be required to guarantee the notes if they guarantee our other indebtedness, including our senior secured credit facility, and in certain circumstances, their guarantees will be subject to automatic release.

        Our existing and future subsidiaries will only be required to guarantee the notes if they guarantee other indebtedness of ours or any of the subsidiary guarantors, including our senior secured credit facility. If a subsidiary guarantor is released from its guarantee of such other indebtedness for any reason whatsoever, or if such other guaranteed indebtedness is repaid in full or refinanced with other indebtedness that is not guaranteed by such subsidiary guarantor, then such subsidiary guarantor also will be released from its guarantee of the notes.

The notes are effectively subordinated to the existing and future liabilities of our non-guarantor subsidiaries.

        The notes are unsecured senior subordinated obligations of AMC Entertainment Inc. and the guarantors and will rank equal in right of payment to AMC Entertainment Inc.'s and the guarantors'

other existing and future unsecured senior debt. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

        Since virtually all of our operations are conducted through subsidiaries, a significant portion of our cash flow and, consequently, our ability to service debt, including the notes, is dependent upon the earnings of our subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends, payments of interest on intercompany indebtedness, or other transfers.

        Creditors of our non-guarantor subsidiaries would be entitled to a claim on the assets of our non-guarantor subsidiaries prior to any claims by us. Consequently, in the event of a liquidation or reorganization of any non-guarantor subsidiary, creditors of the non-guarantor subsidiary are likely to be paid in full before any distribution is made to us, except to the extent that we ourselves are recognized as a creditor of such non-guarantor subsidiary. Any of our claims as the creditor of our non-guarantor subsidiary would be subordinate to any security interest in the assets of such non-guarantor subsidiary and any indebtedness of our non-guarantor subsidiary senior to that held by us.

        As of September 30, 2010, on an as adjusted basis to give effect to the original notes offering (and the application of the proceeds thereof), the notes would have been effectively junior to $30.2 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. On an as adjusted basis to give effect to the original notes offering (and the application of the proceeds thereof), our non-guarantor subsidiaries generated approximately 0.7% of our consolidated revenues for the 52 weeks ended September 30, 2010 and held approximately 3.5% of our consolidated assets as of September 30, 2010.

Our senior secured credit facility and the indentures governing our existing debt securities, including the notes offered hereby, contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us that may arise.

        Our senior secured credit facility and the indentures governing our debt securities, including the notes offered hereby, contain various covenants that limit our ability to, among other things:

  •
  incur or guarantee additional indebtedness, including additional senior indebtedness;

  •
  pay dividends or make other distributions to our stockholders;

  •
  make restricted payments;

  •
  incur liens;

  •
  engage in transactions with affiliates; and

  •
  enter into business combinations.

        These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

        Although the indentures governing our outstanding debt securities contain a fixed charge coverage test that limits our ability to incur indebtedness, this limitation is subject to a number of significant exceptions and qualifications. Moreover, the indentures do not impose any limitation on our incurrence of capital or finance lease obligations or liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor do they impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might designated as "unrestricted subsidiaries" (as defined herein). See "—Our substantial debt could adversely affect our operations and your investment in the notes" and "Description of Notes—Certain Covenants—Limitation on Consolidated Indebtedness."

        Furthermore, there are no restrictions in the indentures on our ability to invest in other entities (including unaffiliated entities) and no restrictions on the ability of our subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to us. Also, although the indentures limit our ability to make restricted payments, these restrictions are subject to significant exceptions and qualifications. The maximum amount we were permitted to distribute to Marquee (or, subsequent to the Marquee Merger, Parent) in compliance with our senior secured credit facility and the indentures governing our debt securities, including the notes offered hereby, was approximately $328.2 million as of September 30, 2010, after giving effect to the original notes offering (and the application of the proceeds thereof).

We must offer to repurchase the notes upon a change of control, which could also result in an event of default under our senior secured credit facility.

        The indenture governing the notes will require that, upon the occurrence of a "change of control", as such term is defined in the indenture, we must make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

        Certain events involving a change of control will result in an event of default under our senior secured credit facility and may result in an event of default under other indebtedness that we may incur in the future and would trigger a "change of control" under our existing notes. An event of default under our senior secured credit facility or other indebtedness could result in an acceleration of such indebtedness. See "Description of Notes—Change of Control." We cannot assure you that we would have sufficient resources to repurchase any of the notes or pay our obligations if the indebtedness under our senior secured credit facility or other indebtedness were accelerated upon the occurrence of a change of control. The acceleration of indebtedness and our inability to repurchase all the tendered notes would constitute events of default under the indenture governing the notes. No assurance can be given that the terms of any future indebtedness will not contain cross default provisions based upon a change of control or other defaults under such debt instruments.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debt of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

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  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

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  was insolvent or rendered insolvent by reason of such incurrence; or

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  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

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  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature; or

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  intended to hinder, delay or defraud creditors.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

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  the sum of its debts, including contingent liabilities, was greater than the then fair saleable value of all of its assets; or

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  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debt, including contingent liabilities, as they become absolute and mature; or

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  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debt beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

There is no public trading market for the notes.

        The notes are new issues of securities for which there are currently no established trading markets. We do not intend to have the notes or the exchange notes listed on a national securities exchange. In addition, although the initial purchasers of the notes have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue market-making activities at any time without notice. Furthermore, such market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act. Because J.P. Morgan Securities LLC is our affiliate, J.P. Morgan Securities LLC will be required to deliver a current "market-making" prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the exchange notes following the exchange offer. Accordingly, the ability of J.P. Morgan Securities LLC to make a market in the exchange notes following the exchange offer may, in part, depend on our ability to maintain a current market-making prospectus. If we are unable to maintain a current market-making prospectus, J.P. Morgan Securities LLC may be required to discontinue market-making without notice.

We are controlled by our sponsors, whose interests may not be aligned with ours.

        All of our issued and outstanding capital stock is owned by Marquee, and all of the issued and outstanding capital stock of Marquee is owned by Parent, which is controlled by sponsors. Our sponsors have the ability to control our affairs and policies and the election of our directors and appointment of management. Seven of our nine directors have been appointed by the sponsors. Our sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us, as well as businesses that represent major customers of our business. They may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as our sponsors or their affiliates control our direct parent, they will continue to be able to strongly influence or effectively control our decisions. For a further description of the control arrangements of our sponsors, see "Certain Relationships and Related Party Transactions."

 Risks Related to Our Business

We have had significant financial losses in recent years.

        Prior to fiscal 2007, we had reported net losses in each of the prior nine fiscal years totaling approximately $510.1 million. For fiscal 2007, we reported net earnings of $134.1 million. For fiscal 2008 and 2009, we reported net earnings (losses) of $43.4 million and $(81.2) million, respectively. We reported net earnings of $69.8 million in fiscal 2010. If we experience losses in the future, we may be unable to meet our payment obligations while attempting to expand our theatre circuit and withstand competitive pressures or adverse economic conditions.

We face significant competition for new theatre sites, and we may not be able to build or acquire theatres on terms favorable to us.

        We anticipate significant competition from other exhibition companies and financial buyers when trying to acquire theatres, and there can be no assurance that we will be able to acquire such theatres at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. In addition, given our size and market share, as well as our recent experiences with the Antitrust Division of the United States Department of Justice in connection with the acquisition of Kerasotes and prior acquisitions, we may be required to dispose of theatres in connection with future acquisitions that we make. As a result of the foregoing, we may not succeed in acquiring theatres or may have to pay more than we would prefer to make an acquisition.

Acquiring or expanding existing circuits and theatres may require additional financing, and we cannot be certain that we will be able to obtain new financing on favorable terms, or at all.

        On a pro forma basis, our net capital expenditures aggregated approximately $99.1 million for fiscal 2010. We estimate that our planned capital expenditures will be between $130.0 million and $160.0 million in fiscal 2011 and will continue at this level or higher over the next three years. Actual capital expenditures in fiscal 2011 may differ materially from our estimates. We may have to seek additional financing or issue additional securities to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms, or at all. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional theatres may not be sufficient to service the related indebtedness that we are permitted to incur.

We may be reviewed by antitrust authorities in connection with acquisition opportunities that would increase our number of theatres in markets where we have a leading market share.

        Given our size and market share, pursuit of acquisition opportunities that would increase the number of our theatres in markets where we have a leading market share would likely result in significant review by the Antitrust Division of the United States Department of Justice, and we may be required to dispose of theatres in order to complete such acquisition opportunities. For example, in connection with the acquisition of Kerasotes, we were required to dispose of 11 theatres located in various markets across the United States, including Chicago, Denver and Indianapolis. As a result, we may not be able to succeed in acquiring other exhibition companies or we may have to dispose of a significant number of theatres in key markets in order to complete such acquisitions.

We may not generate sufficient cash flow from our theatre acquisitions to service our indebtedness.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as:

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  the difficulty of assimilating and integrating the acquired operations and personnel into our current business;

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  the potential disruption of our ongoing business;

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  the diversion of management's attention and other resources;

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  the possible inability of management to maintain uniform standards, controls, procedures and policies;

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  the risks of entering markets in which we have little or no experience;

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  the potential impairment of relationships with employees;

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  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

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  the possibility that the acquired theatres do not perform as expected.

Optimizing our theatre circuit through new construction is subject to delay and unanticipated costs.

        The availability of attractive site locations is subject to various factors that are beyond our control. These factors include:

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  local conditions, such as scarcity of space or increase in demand for real estate, demographic changes and changes in zoning and tax laws; and

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  competition for site locations from both theatre companies and other businesses.

        In addition, we typically require 18 to 24 months in the United States and Canada from the time we identify a site to the opening of the theatre. We may also experience cost overruns from delays or other unanticipated costs. Furthermore, these new sites may not perform to our expectations.

Our investment in and revenues from NCM may be negatively impacted by the competitive environment in which NCM operates.

        We have maintained an investment in NCM. NCM's in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that NCM's in-theatre advertising format will be favorably received by the theatre-going public. If NCM is unable to generate expected sales of advertising, it may not maintain the level of profitability we hope to achieve, its results of operations and cash flows may be adversely affected and our investment in and revenues and dividends from NCM may be adversely impacted.

We may suffer future impairment losses and lease termination charges.

        The opening of large megaplexes by us and certain of our competitors has drawn audiences away from some of our older, multiplex theatres. In addition, demographic changes and competitive pressures have caused some of our theatres to become unprofitable. As a result, we may have to close certain theatres or recognize impairment losses related to the decrease in value of particular theatres. We review long-lived assets, including intangibles, for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We recognized non-cash impairment losses in 1996 and in each fiscal year thereafter except for 2005. Our impairment losses from continuing operations over this period aggregated to $285.0 million. Beginning fiscal 1999 through September 30, 2010, we also incurred theatre and other closure expenses, including theatre lease termination charges aggregating approximately $56.9 million. Deterioration in the performance of our theatres could require us to recognize additional impairment losses and close additional theatres, which could have an adverse effect on the results of our operations. We continually monitor the performance of our theatres outside the United States, and factors such as changing consumer preferences for filmed entertainment in international markets and our inability to sublease vacant retail space could negatively impact operating results and result in future closures, sales, dispositions and significant theatre and other closure charges prior to expiration of underlying lease agreements.

We must comply with the ADA, which could entail significant cost.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, and an award of damages to private litigants or additional capital expenditures to remedy such noncompliance.

        On January 29, 1999, the Civil Rights Division of the Department of Justice, or the Department, filed suit alleging that the company's stadium-style theatres violated the ADA and related regulations. On December 5, 2003, the trial court entered a consent order and final judgment on non-line-of-sight issues under which we agreed to remedy certain violations at our stadium-style theatres and at certain theatres it may open in the future. Currently we estimate that remaining betterments are required at approximately 39 stadium-style theatres. We estimate that the unpaid costs of these betterments will be approximately $19.1 million. The estimate is based on actual costs incurred on remediation work completed to date. The actual costs of betterments may vary based on the results of surveys of the remaining theatres. See "Note 11—Commitments and Contingencies" to our unaudited consolidated financial statements included elsewhere in this prospectus.

We are party to significant litigation.

        We are subject to a number of legal proceedings and claims that arise in the ordinary course of our business. We cannot be assured that we will succeed in defending any claims, that judgments will not be entered against us with respect to any litigation or that reserves we may set aside will be adequate to cover any such judgments. If any of these actions or proceedings against us is successful, we may be subject to significant damages awards. For a description of our legal proceedings, see Note 11—"Notes to Consolidated Financial Statements" of our unaudited consolidated financial statements included elsewhere in this prospectus.

We may be subject to liability under environmental laws and regulations.

        We own and operate facilities throughout the United States and manage or own facilities in several foreign countries and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we own or lease, or at which we have been alleged to have disposed of hazardous materials from one of our facilities. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

We may not be able to generate additional ancillary revenues.

        We intend to continue to pursue ancillary revenue opportunities such as advertising, promotions and alternative uses of our theatres during non-peak hours. Our ability to achieve our business objectives may depend in part on our success in increasing these revenue streams. Some of our U.S. and Canadian competitors have stated that they intend to make significant capital investments in digital advertising delivery, and the success of this delivery system could make it more difficult for us to compete for advertising revenue. In addition, in March 2005 we contributed our cinema screen advertising business to NCM. As such, although we retain board seats and an ownership interest in NCM, we do not control this business, and therefore do not control our revenues attributable to cinema screen advertising. We cannot assure you that we will be able to effectively generate additional ancillary revenue and our inability to do so could have an adverse effect on our business and results of operations.

We depend on key personnel for our current and future performance.

        Our current and future performance depends to a significant degree upon the retention of our senior management team and other key personnel. The loss or unavailability to us of any member of our senior management team or a key employee could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we would be able to locate or employ qualified replacements for senior management or key employees on acceptable terms.

Risks Related to Our Industry

We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We license first-run motion pictures, the success of which has increasingly depended on the marketing efforts of the major motion picture studios. Poor performance of, or any disruption in the production of these motion pictures (including by reason of a strike or lack of adequate financing), or a reduction in the marketing efforts of the major motion picture studios, could hurt our business and results of operations. Conversely, the successful performance of these motion pictures, particularly the sustained success of any one motion picture, or an increase in effective marketing efforts of the major motion picture studios, may generate positive results for our business and operations in a specific fiscal quarter or year that may not necessarily be indicative of, or comparable to, future results of operations. In addition, a change in the type and breadth of movies offered by motion picture studios may adversely affect the demographic base of moviegoers.

We have no control over distributors of the films and our business may be adversely affected if our access to motion pictures is limited or delayed.

        We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Major motion picture distributors are required by law to offer and license film to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. Our business may be adversely affected if our access to motion pictures is limited or delayed because of deterioration in our relationships with one or more distributors or for some other reason. To the extent that we are unable to license a popular film for exhibition in our theatres, our operating results may be adversely affected.

We are subject, at times, to intense competition.

        Our theatres are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Competition among theatre exhibition companies is often intense with respect to the following factors:

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  Attracting patrons.  The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Many of our competitors have sought to increase the number of screens that they operate. Competitors have built or may be planning to build theatres in certain areas where we operate, which could result in excess capacity and increased competition for patrons.

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  Licensing motion pictures.  We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor's theatres.

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  Low barriers to entry.  We must compete with exhibitors and others in our efforts to locate and acquire attractive sites for our theatres. In areas where real estate is readily available, there are few barriers to entry that prevent a competing exhibitor from opening a theatre near one of our theatres.

        The theatrical exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems and from other forms of in-home entertainment.

Industry-wide screen growth has affected and may continue to affect the performance of some of our theatres.

        In recent years, theatrical exhibition companies have emphasized the development of large megaplexes, some of which have as many as 30 screens in a single theatre. The industry-wide strategy of aggressively building megaplexes generated significant competition and rendered many older, multiplex theatres obsolete more rapidly than expected. Many of these theatres are under long-term lease commitments that make closing them financially burdensome, and some companies have elected to continue operating them notwithstanding their lack of profitability. In other instances, because theatres are typically limited use design facilities, or for other reasons, landlords have been willing to make rent concessions to keep them open. In recent years, many older theatres that had closed are being reopened by small theatre operators and in some instances by sole proprietors that are able to negotiate significant rent and other concessions from landlords. As a result, there has been growth in the number of screens in the U.S. and Canadian exhibition industry from 2005 to 2008. This has affected and may continue to affect the performance of some of our theatres. The number of screens in the U.S. and Canadian exhibition industry slightly declined from 2008 to 2009.

An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

        We compete with other film delivery methods, including network, syndicated cable and satellite television, DVDs and video cassettes, as well as video-on-demand, pay-per-view services and downloads via the Internet. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, amusement parks, live music concerts, live theatre and restaurants. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theatres, limit the prices we can charge for admission and materially adversely affect our business and results of operations.

Our results of operations may be impacted by shrinking video release windows.

        Over the last decade, the average video release window, which represents the time that elapses from the date of a film's theatrical release to the date a film is available on DVD, an important downstream market, has decreased from approximately six months to approximately three to four months. If patrons choose to wait for a DVD release rather than attend a theatre for viewing the film, it may adversely impact our business and results of operations, financial condition and cash flows. Film studios are currently considering a premium video on demand product which could also cause the release window to shrink further. We cannot assure you that this release window, which is determined by the film studios, will not shrink further or be eliminated altogether, which could have an adverse impact on our business and results of operations.

General political, social and economic conditions can reduce our attendance.

        Our success depends on general political, social and economic conditions and the willingness of consumers to spend money at movie theatres. If going to motion pictures becomes less popular or consumers spend less on concessions, which accounted for 27% of our revenues in fiscal 2010, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers' discretionary income falls as a result of an economic downturn. Political events, such as terrorist attacks, could cause people to avoid our theatres or other public places where large crowds are in attendance.

Development of digital technology may increase our capital expenses.

        The industry is in the process of converting film-based media to digital-based media. We, along with some of our competitors, have commenced a roll-out of digital equipment for exhibiting feature films and plan to continue the roll-out through our joint venture DCIP. However, significant obstacles exist that impact such a roll-out plan, including the cost of digital projectors, and the supply of projectors by manufacturers. During fiscal 2010, DCIP completed its formation and $660 million funding to facilitate the financing and deployment of digital technology in our theatres. We cannot assure you that DCIP will be able to obtain sufficient additional financing to be able to purchase and lease to us the number of digital projectors ultimately needed for our roll-out or that the manufacturers will be able to supply the volume of projectors needed for our roll-out. As a result, our roll-out of digital equipment could be delayed or not completed at all.

 CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

        All statements, other than statements of historical facts, included in this prospectus regarding the prospects of our industry and our prospects, plans, financial position and business strategy may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "expect", "intend", "estimate", "anticipate", "plan", "foresee", "believe" or "continue" or the negatives of these terms or variations of them or similar terminology.

        Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others:

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  national, regional and local economic conditions that may affect the markets in which we or our joint venture investees operate;

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  the levels of expenditures on entertainment in general and movie theatres in particular;

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  increased competition within movie exhibition or other competitive entertainment mediums;

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  technological changes and innovations, including alternative methods for delivering movies to consumers;

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  the popularity of major motion picture releases;

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  shifts in population and other demographics;

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  our ability to renew expiring contracts at favorable rates, or to replace them with new contracts that are comparably favorable to us;

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  our ability to integrate the Kerasotes theatres and achieve anticipated synergies with minimal disruption to our business;

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  our need for, and ability to obtain, additional funding for acquisitions and operations;

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  risks and uncertainties relating to our significant indebtedness;

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  fluctuations in operating costs;

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  capital expenditure requirements;

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  changes in interest rates; and

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  changes in accounting principles, policies or guidelines.

        Readers are urged to consider these factors carefully in evaluating the forward-looking statements. For a discussion of these and other risk factors, see "Risk Factors."

        All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included herein are made only as of the date of this prospectus, and we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

 INDUSTRY AND MARKET DATA

        Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of our estimates based on data and reports compiled by industry professional organizations, including the Motion Picture Association of America, the National Association of Theatre Owners ("NATO"), Nielsen Media Research, Rentrak Corporation ("Rentrak"), industry analysts and our management's knowledge of our business and markets. Unless otherwise noted in this prospectus, all information provided by the Motion Picture Association of America is for the 2009 calendar year, all information provided by NATO is for the 2009 calendar year and all information provided by Rentrak is as of April 1, 2010.

        Although we believe that the sources are reliable, we and the initial purchasers have not independently verified market industry data provided by third parties or by industry or general publications. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to changes based on various factors, including those discussed under "Risk Factors."

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        We have entered into a registration rights agreement with the initial purchasers of the original notes, in which we agreed to file a registration statement relating to an offer to exchange the original notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to file the registration statement with the SEC and to cause it to become effective under the Securities Act. The exchange notes will have terms substantially identical to the original notes except that the exchange notes will not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer by the dates set forth in the registration rights agreement. Original notes in an aggregate principal amount of $600,000,000 were issued on December 15, 2010.

        Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the original notes and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

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  the exchange offer is not permitted by applicable law or SEC policy;

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  prior to the consummation of the exchange offer, existing SEC interpretations are changed such that the debt securities received by the holders in the exchange offer would not be transferable without restriction under the Securities Act;

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  if any initial purchaser so requests on or prior to the 60th day after consummation of this exchange offer with respect to original notes not eligible to be exchanged for the exchange notes and held by it following the consummation of this exchange offer; or

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  if any holder that participates in this exchange offer does not receive freely transferable exchange notes in exchange for tendered original notes and so requests on or prior to the 60th day after the consummation of the exchange offer.

        Each holder of original notes that wishes to exchange such original notes for transferable exchange notes in the exchange offer will be required to make the following representations:

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  any exchange notes to be received by it will be acquired in the ordinary course of its business;

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  it has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution (within the meaning of Securities Act) of the exchange notes in violation of the Securities Act;

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  it is not our "affiliate," as defined in Rule 405 under the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act; and

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  if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes and if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market- making activities or other trading activities and such holder will acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

        In addition, each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Resale of Exchange Notes

        Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued in the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

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  such holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

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  such exchange notes are acquired in the ordinary course of the holder's business; and

  •
  the holder does not intend to participate in the distribution of such exchange notes.

        Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

  •
  cannot rely on the position of the staff of the SEC set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

        This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the original notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market- making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding these procedures for the transfer of exchange notes. We have agreed that, for a period starting from the date on which the exchange offer is consummated to the close of business one year after, we will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes surrendered under the exchange offer. Original notes may be tendered only in denominations of $1,000 and in integral multiples of $1,000.

        The form and terms of the exchange notes will be substantially identical to the form and terms of the original notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement. The exchange notes will evidence the same debt as the original notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding original notes. Consequently, both series of notes will be treated as a single class of debt securities under the indenture.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

        As of the date of this prospectus, $600,000,000 in aggregate principal amount of original notes was outstanding, and there was one registered holder, CEDE & Co., a nominee of DTC. This prospectus and the letter of transmittal are being sent to all registered holders of original notes. There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.

        We will conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC. Original notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the original notes.

        We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "—Certain Conditions to the Exchange Offer."

        Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time on                                    , 2011 unless we extend it in our sole discretion.

        In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of original notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any original notes in connection with the extension of the exchange offer;

  •
  to extend the exchange offer or to terminate the exchange offer and to refuse to accept original notes not previously accepted if any of the conditions set forth below under "—Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

  •
  subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of original notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of original notes of such amendment, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate this exchange offer as provided in this prospectus before accepting any original notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt payment for all original notes properly tendered and accepted for exchange in the exchange offer.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any original notes, and we may terminate the exchange offer as provided in this prospectus before accepting any original notes for exchange if in our reasonable judgment:

  •
  the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  •
  the exchange offer, or the making of any exchange by a holder of original notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made:

  •
  the representations described under "—Purpose and Effect of the Exchange Offer," "—Procedures for Tendering" and "Plan of Distribution," and

  •
  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

        We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any original notes by giving written notice of such extension to the registered holders of the original notes. During any such extensions, all original notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any original notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the original notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes.

        In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

        Only a holder of original notes may tender such original notes in the exchange offer. To tender in the exchange offer, a holder must:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive original notes along with the letter of transmittal; or

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such original notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "—Exchange Agent" prior to the expiration date.

        The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of original notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or original notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners' behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its original notes, either:

  •
  make appropriate arrangements to register ownership of the original notes in such owner's name; or

  •
  obtain a properly completed bond power from the registered holder of original notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the original notes tendered pursuant thereto are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any original notes listed on the original notes, such original notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the original notes and an eligible institution must guarantee the signature on the bond power.

        If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the original notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering original notes that are the subject of such book-entry confirmation;

  •
  such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

  •
  the agreement may be enforced against such participant.

        We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes the acceptance of which would, in the opinion of our counsel, be unlawful. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date or termination of the exchange offer, as applicable.

        In all cases, we will issue exchange notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  original notes or a timely book-entry confirmation of such original notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By signing the letter of transmittal, each tendering holder of original notes will represent that, among other things:

  •
  any exchange notes that the holder receives will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the exchange notes;

  •
  if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

  •
  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

  •
  the holder is not our "affiliate," as defined in Rule 405 of the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

        In addition, each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of original notes who are unable to deliver confirmation of the book-entry tender of their original notes into the exchange agent's account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their original notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        Holders wishing to tender their original notes but whose original notes are not immediately available or who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

•
setting forth the name and address of the holder, the registered number(s) of such original notes and the principal amount of original notes tendered;

•
stating that the tender is being made thereby; and

•
guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the original notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•
the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered original notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their original notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, holders of original notes may withdraw their tenders at any time prior to the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under "—Exchange Agent"; or

  •
  holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any such notice of withdrawal must:

  •
  specify the name of the person who tendered the original notes to be withdrawn;

  •
  identify the original notes to be withdrawn, including the principal amount of such original notes; and

  •
  where certificates for original notes have been transmitted, specify the name in which such original notes were registered, if different from that of the withdrawing holder.

        If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

        If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such original notes will be credited to an account maintained with DTC for original notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under "—Procedures for Tendering" above at any time prior to the expiration date.

Exchange Agent

        U.S. Bank National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

U.S. Bank National Association
(Exchange Agent/Depositary addresses)

By Registered & Certified Mail:	Regular Mail or Overnight Courier:
U.S. BANK NATIONAL ASSOCIATION	U.S. BANK NATIONAL ASSOCIATION
Corporate Trust Services	60 Livingston Avenue
EP-MN-WS3C	St. Paul, Minnesota 55107-1419
60 Livingston Avenue	Attention: Specialized Finance
St. Paul, Minnesota 55107-1419
In Person by Hand Only:	By Facsimile (for Eligible Institutions only):
(651) 495-8158
U.S. BANK NATIONAL ASSOCIATION
60 Livingston Avenue	For Information or Confirmation by Telephone:
1st Floor—Bond Drop Window	1-800-934-6802
St. Paul, Minnesota 55107

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        Our expenses in connection with the exchange offer include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of original notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of original notes tendered;

  •
  tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of original notes under the exchange offer.

        If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

        Holders who tender their original notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

        Holders of original notes who do not exchange their original notes for exchange notes under the exchange offer, including as a result of failing to timely deliver original notes to the exchange agent, together with all required documentation, including a properly completed and signed letter of transmittal, will remain subject to the restrictions on transfer of such original notes:

  •
  as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise as set forth in the prospectus distributed in connection with the private offering of the original notes.

        In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the original notes.

        In general, you may not offer or sell the original notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

  •
  could not rely on the applicable interpretations of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        After the exchange offer is consummated, if you continue to hold any original notes, you may have difficulty selling them because there will be fewer original notes outstanding.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the original notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered original notes in the open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We have no present plans to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes.

USE OF PROCEEDS

        This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for each of the exchange notes, AMC Entertainment Inc. will receive original notes in like principal amount. AMC Entertainment Inc. will retire or cancel all of the original notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

        The following table sets forth the cash and cash equivalents and capitalization of AMC Entertainment Inc. as of September 30, 2010, on an actual basis and on an adjusted basis to give effect to the original notes offering (and the application of the proceeds thereof). The information in this table should be read in conjunction with the historical financial statements of AMC Entertainment Inc. and the respective accompanying notes thereto included elsewhere in this prospectus.

	As of September 30, 2010
	Actual	As adjusted
	(in thousands)
Cash and cash equivalents(1)	$326,852	$307,546

Short-term debt (current maturities of long-term debt and capital and financing lease obligations)	$10,347	$10,347
Long-term debt:
Senior secured credit facility
Revolving loan facility(2)	—	—
Term loan	612,625	612,625
8.75% Senior Notes due 2019	586,746	586,746
8% Senior Subordinated Notes due 2014	299,312	299,312
11% Senior Subordinated Notes due 2016	325,000	—
Senior Subordinated Notes offered hereby	—	600,000
Capital and financing lease obligations	63,950	63,950

Total debt(3)	$1,897,980	$2,172,980

Stockholder's equity:
Common Stock (1 par value, 1 share issued)	—	—
Additional paid-in capital	814,367	559,287
Accumulated other comprehensive loss	(3,889)	(3,889)
Accumulated deficit	4,738	(21,062)

Total stockholder's equity	815,216	534,336

Total capitalization	$2,713,196	$2,707,316

(1)
$104.8 million was paid with respect to the 2016 Senior Subordinated Notes on December 16, 2010 and $255.2 million will be payable on the redemption date, and $6.3 million aggregate additional interest was paid with respect to the Marquee Notes on December 16, 2010 and January 3, 2011. Cash and cash equivalents does not include $113.6 million of cash on hand at Parent and $2.6 million of cash on hand at Marquee.

(2)
The aggregate revolving loan commitment under our senior secured facility is $200.0 million.

(3)
Total debt excludes $240.8 million of Marquee Notes and $203.9 million of senior term loan indebtedness of Parent. We distributed a portion of the proceeds of the original notes offering to Marquee to be applied to the Marquee Notes Cash Tender Offer and subsequent redemption.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        We derived the following unaudited pro forma condensed consolidated financial information by applying pro forma adjustments attributable to the Kerasotes Acquisition to our historical consolidated financial statements and the Kerasotes financial statements included elsewhere in this prospectus.

        These adjustments include:

  •
  the acquisition on May 24, 2010 of substantially all of the assets of Kerasotes for an estimated purchase price of $281.4 million, which includes cash acquired and working capital and other purchase price adjustments; and

  •
  the net increase in our theatre and screen count by 83 and 812, respectively from the Kerasotes Acquisition, including the impact of theatres divested as required by the Antitrust Division of the United States Department of Justice.

        The unaudited pro forma condensed consolidated statement of operations data for the 26 weeks ended September 30, 2010, the 52 weeks ended April 1, 2010 and the 52 weeks ended September 30, 2010 gives effect to the Kerasotes Acquisition as if it had occurred on April 3, 2009. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial information.

        The pro forma statement of operations and other data for the 52 weeks ended September 30, 2010, which are unaudited, have been calculated by subtracting the pro forma data for the 26 weeks ended October 1, 2009 from the pro forma data for the 52 weeks ended April 1, 2010 and adding the data for the 26 weeks ended September 30, 2010. This presentation is not in accordance with U.S. GAAP. We believe that this presentation provides useful information to investors regarding our recent financial performance, and we view this presentation of the four most recently completed fiscal quarters as a key measurement period for investors to assess our historical results. In addition, our management uses trailing four quarter financial information to evaluate our financial performance for ongoing planning purposes, including a continuous assessment of our financial performance in comparison to budgets and internal projections. We also use trailing four quarter financial data to test compliance with covenants under our senior secured credit facility. This presentation has limits as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

        The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and should not be considered indicative of the results that would have been achieved had the transactions been consummated on the dates or for the periods indicated and do not purport to represent consolidated balance sheet data or statement of operations data or other financial data as of any future date or any future period.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with our consolidated financial statements and accompanying notes and the Kerasotes financial statements included elsewhere in this prospectus.

 AMC ENTERTAINMENT INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

TWENTY SIX WEEKS ENDED SEPTEMBER 30, 2010

(dollars in thousands)

	Twenty Six Weeks Ended September 30, 2010
	Company 26 Weeks Ended Sept. 30, 2010 Historical	Kerasotes April 1, 2010 to May 24, 2010 Historical	Kerasotes Acquisition Pro Forma Adjustments		Company Pro Forma Kerasotes Acquisition
Revenues	$1,294,577	$40,696	$(12,109	)(1)	$1,323,164
			—	(2)
Cost of operations	846,781	25,802	(8,131	)(1)	874,508
			10,056	(2)
Rent	236,035	6,405	(2,714	)(1)	240,428
			702	(2)
General and administrative:
M&A Costs	10,975	—	—		10,975
Management fee	2,500	—	—		2,500
Other	31,058	1,651	—		32,709
Depreciation and amortization	100,958	2,702	(561	)(1)	104,517
			1,418	(2)

Operating costs and expenses	1,228,307	36,560	770		1,265,637

Operating income	66,270	4,136	(12,879)		57,527
Other expense	(9,685)	—	—		(9,685)
Interest expense	68,758	395	(179	)(2)	68,974
Equity in earnings of non-consolidated entities	(3,566)	—	—		(3,566)
Gain on NCM, Inc. stock sale	(64,648)	—	—		(64,648)
Investment income	(104)	(99)	99	(2)	(104)

Total other expense	(9,245)	296	(80)		(9,029)

Earnings (loss) from continuing operations before income taxes	75,515	3,840	(12,799)		66,556
Income tax provision (benefit)	5,800	—	(3,400	)(3)	2,400

Earnings (loss) from continuing operations	$69,715	$3,840	$(9,399)		$64,156

        See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

AMC ENTERTAINMENT INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

FIFTY-TWO WEEKS ENDED APRIL 1, 2010

(dollars in thousands)

	Fifty-two weeks ended April 1, 2010
	Company 52 Weeks Ended April 1, 2010 Historical	Kerasotes Year Ended Dec. 31, 2009 Historical	Kerasotes Three Months Ended Mar. 31, 2010 Historical	Kerasotes Three Months Ended Mar. 31, 2009 Historical	Kerasotes Twelve Months Ended Mar. 31, 2010 Historical	Kerasotes Acquisition Pro Forma Adjustments		Company Pro Forma Kerasotes Acquisition
Revenues	$2,417,739	$325,964	$79,723	$76,283	$329,404	$(62,611	)(1)	$2,683,755
						(777	)(2)
Cost of operations	1,612,260	210,990	53,942	50,428	214,504	(41,684	)(1)	1,785,080
Rent	440,664	45,212	11,640	11,336	45,516	(11,365	)(1)	479,590
						4,775	(2)
General and administrative:
M&A costs	2,280	—	—	—	—	—		2,280
Management fee	5,000	—	—	—	—	—		5,000
Other	57,858	17,011	3,973	4,017	16,967	—		74,825
Depreciation and amortization	188,342	21,894	4,628	5,252	21,270	(1,540	)(1)	213,582
						5,510	(2)
Impairment of long-lived assets	3,765	—	—	—	—	—		3,765

Operating costs and expenses	2,310,169	295,107	74,183	71,033	298,257	(44,304)		2,564,122

Operating income (loss)	107,570	30,857	5,540	5,250	31,147	(19,084)		119,633
Other income	(2,559)	—	—	—	—	—		(2,559)
Interest expense	132,110	4,150	744	1,042	3,852	(3,852	)(2)	132,110
Equity in earnings of non-consolidated entities	(30,300)	—	—	—	—	—		(30,300)
Investment (income) expense	(205)	3,291	569	715	3,145	(2,947	)(2)	(7)

Total other expense	99,046	7,441	1,313	1,757	6,997	(6,799)		99,244

Earnings (loss) from continuing operations before income taxes	8,524	23,416	4,227	3,493	24,150	(12,285)		20,389
Income tax provision (benefit)	(68,800)	—	—	—	—	4,400	(3)	(64,400)

Earnings (loss) from continuing operations	$77,324	$23,416	$4,227	$3,493	$24,150	$(16,685)		$84,789

        See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

AMC ENTERTAINMENT INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

FIFTY-TWO WEEKS ENDED SEPTEMBER 30, 2010

(dollars in thousands)

	Fifty-two Weeks ended September 30, 2010
	Company 52 Weeks Ended April 1, 2010 Historical	Company 26 Weeks Ended Sept. 30, 2010 Historical	Company 26 Weeks Ended Oct. 1, 2009 Historical	Company 52 Weeks Ended Sept. 30, 2010 Historical	Kerasotes Year Ended Dec. 31, 2009 Historical	Kerasotes Jan. 1, 2010 to May 24, 2010 Historical	Kerasotes Nine Months Ended Sept. 30, 2009 Historical	Kerasotes October 1, 2009 to May 24, 2010 Historical	Kerasotes Acquisition Pro Forma Adjustments		Company Pro Forma Kerasotes Acquisition
Revenues	$2,417,739	$1,294,577	$1,186,364	$2,525,952	$325,964	$120,419	$237,928	$208,455	$(43,712	)(1)	$2,689,918
									(777	)(2)
Cost of operations	1,612,260	846,781	786,067	1,672,974	210,990	79,744	157,471	133,263	(29,112	)(1)	1,787,181
									10,056	(2)
Rent	440,664	236,035	220,684	456,015	45,212	18,045	33,392	29,865	(8,403	)(1)	480,549
									3,072	(2)
General and administrative:
M&A costs	2,280	10,975	221	13,034	—	—	—	—	—		13,034
Management fee	5,000	2,500	2,500	5,000	—	—	—	—	—		5,000
Other	57,858	31,058	26,071	62,845	17,011	5,624	11,510	11,125	—		73,970
Depreciation and amortization	188,342	100,958	95,477	193,823	21,894	7,330	16,351	12,873	(694	)(1)	210,544
									4,542	(2)
Impairment of long-lived assets	3,765	—	—	3,765	—	—	—	—	—		3,765

Operating costs and expenses	2,310,169	1,228,307	1,131,020	2,407,456	295,107	110,743	218,724	187,126	(20,539)		2,574,043

Operating income	107,570	66,270	55,344	118,496	30,857	9,676	19,204	21,329	(23,950)		115,875
Other expense (income)	(2,559)	(9,685)	1,835	(14,079)	—	—	—	—	—		(14,079)
Interest expense	132,110	68,758	64,106	136,762	4,150	1,139	2,738	2,551	(2,767	)(2)	136,546
Equity in earnings of non-consolidated entities	(30,300)	(3,566)	(10,610)	(23,256)	—	—	—	—	—		(23,256)
Gain on NCM, Inc. stock sale	—	(64,648)	—	(64,648)	—	—	—	—	—		(64,648)
Investment (income) expense	(205)	(104)	(131)	(178)	3,291	470	1,615	2,146	(2,144	)(2)	(176)

Total other expense	99,046	(9,245)	55,200	34,601	7,441	1,609	4,353	4,697	(4,911)		34,387

Earnings from continuing operations before income taxes	8,524	75,515	144	83,895	23,416	8,067	14,851	16,632	(19,039)		81,488
Income tax provision (benefit)	(68,800)	5,800	50	(63,050)	—	—	—	—	(900	)(3)	(63,950)

Earnings from continuing operations	$77,324	$69,715	$94	$146,945	$23,416	$8,067	$14,851	$16,632	$(18,139)		$145,438

        See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Kerasotes Acquisition

        On May 24, 2010, we completed the acquisition of substantially all of the assets (92 theatres and 928 screens) of Kerasotes. Kerasotes operated 95 theatres and 972 screens in mid-sized, suburban and metropolitan markets, primarily in the Midwest. More than three quarters of the Kerasotes theatres feature stadium seating and almost 90% have been built since 1994. We acquired Kerasotes based on their highly complementary geographic presence in certain key markets. Additionally, we expect to realize synergies and cost savings related to the Kerasotes acquisition as a result of moving to our operating practices, decreasing costs for newspaper advertising and concessions and general and administrative expense savings, particularly with respect to the consolidation of corporate related functions and elimination of redundancies. The purchase price for the Kerasotes theatres paid in cash at closing was $276.8 million, net of cash acquired, and was subject to working capital and other purchase price adjustments. We paid working capital and other purchase price adjustments of $3.8 million during the second quarter of fiscal 2011, based on the final closing date working capital and deferred revenue amounts, and have included this amount as part of the total estimated purchase price.

        The acquisition of Kerasotes is being treated as a purchase in accordance with Accounting Standards Codification 805, Business Combinations, which requires allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the transaction. The allocation of purchase price is based on management's judgment after evaluating several factors, including bid prices from potential buyers and a preliminary valuation assessment which falls under Level 3 of the valuation hierarchy. The allocation of purchase price is subject to changes as an appraisal of both tangible and intangible assets and liabilities is finalized and additional information becomes available, however, we do not expect material changes. The following is a summary of the preliminary allocation of the purchase price:

(In thousands)	Total
Cash	$809
Receivables, net(1)	3,832
Other current assets	12,905
Property, net	204,998
Intangible assets, net(2)	17,425
Goodwill(3)	109,907
Other long-term assets	5,920
Accounts payable	(13,538)
Accrued expenses and other liabilities	(12,439)
Deferred revenues and income	(1,806)
Capital and financing lease obligations	(12,583)
Other long-term liabilities(4)	(34,015)

Total estimated purchase price	$281,415

(1)
Receivables consist of trade receivables recorded at fair value. We did not acquire any other class of receivables as a result of the acquisition of Kerasotes.

(2)
Intangible assets consist of certain Kerasotes' trade names, a non-compete agreement, and favorable leases. See Note 4 to our unaudited consolidated financial statements for

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

  the 26-week period ended September 30, 2010 included elsewhere in this prospectus for further information.

(3)
Goodwill arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations. Amounts recorded for goodwill are not subject to amortization and are expected to be deductible for tax purposes.

(4)
Other long-term liabilities consist of certain theatre and ground leases that have been identified as unfavorable.

        During the 26 weeks ended September 30, 2010, we incurred acquisition-related costs of approximately $10.2 million included in general and administrative expense: merger, acquisition and transaction costs in our consolidated statements of operations. We have expensed acquisition-related transaction costs as incurred pursuant to ASC 805-10.

        In connection with the acquisition of Kerasotes, we divested of five Kerasotes theatres with 59 screens as required by the Antitrust Division of the United States Department of Justice. We also sold one vacant theatre that had previously been closed by Kerasotes. Proceeds from the divested theatres exceeded the carrying amount of such theatres by $16.9 million which was recorded as a reduction to goodwill. In addition, we have classified two Kerasotes theatres with 26 screens as assets held for sale during the 26 weeks ended September 30, 2010, that will be divested. The carrying amount of the assets held for sale was reduced by $6.5 million which was recorded as an increase to goodwill during the 26 weeks ended September 30, 2010, to reflect the $0.9 million net sales price received for one of the theatres during the third quarter of fiscal 2011.

        We were also required by the Antitrust Division of the United States Department of Justice to divest of four legacy AMC theatres with 57 screens. We recorded a gain on disposition of assets of $10.1 million for one divested legacy theatre with 14 screens during the 26 weeks ended September 30, 2010, which reduced operating expenses by approximately $10.1 million. Additionally, we acquired two theatres with 26 screens that were received in exchange for three of the legacy AMC theatres with 43 screens.

        A reconciliation of the $275.0 million purchase price as set forth in the acquisition agreement to the total estimated purchase price is as follows:

Base Purchase Price	$275,000,000
Swap Termination Costs	1,798,000
Closing Date Working Capital Amount	4,617,000

Total estimated purchase price	$281,415,000

Methods and Significant Assumptions Used in Valuation

Leases

        To evaluate whether the individual standard operating leases being acquired were either favorable or unfavorable, a representative sample of leases from both Kerasotes' and AMC's theatre portfolio was analyzed to develop an estimate of current market terms. Rent, as a percentage of revenue, was considered an appropriate metric to estimate a market term.

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

        Theatres considered at-market were the theatres in which rent-to-revenue ratio was within a calculated a range equal to one standard deviation around the average. As a secondary test, a comparison of all of the theatres' positive average annual operating cash flow ("OCF") margin was done. Similar to the rent to revenue analysis, a one standard deviation range from the average OCF margin was developed to represent reasonable profitability. Certain theatres within this at-market rent range were deemed favorable or unfavorable depending on the strength of their OCF margin.

        To calculate the value of the favorable and unfavorable leases, the expected rent to be paid annually was compared to a normalized rent level based on the average rent-to-revenue ratio discussed above. The rent differential was calculated over the remaining term of the individual leases for the identified theatres. The difference in rent was then discounted at a rate of return based on rates for similar real property.

Trade Name

        The Royalty Savings or Relief-from-Royalty Method, an income approach (Level 3 fair value measurement), was used to estimate the Fair Value of the ShowPlace and Star trade names. The Royalty Savings Method, estimates the value of a trade name by capitalizing the royalties saved because we own the trade name. The relief from royalty analysis is comprised of two primary steps including: i) the determination of the appropriate royalty rate, and ii) the subsequent application of the relief from royalty method.

        The seller has retained the "Kerasotes" name but most of the theatres were branded as either ShowPlace or Star. Therefore we valued the ShowPlace and Star trade names. We plan to preserve the use all of the ShowPlace and Star Theatres' trade names on a total of 46 theatres.

        The royalty savings was calculated by multiplying the royalty rate by the annual revenues for all of the theatres with the ShowPlace or Star names. The royalty rate was established based on various quantitative and qualitative factors. The present value of the after-tax royalty savings was determined using a rate for intangible assets.

Non-Compete Agreement

        As part of the Kerasotes Acquisition, certain management members of the remaining Kerasotes company ("Potential Competitors") entered into five year non-competition agreements, which prevent them from competing against the sold Kerasotes theatres and all other AMC theatres over the duration of the agreement. The Differential Cash Flow Method, an income approach (Level 3 fair value measurement), was used to value the Non-Competition Agreements.

        Key assumptions used in the Differential Cash Flow Method included assumptions regarding theatre cash flows with and without the non-compete agreements in place, probabilities regarding competitors reentering the market, and a discount rate used to present value cash flows, appropriate for intangible assets.

        Our preliminary allocation of purchase price as of May 24, 2010 consisted primarily of:

  (a)
  Receivables and Current assets acquired from Kerasotes, which excluded $26.7 million of assets in the Kerasotes unaudited condensed statement of assets and liabilities as of March 31, 2010 included elsewhere in this prospectus as such assets were not acquired. Other current assets include $9.0 million of property, net for two theatres held for sale;

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

  (b)
  Property, net which reflects the estimated fair value of furniture, fixtures and equipment, leasehold improvements and real estate;

  (c)
  Intangible assets, net comprised principally of six theatres with favorable leases of $5.6 million, the ShowPlace and Star trade names of $5.1 million and noncompete agreements with Kerasotes management of $6.4 million;

  (d)
  Other long-term assets is comprised of Land and Buildings at certain inactive theatre locations;

  (e)
  Accounts payable and accrued expenses and other liabilities primarily comprised of utility accruals, trade payables, accrued payroll and payroll taxes, and accrued property taxes. We did not assign any fair value to $0.3 million of "Current portion of developer reimbursements", $0.7 million of "Current portion of long-term debt to Parent" or $7.3 million of "Current portion of deferred gain" that are listed on the Kerasotes March 31, 2010 unaudited condensed statement of assets and liabilities included elsewhere in this prospectus as the "Current portion of developer reimbursements" represented deferred rent which is reduced to $0 fair value in purchase accounting, the "Long-term debt to Parent" was not a liability that was assumed in the acquisition and the deferred gain related to Kerasotes sale lease back transactions is reduced to $0 in purchase accounting;

  (f)
  Deferred revenues are for advance ticket sales, gift card sales and other scrip. As part of its fair value estimation for deferred revenue amounts, we reduced the historical amounts recorded by Kerasotes as of May 24, 2010 by $2.6 million to reflect the expected non-presentment rate based on our accounting policy for these sales. We determined that a $2.6 million reduction to deferred revenues was appropriate based upon our review and evaluation of Kerasotes' actual historical experience compared to the Company's actual historical experience. This change conforms Kerasotes non-presentment rate for advance ticket sales and gift card sales used to calculate "breakage" to our accounting policy by multiplying Kerasotes' historical cumulative gift card sales and advance ticket sales by our non-presentment rate for these types of items where Kerasotes had not recorded any gift card or advance ticket sale breakage. We believe these non-presentment rates are appropriate, as (i) we believe the characteristics of the historic Kerasotes customer base that purchases gift cards and advance tickets to be similar to our historic customer base, (ii) we have a longer historical record for selling gift cards than Kerasotes, and our more fully developed historical customer data supports the non-presentment rate we used and (iii) we both use the same third party provider to administer gift cards and advance tickets;

  (g)
  Capital and financing lease obligations were recorded for one location accounted for by Kerasotes as a sale leaseback transaction following the financing method. Deferred rent for two theatre locations totaling $4.1 million included in the Kerasotes March 31, 2010 unaudited condensed statement of assets and liabilities included elsewhere in this prospectus within the line item called "Developer reimbursements" were assigned a fair value of $0 as deferred rent is reduced to $0 fair value in purchase accounting; and

  (h)
  Other long-term liabilities comprised of the estimated fair value of 14 theatres with unfavorable leases acquired from Kerasotes of $34.0 million. We did not assign any fair value to $19.9 million of "Long-term debt to Parent", $111.2 million of "Deferred gain from sale-leaseback transactions" or $7.4 million of "Deferred rent and other long-term liabilities" included in the Kerasotes March 31, 2010 unaudited condensed statement of assets and liabilities included elsewhere in this prospectus as the "Long-term debt to Parent" was not a liability that was assumed in the acquisition and the "Deferred gain" related to Kerasotes sale lease back transactions and deferred rent is reduced to $0 in purchase accounting.

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

Kerasotes Acquisition Pro Forma Adjustments

(1)
Reflects the exclusion of revenues and expenses and disposition of assets and liabilities for theatres expected to be disposed of in connection with the approval of the Kerasotes Acquisition by the U.S. Department of Justice:

	26 Weeks Ended September 30, 2010	52 Weeks Ended April 1, 2010	52 Weeks Ended September 30, 2010
	(thousands of dollars)
Revenues	$12,109	$62,611	$43,712
Cost of operations	8,131	41,684	29,112
Rent	2,714	11,365	8,403
Depreciation & amortization	561	1,540	694
(2)
Pro forma adjustments are made to the unaudited pro forma condensed consolidated financial statement of operations for purchase accounting to reflect the following:

	26 weeks ended September 30, 2010	52 weeks ended April 1, 2010	52 weeks ended September 30, 2010	Estimated Useful Life	Balance Sheet Classification
	(thousands of dollars)
Revenues:
Remove Kerasotes historical gift certificate breakage	$—	$(777)	$(777)
Cost of operations:
Remove gain on sale of divested theatres	10,056	—	10,056
Depreciation and Amortization:
Remove Kerasotes historical amount	$(2,702)	$(21,270)	$(12,873)
Buildings and improvements, furniture, fixtures and equipment and leasehold improvements	3,800	24,700	16,150	7	Property, net
Favorable leases	123	800	428	9	Intangibles, net
Non-compete agreements	197	1,280	837	5	Intangibles, net
Tradename	—	—	—	Indefinite	Intangibles, net

	$1,418	$5,510	$4,542

  The $777,000 reduction to revenues represents Kerasotes' historical gift certificate breakage, which we determined from Kerasotes' disclosure of the amount of breakages for its year ended December 31, 2009. We also determined that Kerasotes recorded breakage annually and that on an interim basis, there was no breakage recorded; therefore, the amounts for the 52 weeks ended

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

  April 1, 2010 and the 52 weeks ended September 30, 2010 are the same, and the 26 weeks ended September 30, 2010 is $0.

  We determined the estimated useful lives for Buildings and improvements, Furniture fixtures and equipment and Leasehold improvements using our accounting policy for those classes of assets. Building lives assigned were approximately 20 years, Leasehold improvement lives reflect the shorter of the base terms of the corresponding lease agreements or the expected useful lives of the assets. Furniture, fixtures and equipment lives range from 1 to 10 years. The seven year estimated useful life represents the weighted average life for the assets acquired and the majority of the assets acquired were Furniture, fixtures and equipment and Leasehold improvements. Lives for favorable leases reflect the remaining base term of the lease agreements. The five year life for the non-compete agreement reflects the term of the agreement.

  The pro forma adjustments for depreciation and amortization were determined by first removing all of the Kerasotes recorded historical amounts of depreciation and amortization which were recorded by Kerasotes based on their historical cost and accounting policies. We then recomputed depreciation and amortization for the appropriate period of time for each period presented to replace the historical amounts recorded by Kerasotes with depreciation and amortization we calculated based on the estimated fair values recorded in purchase accounting divided by the remaining useful lives on a straight-line basis.

	26 weeks ended September 30, 2010	52 weeks ended April 1, 2010	52 weeks ended September 30, 2010	Estimated Useful Life	Balance Sheet Classification
	(thousands of dollars)
Rent:
Kerasotes amortization of deferred gain on sale-leaseback transactions	$1,086	$7,275	$4,706
Unfavorable leases	(384)	(2,500)	(1,634)	15	Other long-term liabilities

	$702	$4,775	$3,072

  The pro forma adjustments for rent were determined by removing all of the Kerasotes amortization of deferred gain on sale-leaseback transactions recorded in their historical financial statements and included in the pro forma financial statements within the Rent line as the deferred gain on the sale-leaseback transactions was reduced to a $0 in purchase accounting. We have also included amortization of the fair value of the unfavorable leases recorded in purchase accounting

AMC ENTERTAINMENT INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

  and calculated the amounts based on the estimated fair values recorded in purchase accounting divided by the remaining base terms of the lease agreements.

	26 weeks ended September 30, 2010	52 weeks ended April 1, 2010	52 weeks ended September 30, 2010
	(thousands of dollars)
Interest Expense:
Interest expense to Kerasotes Showplace Theatres, LLC and other	$(179)	$(3,852)	$(2,767)

	$(179)	$(3,852)	$(2,767)

  We made pro forma adjustments to interest expense to remove the interest expense recorded in Kerasotes historical financial statements related to long-term debt that was not assumed as part of the Kerasotes Acquisition.

	26 weeks ended September 30, 2010	52 weeks ended April 1, 2010	52 weeks ended September 30, 2010
	(thousands of dollars)
Investment Income:
Kerasotes expense related to interest rate swap and other	$99	$(2,947)	$(2,144)

	$99	$(2,947)	$(2,144)

  We made pro forma adjustments to investment income to remove the historical amounts recorded by Kerasotes related to assets not acquired in the Kerasotes Acquisition which was primarily the Kerasotes interest rate swap agreement.

(3)
Represents the expected income tax impact of the Kerasotes Acquisition in U.S. tax jurisdictions at the expected state and federal rate of approximately 37.5%.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth certain of our selected historical financial and operating data. Our selected financial data for the fiscal years ended April 1, 2010, April 2, 2009, April 3, 2008, March 29, 2007 and March 30, 2006 and the 26 weeks ended September 30, 2010 and October 1, 2009 have been derived from the consolidated financial statements for such periods either included elsewhere in this prospectus or not included herein.

        The selected financial data presented herein should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," consolidated financial statements, including the notes thereto, and our other historical financial information, including the notes thereto, included elsewhere in this prospectus.

	Twenty-Six Weeks Ended (unaudited)		Years Ended(1)(2)
	26 Weeks Ended September 30, 2010	26 Weeks Ended October 1, 2009	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended March 29, 2007	52 Weeks Ended March 30, 2006(3)
	(in thousands, except operating data)
Statement of Operations Data:
Revenues:
Admissions	$907,169	$836,725	$1,711,853	$1,580,328	$1,615,606	$1,576,924	$1,125,243
Concessions	355,671	321,041	646,716	626,251	648,330	631,924	448,086
Other theatre	31,737	28,598	59,170	58,908	69,108	94,374	90,631

Total revenues	1,294,577	1,186,364	2,417,739	2,265,487	2,333,044	2,303,222	1,663,960

Operating Costs and Expenses:
Film exhibition costs	481,004	457,429	928,632	842,656	860,241	838,386	604,393
Concession costs	44,301	35,070	72,854	67,779	69,597	66,614	48,845
Operating expense	321,476	293,568	610,774	576,022	572,740	564,206	436,028
Rent	236,035	220,684	440,664	448,803	439,389	428,044	326,627
General and administrative:
Merger, acquisition and transactions costs	10,975	221	2,280	650	3,739	9,996	12,487
Management fee	2,500	2,500	5,000	5,000	5,000	5,000	2,000
Other	31,058	26,071	57,858	53,628	39,102	45,860	38,029
Restructuring charge	—	—	—	—	—	—	3,980
Depreciation and amortization	100,958	95,477	188,342	201,413	222,111	228,437	158,098
Impairment of long-lived assets	—	—	3,765	73,547	8,933	10,686	11,974

Operating costs and expenses	1,228,307	1,131,020	2,310,169	2,269,498	2,220,852	2,197,229	1,642,461

Operating income (loss)	66,270	55,344	107,570	(4,011)	112,192	105,993	21,499
Other expense (income)	(9,685)	1,835	(2,559)	(14,139)	(12,932)	(10,267)	(9,818)
Interest expense:
Corporate borrowings	65,750	61,280	126,458	115,757	131,157	188,809	114,030
Capital and financing lease obligations	3,008	2,826	5,652	5,990	6,505	4,669	3,937
Equity in (earnings) losses of non-consolidated entities(4)	(3,566)	(10,610)	(30,300)	(24,823)	(43,019)	(233,704)	7,807
Gain on NCM, Inc. stock sale	(64,648)	—	—	—	—	—	—
Investment income(5)	(104)	(131)	(205)	(1,696)	(23,782)	(17,385)	(3,075)

Earnings (loss) from continuing operations before income taxes	75,515	144	8,524	(85,100)	54,263	173,871	(91,382)
Income tax provision (benefit)	5,800	50	(68,800)	5,800	12,620	39,046	68,260

Earnings (loss) from continuing operations	69,715	94	77,324	(90,900)	41,643	134,825	(159,642)
Earnings (loss) from discontinued operations, net of income taxes(6)	(25)	542	(7,534)	9,728	1,802	(746)	(31,234)

Net earnings (loss)	$69,690	$636	$69,790	$(81,172)	$43,445	$134,079	$(190,876)

	Twenty-Six Weeks Ended (unaudited)				Years Ended(1)(2)
	26 Weeks Ended September 30, 2010		26 Weeks Ended October 1, 2009		52 Weeks Ended April 1, 2010		52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008		52 Weeks Ended March 29, 2007		52 Weeks Ended March 30, 2006(3)
	(in thousands, except operating data)
Balance Sheet Data (at period end):
Cash and equivalents	$326,852				$495,343		$534,009	$106,181		$317,163		$230,115
Corporate borrowings, including current portion	1,830,183				1,832,854		1,687,941	1,615,672		1,634,265		2,250,559
Other long-term liabilities	350,836				309,591		308,701	351,310		366,813		394,716
Capital and financing lease obligations, including current portion	67,797				57,286		60,709	69,983		53,125		68,130
Stockholders' equity	815,216				760,559		1,039,603	1,133,495		1,391,880		1,243,909
Total assets	3,816,246				3,653,177		3,725,597	3,847,282		4,104,260		4,402,590
Other Data:
Net cash provided by operating activities(7)	$24,990		$76,474		$258,015		$200,701	$220,208		$417,751		$23,654
Capital expenditures	(46,711)		(29,781)		(97,011)		(121,456)	(171,100)		(142,969)		(123,838)
Ratio of Earnings to fixed charges(9)	1.6	x	1.0	x	1.1	x	—	1.2	x	1.5	x	—
Proceeds from sale/leasebacks	—		—		6,570		—	—		—		35,010
Operating Data (at period end):
Screen additions	14		6		6		83	136		107		106
Screen acquisitions	960		—		—		—	—		32		1,363
Screen dispositions	183		44		105		77	196		243		60
Average screens—continuing operations(8)	5,035		4,521		4,485		4,545	4,561		4,627		3,583
Number of screens operated	5,304		4,574		4,513		4,612	4,606		4,666		4,770
Number of theatres operated	378		304		297		307	309		318		335
Screens per theatre	14.0		15.0		15.2		15.0	14.9		14.7		14.2
Attendance (in thousands)—continuing operations(8)	105,479		100,485		200,285		196,184	207,603		213,041		161,867

(1)
Cash dividends declared on common stock for fiscal 2011, 2010, 2009 and 2008 were $15.2 million, $330.0 million, $36.0 million and $296.8 million, respectively. There were no other cash dividends declared on common stock.

(2)
Fiscal 2008 includes 53 weeks. All other years have 52 weeks.

(3)
We acquired Loews Cineplex Entertainment Corporation on January 26, 2006, which significantly increased our size. In the Loews Acquisition we acquired 112 theatres with 1,308 screens throughout the United States that we consolidate.

(4)
During fiscal 2010, fiscal 2009 and fiscal 2008, equity in earnings including cash distributions from NCM were $34.4 million, $27.7 million and $22.2 million, respectively. During fiscal 2008, equity in (earnings) losses of non-consolidated entities includes a gain of $18.8 million from the sale of Hoyts General Cinema South America and during fiscal 2007 a gain of $238.8 million related to the NCM Inc. initial public offering.

(5)
Includes gain of $16.0 million for the 53 weeks ended April 3, 2008 from the sale of our investment in Fandango, Inc. Includes interest income on temporary cash investments of $17.3 million for the 52 weeks ended March 29, 2007.

(6)
All fiscal years presented include earnings and losses from discontinued operations related to 44 theatres in Mexico that were sold during fiscal 2009. Both fiscal 2007 and 2006 includes losses from discontinued operations related to five theatres in Japan that were sold during fiscal 2006 and five theatres in Iberia that were sold during fiscal 2007.

(7)
Cash flows provided by operating activities for the 52 weeks ended March 30, 2006 do not include $142.5 million of cash acquired in the Loews Mergers which is included in cash flows from investing activities.

(8)
Includes consolidated theatres only.

(9)
AMCE had a deficiency of earnings to fixed charges for the 52 weeks ended April 2, 2009 and the 52 weeks ended March 30, 2006 of $78.7 million and $84.6 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read together with the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward- looking statements. Please see "Forward-Looking Statements" for a discussion of the risks, uncertainties and assumptions relating to these statements. Capitalized terms used but not defined in this section shall have the meanings ascribed to them elsewhere in this prospectus. Terms defined in this section shall only be used as such for the purposes of this section.

Overview

        We are one of the world's leading theatrical exhibition companies. As of September 30, 2010, we owned, operated or held interests in 378 theatres and 5,304 screens, approximately 99%, or 5,249, of our screens located in the U.S. and Canada, and 1%, or 55, of our screens in China (Hong Kong), France and the United Kingdom.

        During the 26 weeks ended September 30, 2010, we acquired 92 theatres with 928 screens from Kerasotes in the U.S. In connection with the acquisition of Kerasotes, we divested of nine theatres with 116 screens as required by the Antitrust Division of the United States Department of Justice and acquired two theatres with 26 screens that were received in exchange for three of the divested theatres above with 43 screens. We also permanently closed three theatres with 26 screens in the U.S., temporarily closed three theatres with 28 screens in the U.S. and temporarily closed 13 screens in the U.S. at one location where the other screens continue to operate as part of a remodeling project to allow for dine-in theatres at these locations. We opened one new managed theatre with 14 screens in the U.S. and acquired one theatre with 6 screens in the U.S. in the ordinary course of business.

        Our Theatrical Exhibition revenues and income are generated primarily from box office admissions and theatre concession sales. The balance of our revenues are generated from ancillary sources, including on-screen advertising, rental of theatre auditoriums, fees and other revenues generated from the sale of gift cards and packaged tickets, on-line ticketing fees and arcade games located in theatre lobbies.

        Box office admissions are our largest source of revenue. We predominantly license "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. Film exhibition costs are accrued based on the applicable admissions revenues and estimates of the final settlement pursuant to our film licenses. Licenses that we enter into typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office gross or pay based on a scale of percentages tied to different amounts of box office gross. The settlement process allows for negotiation based upon how a film actually performs.

        Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs and other products. We negotiate prices for our concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

        Our revenues are dependent upon the timing and popularity of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business can be seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter.

        During fiscal 2010, films licensed from our six largest distributors based on revenues accounted for approximately 84% of our U.S. and Canada admissions revenues. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year.

        During the period from 1990 to 2009, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 633 in 2008, according to Motion Picture Association of America 2009 MPAA Theatrical Market Statistics. The number of digital 3D films released annually increased to a high of 20 from a low of 0 during this same time period.

        We continually upgrade the quality of our theatre circuit by adding new screens through new builds (including expansions) and acquisitions and by disposing of older screens through closures and sales. We are an industry leader in the development and operation of megaplex theatres, typically defined as a theatre having 14 or more screens and offering amenities to enhance the movie-going experience, such as stadium seating providing unobstructed viewing, digital sound and enhanced seat design. We have increased our 3D screens by 414 to 662 screens and our IMAX screens by 36 to 97 screens since October 1, 2009; and as of September 30, 2010, approximately 12.5% of our screens were 3D screens and approximately 1.8% of our screens were IMAX screens.

Significant Events

        During December of 2010 and January of 2011, AMCE made dividend payments to Marquee, totaling $261.2 million. Marquee used the available funds to pay the consideration for the Marquee Notes Cash Tender Offer and the redemption of all of Marquee Notes that remained outstanding after the closing of the Marquee Notes Cash Tender Offer.

        On December 15, 2010, we issued $600.0 million aggregate principal amount of the original notes pursuant to an indenture, dated as of December 15, 2010, among the Issuer, the guarantors named therein and U.S. Bank National Association, as trustee (the "Indenture"). The Indenture provides that the notes are general unsecured senior subordinated obligations of the Company and are fully and unconditionally guaranteed on a joint and several senior subordinated unsecured basis by all of the Company's existing and future domestic restricted subsidiaries that guarantee the Company's other indebtedness.

        Concurrently with the initial notes offering, we launched a cash tender offer and consent solicitation for any and all of our currently outstanding 11% Senior Subordinated Notes due 2016 (the "2016 Senior Subordinated Notes") at a purchase price of $1,031.00 plus a $30.00 consent fee for each $1,000.00 of principal amount of currently outstanding 2016 Subordinated Notes validly tendered and accepted by us on or before the early tender date, and Marquee Holdings Inc. ("Marquee" or "Holdings"), our direct parent, launched a tender offer for its 12% Senior Discount Notes due 2014 (the "Marquee Notes") at a purchase price of $797.00 plus a $30.00 consent fee for each $1,000.00 face amount (or $792.09 accreted value) of currently outstanding Marquee Notes validly tendered and accepted by Marquee on or before the early tender date (the "Cash Tender Offers"). As of December 29, 2010, we had purchased $95.1 million principal amount of our 2016 Senior Subordinated Notes for a total consideration of $104.8 million, and Marquee had purchased $215.5 million principal amount at face value (or $170.7 million accreted value) of the Marquee Notes for a total consideration of $185.0 million. We recorded a loss on extinguishment for the 2016 Senior Subordinated Notes and our Senior Secured Credit Facility Amendment of approximately $11.0 million and Marquee recorded a loss on extinguishment for the Marquee Notes of approximately $10.7 million.

        We used a portion of the net proceeds from the issuance of the original notes to pay the consideration for the 2016 Senior Subordinated Notes Cash Tender Offer plus any accrued and unpaid interest and distributed the remainder of such proceeds to Marquee to be applied to the Marquee

Notes Cash Tender Offer. On January 3, 2011, Marquee redeemed $88.5 million principal amount at face value (or $70.1 million accreted value) of the Marquee Notes that remained outstanding after the closing of the Marquee Notes Cash Tender Offer at a price of $823.77 per $1,000.00 face amount (or $792.09 accreted value) of Marquee Notes for a total consideration of $76.1 million in accordance of the terms of the indenture governing the Marquee Notes, as amended pursuant to the consent solicitation. Marquee recorded an additional loss on extinguishment related to the Marquee Notes of approximately $2.8 million. On December 30, 2010, we issued an irrevocable notice of redemption in respect of the $229.9 million principal amount of 2016 Senior Subordinated Notes that remained outstanding after the closing of the Cash Tender Offers, and we will redeem the remaining 2016 Senior Subordinated Notes at a price of $1,055.00 per $1,000.00 principal amount of 2016 Senior Subordinated Notes on or after February 1, 2011 for a total consideration of $255.2 million in accordance with the terms of the indenture governing the 2016 Senior Subordinated Notes.

        During September of 2010, AMCE made dividend payments to Marquee of $15.2 million, and Marquee made dividend payments to AMC Entertainment Holdings, Inc. ("Parent") totaling $0.7 million (the "Dividend"). Marquee and Parent used the available funds to make a cash interest payment on the Marquee Notes and pay corporate overhead expenses incurred in the ordinary course of business.

        All of our National CineMedia, LLC ("NCM") membership units are redeemable for, at the option of NCM, cash or shares of common stock of National CineMedia, Inc. ("NCM, Inc.") on a share-for-share basis. On August 18, 2010, we sold 6,500,000 shares of common stock of NCM, Inc., in an underwritten public offering for $16.00 per share and reduced our related investment in NCM by $36.7 million, the average carrying amount of the shares sold. Net proceeds received on this sale were $99.8 million, after deducting related underwriting fees and professional and consulting costs of $4,160,000, resulting in a gain on sale of $63.1 million. In addition, on September 8, 2010, we sold 155,193 shares of NCM, Inc. to the underwriters to cover over allotments for $16.00 per share and reduced our related investment in NCM by $867,000, the average carrying amount of the shares owned. Net proceeds received on this sale were $2.4 million, after deducting related underwriting fees and professional and consulting costs of $99,000, resulting in a gain on sale of $1.5 million.

        On May 24, 2010, we completed the acquisition of 92 theatres and 928 screens from Kerasotes (the "Kerasotes Acquisition"). Kerasotes operated 95 theatres and 972 screens in mid-sized, suburban and metropolitan markets, primarily in the Midwest. More than three quarters of the Kerasotes theatres feature stadium seating and almost 90% have been built since 1994. The purchase price for the Kerasotes theatres paid in cash at closing was $276.8 million, net of cash acquired, and was subject to working capital and other purchase price adjustments. We paid working capital and other purchase price adjustments of $3.8 million during the second quarter of fiscal 2011, based on the final closing date working capital and deferred revenue amounts and have included this amount as part of the total estimated purchase price. The acquisition of Kerasotes significantly increased our size. For additional information about the Kerasotes Acquisition, see the notes to our unaudited consolidated financial statements for the 26-week period ended September 30, 2010 included elsewhere in this prospectus.

        On March 10, 2010, Digital Cinema Implementation Partners, LLC ("DCIP") completed its financing transactions for the deployment of digital projection systems to nearly 14,000 movie theatre screens across North America, including screens operated or managed by the Company, Regal Entertainment Group ("Regal") and Cinemark Holdings, Inc ("Cinemark"). At closing, we contributed 342 projection systems that we owned to DCIP, which we recorded at estimated fair value as part of an additional investment in DCIP of $21.8 million. We also made cash investments in DCIP of $840,000 at closing and DCIP made a distribution of excess cash to us after the closing date and prior to year-end of $1.3 million. We recorded a loss on contribution of the 342 projection systems of $563,000, based on the difference between estimated fair value and our carrying value on the date of contribution. On March 26, 2010, we acquired 117 digital projectors from third party lessors for $6.8 million and sold them together with seven digital projectors that we owned to DCIP for $6.6 million. We recorded a loss on the sale of these 124 systems to DCIP of $697,000. As of April 1, 2010, we operated 568 digital projection systems leased from DCIP pursuant to operating leases and anticipate that we will have deployed 4,000 of these systems in our existing theatres over the next three to four years.

        The additional digital projection systems will allow us to add additional 3D screens to our circuit where we are generally able to charge a higher admission price than 2D. The digital projection systems leased from DCIP and its affiliates will replace most of our existing 35 millimeter projection systems in our U.S. theatres. We are examining the estimated depreciable lives for our existing 35 millimeter projection systems, with a net book value of $14.2 million, and expect to adjust the depreciable lives in order to accelerate the depreciation of these existing 35 millimeter projection systems, so that such systems are fully depreciated at the end of the digital projection system deployment timeframe. We currently estimate that the increase to depreciation and amortization expense as a result of the acceleration will be $2.7 million, $0.3 million and $1.0 million in fiscal years 2011, 2012 and 2013, respectively. Upon full deployment of the digital projection systems, we expect the cash rent expense of such equipment to approximate $4.5 million, annually, and the deferred rent expense to approximate $5.5 million, annually, which will be recognized in our consolidated statements of operations as "Operating expense."

        On June 9, 2009, we completed the offering of $600.0 million aggregate principal amount of our 8.75% Senior Notes due 2019 (the "Notes due 2019"). Concurrently with the notes offering, we launched a cash tender offer and consent solicitation for any and all of our then outstanding $250.0 million aggregate principal amount of 8 5/8% Senior Notes due 2012 (the "Fixed Notes due 2012") at a purchase price of $1,000 plus a $30 consent fee for each $1,000 of principal amount of currently outstanding Fixed Notes due 2012 validly tendered and accepted by us on or before the early tender date (the "Cash Tender Offer"). We used the net proceeds from the issuance of the Notes due 2019 to pay the consideration for the Cash Tender Offer plus accrued and unpaid interest on $238.1 million principal amount of the Fixed Notes due 2012. We recorded a loss on extinguishment related to the Cash Tender Offer of $10.8 million in other expense during the 52 weeks ended April 1, 2010, which included previously capitalized deferred financing fees of $3.3 million consent fee paid to holders of $7.1 million and other expenses of $372,000. On August 15, 2009, we redeemed the remaining $11.9 million of Fixed Notes due 2012 at a price of $1,021.56 per $1,000 principal in accordance with the terms of the indenture. We recorded a loss of $450,000 in Other expense related to the extinguishment of the remaining Fixed Notes due 2012 during the 52 weeks ended April 1, 2010, which included previously capitalized deferred financing fees of $157,000, a consent fee paid to the holders of $257,000 and other expenses of $36,000.

        We acquired Grupo Cinemex, S.A. de C.V. ("Cinemex") in January 2006 as part of a larger acquisition of Loews Cineplex Entertainment Corporation. We do not operate any other theatres in Mexico and have divested of the majority of our other investments in international theatres in Japan, Hong Kong, Spain, Portugal, Argentina, Brazil, Chile, and Uruguay over the past several years as part of our overall business strategy.

        On December 29, 2008, we sold all of our interests in Cinemex, which then operated 44 theatres with 493 screens primarily in the Mexico City Metropolitan Area, to Entretenimiento GM de Mexico S.A. de C.V. ("Entretenimiento"). The purchase price received at the date of the sale and in accordance with the Stock Purchase Agreement was $248.1 million. During the year ended April 1, 2010, we received payments of $4.3 million for purchase price adjustments in respect of tax payments and refunds, and a working capital calculation and post closing adjustments. Additionally, we estimate that as of April 1, 2010, we are contractually entitled to receive an additional $8.8 million in purchase price adjustments in respect of tax payments and refunds. While we believe we are entitled to these amounts from Cinemex, the collection thereof will require litigation, which was initiated by us on April 30, 2010. Resolution could take place over a prolonged period. As a result of the litigation, we have established an allowance for doubtful accounts related to this receivable in the amount of $7.5 million as of April 1, 2010 and further directly charged off $1.4 million of certain amounts as uncollectible with an offsetting charge of $8.9 million recorded to loss on disposal included as a component of discontinued operations in fiscal 2010.

        The operations and cash flows of the Cinemex theatres have been eliminated from our ongoing operations as a result of the disposal transaction. We do not have any significant continuing involvement in the operations of the Cinemex theatres. The results of operations of the Cinemex theatres have been classified as discontinued operations for all periods presented.

        In May 2007, we disposed of our investment in Fandango, accounted for using the cost method, for total proceeds of $20.4 million, of which $18.0 million was received in May and September 2007 and $2.4 million was received in November 2008, and have recorded a gain on the sale, included in investment income, of approximately $16.0 million during fiscal 2008 and $2.4 million during fiscal 2009. In July 2007, we disposed of our investment in Hoyts General Cinemas South America ("HGCSA"), an entity that operated 17 theatres in South America, for total proceeds of approximately $28.7 million and recorded a gain on the sale, included in equity earnings of non-consolidated entities, of approximately $18.8 million.

Stock-Based Compensation

        We account for stock-based employee compensation arrangements using the fair value method. The fair value of each stock option was estimated on the grant date using the Black-Scholes option pricing model using the following assumptions: common stock value on the grant date, risk-free interest rate, expected term, expected volatility, and dividend yield. We have elected to use the simplified method for estimating the expected term of "plain vanilla" share option grants as we do not have enough historical experience to provide a reasonable estimate. Compensation cost is calculated on the date of the grant and then amortized over the vesting period.

        We granted 38,876.7 options on December 23, 2004, 600 options on January 26, 2006, 15,980.5 options on March 6, 2009 and 4,786 options on May 28, 2009 to employees to acquire our common stock. The fair value of these options on their respective grant dates was $22.4 million, $138,000, $2.1 million, and $0.65 million, respectively. All of these options currently outstanding are equity classified.

        On July 8, 2010, we granted 6,377 options and 6,693 shares of restricted stock. The fair value of these options and restricted shares on their respective grant dates was $1.9 million and $5.0 million, respectively. All of these options currently outstanding are equity classified.

        The common stock value used to estimate the fair value of each option on the December 23, 2004 grant date was based upon a contemporaneous third party arms-length transaction on December 23, 2004 in which we sold 769,350 shares of our common stock for $1,000 per share to unrelated parties. The common stock value used to estimate the fair value of each option on the March 6, 2009 grant date was based upon a contemporaneous valuation reflecting market conditions as of January 1, 2009, a purchase of 2,542 shares by Parent for $323.95 per share from our former Chief Executive Officer pursuant to his Separation and General Release Agreement dated February 23, 2009 and a sale of 385.862 shares by Parent to our current Chief Executive Officer pursuant to his Employment Agreement dated February 23, 2009 for $323.95 per share.

        On June 11, 2007, Marquee Merger Sub Inc., a wholly-owned subsidiary of AMC Entertainment Holdings, Inc., merged with and into Holdings, with Holdings continuing as the surviving corporation (the "holdco merger"). In connection with this, Parent adopted an amended and restated 2004 stock option plan (formerly known as the 2004 Stock Option Plan of Marquee Holdings Inc.). The option exercise price per share of $1,000 was adjusted to $491 pursuant to the antidilution provisions of the

2004 Stock Option Plan to give effect to the payment of a one time non-recurring dividend paid by Parent on June 15, 2007 of $652.8 million to the holders of its 1,282,750 shares of common stock. The Company determined that there was no incremental value transferred as a result of the modification and as a result, no additional compensation cost to recognize.

        The common stock value of $339.59 per share used to estimate the fair value of each option on the May 28, 2009 grant date was based upon a valuation prepared by management on behalf of the Compensation Committee of the Board of Directors. Management chose not to obtain a contemporaneous valuation performed by an unrelated valuation specialist as management believed that the valuation obtained at January 1, 2009 and the subsequent stock sales and purchases were recent and could easily be updated and rolled forward without engaging a third party and incurring additional costs. Additionally, management considered that the number of options granted generated a relatively low amount of annual expense over 5 years ($130,100) and that any differences in other estimates of fair value would not be expected to materially impact the related annual expense. The common stock value was estimated based on current estimates of annual operating cash flows multiplied by the current average peer group multiple for similar publicly traded competitors of 6.7x less net indebtedness, plus the current fair value of our investment in NCM. Management compared the estimated stock value of $339.59 per share with the $323.95 value per share discussed above related to the March 6, 2009 option grant and noted the overall increase in value was primarily due the following:

March 6, 2009 grant value per share	$323.95

Decline in net indebtedness	20.15
Increase in value of investment in NCM	37.10
Increase due to peer group multiple	47.89
Decrease in annual operating cash flows	(89.50)

May 28, 2009 grant value per share	$339.59

        The common stock value of $752 per share used to estimate the fair value of each option and restricted share on July 8, 2010 was based upon a contemporaneous valuation reflecting market conditions. The estimated grant date fair value for 5,354 shares of restricted stock (time vesting) and 1,339 shares of restricted stock (performance vesting, where the performance targets were established at the grant date following ASC 718-10-55-95) was based on $752 per shares and was $4.0 million and $1.0 million, respectively. The estimated grant date fair value of the options granted on 5,354 shares was $293.72 per share, or $1.6 million, and was determined using the Black-Scholes option-pricing model. The option exercise price was $752 per share, and the estimated fair value of the shares was $752, resulting in $0 intrinsic value for the option grants. Total unrecognized stock based compensation expense related to the restricted stock awards and options granted on July 8, 2010 pursuant to the 2010 equity incentive plan was $6.7 million.

Critical Accounting Estimates

        Our consolidated financial statements are prepared in accordance with GAAP. In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates, and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates, and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

        Our significant accounting policies are discussed in note 1 to our audited consolidated financial statements included elsewhere in this prospectus. A listing of some of the more critical accounting estimates that we believe merit additional discussion and aid in better understanding and evaluating our reported financial results are as follows.

        Impairment charges.    We evaluate goodwill and other indefinite lived intangible assets for impairment annually, or more frequently as specific events or circumstances dictate. Impairment for other long lived assets (including finite lived intangibles) is done whenever events or changes in circumstances indicate that these assets may not be fully recoverable. We have invested material amounts of capital in goodwill and other intangible assets in addition to other long lived assets. We operate in a very competitive business environment and our revenues are highly dependent on movie content supplied by film producers. In addition, it is not uncommon for us to closely monitor certain locations where operating performance may not meet our expectations. Because of these and other reasons over the past three years we have recorded material impairment charges primarily related to long lived assets. For the last three years, impairment charges were $3.8 million in fiscal 2010, $73.5 million in fiscal 2009 and $8.9 million in fiscal year 2008. There are a number of estimates and significant judgments that are made by management in performing these impairment evaluations. Such judgments and estimates include estimates of future revenues, cash flows, capital expenditures, and the cost of capital, among others. Management believes we have used reasonable and appropriate business judgments. These estimates determine whether an impairment has been incurred and also quantify the amount of any related impairment charge. Given the nature of our business and our recent history, future impairments are possible and they may be material based upon business conditions that are constantly changing.

        Our recorded goodwill was $1,914.3 million, $1,814.7 million and $1,814.7 million as of September 30, 2010, April 1, 2010 and April 2, 2009, respectively. We evaluate goodwill and our trademark for impairment annually during our fourth fiscal quarter and any time an event occurs or circumstances change that would more likely than not reduce the fair value for a reporting unit below its carrying amount. Our goodwill is recorded in our Theatrical Exhibition operating segment, which is also the reporting unit for purposes of evaluating recorded goodwill for impairment. If the carrying value of the reporting unit exceeds its fair value we are required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. We determine fair value by using an enterprise valuation methodology determined by applying multiples to cash flow estimates less net indebtedness, which we believe is an appropriate method to determine fair value. There is considerable management judgment with respect to cash flow estimates and appropriate multiples and discount rates to be used in determining fair value, and, accordingly, actual results could vary significantly from such estimates which fall under Level 3 within the fair value measurement hierarchy.

        We performed our annual goodwill impairment analysis during the fourth quarter of fiscal 2010. The estimated fair value of our Theatrical Exhibition reporting unit exceeded its carrying value by approximately $500.0 million, which we believe is substantial. While the fair value of our Theatrical Exhibition operations exceed the carrying value at the present time, small changes in certain assumptions can have a significant impact on fair value. Facts and circumstances could change, including further deterioration of general economic conditions, the number of motion pictures released by the studios, and the popularity of films supplied by our distributors. These and/or other factors could result in changes to the assumptions underlying the calculation of fair value which could result in future impairment of our remaining goodwill.

        We evaluated our enterprise value as of April 1, 2010 and April 2, 2009 based on a contemporaneous valuation reflecting market conditions. Two valuation approaches were utilized; the income approach and the market approach. The income approach provides an estimate of enterprise value by measuring estimated annual cash flows over a discrete projection period and applying a present value rate to the cash flows. The present value of the cash flows is then added to the present value equivalent of the residual value of the business to arrive at an estimated fair value of the business. The residual value represents the present value of the projected cash flows beyond the discrete projection period. The discount rate is determined using a rate of return deemed appropriate for the risk of achieving the projected cash flows. The market approach used publicly traded peer companies and reported transactions in the industry. Due to conditions and the relatively few sale transactions, the market approach was used to provide additional support for the value achieved in the income approach.

        Key rates used in the income approach for fiscal 2010 and 2009 follow:

Description	Fiscal 2010	Fiscal 2009
Discount rate	9.0%	10.0%
Market risk premium	5.5%	6.0%
Hypothetical capital structure: Debt/Equity	40%/60%	40%/60%

        The discount rate is an estimate of the weighted average cost of debt and equity capital. The required return on common equity was estimated by adding the risk-free required rate of return, the market risk premium (which is adjusted for the Company's estimated market volatility, or beta), and small stock premium. The discount rate used for fiscal 2010 was 9.0% and the discount rate used for fiscal 2009 was 10.0%. The lower discount rate was due to a number of factors, such as a decrease in corporate bond yields, decrease in betas, and decrease in market risk premiums, given current market conditions.

        The aggregate annual cash flows were determined based on management projections on a theatre-by-theatre basis further adjusted by non-theatre cash flows. The projections considered various factors including theatre lease terms, a reduction in attendance, and a reduction in capital investments in new theatres, given current market conditions and the resulting difficulty with obtaining contracts for new-builds. Cash flow estimates included in the analysis reflect our best estimate of the impact of the roll-out of digital projectors throughout our theatre circuit. Because we entered into a definitive agreement to acquire Kerasotes on December 9, 2009 and consummated the acquisition on May 24, 2010, the valuation study includes our projected cash flows for Kerasotes. The decrease in attendance for the 26 weeks ended September 30, 2010 described below under "—Operating Results For the 26 Weeks Ended September 30, 2010 and October 1, 2009" was not available or included in our projections that were used for the estimation of fair value. Based on the seasonal nature of our business, fluctuations in attendance from period to period are expected and we do not believe that the results would significantly decrease our projections for the full fiscal year 2011, or impact our conclusions regarding goodwill impairment. The anticipated acceleration of depreciation of the 35mm equipment described above under "—Significant Events" does not have an impact on our estimation of fair value as depreciation does not impact our projected available cash flow. The expected increases in rent expense upon full deployment of the digital projection systems also described under "—Significant Events" were included in the cash flow projections used to estimate our fair value as a part of our fiscal 2010 annual goodwill impairment analysis, and had the impact of reducing the projected cash flows. Because Cinemex was sold in December 2008, cash flows for the fiscal 2009 study did not include results from Cinemex. Cash flows were projected through fiscal 2017 and assumed revenues would increase approximately 3.25% annually primarily due to projected increases in ticket and concession pricing. Costs and expenses, as a percentage of revenue are projected to decrease from 85.5% to 85.1% through fiscal 2017. The residual value is a function of the estimated cash flow for fiscal 2018 divided by a capitalization rate (discount rate less long-term growth rate of 2%) then discounted back to represent the present value of the cash flows beyond the discrete projection period. You should note that we utilized the foregoing assumptions about future revenues and costs and expenses for the limited purpose of performing our annual goodwill impairment analysis. These assumptions should not be viewed as "projections" or as representations by us as to expected future performance or results of operations, and you should not rely on them in deciding whether to invest in our common stock. See "Special Note Regarding Forward-Looking Statements."

        As the expectations of the average investor are not directly observable, the market risk premium must be inferred. One approach is to use the long-run historical arithmetic average premiums that investors have historically earned over and above the returns on long-term Treasury bonds. The premium obtained using the historical approach is sensitive to the time period over which one calculates the average. Depending on the time period chosen, the historical approach yields an average premium in a range of 5.0% to 8.0%.

        There was no goodwill impairment as of September 30, 2010, April 1, 2010 or April 2, 2009.

        Film exhibition costs.    We have agreements with film companies who provide the content we make available to our customers. We are required to routinely make estimates and judgments about box office receipts for certain films and for films provided by specific film distributors in closing our books each period. These estimates are subject to adjustments based upon final settlements and determinations of final amounts due to our content providers that are typically based on a films box office receipts and how well it performs. In certain instances this evaluation is done on a film by film basis or in the aggregate by film production suppliers. We rely upon our industry experience and professional judgment in determining amounts to fairly record these obligations at any given point in time. The accrual made for film costs have historically been material and we expect they will continue to be so into the future. During fiscal years 2010, 2009 and 2008 our film exhibition costs totaled $928.6 million, $842.7 million and $860.2 million, respectively.

        Income and operating taxes.    Income and operating taxes are inherently difficult to estimate and record. This is due to the complex nature of the tax code which we use to file our tax returns and also because our returns are routinely subject to examination by government tax authorities, including federal, state and local officials. Most of these examinations take place a few years after we have filed our tax returns. Our tax audits in many instances raise questions regarding our tax filing positions, the timing and amount of deductions claimed and the allocation of income among various tax jurisdictions. Our federal and state tax operating loss carried forward of approximately $407.3 million and $846.5 million, respectively at April 1, 2010, require us to estimate the amount of carry forward losses that we can reasonably be expected to realize using feasible and prudent tax planning strategies that are available to us. Future changes in conditions and in the tax code may change these strategies and thus change the amount of carry forward losses that we expect to realize and the amount of valuation allowances we have recorded. Accordingly future reported results could be materially impacted by changes in tax matters, positions, rules and estimates and these changes could be material.

        Gift card and packaged ticket revenues.    As noted in our significant accounting policies for revenue we defer 100% of these items and recognize these amounts as they are redeemed by customers or when we estimate the likelihood of future redemption is remote based upon applicable laws and regulations. A vast majority of gift cards are used or partially used. However a portion of the gift cards and packaged ticket sales we sell to our customers are not redeemed and not used in whole or in part. Non-redeemed or partially redeemed cards or packaged tickets are known as "breakage" in our industry. We are required to estimate breakage and do so based upon our historical redemption patterns. Our history indicates that if a card or packaged ticket is not used for 18 months or longer, its likelihood of being used past this 18 month period is remote. When it is determined that a future redemption is remote we record income for unused cards and tickets. We changed our estimate on when packaged tickets would be considered remote in terms of future redemption in fiscal 2008 and changed our estimate of redemption rates for packaged tickets in 2009. Prior to 2008 dates we had estimated that unused packaged tickets would not become remote in terms of future use until 24 months after they were issued. The change we made to shorten this period from 24 to 18 months and align redemption patterns for packaged tickets with our gift card program represented our best judgment based on continued development of specific historical redemption patterns in our gift cards at AMC. We believe this 18 month period continues to be appropriate and do not anticipate any changes to this policy given our historical experience. We monitor redemptions and if we were to determine changes in our redemption statistics had taken place we would be required to change the current 18 month time period to a period that was determined to be more appropriate. This could cause us to either accelerate or lengthen the amount of time a gift card or packaged ticket is outstanding prior to being remote in terms of any future redemption.

Operating Results

        The following table sets forth our revenues, costs and expenses attributable to our operations. Reference is made to note 15 to the audited consolidated financial statements included elsewhere in this prospectus for additional information therein.

        Both fiscal years 2010 and 2009 include 52 weeks and fiscal year 2008 includes 53 weeks.

(In thousands)	26 Weeks Ended Sept. 30, 2010	26 Weeks Ended Oct. 1, 2009	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
Revenues
Theatrical exhibition
Admissions	$907,169	$836,725	$1,711,853	$1,580,328	$1,615,606
Concessions	355,671	321,041	646,716	626,251	648,330
Other theatre	31,737	28,598	59,170	58,908	69,108

Total revenues	$1,294,577	$1,186,364	$2,417,739	$2,265,487	$2,333,044

Operating Costs and Expenses
Theatrical exhibition
Film exhibition costs	$481,004	$457,429	$928,632	$842,656	$860,241
Concession costs	44,301	35,070	72,854	67,779	69,597
Operating expense	321,476	293,568	610,774	576,022	572,740
Rent	236,035	220,684	440,664	448,803	439,389
General and administrative expense:
Merger, acquisition and transaction costs	10,975	221	2,280	650	3,739
Management fee	2,500	2,500	5,000	5,000	5,000
Other	31,058	26,071	57,858	53,628	39,102
Depreciation and amortization	100,958	95,477	188,342	201,413	222,111
Impairment of long-lived assets	—	—	3,765	73,547	8,933

Operating costs and expenses	$1,228,307	$1,131,020	$2,310,169	$2,269,498	$2,220,852

Operating Data (at period end—unaudited)
Screen additions	14	6	6	83	136
Screen acquisitions	960	—	—	—	—
Screen dispositions	183	44	105	77	196
Average screens—continuing operations(1)	5,035	4,521	4,485	4,545	4,561
Number of screens operated	5,304	4,574	4,513	4,612	4,606
Number of theatres operated	378	304	297	307	309
Screens per theatre	14.0	15.0	15.2	15.0	14.9
Attendance (in thousands)—continuing operations(1)	105,479	100,485	200,285	196,184	207,603

(1)
Includes consolidated theatres only.

        We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provisions, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Reconciliation of Adjusted EBITDA
(unaudited)

(In thousands)	26 Weeks Ended Sept. 30, 2010	26 Weeks Ended Oct. 1, 2009	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
Earnings (loss) from continuing operations	$69,715	$94	$77,324	$(90,900)	$41,643
Plus:
Income tax provision (benefit)	5,800	50	(68,800)	5,800	12,620
Interest expense	68,758	64,106	132,110	121,747	137,662
Depreciation and amortization	100,958	95,477	188,342	201,413	222,111
Impairment of long-lived assets	—	—	3,765	73,547	8,933
Certain operating expenses(1)	(7,907)	1,788	6,099	1,517	(16,248)
Equity in earnings of non-consolidated entities	(3,566)	(10,610)	(30,300)	(24,823)	(43,019)
Gain on NCM, Inc. stock sale	(64,648)	—
Investment income	(104)	(131)	(205)	(1,696)	(23,782)
Other (income) expense(2)	—	11,276	11,276	—	(1,246)
General and administrative expense:
Merger, acquisition and transaction costs	10,975	221	2,280	650	3,739
Management fee	2,500	2,500	5,000	5,000	5,000
Stock-based compensation expense	864	838	1,384	2,622	207

Adjusted EBITDA(3)(4)	$183,345	$165,609	$328,275	$294,877	$347,620

(1)
Amounts represent preopening expense, theatre and other closure expense (income) and disposition of assets and other gains included in operating expenses.

(2)
Other expense for fiscal 2010 is comprised of the loss on extinguishment of indebtedness related to the Cash Tender Offer. Other income for fiscal 2008 is comprised of recoveries for property loss related to Hurricane Katrina.

(3)
Does not reflect reduction in costs we anticipate that we will achieve relating to modifications made to our RealD and IMAX agreements in fiscal 2011. Had the modifications to the RealD and IMAX agreements been in place at the beginning of our fiscal 2010, we would have reduced our operating costs by $8.6 million. Also does not reflect the anticipated synergies and cost savings related to the Kerasotes Acquisition that we expect to derive from increased ticket and concession revenues at the former Kerasotes locations as a result of moving to our operating practices, decreased costs for newspaper advertising and concessions for those locations, and general and administrative expense savings, particularly with respect to the consolidation of corporate overhead functions and elimination of redundancies. Based on the cost savings initiatives we have implemented since the Kerasotes Acquisition, which include reductions in salaries, reductions in newspaper advertising costs, savings achieved in respect of concession costs and theatre operating expenses, as well as reduced rent expense, we estimate that we will achieve annual savings of $12.8 million.

(4)
The acquisition of Kerasotes contributed approximately $17.6 million in Adjusted EBITDA during the twenty-six weeks ended September 30, 2010.

        Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

        Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

  •
  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

  •
  does not reflect changes in, or cash requirements for, our working capital needs;

  •
  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

  •
  excludes tax payments that represent a reduction in cash available to us;

  •
  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

  •
  does not reflect management fees that may be paid to our sponsors.

For the 26 Weeks Ended September 30, 2010 and October 1, 2009

        Revenues.    Total revenues increased 9.1%, or $108.2 million, during the twenty-six weeks ended September 30, 2010 compared to the twenty-six weeks ended October 1, 2009. This increase included approximately $103.3 million of additional revenues resulting from the acquisition of Kerasotes. Admissions revenues increased 8.4%, or $70.4 million, during the twenty-six weeks ended September 30, 2010 compared to the twenty-six weeks ended October 1, 2009, due to a 5.0% increase in attendance primarily due to the acquisition of Kerasotes and a 3.2% increase in average ticket prices. The increase in attendance and increase in admissions revenues includes the increased attendance and admissions revenues of approximately $67.8 million from Kerasotes. The increase in average ticket price was primarily due to an increase in attendance from IMAX and 3D film product for which we are able to charge more per ticket than for a standard 2D film. Admissions revenues at comparable theatres (theatres opened on or before the first quarter of fiscal 2010) increased 1.8%, or $14.6 million, during the twenty-six weeks ended September 30, 2010 from the comparable period last year. Attendance was negatively impacted by less favorable film product during the twenty-six weeks ended September 30, 2010 as compared to the twenty-six weeks ended October 1, 2009. Concessions revenues increased 10.8%, or $34.6 million, during the twenty-six weeks ended September 30, 2010 compared to the twenty-six weeks ended October 1, 2009, due to a 5.6% increase in average concessions per patron and the increase in attendance, which was primarily due to the acquisition of Kerasotes. The increase in concession revenues includes approximately $33.9 million from Kerasotes. The increase in concessions per patron includes the impact of concession price and size increases placed in effect during the thirteen weeks ended December 31, 2009 and thirteen weeks ended September 30, 2010, and a shift in product mix to higher priced items. Other theatre revenues increased 11.0%, or $3.1 million, during the twenty-six weeks ended September 30, 2010 compared to the twenty-six weeks ended October 1, 2009, primarily due to increases in advertising revenues, package ticket sales, merchandise sales, and theatre rentals. The increase in other theatre revenues includes $1.6 million from Kerasotes.
        Operating Costs and Expenses.    Operating costs and expenses increased 8.6%, or $97.3 million, during the twenty-six weeks ended September 30, 2010 compared to the twenty-six weeks ended October 1, 2009. The effect of the acquisition of Kerasotes was an increase in operating costs and expenses of approximately $106.0 million. Film exhibition costs increased 5.2%, or $23.6 million, during the twenty-six weeks ended September 30, 2010 compared to the twenty-six weeks ended October 1, 2009 due to the increase in admissions revenues, partially offset by the decrease in film exhibition costs as a percentage of admissions revenues. As a percentage of admissions revenues, film exhibition costs were 53.0% in the current period and 54.7% in the prior year period. Concession costs increased

26.3%, or $9.2 million, during the twenty-six weeks ended September 30, 2010 compared to the twenty-six weeks ended October 1, 2009 due to an increase in concession costs as a percentage of concession revenues and the increase in concession revenues. As a percentage of concessions revenues, concession costs were 12.5% in the current period compared with 10.9% in the prior period, primarily due to the concession price and size increases, a shift in product mix from higher to lower margin items, timing of vendor rebate recognition and concession offers targeting attendance growth. As a percentage of revenues, operating expense was 24.8% in the current period as compared to 24.7% in the prior period. Gains were recorded on disposition of assets during the twenty-six weeks ended September 30, 2010 which reduced operating expenses by approximately $10.0 million, primarily due to the sale of a divested legacy AMC theatre in conjunction with the acquisition of Kerasotes. Rent expense increased 7.0%, or $15.4 million, during the twenty-six weeks ended September 30, 2010 compared to the twenty-six weeks ended October 1, 2009, primarily due to increased rent as a result of the acquisition of Kerasotes of approximately $17.7 million.

        We continually monitor the performance of our theatres outside the U.S., and factors such as changing consumer preferences for filmed entertainment in international markets and our inability to sublease vacant retail space could negatively impact operating results and result in future closures, sales, dispositions and significant theatre and other closure charges prior to expiration of underlying lease agreements.

  General and Administrative Expense:

        Merger, Acquisition and Transaction Costs.    Merger, acquisition and transaction costs increased $10.8 million during the twenty-six weeks ended September 30, 2010 compared to the twenty-six weeks ended October 1, 2009. Current year costs primarily consist of costs related to the acquisition of Kerasotes.

        Management Fees.    Management fees were unchanged during the twenty-six weeks ended September 30, 2010. Management fees of $1.3 million are paid quarterly, in advance, to our Sponsors in exchange for consulting and other services.

        Other.    Other general and administrative expense increased 19.1%, or approximately $5.0 million, during the twenty-six weeks ended September 30, 2010 compared to the twenty-six weeks ended October 1, 2009 due primarily to increases in expected annual incentive compensation expense of $1.6 million and estimated expense related to our complete withdrawal from a union-sponsored pension plan of $2.7 million. During the twenty-six weeks ended October 1, 2009, we recorded $1.4 million of expense related to a complete withdrawal from a union-sponsored pension plan.

        Depreciation and Amortization.    Depreciation and amortization increased 5.7%, or $5.5 million, compared to the prior period. Increases in depreciation and amortization expense during the twenty-six weeks ended September 30, 2010 are the result of increased net book value of theatre assets primarily due to the acquisition of Kerasotes, which contributed $10.2 million of depreciation expense, partially offset by decreases in the declining net book value of legacy theatre assets.

        Other Expense (Income).    Other expense (income) includes $(9.6) million and $(9.4) million of income related to the derecognition of gift card liabilities, as to which we believe future redemption to be remote, during the twenty-six weeks ended September 30, 2010 and October 1, 2009, respectively. Other expense (income) includes a loss of $11.3 million related to the redemption of our 8 5/8% Senior Notes due 2012 during the twenty-six weeks ended October 1, 2009.

        Interest Expense.    Interest expense increased 7.3%, or $4.7 million, primarily due to an increase in interest expense related to the issuance of our 8.75% Senior Notes due 2019 (the "Notes due 2019") on June 9, 2009.

        Equity in Earnings of Non-Consolidated Entities.    Equity in earnings of non-consolidated entities was $3,566,000 in the current period compared to $10.6 million in the prior period. Equity in earnings related to our investment in National CineMedia, LLC were $12.4 million and $13.3 million for the twenty-six weeks ended September 30, 2010 and October 1, 2009, respectively. Equity in losses related to our investment in Digital Cinema Implementation Partners, LLC ("DCIP") were $8.6 million and $1.9 million for the twenty-six weeks ended September 30, 2010 and October 1, 2009, respectively.

        Gain on NCM, Inc. Stock Sale.    The gain on NCM, Inc. shares of common stock sold during the twenty-six weeks ended September 30, 2010 was $64.6 million. See note 6 to the unaudited consolidated financial statements included elsewhere in this prospectus for further information.

        Investment Income.    Investment income was $104,000 for the twenty-six weeks ended September 30, 2010 compared to $131,000 for the twenty-six weeks ended October 1, 2009.

        Income Tax Provision.    The income tax provision from continuing operations was $5.8 million for the twenty-six weeks ended September 30, 2010 and $50,000 for the twenty-six weeks ended October 1, 2009. See note 8 to the unaudited consolidated financial statements included elsewhere in this prospectus for further information.

        Earnings (Loss) from Discontinued Operations, Net.    On December 29, 2008, we sold our operations in Mexico, including 44 theatres and 493 screens. The results of operations of the Cinemex theatres have been classified as discontinued operations for all periods presented.

        Net Earnings.    Net earnings were $69.7 million and $636,000 for the twenty-six weeks ended September 30, 2010 and October 1, 2009, respectively. Net earnings during the twenty-six weeks ended September 30, 2010 were positively impacted by a gain on sale of NCM, Inc. shares of $64.6 million and a gain on disposition of assets of approximately $10 million and negatively impacted by merger and acquisition costs of approximately $10.8 million primarily due to the acquisition of Kerasotes and increased interest expense of $4.7 million. Net earnings during the twenty-six weeks ended October 1, 2009 were negatively impacted by an expense of $11.3 million related to the redemption of our 8 5/8% Senior Notes due 2012.

For the Year Ended April 1, 2010 and April 2, 2009

        Revenues.    Total revenues increased 6.7%, or $152.3 million, during the year ended April 1, 2010 compared to the year ended April 2, 2009. Admissions revenues increased 8.3%, or $131.5 million, during the year ended April 1, 2010 compared to the year ended April 2, 2009, due to a 6.1% increase in average ticket prices and a 2.1% increase in attendance. Admissions revenues at comparable theatres (theatres opened on or before the first quarter of fiscal 2009) increased 8.5%, or $131.5 million, during the year ended April 1, 2010 from the comparable period last year. The increase in average ticket price was primarily due to increases in attendance from IMAX and 3D film product where we are able to charge more per ticket than for a standard 2D film, as well as our practice of periodically reviewing ticket prices and making selective adjustments based upon such factors as general inflationary trends and conditions in local markets. Attendance was positively impacted by more favorable 3D and IMAX film product during the year ended April 1, 2010 as compared to the year ended April 2, 2009, as well as by an increase in the number of IMAX and 3D screens that we operate. Concessions revenues increased 3.3%, or $20.5 million, during the year ended April 1, 2010 compared to the year ended April 2, 2009, due primarily to the increase in attendance. Other theatre revenues increased 0.4%, or $262,000, during the year ended April 1, 2010 compared to the year ended April 2, 2009, primarily due to increases in on-line ticket fees, partially offset by a reduction in theatre rentals.

        Operating costs and expenses.    Operating costs and expenses increased 1.8%, or $40.7 million during the year ended April 1, 2010 compared to the year ended April 2, 2009. Film exhibition costs increased 10.2%, or $86.0 million, during the year ended April 1, 2010 compared to the year ended April 2, 2009 due to the increase in admissions revenues and the increase in film exhibition costs as a percentage of admissions revenues. As a percentage of admissions revenues, film exhibition costs were 54.2% in the current period and 53.3% in the prior year period primarily due to an increase in admissions revenues on higher grossing films, which typically carry a higher film cost as a percentage of admissions revenues. Concession costs increased 7.5%, or $5.1 million, during the year ended April 1, 2010 compared to the year ended April 2, 2009 due to an increase in concession costs as a percentage of concessions revenues and the increase in concession revenues. As a percentage of concessions revenues, concession costs were 11.3% in the current period compared with 10.8% in the prior period. As a percentage of revenues, operating expense was 25.3% in the current period as compared to 25.4% in the prior period. Rent expense decreased 1.8%, or $8.1 million, during the year ended April 1, 2010 compared to the year ended April 2, 2009 primarily due to rent reductions from landlords related to their failure to meet co-tenancy provisions in certain lease agreements and renegotiations on more favorable terms. Rent reductions related to co-tenancy may not continue should our landlords meet the related co-tenancy provisions in the future.

  General and Administrative Expense:

        Merger, acquisition and transaction costs.    Merger, acquisition and transaction costs increased $1.6 million during the year ended April 1, 2010 compared to the year ended April 2, 2009 primarily due to costs incurred related to the Kerasotes acquisition during the current year.

        Management fees.    Management fees were unchanged during the year ended April 1, 2010. Management fees of $1.3 million are paid quarterly, in advance, to our Sponsors in exchange for consulting and other services.

        Other.    Other general and administrative expense increased 7.9%, or $4.2 million, during the year ended April 1, 2010 compared to the year ended April 2, 2009 due primarily to increases in annual incentive compensation of approximately $12.0 million based on improved operating performance and increases in net periodic pension expense of $4.7 million, partially offset by decreases in cash severance payments of $7.0 million to our former Chief Executive Officer made in the prior year and a decrease in expense related to a union-sponsored pension plan of $3.9 million. During the year ended April 2, 2009, we recorded $5.3 million of expense related to our partial withdrawal liability for a union-sponsored pension plan. During the year ended April 1, 2010, we recorded $1.4 million of expense related to our estimated complete withdrawal from the union-sponsored pension plan.

        Depreciation and Amortization.    Depreciation and amortization decreased 6.5%, or $13.1 million, compared to the prior year due primarily to the impairment of long-lived assets in fiscal 2009.

        Impairment of Long-Lived Assets.    During the year ended April 1, 2010, we recognized non-cash impairment losses of $3.8 million related to theatre fixed assets and real estate recorded in other long-term assets. We recognized an impairment loss of $2.3 million on five theatres with 41 screens (in Florida, California, New York, Utah and Maryland). Of the theatre charge, $2.3 million was related to property, net. We also adjusted the carrying value of undeveloped real estate assets based on a recent appraisal which resulted in an impairment charge of $1.4 million. During the year ended April 2, 2009, we recognized non-cash impairment losses of $73.5 million related to theatre fixed assets, internal use software and assets held for sale. We recognized an impairment loss of $65.6 million on 34 theatres with 520 screens (in Arizona, California, Canada, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, New York, North Carolina, Ohio, Texas, Virginia, Washington and Wisconsin). Of the theatre charge, $1.4 million was related to intangible assets, net, and $64.3 million was related to property, net. We recognized an impairment loss on abandonment of internal use software, recorded in other long-term assets of $7.1 million when management determined that the carrying value would not be realized through future use. We adjusted the carrying value of our assets held for sale to reflect the subsequent sales proceeds received in January 2009 and declines in fair value, which resulted in impairment charges of $786,000.

        Other (Income) Expense.    Other (income) expense includes $13.6 million and $14.1 million of income related to the derecognition of gift card liabilities, as to which we believe future redemption to be remote, during the year ended April 1, 2010 and April 2, 2009, respectively. Other (income) expense includes loss on extinguishment of indebtedness of $11.3 million related to the Cash Tender Offer during the year ended April 1, 2010.

        Interest Expense.    Interest expense increased 8.5%, or $10.4 million, primarily due to an increase in interest expense related to the issuance of the Notes due 2019 partially offset by a decrease in interest rates on the senior secured credit facility and extinguishment of debt from the Cash Tender Offer.

        Equity in Earnings of Non-Consolidated Entities.    Equity in earnings of non-consolidated entities was $30.3 million in the current year compared to $24.8 million in the prior year. Equity in earnings related to our investment in NCM LLC were $34.4 million and $27.7 million for the year ended April 1, 2010 and April 2, 2009, respectively. We recognized an impairment loss of $2.7 million related to an equity method investment in one U.S. motion picture theatre during the year ended April 2, 2009.

        Investment Income.    Investment income was $205,000 for the year ended April 1, 2010 compared to $1.7 million for the year ended April 2, 2009. The year ended April 2, 2009 includes a gain of $2.4 million from the May 2008 sale of our investment in Fandango, which was the result of receiving the final distribution from the general claims escrow account. During the year ended April 2, 2009, we recognized an impairment loss of $1.5 million related to unrealized losses previously recorded in accumulated other comprehensive income on marketable securities related to one of our deferred compensation plans when we determined the decline in fair value below historical cost to be other than temporary.

        Income Tax Provision (Benefit).    The income tax provision (benefit) from continuing operations was a benefit of $68.8 million for the year ended April 1, 2010 and a provision of $5.8 million for the year ended April 2, 2009. Our income tax benefit in fiscal 2010 includes the release of $71.8 million of valuation allowance for deferred tax assets. See note 9 to the audited consolidated financial statements included elsewhere in this prospectus for our effective income tax rate reconciliation.

        Earnings (Loss) from Discontinued Operations, Net.    On December 29, 2008, we sold our operations in Mexico, including 44 theatres and 493 screens. The results of operations of the Cinemex theatres have been classified as discontinued operations for all years presented and include bad debt expense related to amounts due from Cinemex of $8.9 million for the year ended April 1, 2010. See note 2 to the audited consolidated financial statements included elsewhere in this prospectus for the components of the earnings from discontinued operations.

        Net Earnings (Loss).    Net earnings (loss) were $69.8 million and $(81.2) million for the year ended April 1, 2010 and April 2, 2009, respectively. Net earnings were favorably impacted by a $71.8 million reduction in the valuation allowance for deferred income tax assets. Net earnings during the year ended April 1, 2010 were negatively impacted by an expense of $11.3 million related to the Cash Tender Offer and by losses of $8.9 million related to the allowance for doubtful accounts and direct write-offs of amounts due from Cinemex included in discontinued operations. Net loss for the year ended April 2, 2009 was primarily due to impairment charges of $73.5 million.

For the Year Ended April 2, 2009 and April 3, 2008

        Revenues.    Total revenues decreased 2.9%, or $67.6 million, during the year ended April 2, 2009 compared to the year ended April 3, 2008. Fiscal year 2009 includes 52 weeks and fiscal year 2008 includes 53 weeks which we estimate contributed approximately $30.0 million to the decline in our total revenues. Admissions revenues decreased 2.2%, or $35.3 million, during the year ended April 2, 2009 compared to the year ended April 3, 2008, due to a 5.5% decrease in attendance partially offset by a 3.6% increase in average ticket price. The increase in average ticket price was primarily due to our practice of periodically reviewing ticket prices and making selective adjustments based upon such factors as general inflationary trends and conditions in local markets. Admissions revenues at comparable theatres (theatres opened on or before the first quarter of fiscal 2008) decreased 4.1%, or $63.8 million, during the year ended April 2, 2009 from the comparable period last year. Based upon available industry sources, box office revenues of our comparable theatres slightly underperformed the overall industry comparable theatres in the markets where we operate. We believe our underperformance is primarily the result of changes in distribution patterns and an increase in the number of prints released in our markets. While our box office performance on such films was in line with our expectations, the increase in prints in our market diluted our overall performance against the industry. Concessions revenues decreased 3.4%, or $22.1 million, during the year ended April 2, 2009 compared to the year ended April 3, 2008 due to the decrease in attendance partially offset by a 2.2% increase in average concessions per patron. Other theatre revenues decreased 14.8%, or $10.2 million, during the year ended April 2, 2009 compared to year ended April 3, 2008, primarily due to a decrease in advertising revenues. See note 1 to the audited consolidated financial statements included elsewhere in this prospectus for discussion of the change in estimate for revenues recorded during the years ended April 2, 2009 and April 3, 2008.

        Operating costs and expenses.    Operating costs and expenses increased 2.2%, or $48.6 million, during the year ended April 2, 2009 compared to the year ended April 3, 2008. Film exhibition costs decreased 2.0%, or $17.6 million, during the year ended April 2, 2009 compared to the year ended April 3, 2008 due to the decrease in admissions revenues partially offset by an increase in film exhibition costs as a percentage of admission revenues. As a percentage of admissions revenues, film exhibition costs were 53.3% in the current year as compared with 53.2% in the prior year. Concession costs decreased 2.6%, or $1.8 million, during the year ended April 2, 2009 compared to the year ended April 3, 2008 due to the decrease in concession revenues partially offset by an increase in concession costs as a percentage of concessions revenues. As a percentage of concessions revenues, concession costs were 10.8% in the current year and 10.7% in the prior year. As a percentage of revenues, operating expense was 25.4% in the current year and 24.5% in the prior year. Operating expense in the current and prior year includes $2.3 million and $21.0 million of theatre and other closure income, respectively, due primarily to lease terminations negotiated on favorable terms. Rent expense increased 2.1%, or $9.4 million, during the year ended April 2, 2009 compared to the year ended April 3, 2008 due primarily to the opening of new theatres. Preopening expense decreased $1.7 million during the year ended April 2, 2009 due to a decline in screen additions.

  General and Administrative Expense:

        Merger, acquisition and transaction costs.    Merger, acquisition and transaction costs decreased $3.1 million during the year ended April 2, 2009 compared to the year ended April 3, 2008. Prior year costs are primarily comprised of professional and consulting expenses related to a proposed initial public offering of common stock that was withdrawn on June 19, 2007 and preacquisition expenses for casualty insurance losses that occurred prior to the merger with Loews.

        Management fees.    Management fees were unchanged during the year ended April 2, 2009. Management fees of $1.3 million are paid quarterly, in advance, to our Sponsors in exchange for consulting and other services.

        Other.    Other general and administrative expense increased 37.1%, or $14.5 million, during the year ended April 2, 2009 compared to the year ended April 3, 2008. The increase in other general and administrative expenses is primarily due to a cash severance payment of $7.0 million to our former Chief Executive Officer and an expense of $5.3 million related to our partial withdrawal liability for a union-sponsored pension plan, partially offset by a pension curtailment gain of $1.1 million as a result of the retirement of our former chief executive officer.

        Depreciation and Amortization.    Depreciation and amortization decreased 9.3%, or $20.7 million, compared to the prior year due primarily to certain intangible assets becoming fully amortized, the closing of theatres and impairment of long-lived assets.

        Impairment of Long-Lived Assets.    During fiscal 2009 we recognized non-cash impairment losses of $73.5 million related to theatre fixed assets, internal use software and assets held for sale. We recognized an impairment loss of $65.6 million on 34 theatres with 520 screens (in Arizona, California, Canada, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, New York, North Carolina, Ohio, Texas, Virginia, Washington and Wisconsin). Of the theatre charge, $1.4 million was related to intangible assets, net, and $64.3 million was related to property, net. We recognized an impairment loss on abandonment of internal use software, recorded in other long-term assets of $7.1 million when management determined that the carrying value would not be realized through future use, we adjusted the carrying value of our assets held for sale to reflect the sales proceeds received in fiscal 2009 and declines in fair value, which resulted in impairment charges of $786,000. During fiscal 2008 we recognized a non-cash impairment loss of $8.9 million that reduced property, net on 17 theatres with 176 screens (in New York, Maryland, Indiana, Illinois, Nebraska, Oklahoma, California, Arkansas, Pennsylvania, Washington, and the District of Columbia).

        Other Income.    Other income includes $14.1 million and $11.3 million of income related to the derecognition of gift card liabilities, as to which we believe future redemption to be remote, during the year ended April 2, 2009 and April 3, 2008, respectively. Other income includes insurance recoveries related to Hurricane Katrina of $1.2 million for property losses in excess of property carrying cost and $397,000 for business interruption during the year ended April 3, 2008.

        Interest Expense.    Interest expense decreased 11.6%, or $15.9 million, primarily due to decreased interest rates on the senior secured credit facility.

        Equity in Earnings of Non-Consolidated Entities.    Equity in earnings of non-consolidated entities was $24.8 million in the current year compared to $43.0 million in the prior year. Equity in earnings related to our investment in NCM LLC were $27.7 million and $22.2 million for the year ended April 2, 2009 and April 3, 2008, respectively. Equity in earnings related to HGCSA was $18.7 million during the year ended April 3, 2008 and includes the gain related to the disposition of $18.8 million. We recognized an impairment loss of $2.7 million related to an equity method investment in one U.S. motion picture theatre during the year ended April 2, 2009.

        Investment Income.    Investment income was $1.7 million for the year ended April 2, 2009 compared to $23.8 million for the year ended April 3, 2008. The year ended April 2, 2009 and April 3, 2008 include a gain on the sale of our investment in Fandango of $2.4 million and $16.0 million, respectively. Interest income decreased $6.6 million from the prior year primarily due to decreases in temporary investments and decreases in rates of interest earned on temporary investments. During the year ended April 2, 2009, we recognized an impairment loss of $1.5 million related to unrealized losses previously recorded in accumulated other comprehensive income on marketable securities related to one of our deferred compensation plans when we determined the decline in fair value below historical cost to be other than temporary.

        Income Tax Provision (Benefit).    The income tax provision from continuing operations was $5.8 million for the year ended April 2, 2009 and $12.6 million for the year ended April 3, 2008 with the reduction due primarily to the decrease in earnings from continuing operations before income taxes. See note 9 to the audited consolidated financial statements included elsewhere in this prospectus.

        Earnings from Discontinued Operations, Net.    On December 29, 2008, we sold our operations in Mexico, including 44 theatres and 493 screens. The results of operations of the Cinemex theatres have been classified as discontinued operations, and information presented for all years reflects the new classification. See note 2 to the audited consolidated financial statements included elsewhere in this prospectus for the components of the earnings from discontinued operations.

        Net Earnings (loss).    Net earnings (loss) were $(81.2) million and $43.4 million for the year ended April 2, 2009 and April 3, 2008, respectively. The decrease in net earnings was primarily due to impairment charges of $73.5 million in the current year and the recognition of a gain on the disposition of HGCSA of $18.8 million, a gain on the disposition of Fandango of $16.0 million and theatre and other closure income of $21.0 million which were recorded in the prior year.

Liquidity and Capital Resources

        Our consolidated revenues are primarily collected in cash, principally through box office admissions and theatre concessions sales. We have an operating "float" which partially finances our operations and which generally permits us to maintain a smaller amount of working capital capacity. This float exists because admissions revenues are received in cash, while exhibition costs (primarily film rentals) are ordinarily paid to distributors from 20 to 45 days following receipt of box office admissions revenues. Film distributors generally release the films which they anticipate will be the most successful during the summer and holiday seasons. Consequently, we typically generate higher revenues during such periods.

        We fund the costs of constructing, maintaining and remodeling new theatres through existing cash balances, cash generated from operations or borrowed funds, as necessary. We generally lease our theatres pursuant to long-term non-cancelable operating leases which may require the developer, who owns the property, to reimburse us for the construction costs. We may decide to own the real estate assets of new theatres and, following construction, sell and leaseback the real estate assets pursuant to long-term non-cancelable operating leases.

        We believe that cash generated from operations and existing cash and equivalents will be sufficient to fund operations and planned capital expenditures and acquisitions currently and for at least the next 12 months and enable us to maintain compliance with covenants related to the senior secured credit facility and our 8% Senior Subordinated Notes due 2014 (the "Notes due 2014"), the Notes due 2019 and the notes. We are considering various options with respect to the utilization of cash and equivalents on hand in excess of our anticipated operating needs. Such options might include, but are not limited to, acquisitions of theatres or theatre companies, repayment of our corporate borrowings and payment of dividends.

Cash Flows from Operating Activities

        Cash flows provided by operating activities, as reflected in the Consolidated Statements of Cash Flows, were $25.0 million and $76.5 million during the twenty-six weeks ended September 30, 2010 and October 1, 2009, respectively. The decrease in cash flows provided by operating activities for the twenty-six weeks ended September 30, 2010 was primarily due to an increase in payments on accounts payables and accrued expenses and other liabilities, including payments of amounts acquired in the Kerasotes acquisition as well as payments made for merger, acquisition and transaction costs in connection with the Kerasotes acquisition. Cash flows during the twenty-six weeks ended October 1, 2009 include consent fee payments of $7.4 million related to the redemption of our 8 5/8% Senior Notes due 2012, which reduced our cash flows from operating activities. We had working capital surplus as of September 30, 2010 and April 1, 2010 of $33.7 million and $143.2 million, respectively. Working capital includes $111.1 million and $125.8 million of deferred revenues as of September 30, 2010 and April 1, 2010, respectively. We have the ability to borrow against our senior secured credit facility to meet obligations as they come due (subject to limitations on the incurrence of indebtedness in our various debt instruments) and could incur indebtedness of $187.3 million on our senior secured credit facility to meet these obligations as of September 30, 2010.

        Cash flows provided by operating activities, as reflected in the Consolidated Statements of Cash Flows, were $258.0 million, $200.7 million and $220.2 million during the years ended April 1, 2010, April 2, 2009 and April 3, 2008 respectively. The increase in operating cash flows during the year ended April 1, 2010 is primarily due to an increase in accrued expenses and other liabilities as a result of increases in accrued interest and annual incentive compensation and the increase in attendance. The decrease in operating cash flows during the year ended April 2, 2009 is primarily due to the decrease in net earnings, which was partially offset by an increase in non-cash impairment charges. We had working capital surplus as of April 1, 2010 and April 2, 2009 of $143.2 million and $259.3 million, respectively. Working capital includes $125.8 million and $121.6 million of deferred revenue as of April 1, 2010 and April 2, 2009, respectively.

Cash Flows from Investing Activities

        Cash flows used in investing activities, as reflected in the Consolidated Statements of Cash Flows, were $169.2 million and $32.5 million, during the twenty-six weeks ended September 30, 2010 and October 1, 2009, respectively. Cash outflows from investing activities include capital expenditures of $46.7 million and $29.8 million during the twenty-six weeks ended September 30, 2010 and October 1, 2009, respectively. We expect that our gross capital expenditures cash outflows will be approximately $130.0 million to $160.0 million for fiscal 2011.

        During the twenty-six weeks ended September 30, 2010, we paid $280.6 million for the purchase of Kerasotes theatres at closing, net of cash acquired. The purchase included working capital and other purchase price adjustments as described in the unit purchase agreement.

        During the twenty-six weeks ended September 30, 2010, we received net proceeds of $102,224,000 from the sale of 6,655,193 shares of common stock of NCM, Inc. for $16.00 per share and reduced our related investment in NCM by $37.6 million, the average carrying amount of the shares sold.

        We received $55.0 million in cash proceeds from the sale of certain theatres required to be divested in connection with the Kerasotes acquisition during the twenty-six weeks ended September 30, 2010 and received $991,000 for the sale of real estate acquired from Kerasotes.

        Cash provided by (used in) investing activities, as reflected in the Consolidated Statement of Cash Flows were $(96.3) million, $100.9 million and $(139.4) million during the years ended April 1, 2010, April 2, 2009 and April 3, 2008, respectively. On March 26, 2010, we acquired 117 digital projection systems from third party lessors for $6.8 million and sold these systems together with seven digital projectors that we owned to DCIP for cash proceeds of $6.6 million on the same day. Cash outflows from investing activities include capital expenditures of $97.0 million during the year ended April 1, 2010.

        Cash flows for the year ended April 2, 2009 include proceeds from the sale of Cinemex of $224.4 million and proceeds from the sale of Fandango of $2.4 million. We have received an additional $4.3 million in purchase price adjustments from Cinemex in respect of tax payments and refunds and a working capital calculation and post closing adjustments during the year ended April 1, 2010. Cash flows for the year ended April 3, 2008 include proceeds from the disposal of HGCSA and Fandango of $28.7 million and $18.0 million, respectively.

        We fund the costs of constructing new theatres using existing cash balances; cash generated from operations or borrowed funds, as necessary. We generally lease our theatres pursuant to long-term non-cancelable operating leases which may require the developer, who owns the property, to reimburse us for the construction costs. We may decide to own the real estate assets of new theatres and, following construction, sell and leaseback the real estate assets pursuant to long-term non-cancelable operating leases.

Cash Flows from Financing Activities

        Cash flows used in financing activities, as reflected in the Consolidated Statement of Cash Flows, were $24.1 million and $186.2 million during the twenty-six weeks ended September 30, 2010 and October 1, 2009, respectively. Cash flows provided by (used in) financing activities, as reflected in the Consolidated Statement of Cash Flows, were $(199.1) million, $129.2 million and $(289.4) million during the years ended April 1, 2010, April 2, 2009 and April 3, 2008, respectively.

        During the twenty-six weeks ended September 30, 2010 and October 2, 2009, we made dividend payments of $15.2 million and $315.4 million to our stockholder, Marquee, and Marquee made dividend payments to its stockholder, Parent, totaling $669,000 and $300.7 million, respectively, which was treated as a reduction of additional paid-in capital.

        Proceeds from the issuance of the 8.75% Senior Notes due 2019 were $585.5 million and deferred financing costs paid related to the issuance of the 8.75% Senior Notes due 2019 were $15.9 million during the twenty-six weeks ended October 1, 2009.

        During the twenty-six weeks ended October 1, 2009, we made principal payments of $250.0 million in connection with the redemption of our 8 5/8% Senior Notes due 2012 and repaid $185.0 million of borrowings under our revolving credit facility.

        During fiscal 2010, we used cash on hand to pay two dividend distributions to our stockholder, Holdings in an aggregate amount of $330.0 million, and Holdings made two dividend payments to its stockholder, Parent, totaling $300.9 million, which were treated as reductions of additional paid-in capital. Holdings used the available funds to make cash interest payments on its 12% Senior Discount Notes due 2014, to pay corporate overhead expenses incurred in the ordinary course of business and to pay a dividend to Parent. Parent made payments to purchase term loans and reduced the principal balance of its parent term loan facility from $466.9 million to $193.3 million with a portion of the dividend proceeds. During fiscal 2009, we paid two cash dividends totaling $36.0 million to Holdings and borrowed $185.0 million under our senior secured credit facility. During fiscal 2008, we made principal payments of $26.3 million on our corporate borrowings, capital and financing lease obligation, and mortgage obligations. We also paid two cash dividends to Holdings totaling $293.6 million.

        Concurrently with the closing of the merger of Loews with AMCE, AMCE entered into a senior secured credit facility, which is with a syndicate of banks and other financial institutions and provides financing of up to $850.0 million, consisting of a $650.0 million term loan facility with a maturity date of January 26, 2013 and a $200.0 million revolving credit facility that matures in 2012. The revolving credit facility includes borrowing capacity for available letters of credit and for swingline borrowings on same-day notice.

        Borrowings under our senior secured credit facility bear interest at a rate equal to an applicable margin plus, at our option, either a base rate or LIBOR. The current applicable margin for borrowings under the revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings, and the current applicable margin for borrowings under the term loan facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings. The applicable margin for such borrowings may be reduced, subject to attaining certain leverage ratios. In addition to paying interest on outstanding principal under the senior secured credit facility, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.25%. We also pay customary letter of credit fees. We may voluntarily repay outstanding loans under the senior secured credit facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans. We are required to repay $1.6 million of the term loan quarterly, beginning March 30, 2006 through September 30, 2012, with any remaining balance due on January 26, 2013.

        On February 24, 2004, AMCE sold $300 million aggregate principal amount of the Notes due 2014. The Notes due 2014 bear interest at the rate of 8% per annum, payable in March and September. The Notes due 2014 are redeemable at our option, in whole or in part, at any time on or after March 1, 2009 at 104.000% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 1, 2012, plus in each case interest accrued to the redemption date.

        On January 26, 2006, AMCE sold $325.0 million aggregate principal amount of the 2016 Senior Subordinated Notes. The 2016 Senior Subordinated Notes bear interest at the rate of 11% per annum, payable February 1 and August 1 of each year. The 2016 Senior Subordinated Notes are redeemable at our option, in whole or in part, at any time on or after February 1, 2011 at 105.5% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2014, plus in each case interest accrued to the redemption date.

        On June 9, 2009, AMCE issued $600.0 million aggregate principal amount of Notes due 2019. Proceeds from the issuance of the notes were $585.5 million and were used to redeem the then outstanding $250.0 million aggregate principal amount of the Fixed Notes due 2012. Deferred financing costs paid related to the issuance of the notes were $16.3 million. The Notes due 2019 bear interest at the rate of 8.75% per annum, payable in June and December of each year. The Notes due 2019 are redeemable at our option, in whole or in part, at any time on or after June 1, 2014 at 104.375% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after June 1, 2017, plus interest accrued to the redemption date.

        As of September 30, 2010, we were in compliance with all financial covenants relating to our senior secured credit facility, the Notes due 2014, the 2016 Senior Subordinated Notes, the Notes due 2019 and the notes.

Contractual Obligations

        Minimum annual cash payments required under existing capital and financing lease obligations, maturities of corporate borrowings, future minimum rental payments under existing operating leases, furniture, fixtures, and equipment and leasehold purchase provisions, ADA related betterments and pension funding that have initial or remaining non-cancelable terms in excess of one year as of April 1, 2010 are as follows:

(In thousands)	Minimum Capital and Financing Lease Payments	Principal Amount of Corporate Borrowings(1)(2)	Interest Payments on Corporate Borrowings(2)(3)	Minimum Operating Lease Payments	Acquisitions and Capital Related Betterments(4)	Pension Funding(5)	Total Commitments
2011	$10,096	$6,500	$124,625	$436,448	$18,234	$5,753	$601,656
2012	8,894	6,500	124,495	438,158	10,323	976	589,346
2013	7,926	609,375	122,354	425,731	—	—	1,165,386
2014	7,612	300,000	110,250	399,275	—	—	817,137
2015	7,683	—	88,250	395,984	—	—	491,917
Thereafter	76,304	925,000	252,917	2,500,207	—	—	3,754,428

Total	$118,515	$1,847,375	$822,891	$4,595,803	$28,557	$6,729	$7,419,870

(1)
Represents cash requirements for the payment of principal on corporate borrowings. Total amount does not equal carrying amount due to unamortized discounts on issuance.

(2)
Does not reflect amended and extended maturities of term loans under our senior secured credit facility, the issuance of the notes, the 2016 Senior Subordinated Notes tendered pursuant to the Cash Tender Offer and the redemption of the remaining 2016 Senior Subordinated Notes.

(3)
Interest expense on the term loan portion of our senior secured credit facility was estimated at 2.00% based upon the interest rate in effect as of September 30, 2010.

(4)
Includes committed capital expenditures and acquisitions including the estimated cost of ADA related betterments. Does not include planned, but non-committed capital expenditures.

(5)
Historically, we fund our pension plan such that the plan is 90% funded. The plan has been frozen effective December 31, 2006. The funding requirement has been estimated based upon our expected funding amount. Also included are payments due under a withdrawal liability for a union sponsored plan. The retiree health plan is not funded.

        We have recognized an obligation for unrecognized benefits of $29.2 million and $28.5 million as of September 30, 2010 and April 1, 2010, respectively. There are currently unrecognized tax benefits which we anticipate will be resolved in the next 12 months; however, we are unable at this time to estimate what the impact on our effective tax rate will be. Any amounts related to these items are not included in the tables above.

Fee Agreement

        In connection with the holdco merger, on June 11, 2007, Parent, Holdings, AMCE and the Sponsors entered into a Fee Agreement (the "Management Fee Agreement"), which replaced the December 23, 2004 fee agreement among Holdings, AMCE and the Sponsors, as amended and restated on January 26, 2006 entered into in connection with the merger with LCE Holdings (the "original fee agreement"). The Management Fee Agreement provides for an annual management fee of $5.0 million, payable quarterly and in advance to our Sponsors, on a pro rata basis, until the twelfth anniversary from December 23, 2004, as well as reimbursements for each Sponsor's respective out-of-pocket expenses in connection with the management services provided under the Management Fee Agreement.

        In addition, the Management Fee Agreement provides for reimbursements by AMCE to the Sponsors for their out-of-pocket expenses, and by AMCE to Parent of up to $3.5 million for fees payable by Parent in any single fiscal year in order to maintain Parent's and AMCE's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

        Upon the consummation of a change in control transaction or an IPO, the Sponsors will receive, in lieu of quarterly payments of the annual management fee, an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. As of September 30, 2010, we estimate this amount would be $27.2 million should a change in control transaction or an IPO occur. We expect to record any lump sum payment to the Sponsors as a dividend.

        The Management Fee Agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

Investment in NCM LLC

        We hold an investment in 17.02% of NCM LLC accounted for following the equity method as of September 30, 2010. The fair market value of these shares is approximately $336.6 million as of September 30, 2010. Because we have little tax basis in these units, the sale of all these units at September 30, 2010 would require us to report taxable income of approximately $470.0 million, including distributions received from NCM LLC that were previously deferred. Our investment in NCM LLC is a source of liquidity for us and we expect that any sales we may make of NCM LLC units would be made in such a manner to most efficiently manage any related tax liability. We have available net operating loss carry-forwards which could reduce any related tax liability.

Impact of Inflation

        Historically, the principal impact of inflation and changing prices upon us has been to increase the costs of the construction of new theatres, the purchase of theatre equipment, rent and the utility and labor costs incurred in connection with continuing theatre operations. Film exhibition costs, our largest cost of operations, are customarily paid as a percentage of admissions revenues and hence, while the film exhibition costs may increase on an absolute basis, the percentage of admissions revenues represented by such expense is not directly affected by inflation. Except as set forth above, inflation and changing prices have not had a significant impact on our total revenues and results of operations.

New Accounting Pronouncements

        See note 1 to the audited consolidated financial statements included elsewhere in this prospectus for further information regarding recently issued accounting standards.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to various market risks including interest rate risk and foreign currency exchange rate risk.

        Market risk on variable-rate financial instruments.    We maintain an $850.0 million senior secured credit facility, comprised of a $200.0 million revolving credit facility and a $650.0 million term loan facility, which permits borrowings at a rate equal to an applicable margin plus, at our option, either a base rate or LIBOR. Increases in market interest rates would cause interest expense to increase and earnings before income taxes to decrease. The change in interest expense and earnings before income taxes would be dependent upon the weighted average outstanding borrowings during the reporting period following an increase in market interest rates. We had no borrowings on our revolving credit facility as of September 30, 2010 and had $619.1 million outstanding under the term loan facility on September 30, 2010. A 100 basis point change in market interest rates would have increased or decreased interest expense on our senior secured credit facility by $6.5 million during the 52 weeks ended April 1, 2010 and $3.1 million during the 26 weeks ended September 30, 2010.

        Market risk on fixed-rate financial instruments.    Included in long-term debt are $325.0 million of our 2016 Senior Subordinated Notes, $300.0 million of our Notes due 2014, and $600.0 million of our Notes due 2019. Increases in market interest rates would generally cause a decrease in the fair value of the Notes due 2014 and Notes due 2019 and a decrease in market interest rates would generally cause an increase in fair value of the Notes due 2014 and Notes due 2019.

        Foreign currency exchange rates.    We currently operate theatres in Canada, France and the United Kingdom. As a result of these operations, we have assets, liabilities, revenues and expenses denominated in foreign currencies. The strengthening of the U.S. dollar against the respective currencies causes a decrease in the carrying values of assets, liabilities, revenues and expenses denominated in such foreign currencies and the weakening of the U.S. dollar against the respective currencies causes an increase in the carrying values of these items. The increases and decreases in assets, liabilities, revenues and expenses are included in accumulated other comprehensive income. Changes in foreign currency exchange rates also impact the comparability of earnings in these countries on a year-to-year basis. As the U.S. dollar strengthens, comparative translated earnings decrease, and as the U.S. dollar weakens comparative translated earnings from foreign operations increase. A 10% increase in the value of the U.S. dollar against all foreign currencies of countries where we currently operate theatres would increase earnings before income taxes by approximately $354,000 for the twenty-six weeks ended September 30, 2010 and decrease accumulated other comprehensive loss by approximately $8.2 million as of September 30, 2010. A 10% decrease in the value of the U.S. dollar against all foreign currencies of countries where we currently operate theatres would increase earnings before income taxes by approximately $53,000 for the twenty-six weeks ended September 30, 2010 and increase accumulated other comprehensive loss by approximately $10.1 million as of September 30, 2010.

BUSINESS

        We are one of the world's leading theatrical exhibition companies. As of September 30, 2010, we owned, operated or held interests in 378 theatres with a total of 5,304 screens, approximately 99% of which were located in the United States and Canada. Our theatres are primarily located in major metropolitan markets, which we believe offer strategic, operational and financial advantages. We also have a modern, highly productive theatre circuit that leads the industry in key asset quality and performance metrics, such as screens per theatre and per theatre productivity measures. Our industry leading performance is largely driven by the quality of our theatre sites, our operating practices, which focus on delivering the best customer experience, and, most recently, our implementation of premium sight and sound formats, which we believe will be key components of the future movie-going experience. As of September 30, 2010, we are the largest IMAX exhibitor in the world with a 44% market share in the United States and more than twice the screen count of the second largest U.S. IMAX exhibitor.

        For the 52 weeks ended September 30, 2010, the fiscal year ended April 1, 2010 and the 26 weeks ended September 30, 2010, we generated pro forma revenues of approximately $2.7 billion, $2.7 billion and $1.3 billion, respectively, pro forma Adjusted EBITDA (as defined on page 13) of $370.2 million, $365.6 million and $188.2 million, respectively, and pro forma earnings from continuing operations of $145.4 million, $84.8 million and $64.2 million, respectively. We reported revenues of approximately $2.4 billion, earnings from continuing operations of $77.3 million and net earnings of $69.8 million in fiscal 2010. For fiscal 2009 and 2008, we reported revenues of approximately $2.3 billion and $2.3 billion, earnings (losses) from continuing operations of $(90.9) million and $41.6 million, and net earnings (losses) of $(81.2) million and $43.4 million, respectively.

        The following table provides detail with respect to digital delivery, 3D projection, large screen formats, such as IMAX and our proprietary ETX, and deployment of our enhanced food and beverage offerings as deployed throughout our circuit on September 30, 2010.

Format	Theatres	Screens	Planned Fiscal 2011 Screen Deployment
Digital	293	1,344	700 - 800
3D	293	668	550 - 650
IMAX	97	97	20 - 25
ETX	11	11	20 - 25
Dine-in theatre	3	20	40 - 60

        The following table provides detail with respect to the geographic location of our Theatrical Exhibition circuit as of September 30, 2010:

Theatrical Exhibition	Theatres(1)	Screens(1)
California	45	688
Illinois	49	520
Texas	22	424
Florida	21	368
New Jersey	20	276
Indiana	27	298
New York	25	267
Michigan	10	184
Arizona	9	183
Georgia	11	177
Colorado	14	187
Missouri	14	143
Pennsylvania	12	142
Washington	12	140
Massachusetts	10	129
Maryland	12	127
Virginia	7	113
Minnesota	7	111
Ohio	7	104
Louisiana	5	68
Wisconsin	4	63
North Carolina	3	60
Oklahoma	3	60
Kansas	2	48
Connecticut	2	36
Iowa	3	34
Nebraska	1	24
District of Columbia	3	22
Kentucky	1	20
Arkansas	1	16
South Carolina	1	14
Nevada	1	10
Utah	1	9
Canada	8	184
China (Hong Kong)(2)	2	13
France	1	14
United Kingdom	2	28

Total Theatrical Exhibition	378	5,304

(1)
Included in the above table are 8 theatres and 96 screens that we manage or in which we have a partial interest. We manage 3 theatres where we receive a fee from the owner and where we do not own any economic interest in the theatre. We manage and own 50% economic interests in 3 theatres accounted for following the equity method and own a 50% economic interest in 1 IMAX screen accounted for following the equity method. As of September 30, 2010 we have four theatres with 41 screens temporarily closed for remodeling into dine-in theatres.

(2)
In Hong Kong, we maintain a partial interest represented by a license agreement for use of our trademark.

        We were founded in 1920 and since then have pioneered many of the industry's most important innovations, including the multiplex theatre format in the early 1960s and the North American megaplex theatre format in the mid-1990s. In addition, we have acquired some of the most respected companies in the theatrical exhibition industry, including Loews, General Cinema and, more recently, Kerasotes.

        The following table sets forth our historical information, on a continuing operations basis, concerning new builds (including expansions), acquisitions and dispositions and end-of-period operated theatres and screens through September 30, 2010:

	New Builds		Acquisitions		Closures/Dispositions		Total Theatres
Fiscal Year	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens
2006	7	106	116	1,363	7	60	335	4,770
2007	7	107	2	32	26	243	318	4,666
2008	9	136	—	—	18	196	309	4,606
2009	6	83	—	—	8	77	307	4,612
2010	1	6	—	—	11	105	297	4,513
2011 through September 30, 2010	1	14	95	960	15	183	378	5,304

	31	452	213	2,355	85	864

        We have also created and invested in a number of allied businesses and strategic initiatives that have created differentiated viewing formats and experiences, greater variety in food and beverage options and value appreciation for our company. We believe these initiatives will continue to generate incremental value for our company in the future. For example:

  •
  During fiscal 2010, DCIP, our joint venture with two other exhibitors, completed its formation and $660 million funding to facilitate the financing and deployment of digital technology in our theatres. We anticipate that our deployment of digital projection systems should take three and a half years to complete. Future digital cinema developments will be managed by DCIP, subject to certain approvals. We intend to continue our rapid deployment of digital projectors through our arrangements with DCIP and intend to install an additional 700 to 800 digital projectors in the second half of fiscal 2011.

  •
  To complement our deployment of digital technology, in 2006 we partnered with RealD to install their 3D systems in our theatres. As of September 30, 2010, we had 668 3D-enabled systems. Concurrent with our digital rollout, we plan on having over 1,300 RealD screens across our circuit by the end of fiscal year 2011.

  •
  We are the world's largest IMAX exhibitor with 97 screens as of September 30, 2010. With a 44% market share in the U.S. (as of September 30, 2010), our IMAX screen count is more than twice the screen count of the second largest U.S. IMAX exhibitor. During June 2010, we announced an expansion of our IMAX relationship. Under this expanded agreement, we expect to increase our IMAX screen count to 115 by the end of fiscal year 2011.

  •
  During fiscal 2010, we introduced our proprietary large-screen digital format, ETX, at 4 locations. ETX features wall-to-wall screens that are 20% larger than traditional screens, a custom sound system that is three times more powerful than a traditional auditorium, and digital projection with twice the clarity of high definition. We charge a premium price for the ETX experience, which produces average weekly box office per print that is 140% more than standard 2D versions of the same movie. We plan to install an additional 20 to 25 of our proprietary ETX large screen formats during fiscal 2011.

  •
  As of September 30, 2010, we had three theatres featuring our proprietary food and beverage concepts. We believe that these enhanced food and beverage concepts allow us to offer a more diverse array of food types such as expanded menus and venues including dine-in theatre options, which should appeal to a greater cross section of potential customers. We plan to continue our expanded food and beverage investments to cover an additional 125 to 150 theatres over the next three years.

  •
  We are a founding member of NCM, a cinema screen advertising venture. As of September 30, 2010, we had a 17.02% interest in NCM. See note 5 to the audited consolidated financial statements included elsewhere in this prospectus. NCM operates an in-theatre digital network in the United States. The digital network consists of projectors used to display advertising and other non-film events. NCM's primary activities that impact our theatres include:

  •
  advertising through its branded "First Look" pre-feature entertainment program, lobby promotions and displays,

  •
  live and pre-recorded networked and single-site meetings and events, and

  •
  live and pre-recorded concerts, sporting events and other non-film entertainment programming.

    We believe that the reach, scope and digital delivery capability of NCM's network provides an effective platform for national, regional and local advertisers to reach an engaged audience. We receive a monthly theatre access fee for participation in the NCM network. In addition, we are entitled to receive mandatory quarterly distributions of excess cash from NCM.

  •
  Our tickets are currently on sale at two different Internet ticketing vendors. We are a founding partner and current owner of approximately 26% of MovieTickets.com, an Internet ticketing venture representing over 150 exhibitors with 12,000 screens. During 2009, MovieTickets.com sold over 15 million tickets, including approximately 6.8 million for us. We also partner with Fandango for Internet ticketing services for certain of our theatres. During 2009, Fandango sold over 24 million tickets, including approximately four million for us.

Our Competitive Strengths

        We believe our leadership in major metropolitan markets, superior asset quality and continuous focus on innovation and the guest experience have positioned us well to capitalize disproportionately on trends providing momentum to the theatrical exhibition industry as a whole, particularly the mass adoption of digital and 3D technologies. We also believe our management team is uniquely equipped to execute our strategy to realize this opportunity, making us a particularly effective competitor in our industry and positioning us well for future growth. Our competitive strengths include:

        Major Market Leader.    We maintain the leading market share within our markets. As of September 30, 2010, we operated in 24 of the top 25 DMAs and had the number one or two market share in each of the top 15 DMAs, including New York City, Los Angeles, Chicago, Philadelphia, San Francisco, Boston and Dallas. In addition, 75% of our screens were located in the top 25 DMAs and 89% were located in the top 50 DMAs. Population growth from 2008 through 2013 is projected by Nielsen Claritas to be 5.8% in the top 25 DMAs and 5.9% in the top 50 DMAs, compared to only 2.9% in all other DMAs. Our strong presence in the top DMAs makes our theatres more visible and therefore strategically more important to content providers who rely on these markets for a disproportionately large share of box office receipts. According to Rentrak, during the 52 weeks ended September 30, 2010, 60% of all U.S. box office receipts were derived from the top 25 DMAs and 76% were derived from the top 50 DMAs. In certain of our densely populated major metropolitan markets, we believe a scarcity of attractive retail real estate opportunities enhances the strategic value of our existing theatres. We also believe the complexity inherent in operating in these major metropolitan markets is a deterrent to other less sophisticated competitors, protecting our market share position.

        We believe that customers in our major metropolitan markets are generally more affluent and culturally diverse than those in smaller markets. Traditionally, our strong presence in these markets has created a greater opportunity to exhibit a broad array of programming and premium formats, which we believe drives higher levels of attendance at our theatres. This has allowed us to generate higher per screen and per theatre operating metrics. For example, our pro forma average ticket price in the United States was $8.39 for our fiscal 2010, as compared to $7.64 for the industry as a whole for the 12 months ended March 31, 2010.

        Modern, Highly Productive Theatre Circuit.    We believe the combination of our strong major market presence, focus on a superior guest experience and core operating strategies enables us to deliver industry-leading theatre level operating metrics. Our circuit averages 14 screens per theatre, which is more than twice the National Association of Theatre Owners average of 6.9 for calendar year 2009 and higher than any of our peers. For the 52 weeks ended September 30, 2010, on a pro forma basis, our theatre exhibition circuit generated attendance per average theatre of 586,000 (higher than any of our peers) revenues per average theatre of $7.2 million (approximately 33% higher than our closest peer) and operating cash flows before rent (defined as Adjusted EBITDA before rent and G&A-Other) per average theatre of $2.5 million (approximately 28% higher than our closest peer). Over the past five fiscal years, we invested an average of $131.3 million per year to improve and expand our theatre circuit, contributing to the modern portfolio of theatres we operate today.

        Leader in Deployment of Premium Formats.    We also believe our strong major market presence and our highly productive theatre circuit allow us to take greater advantage of incremental revenue-generating opportunities associated with the premium services that will define the future of the theatrical business, including digital delivery, 3D projection, large screen formats, such as IMAX and our proprietary ETX offering, and alternative programming. As the industry's digital conversion accelerates, we believe we have established a differentiated leadership position in premium formats. For example, we are the world's largest IMAX exhibitor with 97 screens as of September 30, 2010, and we expect to increase our IMAX screen count to 115 by the end of fiscal year 2011. We are able to charge a premium price for the IMAX experience, which, in combination with higher attendance levels, produces average weekly box office per print that is 300% greater than standard 2D versions of the same movie.

        Innovative Growth Initiatives in Food and Beverage.    We believe our theatre circuit is better positioned than our peer competitors' to generate additional revenue from broader and more diverse food and beverage offerings, in part due to our markets' larger, more diverse and more affluent customer base and our management's extensive experience in guest services, specifically within the food and beverage industry. To capitalize on this opportunity, we have introduced proprietary food and beverage offerings in three theatres as of September 30, 2010, and we intend to deploy these offerings across our theatre circuit based on the needs and specific circumstances of each theatre. Our wide range of food and beverage offerings feature expanded menus, enhanced concession formats and unique dine-in theatre options, which we believe appeals to a larger cross section of potential customers. For example, in fiscal 2009 we converted a small, six-screen theatre in Atlanta, Georgia to a dine-in theatre facility with a separate bar and lounge area. From fiscal 2008 to fiscal 2010, this theatre's attendance increased over 60%, revenues more than doubled, and operating cash flow and margins increased significantly. We plan to continue to invest in enhanced food and beverage offerings across 125 to 150 theatres over the next three years.

        Strong Cash Flow Generation.    We believe that our major market focus and highly productive theatre circuit have enabled us to generate significant and stable cash flow provided by operating activities. For the 52 weeks ended September 30, 2010, on a pro forma basis, our net cash provided by operating activities totaled $230.7 million. For the fiscal year ended April 1, 2010, on a pro forma basis, our net cash provided by operating activities totaled $295.3 million. This strong cash flow will enable us to continue our deployment of premium formats and services and to finance planned capital expenditures without relying on the capital markets for funding. In addition, in future years, we expect to continue to generate cash flow sufficient to allow us to grow our revenues, maintain our facilities, service our indebtedness and make dividend payments to our stockholder.

        Management Team Uniquely Positioned to Execute.    Our management team has a unique combination of industry experiences and skill-sets, equipping them to effectively execute our strategies. Our CEO's broad experience in a number of consumer packaged goods and entertainment-related businesses expands our growth perspectives beyond traditional theatrical exhibition and has increased our focus on providing more value to our guests. Recent additions, including a Chief Marketing Officer, heads of Food and Beverage, Programming and Development/Real Estate and a Senior Vice President for Strategy and Strategic Partnerships, augment our deep bench of industry experience. The expanded breadth of our management team complements the established team that is focused on for operational excellence, innovation and successful industry consolidation.

Our Strategy

        Our strategy is to use our modern theatre circuit and major market position to lead the industry in innovation and financial operating metrics. The use of emerging premium formats and our focus on the guest experience give us a unique opportunity to leverage our theatre circuit and major market position across our platform. Our goal is to maintain our company's and the industry's social relevance and to provide our guests with a superior movie-going experience.

        Capitalize on Premium Formats.    We believe operating a digital theatre circuit, when combined with our major markets' customer base, will enhance our capacity utilization and dynamic pricing capabilities, enable us to achieve higher ticket prices for premium formats, and provide incremental revenue from the exhibition of alternative content such as live concerts, sporting events, Broadway shows, opera and other non-traditional programming. We have already seen success from the Metropolitan Opera, with respect to which, during fiscal 2010, we programmed 23 performances in 75 theatres and charged an average ticket price of $18. Within each of our major markets, we are able to charge a premium for these services relative to our smaller markets. We will continue to broaden our content offerings through the installation of additional IMAX, ETX and RealD systems and the presentation of attractive alternative content. For example:

  •
  We have the leading market share of IMAX MPX digital projection systems. We expect to increase our IMAX screen count to 115 by the end of fiscal year 2011. These IMAX projection systems are slated to be installed in many of our top performing locations in major U.S. markets, each protected by geographic exclusivity.

  •
  As of September 30, 2010, we had installed 1,344 digital projectors in our existing theatre base, representing a 25% digital penetration in our theatre circuit. We intend to continue our rapid deployment of digital projectors through our arrangements with DCIP and intend to install an additional 700 to 800 more digital projectors in fiscal 2011. We lease our digital projection systems from DCIP and therefore do not bear the majority of the cost of the digital projector rollout. Operating a digital theatre circuit provides numerous benefits, which include forming the foundation for 3D formats and alternative programming, allowing for more efficient film operations, lowering costs and enabling a better, more versatile advertising platform.

  •
  To complement our deployment of digital technology, in 2006 we partnered with RealD to install their 3D systems in our theatres. As of September 30, 2010, we had 668 3D-enabled systems. During the past year, 3D films have generated approximately 40% more in attendance than the standard 2D versions of the same film at an additional $1 to $5 per ticket. Concurrent with our digital rollout, we plan on having over 1,300 RealD screens across our theatre circuit by the end of fiscal 2011.

  •
  During fiscal 2010, we introduced our proprietary large-screen digital format, ETX, at four locations. ETX features wall-to-wall screens that are 20% larger than traditional screens, a custom sound system that is three times more powerful than a traditional auditorium, and digital projection with twice the clarity of high definition. We charge a premium price for the ETX experience, which, in combination with higher attendance levels, produces average weekly box office per print that is 140% more than standard 2D versions of the same movie. We plan to install an additional 20 to 25 of our proprietary ETX large screen formats during fiscal 2011.

        Broaden and Enhance Food and Beverage Offerings.    To address consumer trends, we are expanding our menu of premium food and beverage products to include alcohol, healthy items, made-to-order items, customized coffee, hot food items and other gourmet products. We plan to invest across a spectrum of enhanced food and beverage formats, from simple, less capital-intensive concession design improvements to the development of new dine-in theatre options. We have successfully implemented our dine-in theatre offerings to rejuvenate theatres approaching the end of their useful lives as traditional movie theatres and, in some of our larger theatres to more efficiently leverage their additional capacity. The costs of these conversions in some cases are partially covered by investments from the theatre landlord. We plan to continue to invest in enhanced food and beverage offerings across 125 to 150 theatres over the next three years, including approximately 30 theatres that will offer one of our dine-in theatre options.

        Disciplined Approach to Theatre Portfolio Management.    We evaluate the potential for new theatres and, where appropriate, replace underperforming theatres with newer, more modern theatres that offer amenities consistent with our portfolio. We also intend to selectively pursue acquisitions where the characteristics of the location, overall market and facilities further enhance the quality of our theatre portfolio. We presently have no current plans, proposals or understandings regarding any such acquisitions. Historically, we have demonstrated a successful track record of integrating acquisitions such as Loews, General Cinema and Kerasotes. For example, our January 2006 acquisition of Loews combined two leading theatrical exhibition companies, each with a long history of operating in the industry, thereby increasing the number of screens we operated by 47%.

        Maximize Guest Engagement and Loyalty.    In addition to differentiating the AMC Entertainment movie-going experience by deploying new sight and sound formats, as well as food and beverage offerings, we are also focused on creating differentiation through guest marketing. We are already the most recognized theatre exhibition brand, with almost 60% brand awareness in the United States. We are actively marketing our own "AMC experience" message to our customers, focusing on every aspect of a customer's engagement with AMC, from the moment a guest visits our website or purchases a ticket to the moment he leaves our theatre. We have also refocused our marketing to drive active engagement with our customers through a redesigned website, Facebook, Twitter and push email campaigns. As of November 23, 2010, we had approximately 327,000 "likes" on Facebook, and we engaged directly with our guests via close to 32 million emails in fiscal 2010. In addition, our frequent moviegoer loyalty program is scheduled to re-launch during 2011 with a new, more robust fee-based program. Our loyalty program currently has approximately 1.5 million active members and a database of over 5.0 million moviegoers. Additional marketing initiatives include:

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  The launch of amcentertainment.com and upgraded Interactive Voice Response ("IVR") systems to supplant traditional communication via newspapers with contemporary engagement platforms that offer comprehensive theatre, show time and movie-related information. Additional means of consumer engagement are being expanded to include email, social networking, and Short Message Service ("SMS") messaging.

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  The addition of music, sports and other special events to transform our buildings into full-fledged entertainment venues. This growing complement to traditional content has grown to 62 events in fiscal 2010, including the very popular Metropolitan Opera series.

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  Targeting film content to the ethnic/lifestyles within individual theatre trade areas, which enables us to drive incremental traffic and create greater guest engagement. Our circuit-within-a-circuit initiative includes a number of guest profiles, including independent films, Latino, Bollywood, Asian/Korean and Urban.

        Continue to Achieve Operating Efficiencies.    We believe that the size of our theatre circuit, our major market concentration and the breadth of our operations will allow us to continue to achieve economies of scale and further improve operating margins. Our operating strategies are focused in the following areas:

  •
  Optimizing our pricing model and yield management through implementation of value-oriented pricing during periods of low capacity utilization balanced with more aggressive pricing during peak operating periods and for higher perceived value offerings such as premium formats, reserved seating and dine-in theatre amenities. By building upon our highly productive theatre circuit and our ongoing development of premium experiences, we have increased our pricing power in the marketplace.

  •
  Enhancing focus on leveraging our scale to lower our cost of doing business without sacrificing quality or the important elements of guest satisfaction. For example, during fiscal 2010, we reorganized our procurement function and implemented a number of other initiatives that allowed for vendor consolidation, more targeted marketing and promotional efforts, and energy management programs that generated an aggregate annual savings of approximately $15.5 million.

  •
  Lowering occupancy costs in many of our facilities by renegotiating rental agreements with landlords, strictly enforcing co-tenancy provisions and effective auditing of common area billings. In fiscal 2010, we negotiated rental reductions and enforced co-tenancy provisions in 15 of our leases, generating savings of $8.1 million.

Film Licensing

        We predominantly license "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. We obtain these licenses based on several factors, including number of seats and screens available for a particular picture, revenue potential and the location and condition of our theatres. We pay rental fees on a negotiated basis.

        During the period from 1990 to 2009, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 633 in 2008, according to the Motion Picture Association 2009 Theatrical Market Statistics.

        North American film distributors typically establish geographic film licensing zones and generally allocate available film to one theatre within each zone. Film zones generally encompass a radius of three to five miles in metropolitan and suburban markets, depending primarily upon population density. In film zones where we are the sole exhibitor, we obtain film licenses by selecting a film from among those offered and negotiating directly with the distributor. As of April 1, 2010, approximately 88% of our screens in the United States and Canada were located in film licensing zones where we are the sole exhibitor.

        Our licenses typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office receipts or pay based on a scale of percentages tied to different amounts of box office gross. The settlement process allows for negotiation based upon how a film actually performs.

        There are several distributors which provide a substantial portion of quality first-run motion pictures to the exhibition industry. These include Paramount Pictures, Twentieth Century Fox, Warner Bros. Distribution, Buena Vista Pictures (Disney), Sony Pictures Releasing, and Universal Pictures. Films licensed from these distributors accounted for approximately 84% of our U.S. and Canadian admissions revenues during fiscal 2010. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year. In fiscal 2010, no single distributor accounted for more than 20% of our box office admissions.

Concessions

        Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs and other products. Different varieties of candy and soft drinks are offered at our theatres based on preferences in that particular geographic region. We have also implemented "combo-meals", which offer a pre-selected assortment of concessions products and offer co-branded and private label products that are unique to us.

        Our strategy emphasizes prominent and appealing concessions counters designed for rapid service and efficiency. We design our megaplex theatres to have more concessions capacity to make it easier to serve larger numbers of customers. Strategic placement of large concessions stands within theatres increases their visibility, aids in reducing the length of lines, allows flexibility to introduce new concepts and improves traffic flow around the concessions stands.

        We negotiate prices for our concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

        Our entertainment and dining experience at certain theatres features casual and premium upscale dine-in theatre options as well as bar and lounge areas.

Properties

        The following table sets forth the general character and ownership classification of our theatre circuit, excluding unconsolidated joint ventures and managed theatres, as of September 30, 2010:

Property Holding Classification	Theatres	Screens
Owned	34	228
Leased pursuant to ground leases	6	73
Leased pursuant to building leases	330	4,907

Total	370	5,208

        Our theatre leases generally have initial terms ranging from 15 to 20 years, with options to extend the leases for up to 20 additional years. The leases typically require escalating minimum annual rent payments and additional rent payments based on a percentage of the leased theatre's revenue above a base amount and require us to pay for property taxes, maintenance, insurance and certain other property-related expenses. In some instances, our escalating minimum annual rent payments are contingent upon increases in the consumer price index. In some cases, our rights as tenant are subject and subordinate to the mortgage loans of lenders to our lessors, so that if a mortgage were to be foreclosed, we could lose our lease. Historically, this has never occurred.

        We lease our corporate headquarters in Kansas City, Missouri.

        Currently, the majority of the concessions, projection, seating and other equipment required for each of our theatres are owned. In the future, we expect the majority of our digital projection equipment to be leased from DCIP.

Employees

        As of September 30, 2010, we employed approximately 1,000 full-time and 17,000 part-time employees. Approximately 40% of our U.S. theatre associates were paid the minimum wage.

        Fewer than 2% of our U.S. employees, consisting primarily of motion picture projectionists, are represented by a union, the International Alliance of Theatrical Stagehand Employees and Motion Picture Machine Operators (and affiliated local unions). We believe that our relationship with this union is satisfactory. We consider our employee relations to be good.

Theatrical Exhibition Industry and Competition

        Theatrical exhibition is the primary initial distribution channel for new motion picture releases, and we believe that the theatrical success of a motion picture is often the most important factor in establishing the film's value in the other parts of the product life cycle (DVD, cable television and other ancillary markets).

        Theatrical exhibition has demonstrated long-term steady growth. U.S. and Canadian box office revenues increased from $5.0 billion in 1989 to $10.6 billion in 2009, driven by increases in both ticket prices and attendance. In calendar 2009, industry box office revenues for the United States and Canada were $10.6 billion, an increase of 10% from calendar 2008.

        The following table represents information about the exhibition industry obtained from the National Association of Theatre Owners ("NATO").

Calendar Year	Box Office Revenues (in millions)	Attendance (in millions)	Average Ticket Price	Number of Theatres	Indoor Screens	Screens Per Theatre
2009	$10,600	1,414	$7.50	5,561	38,605	6.9
2008	9,634	1,341	7.18	5,403	38,934	7.2
2007	9,632	1,400	6.88	5,545	38,159	6.9
2006	9,170	1,401	6.55	5,543	37,776	6.8
2005	8,820	1,376	6.41	5,713	37,092	6.5

        There are approximately 816 companies competing in the North American theatrical exhibition industry, approximately 442 of which operate four or more screens. Industry participants vary substantially in size, from small independent operators to large international chains. Based on information obtained from Rentrak, we believe that the four largest exhibitors (in terms of box office revenue) generated approximately 54% of the box office revenues in 2009. This statistic is up from 33% in 2000 and is evidence that the theatrical exhibition business in the United States and Canada has been consolidating. According to NATO, average screens per theatre have increased from 6.5 in 2005 to 6.9 in 2009, which we believe is indicative of the industry's development of megaplex theatres.

        Our theatres are subject to varying degrees of competition in the geographic areas in which they operate. Competition is often intense with respect to attracting patrons, licensing motion pictures and finding new theatre sites. Where real estate is readily available, there are few barriers preventing another company from opening a theatre near one of our theatres, which may adversely affect operations at our theatre. However, in certain of our densely populated major metropolitan markets, we believe a scarcity of attractive retail real estate opportunities enhances the strategic value of our existing theatres. We also believe the complexity inherent in operating in these major metropolitan markets is a deterrent to other less sophisticated competitors, protecting our market share position.

        The theatrical exhibition industry faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events, and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems, as well as from all other forms of entertainment.

        We believe the theatrical exhibition industry will continue to be attractive for a number of key reasons, including:

        Adoption of Digital Technology.    The theatrical exhibition industry is in the initial stages of converting from film-based to digital projection technology. Digital projection results in a premium visual experience for patrons, and digital content gives the theatre operator greater flexibility in programming. The industry will benefit from the conversion to digital delivery, alternative content, 3D formats and dynamic pricing models. As theatre exhibitors have adopted digital technology, the theatre circuits have shown enhanced productivity, profitability and efficiency. Digital technology has increased attendance and average ticket prices. Digital technology also facilitates live and pre-recorded networked and single-site meetings and corporate events in movie theatres and will allow for the distribution of live and pre-recorded entertainment content and the sale of associated sponsorships.

        Long History of Steady Growth.    The theatrical exhibition industry has produced steady growth in revenues over the past several decades. In recent years, net new build activity has slowed, and screen count has rationalized and is expected to decline in the near term before stabilizing, thereby increasing revenue per screen for existing theatres. The combination of the popularity of movie-going, its steady long-term growth characteristics and consolidation and the industry's relative maturity makes theatrical exhibition a high cash flow generating business today. Box office revenues in the United States and Canada have increased from $5.0 billion in 1989 to $10.6 billion in 2009, driven by increases in both ticket prices and attendance across multiple economic cycles. The industry has also demonstrated its resilience to economic downturns; during four of the last six recessions, attendance and box office revenues grew an average of 8.1% and 12.3%, respectively. In 2009, 32 films grossed over $100.0 million, compared to 25 in the prior year, helping to establish a new industry box office record for the year. In the first 46 weeks of calendar 2010, industry revenues have increased 3% over the comparable period in calendar 2009.

        A Highly Popular and Affordable Out-of-Home Entertainment Experience.    Going to the movies has been one of the most popular and affordable out-of-home entertainment options for decades. The estimated average price of a movie ticket was $7.50 in calendar 2009, considerably less than other out-of-home entertainment alternatives such as concerts and sporting events. According to the MPAA, the 2009 average out-of-home ticket price for the most popular professional sports and theme parks was $47.50. In calendar 2009, attendance at indoor movie theatres in the United States and Canada was 1.4 billion. This contrasts to the 119 million combined annual attendance generated by professional baseball, basketball and football over the same time period.

        Importance to Content Providers.    We believe that the theatrical success of a motion picture is often the key determinant in establishing the film's value in the other parts of the product life cycle, such as DVD, cable television, merchandising and other ancillary markets. For each $1.00 of theatrical box office receipts, an average of $1.33 of additional revenue is generated in the remainder of a film's product life cycle. As a result, we believe motion picture studios will continue to work cooperatively with theatrical exhibitors to ensure the continued value of the theatrical window.

Regulatory Environment

        The distribution of motion pictures is, in large part, regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The consent decrees resulting from one of those cases, to which we were not a party, have a material impact on the industry and us. Those consent decrees bind certain major motion picture distributors and require the motion pictures of such distributors to be offered and licensed to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

        Our theatres must comply with Title III of the Americans with Disabilities Act, or ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, and awards of damages to private litigants or additional capital expenditures to remedy such noncompliance. Although we believe that our theatres are in substantial compliance with the ADA, in January 1999 the Civil Rights Division of the Department of Justice, or the Department, filed suit against us alleging that certain of our theatres with stadium-style seating violate the ADA. In separate rulings in 2002 and 2003, the Court ruled against us in the "line of sight" and the "non-line of sight" aspects of this case. In 2003, the Court entered a consent order and final judgment about the non-line of sight aspects of this case. On December 5, 2008, the Ninth Circuit Court of Appeals reversed the trial court as to the appropriate remedy and remanded the case back to the trial court for findings consistent with its decision. The Company and the Department have reached a settlement in principle regarding the extent of betterments related to the remaining remedies required for line-of-sight violations which the parties believe are consistent with the Ninth Circuit's decision. The improvements will likely be made over a 5 year term. The Company has recorded a liability of approximately $349,000 for estimated fines related to this matter.

        As an employer covered by the ADA, we must make reasonable accommodations to the limitations of employees and qualified applicants with disabilities, provided that such reasonable accommodations do not pose an undue hardship on the operation of our business. In addition, many of our employees are covered by various government employment regulations, including minimum wage, overtime and working conditions regulations.

        Our operations also are subject to federal, state and local laws regulating such matters as construction, renovation and operation of theatres as well as wages and working conditions, citizenship, health and sanitation requirements and licensing. We believe our theatres are in material compliance with such requirements.

        We also own and operate theatres and other properties which may be subject to federal, state and local laws and regulations relating to environmental protection. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of contamination, regardless of fault or the legality of original disposal. We believe our theatres are in material compliance with such requirements.

Seasonality

        Our revenues are dependent upon the timing of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business is highly seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter.

Legal Proceedings

        In the normal course of business, we are party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

        United States of America v. AMC Entertainment Inc. and American Multi-Cinema, Inc. (No. 99 01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department of Justice (the "Department") filed suit alleging that the Company's stadium style theatres violated the ADA and related regulations. The Department alleged the Company had failed to provide persons in wheelchairs seating arrangements with lines-of-sight comparable to the general public. The Department alleged various non-line-of-sight violations as well. The Department sought declaratory and injunctive relief regarding existing and future theatres with stadium-style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000.

        As to line-of-sight matters, the trial court entered summary judgment in favor of the Department as to both liability and as to the appropriate remedy. On December 5, 2008, the Ninth Circuit Court of Appeals reversed the trial court as to the appropriate remedy and remanded the case back to the trial court for findings consistent with its decision. The Company and the Department reached a settlement regarding the extent of betterments and remedies required for line-of-sight violations which the parties believe are consistent with the Ninth Circuit's decision. The trial court approved the settlement on November 29, 2010. The betterments will be made over a 5 year term and the Company estimates the unpaid cost of such betterments to be approximately $5,000,000. The Company has recorded a liability of $75,000 for compensation to claimants and fines related to this matter.

        As to the non-line-of-sight aspects of the case, on January 21, 2003, the trial court entered summary judgment in favor of the Department on matters such as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. On December 5, 2003, the trial court entered a consent order and final judgment on non-line-of-sight issues under which the Company agreed to remedy certain violations at its stadium-style theatres and at certain theatres it may open in the future. Currently the Company estimates that remaining betterments are required at approximately 45 stadium-style theatres. The Company estimates that the unpaid costs of these betterments will be approximately $16,700,000. The estimate is based on actual costs incurred on remediation work completed to date. The actual costs of betterments may vary based on the results of surveys of the remaining theatres.

        Michael Bateman v. American Multi-Cinema, Inc. (No. CV07-00171). In January 2007, a class action complaint was filed against the Company in the Central District of the United States District Court of California (the "District Court") alleging violations of the Fair and Accurate Credit Transactions Act ("FACTA"). FACTA provides in part that neither expiration dates nor more than the last 5 numbers of a credit or debit card may be printed on receipts given to customers. FACTA imposes significant penalties upon violators where the violation is deemed to have been willful. Otherwise damages are limited to actual losses incurred by the card holder. On October 24, 2008, the District Court denied plaintiff's renewed motion for class certification. On September 27, 2010, the Ninth Circuit Court of Appeals vacated the District Court's order and remanded the proceedings for a new determination consistent with their opinion. The Company filed its Petition for En Banc and/or Panel Rehearing on October 8, 2010. The parties have reached a tentative settlement, subject to court approval, which is not expected to have a material adverse impact to the Company's financial condition.

        On May 14, 2009, Harout Jarchafjian filed a similar lawsuit alleging that the Company willfully violated FACTA and seeking statutory damages, but without alleging any actual injury (Jarchafjian v. American Multi-Cinema, Inc. (C.D. Cal. Case No. CV09-03434). The Jarchafjian case has been deemed related to the Bateman case and was stayed pending a Ninth Circuit decision in the Bateman case, which has now been issued. The parties have reached a tentative settlement, subject to court approval, which is not expected to have a material adverse impact to the Company's financial condition.

MANAGEMENT

Executive Officers and Directors

        Our business and affairs are managed by our board of directors currently consisting of nine members. Gerardo I. Lopez, our Chief Executive Officer, is a director of Parent. Aaron J. Stone is our Chairman of the Board and a non-employee director. The role of Chairman of the Board is held by Mr. Stone to represent the interest of stockholders.

        The following table sets forth certain information regarding our directors, executive officers and key employees as of December 31, 2010:

Name	Age	Position(s) Held
Aaron J. Stone	37	Chairman of the Board, Director (Parent, Holdings and AMCE)
Gerardo I. Lopez	51	Chief Executive Officer, President and Director (Parent, Holdings, AMCE and America Multi-Cinema, Inc.)
Dana B. Ardi	62	Director (Parent, Holdings and AMCE)
Stephen P. Murray	48	Director (Parent, Holdings and AMCE)
Stan Parker	34	Director (Parent, Holdings and AMCE)
Phillip H. Loughlin	43	Director (Parent, Holdings and AMCE)
Eliot P. S. Merrill	40	Director (Parent, Holdings and AMCE)
Kevin J. Maroni	48	Director (Parent, Holdings and AMCE)
Craig R. Ramsey	59	Executive Vice President and Chief Financial Officer (Parent, Holdings, AMCE and America Multi-Cinema, Inc.); Director (America Multi-Cinema, Inc.)
John D. McDonald	53	Executive Vice President, U.S. Operations (Parent, Holdings, AMCE and America Multi-Cinema, Inc.); Director (America Multi-Cinema, Inc.)
Mark A. McDonald	52	Executive Vice President, Global Development (Parent, Holdings, AMCE and America Multi-Cinema, Inc.)
Stephen A. Colanero	44	Executive Vice President and Chief Marketing Officer (Parent, Holdings, AMCE and America Multi-Cinema, Inc.)
Robert J. Lenihan	56	President, Film Programming (Parent, Holdings, AMCE and America Multi-Cinema, Inc.)
Samuel D. Gourley	59	President, AMC Film Programming (Parent, Holdings, AMCE and America Multi-Cinema, Inc.)
Kevin M. Connor	48	Senior Vice President, General Counsel and Secretary (Parent, Holdings, AMCE and America Multi-Cinema, Inc.)
Michael W. Zwonitzer	46	Senior Vice President Finance (Parent, Holdings, AMCE and America Multi-Cinema, Inc.)
Chris A. Cox	44	Senior Vice President and Chief Accounting Officer (Parent, Holdings, AMCE and America Multi-Cinema, Inc.)
Terry W. Crawford	53	Senior Vice President and Treasurer (Parent, Holdings, AMCE and America Multi-Cinema, Inc.)
George Patterson	57	Senior Vice President Food and Beverage (America Multi-Cinema, Inc.)

        All our current executive officers hold their offices at the pleasure of our board of directors, subject to rights under their respective employment agreements in some cases. There are no family relationships between or among any directors and executive officers, except that Messrs. John D. McDonald and Mark A. McDonald are brothers.

        Mr. Aaron J. Stone has served as Chairman of the Board of Parent, Holdings and AMCE since February 2009. Mr. Stone has served as a Director of Parent since June 2007, and has served as a Director of Holdings and AMCE since December 2004. Mr. Stone is a Senior Partner of Apollo Management, L.P., where he has been employed since 1997 and which, together with its affiliates, acts as manager of Apollo and related private securities investment funds. Mr. Stone also serves on the boards of directors of Connections Academy, LLC, Hughes Communications, Inc., Hughes Network Systems, LLC, Hughes Telematics, Inc., and Parallel Petroleum. Mr. Stone currently serves on the compensation committee of Hughes Communications, Inc. and the audit committee of Hughes Network Systems, LLC. Mr. Stone has also served on the boards of directors of Educate Inc.; Intelstat, Ltd.; and Skyterra Communications Inc., among others. Mr. Stone served on the audit committees of Educate Inc. and Intelstat, Ltd. Prior to joining Apollo, Mr. Stone was a member of the Mergers and Acquisition Group at Smith Barney, Inc. Mr. Stone graduated cum laude with an A.B. degree from Harvard College. Mr. Stone has over 15 years of experience in analyzing and investing in public and private companies and led the diligence of Apollo's investment in AMC, and he provides our board with insight into strategic and financial matters of interest to AMC's management and shareholders.

        Mr. Gerardo I. Lopez has served as Chief Executive Officer, President and a Director of Parent, Holdings and AMCE since March 2009. Prior to joining the Company, Mr. Lopez served as Executive Vice President of Starbucks Coffee Company and President of its Global Consumer Products, Seattle's Best Coffee and Foodservice divisions from September 2004 to March 2009. Prior thereto, Mr. Lopez served as President of the Handleman Entertainment Resources division of Handleman Company from November 2001 to September 2004. Mr. Lopez also serves on the boards of directors of SilkRoute Global, NCM LLC and DCIP. Mr. Lopez holds a B.S. degree in Marketing from George Washington University and a M.B.A. in Finance from Harvard Business School. Mr. Lopez has over 24 years of experience in marketing, sales and operations and management in public and private companies. His prior experience includes management of multi-billion-dollar operations and groups of over 2,500 associates.

        Dr. Dana B. Ardi has served as a Director of Parent, Holdings and AMCE since April 2009. Dr. Ardi serves as Managing Director and Founder of Corporate Anthropology Advisors LLC, a human capital advisory firm that provides consulting and restructuring services to companies across diverse industry sectors. Prior to founding Corporate Anthropology Advisors LLC in 2009, Dr. Ardi served as a Managing Director at CCMP Capital Advisors, LLC from August 2006 through January 2009, as a Partner at J.P. Morgan Partners, LLC from June 2001 to July 2006, as a Partner at Flatiron Partners, LLC from 1999 to June 2001, as Co-chair of the Global Communications, Entertainment and Technology practice of TMP Worldwide from 1995 to 1999 and prior thereto, Dr. Ardi served as Senior Vice President of New Media at R.R. Donnelley & Sons Company. Dr. Ardi also serves on the board of directors of New Yorkers for Parks and the board of trustees of Chancellor University's Jack Welch Management Institute. Dr. Ardi provides our board of directors with insight and perspective on organizational design, succession planning, leadership training, executive search and tactical human resources matters. Dr. Ardi holds a B.S. degree from the State University of New York at Buffalo and M.S. and Ph.D. degrees in Education from Boston College.

        Mr. Stephen P. Murray has served as a Director of Parent since June 2007, and has served as a Director of Holdings and AMCE since December 2004. Mr. Murray serves on the compensation committee of Parent. Since March 2007 Mr. Murray has served as President and Chief Executive Officer of CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 by the former buyout and growth equity investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. From August 2006 to March 2007, Mr. Murray served as President and Chief Operating Officer of CCMP Capital Advisors, LLC. From 1989 through July 2006, Mr. Murray was employed by J.P. Morgan Partners and its predecessor entities, and became a Partner in 1994. Prior to joining J.P. Morgan Partners, LLC in 1989, Mr. Murray served as a Vice President with the Middle-

Market Lending Division of Manufacturers Hanover. Mr. Murray focuses on investments in Consumer, Retail and Services, and Healthcare Infrastructure. Mr. Murray also serves on the boards of directors of ARAMARK Holdings Corporation, Caremore Medical Enterprises, Generac Power Systems, Chef's Warehouse, Crestcom, Jetro Holdings, Inc., LHP Hospital Group, Noble Environmental Power, Octagon Credit Investors, Quiznos Subs, Strongwood Insurance and Warner Chilcott. Mr. Murray holds a B.A. degree from Boston College and a M.B.A. from Columbia Business School. Mr. Murray has over 20 years of experience as a private equity investment professional and provides our board with insight and perspective on general investment and financial matters.

        Mr. Stan Parker has served as a Director of Parent since June 2007, and has served as a Director of Holdings and AMCE since December 2004. Mr. Parker has been affiliated with Apollo and its related investment advisors and investment managers since 2000 and has been a Partner since 2005. Prior to joining Apollo in 2000, Mr. Parker was employed by Salomon Smith Barney, Inc. Mr. Parker also serves on the boards of directors of Affinion, CEVA Group Plc and Momentive Performance Materials. Mr. Parker holds a B.S. degree in Economics from The Wharton School of Business at the University of Pennsylvania. Mr. Parker has over 12 years of experience in analyzing and investing in public and private companies. Mr. Parker participated in the diligence of Apollo's investment in AMC and provides our board with insight into strategic and financial matters of interest to AMC's management and shareholders.

        Mr. Philip H. Loughlin has served as a Director of Parent, Holdings and AMCE since January 2009. Mr. Loughlin joined Bain Capital in 1996 and has been a Managing Director since 2003. Prior to joining Bain Capital, Mr. Loughlin was a Consultant at Bain & Company, where he worked in the telecommunications, industrial manufacturing and consumer products industries. Mr. Loughlin has also served in operating roles at Eagle Snacks, Inc. and Norton Company. Mr. Loughlin also serves on the boards of directors of OSI Restaurant Partners, Inc., Ariel Holdings, Ltd., Applied Systems, Inc. and the National Pancreas Foundation. Mr. Loughlin serves on the audit committee of OSI Restaurant Partners. Mr. Loughlin previously served on the boards of directors of Burger King Corporation, Loews Cineplex Entertainment, Brenntag A.G., Professional Services Industries, Inc. and Cinemex and on the audit committees of Burger King Corporation and Loews Cineplex Entertainment. Mr. Loughlin received a M.B.A. from Harvard Business School where he was a Baker Scholar and graduated cum laude with an A.B. degree from Dartmouth College. Mr. Loughlin has 14 years of experience as a private equity investor, participated in the evaluation of Bain Capital's original investment in Loews and has significant experience in serving on boards of directors.

        Mr. Eliot P. S. Merrill has served as a Director of Parent, Holdings and AMCE since January 2008. Mr. Merrill is a Managing Director of The Carlyle Group focusing on buyout opportunities in the media and telecommunications sectors. Prior to joining Carlyle in 2001, Mr. Merrill was a Principal at Freeman Spogli & Co., a buyout fund with offices in New York and Los Angeles. From 1995 to 1997, Mr. Merrill worked at Dillon Read & Co. Inc. Prior thereto, Mr. Merrill worked at Doyle Sailmakers, Inc. Mr. Merrill also serves as a director of The Nielsen Company B.V. Mr. Merrill holds an A.B. degree from Harvard College. Mr. Merrill has over 13 years of experience in the private equity industry and has focused on the analysis, assessment and capitalization of new acquisitions and existing portfolio companies. Prior to the Loews Mergers, Mr. Merrill served on the audit committee of Loews Cineplex Entertainment Corporation.

        Mr. Kevin J. Maroni has served as a Director of Parent, Holdings and AMCE since April 2008. Mr. Maroni serves as Senior Managing Director of Spectrum Equity Investors ("Spectrum"), an investment firm with offices in Boston and Menlo Park. Mr. Maroni has served on the boards of directors of numerous public and private companies, including most recently Consolidated Communications, Inc. from 2002 - 2005; NEP Broadcasting, L.P. from 2004-2007; and Classic Media, L.P. from 2006-2007. Prior to joining Spectrum at inception in 1994, Mr. Maroni worked at Time Warner, Inc. and Harvard Management Company's private equity affiliate. Mr. Maroni has also served as a trustee of numerous non-profit institutions, which currently include National Geographic Ventures; the John F. Kennedy Library Foundation and the Park School. Mr. Maroni holds a B.A. degree from the University of Michigan and a M.B.A. from Harvard University. Mr. Maroni has over 20 years of experience as a private equity investor and has experience in serving on a number of public and private company boards of directors.

        Mr. Craig R. Ramsey has served as Executive Vice President and Chief Financial Officer of Parent and Holdings since June 2007 and December 2004, respectively. Mr. Ramsey has served as Executive Vice President and Chief Financial Officer of AMCE and American Multi-Cinema, Inc. since April 2003. Previously, Mr. Ramsey served as Executive Vice President, Chief Financial Officer and Secretary of AMCE and American Multi-Cinema, Inc. since April 2002. Mr. Ramsey served as Senior Vice President, Finance, Chief Financial Officer and Chief Accounting Officer, of AMCE and American Multi-Cinema, Inc. from August 1998 until May 2002. Mr. Ramsey has served as a Director of American Multi-Cinema, Inc. since September 1999. Mr. Ramsey was elected Chief Accounting Officer of AMCE and American Multi-Cinema, Inc. in February 2000. Mr. Ramsey served as Vice President, Finance from January 1997 to October 1999 and prior thereto, Mr. Ramsey served as Director of Information Systems and Director of Financial Reporting since joining American Multi-Cinema, Inc. in February 1995. Mr. Ramsey currently serves as a member of the board of directors of Movietickets.com and has previously served on the board of directors of Bank Midwest. Mr. Ramsey holds a B.S. degree in Accounting and Business Administration from the University of Kansas.

        Mr. John D. McDonald has served as Executive Vice President, U.S. Operations of Parent, Holdings and AMCE since July 2009. Mr. McDonald has served as Director of American Multi-Cinema, Inc. since November 2007 and has served as Executive Vice President, U.S. Operations of American Multi-Cinema, Inc. since July 2009. Prior to July 2009, Mr. McDonald served as Executive Vice President, U.S. and Canada Operations of American Multi-Cinema, Inc. effective October 1998. Mr. McDonald served as Senior Vice President, Corporate Operations from November 1995 to October 1998. Mr. McDonald is a member of the National Association of Theatre Owners Advisory board of directors. Mr. McDonald has successfully managed the integration for the Gulf States, General Cinema, and Loews mergers and acquisitions. Mr. McDonald attended California State Polytechnic University where he studied economics and history.

        Mr. Mark A. McDonald has served as Executive Vice President, Global Development since July 2009 of Parent, Holdings and AMCE. Prior thereto, Mr. McDonald served as Executive Vice President, International Operations of Parent, Holdings and AMCE from October 2008 to July 2009. Mr. McDonald has served as Executive Vice President, International Operations of American Multi-Cinema, Inc., and American Multi-Cinema, Inc. Entertainment International, Inc. ("AMCEI"), a subsidiary of AMC, since March 2007 and December 1998, respectively. Prior thereto, Mr. McDonald served as Senior Vice President, Asia Operations from November 1995 until his appointment as Executive Vice President, International Operations and Film in December 1998. Mr. McDonald served on the board of directors of AMCEI from March 2007 to May 2010. Mr. McDonald holds a B.A. degree from the University of Southern California and a M.B.A. from the Anderson School at University of California Los Angeles.

        Mr. Stephen A. Colanero has served as Executive Vice President and Chief Marketing Officer of Parent, Holdings and AMCE since December 2009. Prior to joining AMC, Mr. Colanero served as Vice President of Marketing for RadioShack Corporation from April 2008 to December 2009. Mr. Colanero also served as Senior Vice President of Retail Marketing for Washington Mutual Inc. from February 2006 to August 2007 and as Senior Vice President, Strategic Marketing for Blockbuster Inc. from November 1994 to January 2006. Mr. Colanero holds a B.S. degree in Accounting from Villanova University and a M.B.A. in Marketing and Strategic Management from The Wharton School at the University of Pennsylvania.

        Mr. Robert J. Lenihan has served as President, Programming, of Parent, Holdings and AMCE since April 2009. Prior to joining AMC, Mr. Lenihan served as Executive Vice President for Loews Cineplex Entertainment Corp from August 1998 to February 2002. Mr. Lenihan was appointed Senior Vice President and Head Film Buyer at Mann Theatres in 1985 and served in that capacity at Act III Theatres, Century Theatres, Sundance Cinemas and most recently at Village Roadshow. Mr. Lenihan holds a B.S. degree from Rowan University.

        Mr. Samuel D. "Sonny" Gourley has served as President of AMC Film Programming of Parent, Holdings and AMCE since December 2009. Mr. Gourley has served as President of AMC Film Programming a Division of AMC since November 2005. Prior thereto, Mr. Gourley served as Executive Vice President, National Film from November 2002 to November 2005 and Executive Vice President, East Film from November 1999 to November 2002. Mr. Gourley currently serves on the advisory board of Tent 25 Variety—The Children's Charity located in Los Angeles, as well as serving on the board of the local Tent 8 Variety—The Children's Charity in Kansas City. Mr. Gourley holds a B.A. degree in English from Miami University in Oxford, Ohio.

        Mr. Kevin M. Connor has served as Senior Vice President, General Counsel and Secretary of Parent and Holdings since June 2007 and December 2004, respectively. Mr. Connor has served as Senior Vice President, General Counsel and Secretary of AMCE and American Multi-Cinema, Inc. since April 2003. Prior to April 2003, Mr. Connor served as Senior Vice President, Legal of AMCE and American Multi-Cinema, Inc. beginning November 2002. Prior thereto, Mr. Connor was in private practice in Kansas City, Missouri as a partner with the firm Seigfreid, Bingham, Levy, Selzer and Gee from October 1995. Mr. Connor holds a Bachelor of Arts degree in English and History from Vanderbilt University, a Juris Doctorate degree from the University of Kansas School of Law and a LLM in Taxation from the University of Missouri—Kansas City.

        Mr. Michael W. Zwonitzer has served as Senior Vice President, Finance of Parent, Holdings and AMCE since July 2009. Prior thereto, Mr. Zwonitzer served as Vice President, Finance of Parent and Holdings since June 2007 and December 2004, respectively. Mr. Zwonitzer has served as Vice President, Finance of AMCE and American Multi-Cinema, Inc. since September 2004 and prior thereto, Mr. Zwonitzer served as Director of Finance from December 2002 to September 2004 and Manager of Financial Analysis from November 2000 to December 2002. Mr. Zwonitzer joined AMC in June 1998. Mr. Zwonitzer holds a B.S. degree in Accounting from the University of Missouri.

        Mr. Chris A. Cox has served as Senior Vice President and Chief Accounting Officer of Parent and Holdings since June 2010. Prior thereto Mr. Cox served as Vice President and Chief Accounting Officer of Parent and Holdings since June 2007 and December 2004, respectively. Mr. Cox has served as Vice President and Chief Accounting Officer of AMCE and American Multi-Cinema, Inc. since May 2002. Prior to May 2002, Mr. Cox served as Vice President and Controller of American Multi-Cinema, Inc. since November 2000. Previously, Mr. Cox served as Director of Corporate Accounting for the Dial Corporation from December 1999 until November 2000. Mr. Cox holds a Bachelor's of Business Administration in Accounting and Finance degree from the University of Iowa.

        Mr. Terry W. Crawford has served as Senior Vice President and Treasurer of Parent since June 2010. Previously, Mr. Crawford served as Vice President and Treasurer of Parent since June 2007 and of Holdings AMCE and American Multi-Cinema, Inc. since April 2005. Prior thereto, Mr. Crawford served as Vice President and Assistant Treasurer of Holdings, AMCE and American Multi-Cinema, Inc. from December 2004 until April 2005. Previously, Mr. Crawford served as Vice President, Assistant Treasurer and Assistant Secretary of AMCE from May 2002 until December 2004 and American Multi-Cinema, Inc. from January 2000 until December 2004. Mr. Crawford served as Assistant Treasurer and Assistant Secretary of AMCE from September 2001 until May 2002 and AMC from November 1999 until December 2004. Mr. Crawford served as Assistant Secretary of AMCE from March 1997 until September 2001 and American Multi-Cinema, Inc. from March 1997 until November 1999. Prior to joining AMC, Mr. Crawford served as Vice President and Treasurer for Metmor Financial, Inc., a wholly-owned subsidiary of Metropolitan Life Insurance Company. Mr. Crawford holds a B.S. degree in Business from Emporia State University and a M.B.A. from the University of Missouri—Kansas City.

        Mr. George Patterson has served as Senior Vice President of Food and Beverage since February 2010. Prior to joining the Company, Mr. Patterson served as Director of Asset Strategy and Multibrand Execution for YUM Brands from 2002 to 2010. Prior to joining YUM Brands, Mr. Patterson was Co-founder and COO of Cool Mountain Creamery and Café from 1997 to 2002. Prior to developing Cool Mountain Creamery and Café, Mr. Patterson was Regional Vice President for Wendy's International restaurants. Mr. Patterson holds a B.A. degree from the University of Florida.

Executive Compensation

Compensation Discussion and Analysis

        This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, our three other most highly compensated executive officers as well as an additional executive officer whose compensation otherwise would have been subject to reporting had there not been any option grants in fiscal 2010. These individuals are referred to as the "Named Executive Officers."

        Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of our Chief Executive Officer in setting compensation levels for our executive officers other than the Chief Executive Officer.

  Executive Compensation Program Objectives and Overview

        The goals of the Compensation Committee with respect to executive compensation are to attract, retain, motivate and reward talented executives, to tie annual and long-term compensation incentives to the achievement of specified performance objectives, and to achieve long-term creation of value for our stockholders by aligning the interests of these executives with those of our stockholders. To achieve these goals, we endeavor to maintain compensation plans that are intended to tie a substantial portion of executives' overall compensation to key strategic, operational and financial goals such as achievement of budgeted levels of adjusted EBITDA or revenue, and other non-financial goals that the Compensation Committee deems important. From time to time, the Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels they believe, based on industry comparables and their general business and industry knowledge and experience, are comparable with executives in other companies of similar size and stage of development operating in the theatrical exhibition industry and similar retail type businesses, while taking into account our relative performance and our own strategic goals.

        We conduct a periodic review of the aggregate level of our executive compensation as part of the annual budget review and annual performance review processes, which includes determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers. This review is based on our knowledge of how other theatrical exhibition industry and similar retail type businesses measure their executive performance and on the key operating metrics that are critical in our effort to increase the value of our company.

  Current Executive Compensation Program Elements

        Our executive compensation program consists of the elements described in the following sections. The Compensation Committee determines the portion of compensation allocated to each element for each individual Named Executive Officer. Our Compensation Committee expects to continue these policies in the short term but will reevaluate the current policies and practices as it considers advisable.

        The Compensation Committee believes based on their general business and industry experience and knowledge that the use of the combination of base salary, discretionary annual performance bonuses, and long-term incentives (including stock option or other stock-based awards) offers the best approach to achieving our compensation goals, including attracting and retaining talented and capable executives and motivating our executives and other officers to expend maximum effort to improve the business results, earnings and overall value of our business.

        Base Salaries.    Base salaries for our Named Executive Officers are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy, but we do not make any determinations or changes in compensation in reaction to market data alone. The Compensation Committee's goal is to provide total compensation packages that are competitive with prevailing practices in our industry and in the geographic markets in which we conduct business. However, the Compensation Committee retains flexibility within the compensation program to respond to and adjust for specific circumstances and our evolving business environment. Periodically, the Company obtains information regarding the salaries of employees at comparable companies, including approximately 150 multi-unit businesses in the retail, entertainment and food service industries. Base salaries for our Named Executive Officers are reviewed at appropriate times by the Compensation Committee and may be increased from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements in order to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Base salaries for our Named Executive Officers were essentially unchanged from fiscal 2009 to fiscal 2010.

        Annual Performance Bonus.    The Compensation Committee has the authority to award annual performance bonuses to our Named Executive Officers. Under the current employment agreements, each Named Executive Officer is eligible for an annual bonus based on our annual incentive compensation program as it may exist from time to time. We believe that annual bonuses based on performance serve to align the interests of management and stockholders, and our annual bonus program is primarily designed to reward increases in adjusted EBITDA. Individual bonuses are performance based and, as such, can be highly variable from year to year. The annual incentive bonuses for our Named Executive Officers are determined by our Compensation Committee and, except with respect to his own bonus, our chief executive officer, based on our annual incentive compensation program as it may exist from time to time. For fiscal 2010, the annual incentive compensation program was based on a company component and an individual component. The company component was based primarily on attainment of an adjusted EBITDA target of $314,811,000. The plan guideline was that no company performance component of the bonus would be paid below attainment of 90% of targeted adjusted EBITDA and that upon attainment of 100% of targeted adjusted EBITDA, each Named Executive Officer would receive 100% of his assigned bonus target. Upon attainment of 110% of targeted adjusted EBITDA, each Named Executive Officer would receive a maximum of 200% of his assigned bonus target. The individual component of the bonus does not have an adjusted EBITDA threshold but is based on achievement of key performance measures and overall performance and contribution to our strategic and financial goals. Under the annual incentive compensation program, our Compensation Committee and, except with respect to his own bonus, chief executive officer, retain discretion to decrease or increase bonuses relative to the guidelines based on qualitative or other objective factors deemed relevant by the Compensation Committee.

        The following table summarizes the company component upon attainment of 100% of targeted adjusted EBITDA and the individual component of the annual performance bonus plan for fiscal 2010:

	Company Component at 100% Target	Individual Component
Gerardo I. Lopez	$392,000	$98,000
Craig R. Ramsey	200,200	50,050
John D. McDonald	200,200	50,050
Robert J. Lenihan	151,400	37,850
Kevin M. Connor	156,000	39,000
Samuel D. Gourley	138,000	34,500

        Our annual bonuses have historically been paid in cash and traditionally have been paid in a single installment in the first quarter following the completion of a given fiscal year. Pursuant to current employment agreements, each Named Executive Officer is eligible for an annual bonus pursuant to the annual incentive plan in place at the time. The Compensation Committee has discretion to increase the annual bonus paid to our Named Executive Officers using its judgment if the Company exceeds certain financial goals, or to reward for achievement of individual annual performance objectives. Our Compensation Committee and the Board of Directors have approved bonus amounts that have been paid in fiscal 2011 for the performance during fiscal 2010. We obtained an adjusted EBITDA of 104% of target for fiscal 2010 which is equivalent to an approximate 142% payout of the assigned bonus target. The individual component of the bonus was determined following a review of each Named Executive Officer's individual performance and contribution to our strategic and financial goals. For fiscal 2010, this review was conducted during the first quarter of fiscal 2011.

        Special Incentive Bonus.    Pursuant to his employment agreement, Mr. Gerardo Lopez is entitled to a one-time special incentive bonus of $2,000,000 that vests at the rate of $400,000 per year over five years, effective March 2009, provided that he remains employed on each vesting date. The first three installments of the special incentive bonus are payable on the third anniversary and the fourth and fifth installments are payable upon vesting. The special incentive bonus of $2,000,000 shall immediately vest in full upon Mr. Lopez's involuntary termination within twelve months after a change of control, as defined in the employment agreement. As of April 1, 2010, Mr. Lopez has vested in one-fifth, or $400,000, of this special incentive bonus to be paid on his third anniversary.

        Long Term Incentive Equity Awards.    In connection with the holdco merger, on June 11, 2007, we adopted an amended and restated 2004 stock option plan (formerly known as the 2004 Stock Option Plan), which provides for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) and non-qualified stock options to acquire our common stock to eligible employees and consultants and our non-employee directors. Options granted under the plan vest in equal installments over three to five years from the grant date, subject to the optionee's continued service with Parent or one of its subsidiaries. The Compensation Committee approved stock option grants to Mr. Robert Lenihan and Mr. Samuel Gourley during fiscal 2010.

        Retirement Benefits.    We provide retirement benefits to the Named Executive Officers under both qualified and non-qualified defined-benefit and defined-contribution retirement plans. The Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc. ("AMC Defined Benefit Retirement Income Plan") and the AMC 401(k) Savings Plan are both tax-qualified retirement plans in which the Named Executive Officers participate on substantially the same terms as our other participating employees. However, due to maximum limitations imposed by the Employee

Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan and on the maximum amount that may be contributed to a qualified defined-contribution plan, the benefits that would otherwise be payable to the Named Executive Officers under the Defined Benefit Retirement Income Plan are limited. Because we did not believe that it was appropriate for the Named Executive Officers' retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we had established non-qualified supplemental defined-benefit plans that permit the Named Executive Officers to receive the same benefit that would be paid under our qualified defined-benefit plan up to the old IRS limit, as indexed, as if the Omnibus Budget Reconciliation Act of 1993 had not been in effect. On November 7, 2006, our Board of Directors approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan and our supplemental defined-benefit plans, the AMC Supplemental Executive Retirement Plan and the AMC Retirement Enhancement Plan, effective as of December 31, 2006. The Compensation Committee determined that these types of plans are not as effective as other elements of compensation in aligning executives' interests with the interests of stockholders, a particularly important consideration for a public company. As a result, the Compensation Committee determined to freeze these plans. Benefits no longer accrue under the AMC Defined Benefit Retirement Income Plan, the AMC Supplemental Executive Retirement Plan or the AMC Retirement Enhancement Plan for our Named Executive Officers or for other participants.

        Effective for fiscal year 2010, under our 401(k) Savings Plan, we matched 50% of each eligible employee's elective contributions up to 6% of the employee's eligible compensation. Previously, Holdings matched 100% of elective contributions up to 5% of employee compensation.

        The "Pension Benefits" table and related narrative section "—Pension and Other Retirement Plans" below describes our qualified and non-qualified defined-benefit plans in which our Named Executive Officers participate.

        Non-Qualified Deferred Compensation Program.    Named Executive Officers are permitted to elect to defer base salaries and their annual bonuses under the AMC Non-Qualified Deferred Compensation Plan. We believe that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Companies is also deferred.

        The "Non-Qualified Deferred Compensation" table and related narrative section "—Non-Qualified Deferred Compensation Plan" below describe the non-qualified deferred compensation plan and the benefits thereunder.

        Severance and Other Benefits Upon Termination of Employment.    We believe that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for each of the Named Executive Officers and for other of our senior officers in their respective employment agreements. The Compensation Committee evaluates the level of severance benefits provided to Named Executive Officers on a case-by-case basis. We consider these severance protections consistent with competitive practices.

        As described in more detail below under "—Potential Payments Upon Termination or Change in Control" pursuant to their employment agreements, each of the Named Executive Officers would be entitled to severance benefits in the event of termination of employment without cause and certain Named Executive Officers would be entitled to severance benefits due to death or disability. In the case of Mr. Lopez, resignation for good reason would also entitle the employee to severance benefits. We have determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions and as part of their overall compensation package.

        We believe that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide the executives with severance benefits if they terminate their employment within a certain number of days following specified changes in their compensation, responsibilities or benefits following a change in control. No claim for severance due to a change in control has been made by an executive who is a party to an employment agreement providing for such severance benefits since the merger of Marquee Inc. with AMCE (then a change in control for purposes of the agreements). The severance benefits for these executives are generally determined as if they continued to remain employed by us for two years following their actual termination date.

        Perquisites.    The perquisites provided to each Named Executive Officer during fiscal 2010, 2009 and 2008 are reported in the All Other Compensation column of the "Summary Compensation Table" below, and are further described in footnote (5) to that table. Perquisites consist of matching contributions under our 401(k) savings plan, which is a qualified defined contribution plan, life insurance premiums, awards and gifts, relocation expenses, on-site parking, and an award of theatre chairs. Perquisites are benchmarked and reviewed, revised and approved by the Compensation Committee every year.

        Policy with Respect to Section 162(m).    Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and the four other most highly compensated executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options and other awards that may be granted to our Named Executive Officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of AMC Entertainment and our stockholders.

        Actions Taken After Fiscal 2010.    On July 8, 2010, our board of directors approved the adoption of the AMC Entertainment Holdings,  Inc. 2010 Equity Incentive Plan, which is described in more detail under "—Equity Incentive Plans" below. Our Compensation Committee intends that future equity-based awards will be made pursuant to the 2010 Equity Incentive Plan.

 Summary Compensation Table

        The following table presents information regarding compensation of our principal executive officer, our principal financial officer, our three other most highly compensated executive officers for services rendered during fiscal 2010 as well as an additional executive officer whose compensation otherwise would have been subject to reporting had there not been any option grants in fiscal 2010. These individuals are referred to as "Named Executive Officers."

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Gerardo I. Lopez	2010	$700,003	$400,000	$—	$—	$674,240	$—	$66,220	$1,840,463
Chief Executive Officer, President and Director (Parent, Holdings, AMCE and American Multi-Cinema, Inc.)	2009	64,615	—	—	2,068,847	—	—	16,570	2,150,032
Craig R. Ramsey	2010	385,000	—	—	—	346,847	83,470	6,656	821,973
Executive Vice President	2009	383,508	—	—	—	—	—	16,634	400,142
and Chief Financial Officer (Parent, Holdings, AMCE and American Multi-Cinema, Inc.)	2008	374,183	—	—	—	—	—	29,365	403,548
John D. McDonald	2010	385,000	—	—	—	344,344	134,080	9,419	872,843
Executive Vice President	2009	383,508	—	—	—	—	—	21,626	405,134
North American Operations (Parent, Holdings, AMCE and American Multi-Cinema, Inc.)	2008	374,182	—	—	—	—	—	28,356	402,538
Robert J. Lenihan	2010	376,885	—	—	138,833	252,838	—	48,762	817,318
President, Film Programming (Parent, Holdings, AMCE and American Multi-Cinema, Inc.)
Kevin M. Connor	2010	325,000	—	—	—	260,520	12,201	8,205	605,926
Senior Vice President,	2009	323,658	—	—	—	—	—	16,123	339,781
General Counsel and Secretary (Parent, Holdings, AMCE and American Multi-Cinema, Inc.)	2008	321,696	—	—	—	—	—	25,230	346,926
Samuel D. Gourley	2010	287,500	—	—	92,962	230,460	169,091	40,393	820,406
President, AMC Film Programming (Parent, Holdings, AMCE and American Multi-Cinema, Inc.)

(1)
The principal positions shown are at April 1, 2010. Compensation for Mr. Gerardo Lopez, Mr. Robert Lenihan, and Mr. Samuel Gourley is provided for years where they were Named Executive Officers only.

(2)
As required by the SEC Rules, amounts shown in the column, "Option Awards," presents the aggregate grant date fair value of option awards granted in the fiscal year in accordance with accounting rules ASC 718, Compensation—Stock Compensation. These amounts reflect the Company's accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officers. Options are to acquire shares of our common stock.

In May 2009, Mr. Robert Lenihan and Mr. Samuel Gourley received a stock option grant to purchase 1,023 and 685 of our common shares, respectively, at a price equal to $339.59 per share. The options will vest in five equal annual installments, subject to continued employment. The options will expire after ten years from the date of the grant. The valuation assumptions used for these option awards are provided in note 1 to the Company's consolidated financial statements contained elsewhere in this prospectus.

  In March 2009, Mr. Gerardo Lopez received a stock option grant to purchase 15,980.45 common shares at a price equal to $323.95 per share. The options will vest in five equal annual installments, subject to Mr. Lopez's continued employment. The options will expire after ten years from the date of the grant. The valuation assumptions used for Mr. Lopez's option award are provided in note 1 to the Company's consolidated financial statements contained elsewhere in this prospectus.

  No option awards were granted with regards to Named Executive Officers during fiscal 2008. No option awards granted to Named Executive Officers in the above table were forfeited in fiscal 2010, fiscal 2009 or fiscal 2008.

(3)
The Compensation Committee has determined the amounts of the annual incentive plan compensation that will be paid to each Named Executive Officer for fiscal 2010. We paid those amounts during the first quarter of fiscal 2011. No bonuses were earned in fiscal 2009 and 2008 under the annual incentive bonus program as we did not meet the minimum targeted adjusted EBITDA threshold established by the Compensation Committee. Further discussion on the annual incentive bonus program for the Named Executive Officers can be found in the Compensation Discussion and Analysis—Annual Performance Bonus section.

(4)
The following table represents the aggregate increases and decreases in actuarial present value of each officer's accumulated benefit amounts. The aggregate decreases in actuarial present value amounts have been omitted from the Summary Compensation Table:

		Defined Benefit Plan	Supplemental Executive Retirement Plan
Craig R. Ramsey	2010	$42,764	$22,173
	2009	(2,109)	(1,094)
	2008	(3,426)	(1,776)
John D. McDonald	2010	87,134	45,179
	2009	(35,248)	(18,276)
	2008	(13,050)	(6,766)
Kevin M. Connor	2010	8,635	3,566
	2009	(4,394)	(1,814)
	2008	(1,849)	(3,567)
Samuel D. Gourley	2010	113,326	55,765

  For fiscal 2009, in accordance with the amended guidance for employers' accounting for defined benefit pension and other postretirement plans in Accounting Standards Codification 715, Compensation—Retirement Benefits, the measurement date used to measure the aggregate change in actuarial present value of accumulated benefit amounts was changed from a measurement date of January 1 to our fiscal year end date, ending on April 2, 2009. See note 11 to our consolidated financial statements contained elsewhere in this prospectus for more information.

  This column includes above market earnings for the difference between market interest rates determined pursuant to SEC rules and the 19.7% to 21.6% interest contingently credited by the Company on salary deferred by the Named Executive Officers under the nonqualified deferred salary plan. For fiscal 2010, above market earnings for Mr. Ramsey and Mr. McDonald were $18,533 and $1,767, respectively. There were no above market earnings under the nonqualified deferred compensation plan for the Named Executive Officers for fiscal 2009 and 2008. Further discussion on the nonqualified deferred compensation for the Named Executive Officers can be found in the "—Nonqualified Deferred Compensation" section.

(5)
All Other Compensation is comprised of Company matching contributions under our 401(k) savings plan which is a qualified defined contribution plan, life insurance premiums, automobile related benefits, awards / gifts, relocation expenses, on-site parking, and an award of theatre chairs. The following table summarizes "All Other Compensation" provided to the Named Executive Officers:

							Additional All Other Compensation
		Perquisites and Other Personal Benefits					Company Matching Contributions to 401(k) Plan
		Car Allowance	Awards/Gifts	Theatre Chairs	Relocation Expenses	On-Site Parking		Life Insurance Premiums
Gerardo I. Lopez	2010	$—	$100	$—	$64,326	$—	$—	$1,794
	2009	—	—	—	16,570	—	—	—
Craig R. Ramsey	2010	—	100	—	—	—	3,202	3,354
	2009	1,500	305	—	—	—	11,475	3,354
	2008	13,500	254	—	—	—	12,128	3,483
John D. McDonald	2010	—	1,500	—	—	—	6,125	1,794
	2009	1,500	305	—	—	—	18,027	1,794
	2008	13,500	254	—	—	—	12,739	1,863
Robert J. Lenihan	2010	—	—	—	45,883	170	—	2,709
Kevin M. Connor	2010	—	—	—	—	—	7,125	1,080
	2009	1,350	305	2,366	—	—	11,061	1,041
	2008	12,150	254	—	—	—	11,781	1,045
Samuel D. Gourley	2010	—	1,502	—	31,107	170	4,900	2,714

Compensation of Named Executive Officers

        The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2010. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary and annual bonus.

        The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer's base salary and annual bonus is provided below.

        The "Pension Benefits" table and related description of the material terms of our pension plans describe each Named Executive Officer's retirement benefits under the Companies' defined-benefit pension plans to provide context to the amounts listed in the Summary Compensation Table. The discussion in the section "Potential Payments Upon Termination or Change in Control" explains the potential future payments that may become payable to our Named Executive Officers.

  Description of Employment Agreements—Salary and Bonus Amounts

        We have entered into employment agreements with each of Messrs. Lopez, Ramsey, McDonald, Lenihan, Connor, and Gourley. Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below.

        Gerardo I. Lopez.    On February 23, 2009, we entered into an employment agreement with Gerardo I. Lopez to serve as its Chief Executive Officer and President. The term of the agreement is for three years, with automatic one-year extensions each year. The agreement provides that Mr. Lopez will receive an initial annualized base salary of $700,000. The Compensation Committee, based on its review, has discretion to increase (but not reduce) the base salary each year. Mr. Lopez's target incentive bonus for fiscal 2010 was equal to 70% of his annual base salary. In addition, Mr. Lopez is receiving a one-time special incentive bonus that vests at the rate of $400,000 per year over five years, effective March 2009, provided he remains employed on each vesting date. The first three installments of the special incentive bonus are payable on the third anniversary and the fourth and fifth installments are payable upon vesting. Upon approval by the Compensation Committee, Mr. Lopez received a grant of options to purchase 15,980.45 shares of Parent's common stock. The options will vest in five equal annual installments, subject to Mr. Lopez's continued employment. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. The agreement also provides that Mr. Lopez will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with related business expenses and travel. Change in control, severance arrangements and restrictive covenants in Mr. Lopez's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        Craig R. Ramsey.    On July 1, 2001, we entered into an employment agreement with Craig R. Ramsey who serves as the Executive Vice President and Chief Financial Officer and reports directly to our President and Chief Executive Officer. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Ramsey will receive an initial annualized base salary of $275,000. The agreement also provides for annual bonuses for Mr. Ramsey based on the applicable incentive compensation program of the company. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. Ramsey will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Change in control and severance arrangements in Mr. Ramsey's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        John D. McDonald.    On July 1, 2001, we entered into an employment agreement with John D. McDonald, who serves as an Executive Vice President, North America Operations. Mr. McDonald reports directly to our President and Chief Operating Officer or such officer's designee. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. McDonald will receive an initial annualized base salary of $275,000. The agreement also provides for annual bonuses for Mr. McDonald based on the applicable incentive compensation program of the Company. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. McDonald will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Change in control and severance arrangements in Mr. McDonalds' employment agreements are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        Robert J. Lenihan.    On April 7, 2009, we entered into an employment agreement with Robert J. Lenihan who serves as the President of Film Programming. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Lenihan will receive an initial annualized base salary of $410,000 subject to review by the Board of Directors or the Compensation Committee. Based on their review, the Board of Directors or the Compensation Committee have discretion to increase (but not reduce) the base salary each year. The agreement also provides for annual bonuses for Mr. Lenihan based on the applicable incentive compensation program of the Company. The target incentive bonus for each fiscal year during the period of employment shall equal 50% of the base salary. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. Lenihan will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with carrying out the Executive's duties for the Company. Change in control and severance arrangements in

Mr. Lenihan's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        Kevin M. Connor.    On November 6, 2002, we entered into an employment agreement with Kevin M. Connor who serves as the Senior Vice President, General Counsel and Secretary of the Company. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Connor will receive an initial annualized base salary of $225,000. The agreement also provides for annual bonuses for Mr. Connor based on the applicable incentive compensation program of the Company. In making its determination with respect to salary and bonus levels, the Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. Connor will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Change in control and severance arrangements in Mr. Connor's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        Samuel D. Gourley.    On July 1, 2001, we entered into an employment agreement with Samuel D. Gourley who serves as the President of AMC Film Programming. The term of the agreement is for one year, with automatic one-year extensions each year. The agreement provides that Mr. Gourley will receive an initial annualized base salary of $197,608 plus an additional $17,500 on an annual basis as a market allowance subject to review by the President, AMC Film Marketing and EVP North America Film Operations, with the approval of our President and Chief Operating Officer. The agreement also provides for annual bonuses for Mr. Gourley based on the applicable incentive compensation program of the Company. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. Gourley will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Change in control and severance arrangements in Mr. Gourley's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

Grants of Plan-based Awards—Fiscal 2010

        The following table summarizes equity awards granted to named executive officers during fiscal 2010:

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise Or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Robert J. Lenihan	05/28/2009	$—	$—	$—	$—	$—	$—	—	1,023	$339.59	$138,833
Samuel D. Gourley	05/28/2009	$—	$—	$—	$—	$—	$—	—	685	$339.59	$92,962

        On May 28, 2009, Mr. Lenihan and Mr. Gourley received a grant of stock options to purchase 1,023 and 685 shares, respectively of Class N Common Stock at a price equal to $339.59 per share. The options will vest in five equal annual installments, subject to their continued employment. The options shall expire after ten years from the date of the grant. The Company accounts for stock options using the fair value method of accounting and has elected to use the simplified method for estimating the expected term for "plain vanilla" share option grants as it does not have enough historical experience to provide a reasonable estimate. See note 8 to the Company's consolidated financial statements contained elsewhere in this prospectus for more information.

Outstanding Equity Awards at end of Fiscal 2010

        The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of April 1, 2010, including the vesting dates for the portions of these awards that had not vested as of that date:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gerardo I. Lopez(1)	3,196.09000	12,784.36000	—	$323.95	03/06/2019	—	—	—	—
Craig R. Ramsey(2)(3)	4,092.28723	—	—	491.00	12/23/2014	—	—	—	—
John D. McDonald(2)(3)	2,046.14362	—	—	491.00	12/23/2014	—	—	—	—
Robert J. Lenihan(4)	—	1,023.00000	—	339.59	05/28/2019	—	—	—	—
Kevin M. Connor(2)(3)	2,046.14362	—	—	491.00	12/23/2014	—	—	—	—
Samuel D. Gourley(4)	—	685.00000	—	339.59	05/28/2019	—	—	—	—

(1)
The options vest at a rate of 20% per year commencing on March 6, 2010.

(2)
The options vest at a rate of 20% per year commencing on December 23, 2005.

(3)
The option exercise price per share of $1,000 was adjusted to $491 per share pursuant to the anti-dilution provisions of the 2004 Stock Option Plan to give effect to the payment of a one-time nonrecurring dividend on June 15, 2007 of $652.8 million to the holders of our then outstanding 1,282,750 shares of common stock.

(4)
The options vest at a rate of 20% per year commencing on May 28, 2010.

Option Exercises and Stock Vested—Fiscal 2010

        None of our Named Executive Officers exercised options or held any outstanding stock awards during fiscal 2010.

 Pension Benefits

        The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Executive Officers under our qualified and nonqualified defined-benefit pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Gerardo I. Lopez	—	—	$—	$—
Craig R. Ramsey	Defined Benefit Retirement Income Plan	12.00	179,849	—
	Supplemental Executive Retirement Plan	12.00	93,250	—
John D. McDonald	Defined Benefit Retirement Income Plan	31.05	317,871	—
	Supplemental Executive Retirement Plan	31.05	164,814	—
Robert J. Lenihan	—	—	—	—
Kevin M. Connor	Defined Benefit Retirement Income Plan	4.00	27,596	—
	Supplemental Executive Retirement Plan	4.00	11,396	—
Samuel D. Gourley	Defined Benefit Retirement Income Plan	31.80	476,600	—
	Supplemental Executive Retirement Plan	31.80	234,524	—

(1)
The accumulated benefit is based on service and earnings considered by the plans for the period through April 1, 2010. It includes the value of contributions made by the Named Executive Officers throughout their careers. The present value has been calculated assuming the Named Executive Officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the plans. The interest assumption is 6.16%. The post-retirement mortality assumption is based on the 2010 IRS Prescribed Mortality-Static Annuitant, male and female mortality table. See note 11 to the Company's consolidated financial statements contained elsewhere in this prospectus for more information.

Pension and Other Retirement Plans

        We provide retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit plans. The AMC Defined Benefit Retirement Income Plan is a tax-qualified retirement plan in which the Named Executive Officers participate on substantially the same terms as our other participating employees. However, due to maximum limitations imposed by ERISA and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan, the benefits that would otherwise be payable to the Named Executive Officers under the Defined Benefit Retirement Income Plan are limited. Because we did not believe that it was appropriate for the Named Executive Officers' retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we have non-qualified supplemental defined-benefit plans that permit the Named Executive Officers to receive the same benefit that would be paid under our qualified defined-benefit plan up to the old IRS limit, as indexed, as if the Omnibus Budget Reconciliation Act of 1993 had not been in effect. On November 7, 2006, our Board of Directors approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan, and our supplemental plans, the AMC Supplemental Executive Retirement Plan and the AMC Retirement Enhancement Plan, effective as of December 31, 2006. As amended, benefits do not accrue after December 31, 2006, but vesting continues for associates with less than five years of vesting service. The material terms of the AMC Defined Benefit Retirement Income Plan, the AMC Supplemental Executive Retirement Plan and the AMC Retirement Enhancement Plan are described below.

        AMC Defined Benefit Retirement Income Plan.    The AMC Defined Benefit Retirement Income Plan is a non-contributory defined-benefit pension plan subject to the provisions of ERISA. As mentioned above, the plan was frozen effective December 31, 2006.

        The plan provides benefits to certain of our employees based upon years of credited service and the highest consecutive five-year average annual remuneration for each participant. For purposes of calculating benefits, average annual compensation is limited by Section 401(a)(17) of the Internal Revenue Code, and is based upon wages, salaries and other amounts paid to the employee for personal services, excluding certain special compensation. Under the defined benefit plan, a participant earns a vested right to an accrued benefit upon completion of five years of vesting service.

        AMC Supplemental Executive Retirement Plan.    AMC also sponsors a Supplemental Executive Retirement Plan to provide the same level of retirement benefits that would have been provided under the retirement plan had the federal tax law not been changed in the Omnibus Budget Reconciliation Act of 1993 to reduce the amount of compensation which can be taken into account in a qualified retirement plan. The plan was frozen, effective December 31, 2006, and no new participants can enter the plan and no additional benefits can accrue thereafter.

        Subject to the forgoing, any individual who is eligible to receive a benefit from the AMC Defined Benefit Retirement Income Plan after qualifying for early, normal or late retirement benefits thereunder, the amount of which is reduced by application of the maximum limitations imposed by the Internal Revenue Code, is eligible to participate in the Supplemental Executive Retirement Plan.

        The benefit payable to a participant equals the monthly amount the participant would receive under the AMC Defined Benefit Retirement Income Plan without giving effect to the maximum recognizable compensation for qualified retirement plan purposes imposed by the Internal Revenue Code, as amended by Omnibus Budget Reconciliation Act of 1993, less the monthly amount of the retirement benefit actually payable to the participant under the AMC Defined Benefit Retirement Income Plan, each as calculated as of December 31, 2006. The benefit is an amount equal to the actuarial equivalent of his/her benefit, computed by the formula above, payable in either a lump sum (in certain limited circumstances, specified in the plan) or equal semi-annual installments over a period of two to ten years, with such form, and, if applicable, period, having been irrevocably elected by the participant.

        If a participant's employment terminates for any reason (or no reason) before the earliest date he/she qualifies for early, normal or late retirement benefits under the AMC Defined Benefit Retirement Income Plan, no benefit is payable under the Supplemental Executive Retirement Plan.

 Nonqualified Deferred Compensation

        The following table presents information regarding the contributions to and earnings on the Named Executive Officers' deferred compensation balances during fiscal 2010, and also shows the total deferred amounts for the Named Executive Officers at the end of fiscal 2010:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Gerardo I. Lopez	$—	$400,000	$—	$—	$400,000
Craig R. Ramsey	11,550	—	24,530	—	137,887
John D. McDonald	10,661	—	2,414	—	14,636
Robert J. Lenihan	—	—	—	—	—
Kevin M. Connor	—	—	—	—	—
Samuel D. Gourley	—	—	—	—	—

(1)
The activity for Mr. Lopez reflects the vested portion of his Special Incentive Bonus.

Non-Qualified Deferred Compensation Plan

        We permit the Named Executive Officers and other key employees to elect to receive a portion of their compensation reported in the Summary Compensation Table on a deferred basis. Deferrals of compensation during fiscal 2010 and in recent years have been made under the AMC Non-Qualified Deferred Compensation Plan. Participants of the plan are able to defer annual salary and bonus (excluding commissions, expense reimbursement or allowances, cash and non-cash fringe benefits and any stock-based incentive compensation). Amounts deferred under the plans are credited with an investment return determined as if the participant's account were invested in one or more investment funds made available by the Committee and selected by the participant. We may, but need not, credit the deferred compensation account of any participant with a discretionary or profit sharing credit as determined by us. The deferred compensation account will be distributed either in a lump sum payment or in equal annual installments over a term not to exceed 10 years as elected by the participant and may be distributed pursuant to in-service withdrawals pursuant to certain circumstances. Any such payment shall commence upon the date of a "Qualifying Distribution Event" (as such term is defined in the Non-Qualified Deferred Compensation Plan). The Qualifying Distribution Events are designed to be compliant with Section 409A of the Internal Revenue Code.

        Pursuant to his employment agreement, Mr. Gerardo Lopez is entitled to a one-time special incentive bonus of $2,000,000 that vests at the rate of $400,000 per year over five years, effective March 2009, provided that he remains employed on each vesting date. The first three installments of the special incentive bonus are payable on the third anniversary and the fourth and fifth installments are payable upon vesting. The special incentive bonus of $2,000,000 shall immediately vest in full upon Mr. Lopez's involuntary termination within twelve months after a change of control, as defined in the employment agreement. As of April 1, 2010, Mr. Lopez has vested in one-fifth, or $400,000, of this special incentive bonus to be paid on his third anniversary.

Potential Payments Upon Termination or Change in Control

        The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment and/or a change in control, changes in responsibilities, salary or benefits. In addition to the benefits described below, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of Holdings under the terms of our 2004 Stock Option Plan. Furthermore, upon a termination following a "Change of Control" (as such term is defined in the AMC Retirement

Enhancement Plan), the Named Executive Officer is entitled to his accrued benefits payable thereunder in a form of payment that he has previously chosen. The Retirement Enhancement Plan and the present value of benefits accumulated under the plan are described above in the table "Pension Benefits" and the accompanying narrative "Pension and Other Retirement Plans."

        Assumptions.    As prescribed by the SEC's disclosure rules, in calculating the amount of any potential payments to the Named Executive Officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control) occurred on the last business day of fiscal 2010 and that the price per share of our common stock is equal to the fair market value of a share of our common stock as of that date.

  Gerardo I. Lopez

        Mr. Lopez's employment agreement, described above under "—Description of Employment Agreements—Salary and Bonus Amounts," provides for certain benefits to be paid to Mr. Lopez in connection with a termination of his employment under the circumstances described below.

        Severance Benefits.    In the event Mr. Lopez's employment is terminated as a result of an involuntary termination during the employment term without cause pursuant to a termination for death, "Disability", or by Mr. Lopez pursuant to a termination for "Good Reason" or after a "Change of Control" (as those terms are defined in the employment agreement), Mr. Lopez will be entitled to severance pay equal to two times the sum of his base salary plus the average of each Incentive Bonus paid to the Executive during the 24 months preceding the severance date (or previous year, if he has not been employed for two bonus cycles as of the severance date). If his employment is terminated before determination of the first Incentive Bonus for which he is eligible under the agreement, then the amount shall be based upon the average actual percentage of target bonus paid to executive officers who participated in the Company's annual bonus plan in the preceding year. In addition, upon such a qualifying termination, the stock options granted pursuant to the employment agreement shall vest in full. The special incentive bonus equal to $2,000,000, which vests in equal annual installments over five years, shall immediately vest and be paid in full upon the involuntary termination of employment within twelve months after a change of control.

        If Mr. Lopez had terminated employment with us on April 1, 2010 pursuant to his employment agreement under the circumstances described in the preceding paragraph, we estimate that he would have been entitled to a cash payment equal to $1,400,000. This amount is derived by multiplying two by the sum of $700,000, which represents Mr. Lopez's annualized base salary rate in effect on April 1, 2010. Additionally, Mr. Lopez would have been entitled to accelerated vesting of unvested stock options with a grant date fair value of $2,068,847 (based on a Black Sholes formula as of March 6, 2009). The special incentive bonus of $2,000,000 shall immediately vest and be paid in full upon Mr. Lopez's involuntary termination within twelve months after a change of control.

  Other Named Executive Officers

        The employment agreements for each of the other Named Executive Officers, described above under "—Description of Employment Agreements—Salary and Bonus Amounts," provide for certain benefits to be paid to the executive in connection with a termination of his employment under the circumstances described below and/or a change in control.

        Severance Benefits.    In the event the executive's employment is terminated during the employment term as a result of the executive's death or "Disability" or by us pursuant to a "Termination Without Cause" or by the executive following certain changes in his responsibilities, annual base salary or benefits, the executive (or his personal representative) will be entitled to a lump cash severance payment equal to one or two years of his base salary then in effect.

        Upon a termination of employment with us on April 1, 2010 under the circumstances described in the preceding paragraph, we estimate that each Named Executive Officer (other than Mr. Lopez) would have been entitled to a lump sum cash payment as follows: Mr. Craig Ramsey—$770,000; Mr. John McDonald—$770,000; Mr. Robert Lenihan—$820,000; Mr. Kevin Connor—$650,000; and Mr. Samuel Gourley—$287,500. These amounts are derived by multiplying two by the respective executive's annualized base salary rate in effect on April 1, 2010, except for Mr. Gourley who would receive a lump sum amount equal to one year base salary plus the amount of any annual market allowance. Mr. Lenihan is not entitled to severance benefits for an employment termination resulting from death or "Disability."

        Restrictive Covenants.    Pursuant to each Named Executive Officer's employment agreement, the executive has agreed not to disclose any confidential information of ours at any time during or after his employment with American Multi-Cinema, Inc./AMCE.

Director Compensation—Fiscal 2010

        The following section presents information regarding the compensation paid during fiscal 2010 to members of our Board of Directors who are not also our employees (referred to herein as "Non-Employee Directors"). The compensation paid to Mr. Gerardo I. Lopez, who is also an employee, is presented above in the Summary Compensation Table and the related explanatory tables. Mr. Lopez did not receive additional compensation for his service as a director.

  Non-Employee Directors

        We paid our directors an annual cash retainer of $50,000, plus $1,500 for each meeting of the board of directors they attended in person or by phone, plus $1,000 for each committee meeting they attended. We also reimbursed all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

        The following table presents information regarding the compensation of our non-employee Directors in fiscal 2010:

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation ($)	All other Compensation ($)	Total ($)
Aaron J. Stone	$59,000	$—	$—	$—	$—	$—	$59,000
Dr. Dana B. Ardi	$56,000	—	—	—	—	—	$56,000
Stephen P. Murray	$58,000	—	—	—	—	—	$58,000
Stan Parker	$60,000	—	—	—	—	—	$60,000
Philip H. Loughlin	$59,000	—	—	—	—	—	$59,000
Eliot P. S. Merrill	$57,000	—	—	—	—	—	$57,000
Kevin Maroni	$59,000	—	—	—	—	—	$59,000
Travis Reid	$60,000	—	—	—	—	—	$60,000

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee members whose names appear on the Compensation Committee Report were committee members during all of fiscal 2010. No member of the Compensation Committee is or has been a former or current executive officer of the Company or has had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has one or more executive officers serving on our Board of Directors or on the Compensation Committee during the fiscal year ended April 1, 2010.

Risk Oversight

        The Board of Directors executes its oversight responsibility for risk management directly and through its Committees, as follows:

        The Audit Committee has primary responsibility for overseeing the Company's Enterprise Risk Management, or "ERM", program. The Company's Director of Reporting and Control, who reports to the Audit Committee quarterly, facilitates the ERM program with consideration given to our Annual Operating Plan and with direct input obtained from the Senior Leadership Team, or "SLT"—the heads of our principal business and corporate functions—and their direct reports, under the executive sponsorship of our Executive Vice President and Chief Financial Officer and our Vice President and Chief Accounting Officer. The Audit Committee's meeting agendas include discussions of individual risk areas throughout the year, as well as an annual summary of the ERM process.

        The Board of Directors' other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board of Directors is kept abreast of its committees' risk oversight and other activities via reports of the Committee Chairmen to the full Board. These reports are presented at every regular Board of Directors meeting and include discussions of committee agenda topics, including matters involving risk oversight.

        The Board of Directors considers specific risk topics, including risks associated with our Annual Operating Plan and our capital structure. In addition, the Board of Directors receives detailed regular reports from the members of our SLT that include discussions of the risks and exposures involved in their respective areas of responsibility. Further, the Board of Directors is routinely informed of developments that could affect our risk profile or other aspects of our business.

  Policies and Practices as They Relate to Risk Management

        The Compensation Committee believes the elements of the Company's executive compensation program effectively link performance-based compensation to financial goals and stockholder interests without encouraging executives to take unnecessary or excessive risks in the pursuit of those objectives. The Compensation Committee believes that the overall mix of compensation elements is appropriately balanced and does not encourage the taking of short-term risks at the expense of long-term results. Long-term incentives for our executives are awarded in the form of equity instruments reflecting, or valued by reference to, our common stock. Long-term incentive awards are generally made on an annual basis and are subject to a multi-year vesting schedule which helps ensure that award recipients always have significant value tied to long-term stock price performance. The Compensation Committee believes that the combination of granting the majority of long-term incentives in the form of option awards, together with the Company stock actually owned by our executives, appropriately links the long-term interests of executives and stockholders, and balances the short-term nature of annual incentive cash bonuses and any incentives for undue risk-taking in our other compensation arrangements.

Equity Incentive Plans

        As of the date of this prospectus, our employees and directors hold outstanding stock options for the purchase of up to approximately 35,803 shares of Parent's common stock. Those options were granted under the AMC Entertainment Holdings, Inc. Amended and Restated 2004 Stock Option Plan (the "2004 Plan") and our 2010 Equity Incentive Plan. As of January 21, 2011, approximately 14,179 of those options had vested and the balance were not vested. The exercise prices of the outstanding options ranged from $323.95 per share to $752 per share and each of those options had a maximum term of ten years from the applicable date of grant.

        The following sections provide more detailed information concerning our incentive plans and the shares that are available for future awards under these plans. Each summary below is qualified in its entirety by the full text of the relevant plan document and/or option agreement, which has been filed with the Securities and Exchange Commission and is an exhibit to the Form S-1 Registration Statement of which this prospectus is a part and is available through the Securities and Exchange Commission's internet site at http://www.sec.gov.

  2004 Plan

        We adopted the 2004 Plan as amended and restated as of July 11, 2007. Under the 2004 Plan, we are generally authorized to grant options to purchase shares of our common stock to certain of our employees, non-employee directors and consultants and certain employees of our subsidiaries. Options under the 2004 Plan are either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options. All options granted under the plan expire no later than ten years from their date of grant. No new awards will be granted under the 2004 Plan after the consummation of this exchange offer.

        Our Compensation Committee administers the 2004 Plan. As is customary in incentive plans of this nature, the number of shares subject to outstanding awards under the 2004 Plan and the exercise prices of those awards, are subject to adjustment in the event of changes in our capital structure, reorganizations and other extraordinary events. In the event of a corporate event (as defined in the plan), the plan administrator has discretion to provide for the accelerated vesting of awards, among other things.

        Our board of directors or our Compensation Committee may amend or terminate the 2004 Plan at any time. The 2004 Plan requires that certain amendments, to the extent required by applicable law or any applicable listing agency or deemed necessary or advisable by the board of directors, be submitted to stockholders for their approval.

  2010 Equity Incentive Plan

        On July 8, 2010, our board of directors and our stockholders approved the adoption of the AMC Entertainment Holdings, Inc. 2010 Equity Incentive Plan (the "2010 Plan").

        Purpose.    The purpose of the 2010 Plan is to attract, retain and motivate the officers, employees, non-employee directors, and consultants of us, and any of our subsidiaries and affiliates and to promote the success of our business by providing the participants with appropriate incentives.

        Administration.    The 2010 Plan will be administered by the Compensation Committee.

        Available Shares.    The aggregate number of shares of Parent's common stock for delivery pursuant to awards granted under the 2010 Plan is 39,312 shares (subject to adjustment), which may be either authorized and unissued shares of our common stock or shares of common stock held in or acquired in treasury.

        Subject to adjustment as provided for in the 2010 Plan, (i) the number of shares available for granting incentive stock options under the 2010 Plan will not exceed 19,652 shares and (ii) the maximum number of shares that may be granted to a participant each year is 7,862. To the extent shares subject to an award are not issued or delivered by reason of (i) the expiration, cancellation, forfeiture or other termination of an award, (ii) the withholding of such shares in satisfaction of applicable taxes or (iii) the settlement of all or a portion of an award in cash, then such shares will again be available for issuance under the 2010 Plan.

        Eligibility.    Directors, officers and other employees of us and of any of our subsidiaries and affiliates, as well as others performing consulting services for us or any of our subsidiaries or affiliates will be eligible for grants under the 2010 Plan.

        Awards.    The 2010 Plan provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights ("SARs"), restricted stock awards, other stock-based awards or performance-based compensation awards.

        Award agreements under the 2010 Plan generally have the following features, subject to change by the Compensation Committee:

  •
  Non-Qualified Stock Option Award Agreement:  25% of the options will vest on each of the first four anniversaries of the date of grant; provided, however, that the options will become fully vested and exercisable if within one year following a Change of Control, the participant's service is terminated by us or any of our affiliates without Cause.

  •
  Restricted Stock Award Agreement (Time Vesting):  The restricted shares will become vested on the fourth anniversary of the date of grant; provided, however, that the restricted shares will become fully vested if, within one year following a Change of Control, the participant's service is terminated by us or any of our affiliates without Cause.

  •
  Restricted Stock Award Agreement (Performance Vesting):  25% of the restricted shares will become vested in each year over a four-year period upon us meeting certain pre-established annual performance targets; provided, however, that the restricted shares will become fully vested if within one year following a Change of Control, the participant's service is terminated by us or any of our affiliates without Cause.

        "Change of Control" unless otherwise specified in the award agreement, means an event or series of events that results in any of the following: (a) a change in our ownership occurs on the date that any one person or more than one person acting as a group (as determined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), other than our subsidiaries, acquires ownership of our stock that, together with stock held by such person or group, constitutes more than fifty percent (50%) of our total voting power. However, if any one person (or more than one person acting as a group) is considered to own more than fifty percent (50%) of the total fair market value or total voting power of our stock prior to the acquisition, any acquisition of additional stock by the same person or persons is not considered to cause a change in our ownership; (b) a change in our effective control occurs if, during any twelve-month period, the individuals, who at the beginning of such period constitute our board of directors (the "Incumbent Board"), cease for any reason to constitute at least a majority of the board of directors, provided, however, that if the election, or nomination for election by our stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered a member of the Incumbent Board, and provided, further, that any reductions in the size of the Board that are instituted voluntarily by the Incumbent Board shall not constitute a "Change of Control", and after any such reduction the "Incumbent Board" shall mean the board of directors as so reduced; or (c) a change in the ownership of a substantial portion of our assets occurs on the date that any one person, or more than one person acting as a group (as determined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), other than any of our subsidiaries, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) our assets that have a total gross fair market value of more than fifty percent (50%) of the total gross fair market value of all our assets immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of our assets, or the value of the assets being disposed of, determined in good faith by the board of directors without regard to any liabilities associated with such assets; provided, that, in no event shall a Change of Control be deemed to occur under clause (a), (b) or (c) hereof, for purposes of the 2010 Plan and any award agreement, as a result of (i) an initial public offering of our stock or (ii) a change in the majority of the Incumbent Board in connection with an initial public offering of our stock or a secondary public offering of our stock.

        "Cause" means, (i) a material breach by the participant of any of the participant's obligations under any written agreement with us or any of our affiliates, (ii) a material violation by the participant of any of our policies, procedures, rules and regulations applicable to employees generally or to similarly situated employees, in each case, as they may be amended from time to time in our sole discretion; (iii) the failure by the participant to reasonably and substantially perform his or her duties to us or our affiliates (other than as a result of physical or mental illness or injury) or the failure by the participant to comply with reasonable directives of our board of directors; (iv) the participant's willful misconduct (including abuse of controlled substances) or gross negligence that is injurious to us, our affiliates or any of our respective customers, clients or employees; (v) the participant's fraud, embezzlement, misappropriation of funds or beach of fiduciary duty against us or any of our affiliates (or any predecessor thereto or successor thereof); or (vi) the commission by the participant of a felony or other serious crime involving moral turpitude. Notwithstanding the foregoing, if the participant is a party to an employment agreement with us or any of our affiliates at the time of his or her termination of employment and such employment agreement contains a different definition of "cause" (or any derivation thereof), the definition in such employment agreement will control for purposes of the award agreement.

        In consideration for the grants of the awards, the award agreements subject the participants to certain restrictive covenants and confidentiality obligations.

        Adjustment.    In the event of any corporate event or transaction involving us, any of our subsidiaries and/or affiliates such as a merger, reorganization, capitalization, stock split, spin-off, or any similar corporate event or transaction, the Compensation Committee will, to prevent dilution or enlargement of participants' rights under the 2010 Plan, substitute or adjust in its sole discretion the awards.

        Amendment and Termination.    Subject to the terms of the 2010 Plan, the Compensation Committee, in its sole discretion, may amend, alter, suspend, discontinue or terminate the 2010 Plan, or any part thereof or any award (or award agreement), at any time. In the event any award is subject to Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), the Compensation Committee may amend the 2010 Plan and/or any award agreement without the applicable participant's prior consent to exempt the 2010 Plan and/or any award from the application of Section 409A, preserve the intended tax treatment of any such award or comply with the requirements of Section 409A.

Equity Compensation Plan Information

        The following is a summary of securities authorized for issuance under Parent's equity compensation plans as of April 1, 2010.

	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average of exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders	31,597.168095	$383.58	9,325.7042495
Equity compensation plans not approved by security holders	—	—	—

Total	31,597.168095	$383.58	9,325.7042495

(1)
These shares are available under the 2004 Stock Option Plan of Parent. The number of shares shown is as of April 1, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of the issued and outstanding capital stock of AMCE is owned by Holdings, and all of the issued and outstanding capital stock of Holdings is owned by Parent. Parent has common stock issued and outstanding. The table below sets forth certain information regarding beneficial ownership of the common stock of Parent held as of December 30, 2010 by (i) each of its directors and our Named Executive Officers, (ii) all directors and executive officers of Parent as a group and (iii) each person known by Parent to own beneficially more than 5% of Parent common stock. Parent believes that each individual or entity named has sole investment and voting power with respect to shares of common stock of Parent as beneficially owned by them, except as otherwise noted.

Name and Address	Shares of Class A-1 Common Stock		Shares of Class A-2 Common Stock		Shares of Class N Common Stock	Shares of Class L-1 Common Stock	Shares of Class L-1 Common Stock	Percentage of Ownership
J.P. Morgan Partners (BHCA), L.P. and Related Funds(1)(2)	249,225.00	(2)	249,225.00	(2)	—	—	—	38.98%
Apollo Investment Fund V, L.P. and Related Funds(3)(4)	249,225.00	(4)	249,225.00	(4)	—	—	—	38.98%
Bain Capital Investors, LLC and Related Funds(5)(6)	—		—		—	96,743.45	96,743.45	15.13%
The Carlyle Group Partners III Loews, L.P. and Related Funds(7)(8)	—		—		—	96,743.45	96,743.45	15.13%
Spectrum Equity Investors IV. L.P. and Related Funds(9)(10)	—		—		—	62,598.71	62,598.71	9.79%
Gerardo I. Lopez(11)(12)	—		—		385.86	—	—	*
Craig R. Ramsey(11)(13)	—		—		153.00	—	—	*
John D. McDonald(11)(14)	—		—		127.00	—	—	*
Robert J. Lenihan(11)(15)	—		—		—	—	—	*
Kevin M. Connor(11)(16)	—		—		51.00	—	—	*
Samuel D. Gourley(11)(17)	—		—		—	—	—	*
Dr. Dana B. Ardi(1)	—		—		—	—	—	*
Stephen P. Murray(1)	—		—		—	—	—	*
Stan Parker(18)	—		—		—	—	—	*
Aaron J. Stone(18)	—		—		—	—	—	*
Philip H. Loughlin(5)(6)	—		—		—	—	—	*
Eliot P. S. Merrill(7)	—		—		—	—	—	*
Kevin Maroni(9)(10)	—		—		—	—	—	*
All directors and executive officers as a group (17 persons)	—		—		14,587.27	—	—	*

*
less than 1%

(1)
Represents 18,012.61 shares of Class A-1 common stock and 18,012.61 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors, L.P., 7,712.95 shares of Class A-1 common stock and 7,712.95 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors Cayman, L.P., 1,011.31 shares of Class A-1 common stock and 1,011.31 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors Cayman II, L.P., 2,767.70 shares of Class A-1 common stock and 2,767.70 shares of Class A-2 common stock owned by AMCE (Ginger), L.P., 1,330.19 shares of Class A-1 common stock and 1,330.19 shares of Class A-2 common stock owned by AMCE (Luke), L.P., 2,881.66 shares of Class A-1 common stock and 2,881.66 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors (Selldown), L.P., 3,217.09 shares of Class A-1 common stock and 3,217.09 shares of Class A-2 common stock owned by AMCE (Scarlett), L.P., 12,661.15 shares of Class A-1 common stock and 12,661.15 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors (Selldown) II, L.P., 1,253.55 shares of Class A-1 common stock and 1,253.55 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Fund/AMC /Selldown II, L.P., 7,260.06 shares of Class A-1 common stock and 7,260.06 shares of Class A-2 common stock owned by J.P. Morgan Partners Global Investors (Selldown) II-C, L.P., (collectively, the "Global Investor Funds") and 75,141.71 shares of Class A-1 common stock and 75,141.71 shares of Class A-2 common stock owned by J.P. Morgan Partners (BHCA), L.P. ("JPMP BHCA"). The general partner of the Global Investor Funds is JPMP Global Investors, L.P. ("JPMP Global"). The general partner of JPMP BHCA is JPMP Master Fund Manager, L.P. ("JPMP MFM"). The general partner of JPMP Global and JPMP MFM is JPMP Capital Corp. ("JPMP Capital"), a wholly owned subsidiary of JPMorgan Chase & Co., a publicly traded company ("JPM Chase"). Each of JPMP Global, JPMP MFM and JPMP Capital may be deemed, pursuant to Rule 13d-3 under the Exchange Act, to beneficially own the shares held by the Global Investor Funds and JPMP BHCA. Each of JPMP Global, JPMP MFM and JPMP Capital disclaims beneficial ownership of such shares. Voting and investment control over the shares held by the Global Investor Funds and JPMP BHCA is exercised by an investment committee of JPMP Capital. Members of this committee are Ina Drew, John Wilmot and Ana Capella Gomez-Acebo, each of whom disclaims beneficial ownership of such shares.

Mr. Stephen P. Murray is a Managing Director and Managing Director, President and Chief Executive Officer, respectively, of CCMP Capital Advisors, LLC a private equity firm comprised of the former buyout/growth equity professionals of J.P. Morgan Partners who separated from JPM Chase to form an independent private equity platform. Dr. Dana B. Ardi is the Managing Director and Founder of Corporate Anthropology Advisors, LLC, a consulting company that provides human capital advisory and innovative solutions that build value through organizational design and people development. Through her company, Dr. Ardi has taken the role of Executive Advisor to CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 by the former buyout/growth equity investment team of J.P. Morgan Partners, LLC a private equity division of JPMorgan Chase & Co. Each of Dr. Ardi and Mr. Murray disclaims any beneficial ownership of any shares beneficially owned by the J.P. Morgan Partners entities, except to the extent of his pecuniary interest therein. The address of Dr. Ardi is 211 Central Park West, New York, New York 10024. The address of Mr. Murray is c/o CCMP Capital Advisors, LLC, 245 Park Avenue, New York, New York 10167, and the address of each of the JPMorgan Partners entities is c/o J.P. Morgan Partners, LLC, 270 Park Avenue, New York, New York 10017, except that the address of each Cayman entity is c/o Walkers SPV Limited, PO Box 908 GT, Walker House, George Town, Grand Cayman, Cayman Islands. Each of the Global Investor Funds, JPMP BHCA, JPMP Global, JPMP MFM and JPMP Capital are part of the J.P. Morgan Partners private equity business unit of JPM Chase. J.P. Morgan Partners is one of our Sponsors.

(2)
Includes 115,975 shares of Class A-1 common stock and 115,975 shares of Class A-2 common stock of certain co-investors, which, pursuant to a voting agreement, must be voted by such co-investors to elect JPMP designees for Parent's board of directors.

(3)
Represents shares owned by the following group of investment funds: (i) 114,328.50 shares of Class A-1 common stock and 114,328.50 shares of Class A-2 common stock owned by Apollo Investment Fund V, L.P.; (ii) 14,997.29 shares of Class A-1 common stock and 14,997.29 shares of Class A-2 common stock owned by Apollo Overseas Partners V, L.P.; (iii) 1,572.35 shares of Class A-1 common stock and 1,572.35 shares of Class A-2 common stock owned by Apollo Netherlands Partners V(A), L.P.; (iv) 1,108.64 shares of Class A-1 common stock and 1,108.64 shares of Class A-2 common stock owned by Apollo Netherlands Partners V(B), L.P.; and (v) 1,243.22 shares of Class A-1 common stock and 1,243.22 shares of Class A-2 common stock owned by Apollo German Partners V GmbH & Co. KG (collectively, the "Apollo Funds"). Apollo Advisors V, L.P. ("Advisors V") is the general partner or the managing general partner of each of the Apollo Funds. Apollo Capital Management V, Inc. ("ACM V") is the general partner of Advisors V. Apollo Management V, L.P. ("Management V") serves as the day-to-day manager of each of the Apollo Funds. AIF V Management, LLC ("AIF V LLC") is the general partner of Management V and Apollo Management, L.P. ("Apollo Management") is the sole member and manager of AIF V LLC. Each of Advisors V, ACM V, Management V, AIF V LLC and Apollo Management disclaim beneficial ownership of all shares of common stock owned by the Apollo Funds. The address of the Apollo Funds, Advisors V, Management V, AIF V LLC and Apollo Management is c/o Apollo Management, L.P., Two Manhattanville Road, Suite 203, Purchase, New York 10017.

Leon Black, Joshua Harris and Marc Rowan effectively have the power to exercise voting and investment control over ACM V, with respect to the shares held by the Apollo Funds. Each of Messrs. Black, Harris and Rowan disclaim beneficial ownership of such shares.

(4)
Includes 115,975 shares of Class A-1 common stock and 115,975 shares of Class A-2 common stock of certain co-investors, which, pursuant to a voting agreement, must be voted by such co-investors to elect Apollo designees to Parent's board of directors.

(5)
Represents shares owned by the following group of investment funds associated with Bain: (i) 64,255.29 shares of Class L-1 common stock and 64,255.29 shares of Class L-2 common stock owned by Bain Capital (Loews) I Partnership, whose administrative member is Bain Capital (Loews) L, L.L.C., whose general partners are Bain Capital (Loews) A Partnership, Bain Capital (Loews) L Partnership and Bain Capital (Loews) P Partnership, each of whose general partners are (x) Bain Capital Holdings (Loews) I, L.P., whose general partner is Bain Capital Partners VII, L.P., whose general partner is Bain Capital Investors, LLC ("BCI") and (y) Bain Capital AIV (Loews) II, L.P., whose general partner is Bain Capital Partners VIII, L.P., whose general partner is BCI and (ii) 32,488.16 shares of Class L-1 common stock and 32,488.16 shares of Class L-2 common stock owned by Bain Capital AIV (Loews) II, L.P., whose general partner is Bain Capital Partners VIII, L.P., whose general partner is BCI. The address of Mr. Connaughton and each of the Bain entities is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

BCI, by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by each of the Bain entities. BCI disclaims beneficial ownership of such shares.

(6)
Voting and investment control over the shares held by Bain Capital (Loews) I Partnership and Bain Capital AIV (Loews) II, L.P. is exercised by the investment committee of BCI. Members of the investment committee are Andrew B. Balson, Steven W. Barnes, Joshua Bekenstein, Edward W. Conard, John P. Connaughton, Paul B. Edgerley, Jordan Hitch, Matthew S. Levin, Ian K. Loring, Philip Loughlin, Mark E. Nunnelly, Stephen G. Pagliuca, Michael Ward and Stephen M. Zide, each of whom disclaims beneficial ownership of the shares.

(7)
Represents shares owned by the following group of investment funds affiliated with Carlyle: (i) 91,610.60 shares of Class L-1 common stock and 91,610.60 shares of Class L-2 common stock owned by Carlyle Partners III Loews, L.P., whose general partner is TC Group III, L.P., whose general partners is TC Group III, L.L.C., whose sole managing member is TC Group, L.L.C., whose sole managing member is TCG Holdings, L.L.C. and (ii) 5,132.86 shares of Class L-1 common stock and 5,132.86 shares of Class L-2 common stock owned by CP III Coinvestment, L.P., whose general partner is TC Group III, L.P., whose general partner is TC Group III, L.L.C., whose sole managing member is TC Group, L.L.C., whose sole managing member is TCG Holdings, L.L.C. Mr. Merrill is a Managing Director of the Carlyle Group, and in such capacity, may be deemed to share beneficial ownership of the shares of common stock held by investment funds associated with or designated by the Carlyle Group. Mr. Merrill expressly disclaims beneficial ownership of the shares held by the investment funds associated with or designated by the Carlyle Group. The address of Mr. Merrill and the Carlyle Group is c/o The Carlyle Group, 520 Madison Avenue, 42nd floor, New York, New York 10022.

(8)
Voting and investment control over the shares held by Carlyle Partners III Loews, L.P. and CP III Coinvestment, L.P. is exercised by the three- person managing board of TCG Holdings, L.L.C. Members of this managing board are William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein, each of whom disclaims beneficial ownership of the shares.

(9)
Represents shares owned by the following group of investment funds affiliated with Spectrum: (i) 61,503.23 shares of Class L-1 common stock and 61,503.23 shares of Class L-2 common stock owned by Spectrum Equity Investors IV, L.P., whose general partner is Spectrum Equity Associates IV, L.P., (ii) 363.07 shares of Class L-1 common stock and 363.07 shares of Class L-2 common stock owned by Spectrum Equity Investors Parallel IV, L.P. whose general partner is Spectrum Equity Associates IV, L.P., and (iii) 732.40 shares of Class L-1 common stock and 732.40 shares of Class L-2 common stock owned by Spectrum IV Investment Managers' Fund, L.P. Kevin Maroni is a Senior Managing Director of Spectrum and disclaims beneficial ownership of any shares beneficially owned by Spectrum. The address of Mr. Maroni and Spectrum Equity Investors is c/o Spectrum Equity Investors, One International Place, 29th Floor, Boston, Massachusetts 02110.

SpectrumEquity Associates IV, L.P., by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by Spectrum Equity Investors IV, L.P. and Spectrum Equity Investors Parallel IV, L.P. Spectrum Equity Associates IV, L.P. disclaims beneficial ownership of such shares.

(10)
Voting and investment control over the shares held by the Spectrum entities is exercised by the investment committees of Spectrum Equity Associates IV, L.P. and Spectrum IV Investment Managers' Fund, L.P. Members of each of these investment committees are Brion B. Applegate, William P. Collatos, Benjamin M. Coughlin, Randy J. Henderson, Michael J. Kennealy, Kevin J. Maroni, Christopher T. Mitchell and Victor E. Parker, each of whom disclaims beneficial ownership of the shares.

(11)
The address of such person is c/o AMC Entertainment Holdings, Inc., 920 Main Street, Kansas City, Missouri 64105.

(12)
Includes 3,196.090000 shares underlying options.

(13)
Includes 4,092.287230 shares underlying options.

(14)
Includes 2,046.143620 shares underlying options.

(15)
Includes 204.60 shares underlying options.

(16)
Includes 2,046.143620 shares underlying options.

(17)
Includes 137.00 shares underlying options.

(18)
Although each of Messrs Parker and Stone may be deemed a beneficial owner of shares of Holdings beneficially owned by Apollo due to his affiliation with Apollo and its related investment managers and advisors, each such person disclaims beneficial ownership of any such shares. The address of Messers, Parker and Stone is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The Company seeks to ensure that all transactions with related parties are fair, reasonable and in their best interest. In this regard, generally the board of directors or one of the committees reviews material transactions between the Company and related parties to determine that, in their best business judgment, such transactions meet that standard. The Company believes that each of these transactions described below is on terms at least as favorable to it as could have been obtained from an unaffiliated third party. Set forth below is a description of certain transactions which have occurred since March 29, 2007 or which involve obligations that remain outstanding as of December 30, 2010.

        Parent is owned by the Sponsors, other co-investors and by certain members of management as follows: JPMP (20.839%); Apollo (20.839%); Bain Capital Partners (15.13%); The Carlyle Group (15.13%); Spectrum Equity Investors (9.79%); Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P. (3.91%); Co-Investment Partners, L.P. (3.91%); Caisse de Depot et Placement du Quebec (3.128%); AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V. and AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (2.737%); SSB Capital Partners (Master Fund) I, L.P. (1.955%); CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., and GSO Credit Opportunities Fund (Helios), L.P. (1.564%); Credit Suisse Anlagestiftung, Pearl Holding Limited, Vega Invest (Guernsey) Limited and Partners Group Private Equity Performance Holding Limited (0.782%); Screen Investors 2004, LLC (0.152%); and current and former members of management (0.134%)(1).

(1)
All percentage ownerships are approximate.

        For a description of certain employment agreements between us and Messrs. Gerardo I. Lopez, John D. McDonald, Craig R. Ramsey, Kevin M. Connor and Mark A. McDonald, see "Management—Executive Compensation."

Governance Agreements

        In connection with the holdco merger, Parent, Holdings, the Sponsors and the other former continuing stockholders of Holdings, as applicable, entered into various agreements defining the rights of Parent's stockholders with respect to voting, governance and ownership and transfer of the stock of Parent, including an Amended and Restated Certificate of Incorporation of Parent, a Stockholders Agreement, a Voting Agreement among Parent and the former continuing stockholders of Holdings, a Voting Agreement among Parent and the BCS Investors and a Management Stockholders Agreement among Parent and certain members of management of Parent who are stockholders of Parent (collectively, the "Governance Agreements").

        The Governance Agreements provide that the Board of Directors for Parent, Holdings and the Company will consist of up to nine directors, two of whom shall be designated by JPMP, two of whom shall be designated by Apollo, one of whom shall be the Chief Executive Officer of Parent, one of whom shall be designated by The Carlyle Group, one of whom shall be designated by Bain Capital Partners, one of whom shall be designated by Spectrum Equity Investors and one of whom shall be designated by Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors, voting together, so long as such designee is consented to by each of Bain Capital Partners and The Carlyle Group. Each of the directors respectively designated by JPMP, Apollo, The Carlyle Group, Bain Capital Partners and Spectrum Equity Investors shall have three votes on all matters placed before the Board of Directors of Parent, Holdings and AMCE and each other director will have one vote each. The number of directors respectively designated by the Sponsors will be reduced upon transfers by such Sponsors of ownership in Holdings below certain thresholds.

        The Voting Agreement among Parent, and the pre-existing stockholders of Holdings provides that, until the fifth anniversary of the holdco merger ("Blockout Period"), the pre-existing stockholders of

Holdings (other than Apollo and JPMP) will generally vote their voting shares of capital stock of Parent in favor of any matter in proportion to the shares of capital stock of Apollo and JPMP voted in favor of such matter, except in certain specified instances. The Voting Agreement among Parent and the BCS Investors further provide that during the Blockout Period, the BCS Investors will generally vote their voting shares of capital stocks of Parent on any matter as directed by any two of The Carlyle Group, Bain Capital Partners and Spectrum Equity Investors, except in certain specified instances. In addition, certain actions of Parent, Holdings and/or actions of ours, including, but not limited to, change in control transactions, acquisition or disposition transactions with a value in excess of $10,000,000, the settlement of claims or litigation in excess of $2,500,000, an initial public offering of Parent, hiring or firing a chief executive officer, chief financial officer or chief operating officer, incurring or refinancing indebtedness in excess of $5,000,000 or engaging in new lines of business, require the approval of either (i) any three of JPMP, Apollo, The Carlyle Group or Bain Capital Partners or (ii) Spectrum Equity Investors and (a) either JPMP or Apollo and (b) either The Carlyle Group or Bain Capital Partners (the "Requisite Stockholder Majority") if at such time they hold at least a majority of Parent's voting shares.

        Prior to the earlier of the end of the Blockout Period and the completion of an initial public offering of the capital stock of Parent, Holdings or AMCE (an "IPO"), the Governance Agreements prohibit the Sponsors and the other former stockholders of Parent from transferring any of their interests in Parent, other than certain permitted transfers to affiliates or to persons approved of by the Sponsors. Following the end of the Blockout Period, the Sponsors may transfer their shares subject to the rights described below.

        The Governance Agreements set forth additional transfer provisions for the Sponsors and the other former stockholders of Holdings with respect to the interests in Parent, including the following:

        Right of first offer.    After the Blockout Date and prior to an IPO, Parent and, in the event Parent does not exercise its right of first offer, each of its stockholders, has a right of first offer to purchase (on a pro rata basis in the case of the stockholders) all or any portion of the shares of Parent that a stockholder is proposing to sell to a third party at the price and on the terms and conditions offered by such third party.

        Drag-along rights.    If, prior to an IPO, Sponsors constituting a Requisite Stockholder Majority propose to transfer shares of Parent to an independent third party in a bona fide arm's-length transaction or series of transactions that results in a sale of all or substantially all of Parent or us, such Sponsors may elect to require each of the other stockholders of Parent to transfer to such third party all of its shares at the purchase price and upon the other terms and subject to the conditions of the sale.

        Tag-along rights.    Subject to the right of first offer described above, if any stockholder proposes to transfer shares of Parent held by it, then such stockholder shall give notice to each other stockholder, who shall each have the right to participate on a pro rata basis in the proposed transfer on the terms and conditions offered by the proposed purchaser.

        Participant rights.    On or prior to an IPO, the Sponsors have the pro rata right to subscribe to any issuance by Parent or any subsidiary of shares of its capital stock or any securities exercisable, convertible or exchangeable for shares of its capital stock, subject to certain exceptions.

        The Governance Agreements also provide for certain registration rights in the event of an initial public offering of Parent, including the following:

        Demand rights.    Subject to the consent of at least two of any of JPMP, Apollo, The Carlyle Group and Bain Capital Partners during the first two years following an IPO, each Sponsor has the right at any time following an IPO to make a written request to Parent for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders at Parent's expense, subject to certain limitations. Subject to the same consent requirement, the non-Sponsor stockholders of Parent as a group shall have the right at any time following an IPO to make one written request to Parent for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders with an aggregate offering price to the public of at least $200,000,000.

        Piggyback rights.    If Parent at any time proposes to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests held by stockholders of Parent for sale to the public under the Securities Act, Parent shall give written notice of the proposed registration to each stockholder, who shall then have the right to request that any part of its registrable equity interests be included in such registration, subject to certain limitations.

        Holdback agreements.    Each stockholder has agreed that it will not offer for public sale any equity interests during a period not to exceed 90 days (180 days in the case of the IPO) after the effective date of any registration statement filed by Parent in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

Amended and Restated Fee Agreement

        In connection with the holdco merger, Parent, Holdings, AMCE and the Sponsors entered into a Fee Agreement, which provides for an annual management fee of $5,000,000, payable quarterly and in advance to each Sponsor, on a pro rata basis, until the twelfth anniversary from December 23, 2004, and such time as the Sponsors own less than 20% in the aggregate of Parent. In addition, the fee agreement provides for reimbursements by AMCE to the Sponsors for their out-of-pocket expenses and to Parent of up to $3,500,000 for fees payable by Parent in any single fiscal year in order to maintain its corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

        Upon the consummation of a change in control transaction or an initial public offering, each of the Sponsors will receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. As of December 30, 2010, the Company estimates this amount would be $26.1 million should a change in control transaction or an IPO occur.

        The fee agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

DCIP

        In February 2007, Mr. Travis Reid was hired as the chief executive officer of DCIP, a joint venture between AMCE, Cinemark USA and Regal formed to implement digital cinema in our theatres and to create a financing model and establish agreements with major motion picture studios for the implementation of digital cinema. Mr. Reid was a member of the Company's Board of Directors until October 15, 2010.

        On March 10, 2010 DCIP completed its financing transactions for the deployment of digital projection systems to nearly 14,000 movie theatre screens across North America, including screens operated or managed by AMC Entertainment Inc., Cinemark Holdings, Inc. ("Cinemark") and Regal Entertainment Group ("Regal"). At closing the Company contributed 342 projection systems that it owned to DCIP which were recorded at estimated fair value as part of an additional investment in DCIP of $21,768,000. The Company also made cash investments in DCIP of $840,000 at closing and DCIP made a distribution of excess cash to us after the closing date and prior to year-end of $1,262,000. The Company recorded a loss on contribution of the 342 projection systems of $563,000, based on the difference between estimated fair value and its carrying value on the date of contribution. On March 26, 2010 the Company acquired 117 digital projectors from third party lessors for $6,784,000 and sold them together with seven digital projectors that it owned to DCIP for $6,570,000. The Company recorded a loss on the sale of these 124 systems to DCIP of $697,000. As of December 30, 2010, the Company operated approximately 1,800 digital projection systems leased from DCIP pursuant to operating leases and anticipates that it will have deployed 4,000 of these systems in its existing theatres over the next three to four years. The additional digital projection systems will allow the Company to add additional 3D screens to its circuit where the Company is generally able to charge a higher admission price than 2D.

Market Making Transactions

        On August 18, 2004, Holdings sold $304.0 million in aggregate principal amount at maturity of its Discount Notes due 2014. On June 9, 2009, AMCE sold $600.0 million in aggregate principal amount of its Senior Notes due 2019. On January 26, 2006, we sold $325.0 million in aggregate principal amount of our 2016 Senior Subordinated Notes. JP Morgan Securities Inc., an affiliate of J.P. Morgan Partners, LLC which owns approximately 20.8% of Holdings, was an initial purchaser of these notes. Credit Suisse Securities (USA) LLC, whose affiliates own approximately 1.6% of Parent, was also an initial purchaser of these notes.

        On December 15, 2010, we sold $600.0 million in aggregate principal amount of our 9.75% Senior Subordinated Notes due 2020. J.P. Morgan Securities LLC, an affiliate of J.P. Morgan Partners, LLC which owns approximately 20.8% of Holdings, was an initial purchaser of these notes.

AMCE Dividend to Holdings

        On April 3, 2008, the Company declared and made distributions to or for the benefit of Holdings in the amount of $21,830,000 which has been recorded by the Company as a reduction to additional paid-in capital. The distribution included $3,279,000 of advances made by the Company on behalf of Holdings prior to fiscal 2008 and $18,551,000 of cash advances made during fiscal 2008, including payment of interest on the Holdings Discount Notes due 2014 of $14,447,700. In connection with the holdco merger, AMCE paid a dividend to Holdings of $275,000,000 which has been recorded by the Company as a reduction to additional paid-in capital.

        During fiscal 2009, AMCE used cash on hand to pay dividend distributions to Holdings in an aggregate amount of $35,989,000. Holdings and Parent used the available funds to make cash interest payments on the Holdco Notes, repurchase treasury stock and make payments related to the liability classified options, and pay corporate overhead expenses incurred in the ordinary course of business.

        During April and May of 2009, AMCE made dividend payments to its stockholder, Holdings, and Holdings made dividend payments to its stockholder, Parent, totaling $300,000,000, which were treated as a reduction of additional paid-in capital. Parent made payments to purchase term loans and reduced the principal balance of its parent term loan facility from $466,936,000 to $193,290,000 with a portion of the dividend proceeds.

        During September of 2009 and March of 2010, AMCE used cash on hand to pay a dividend distribution to Holdings in an aggregate amount of $15,351,000 and $14,630,000, respectively. Holdings and Parent used the available funds to make a cash interest payment on the Holdco Notes and pay corporate overhead expenses incurred in the ordinary course of business.

        During September of 2010, AMCE made dividend payments to Holdings, and Holdings made dividend payments to Parent, totaling $15,184,000. Holdings and Parent used the available funds to make a cash interest payment on the Marquee Notes and pay corporate overhead expenses incurred in the ordinary course of business.

        During December of 2010, AMCE made dividend payments to Holdings, totaling $261,175,000. Holdings used the available funds to pay the consideration for the Marquee Notes Cash Tender Offer and the redemption of all of Marquee Notes that remained outstanding after the closing of the Marquee Notes Cash Tender Offer.

Director Independence

        As of May 7, 2010, our Board of Directors was comprised of Dana B. Ardi, Gerardo I. Lopez, Phillip H. Loughlin, Kevin Maroni, Eliot P. S. Merrill, Stephen P. Murray, Stan Parker, Travis Reid and Aaron J. Stone. We have no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association which has requirements that a majority of our board of directors be independent. For purposes of complying with the disclosure requirements of the Securities and Exchange Commission, we have adopted the definition of independence used by the New York Stock Exchange. Under the New York Stock Exchange's definition of independence, none of our directors are independent.

 DESCRIPTION OF OTHER INDEBTEDNESS

        The following is a summary of provisions relating to our indebtedness.

Senior Secured Credit Facility

        The senior secured credit facility, as amended on December 15, 2010, is being provided by a syndicate of banks and other financial institutions and provides financing of up to $850.0 million, consisting of a:

  •
  $650.0 million term loan facility with $173.4 million of term B-1 loans maturing on January 26, 2013 and $476.6 million of term B-2 loans maturing on December 15, 2016 outstanding as of December 15, 2010; and

  •
  $192.5 million revolving credit facility maturing on December 15, 2015.

        The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

Interest Rate and Fees

        The borrowings under the senior secured credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the base rate of Citibank, N.A. and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the offered rate for deposits in U.S. dollars appearing on the applicable Telerate screen for the interest period relevant to such borrowing adjusted for certain additional reserves. The initial applicable margin for borrowings under the revolving credit facility is facility is 2.25% with respect to base rate borrowings and 3.25% with respect to LIBOR borrowings (which margins may be reduced subject to our attaining certain leverage ratios), the initial applicable margin for borrowings of term B-1 loans under the term loan facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings (which margins may be reduced subject to our attaining certain leverage ratios), and the applicable margin for borrowings of term B-2 loans under the term loan facility is 2.25% with respect to base rate borrowings and 3.25% with respect to LIBOR borrowings.

        In addition to paying interest on outstanding principal under the senior secured credit facility, we were required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.50%.

Prepayments

        The senior secured credit facility requires us to prepay outstanding term loans, subject to certain exceptions, with:

  •
  after our first full fiscal year after the closing, 50% of our excess cash flow if our net senior secured leverage ratio is greater than a certain threshold as of the last day of any fiscal year;

  •
  100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, subject to certain exceptions and limitations; and

  •
  100% of the net proceeds of any incurrence of debt other than debt permitted under the senior secured credit facility.

        We may voluntarily repay outstanding loans under the senior secured credit facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

Amortization

        The balance of term B-1 loans and term B-2 loans made under the term loan facility amortize each year in amounts equal to 1% per annum in equal quarterly installments for (a) the first six years and nine months in the case of term B-1 loans, with the remaining amount payable on January 26, 2013, and (b) the first ten years and nine months in the case of term B-2 loans, with the remaining amount payable on December 15, 2016.

        Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity on December 15, 2015.

Guarantee and Security

        All obligations under the senior secured credit facility are unconditionally guaranteed by, subject to certain exceptions, each of our existing and future direct and indirect wholly-owned domestic subsidiaries.

        All obligations under the senior secured credit facility, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all of our assets as well as those of each subsidiary guarantor, including, but not limited to, the following, and subject to certain exceptions:

  •
  a pledge of 100% of the equity interests of substantially all of our domestic subsidiaries and 65% of the equity interests of our "first-tier" foreign subsidiaries; and

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  a security interest in substantially all of our tangible and intangible assets as well as those of each subsidiary guarantor.

Certain Covenants and Events of Default

        The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

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  sell assets;

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  incur additional indebtedness;

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  prepay other indebtedness (including the notes);

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  pay dividends and distributions or repurchase our capital stock;

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  create liens on assets;

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  make investments;

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  make certain acquisitions;

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  engage in mergers or consolidations;

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  engage in certain transactions with affiliates;

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  amend certain charter documents and material agreements governing our subordinated indebtedness, including the notes;

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  change the business conducted by us and our subsidiaries; and

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  enter into agreements that restrict dividends from subsidiaries.

        In addition, the senior secured credit facility requires us, commencing with fiscal quarter ended September 28, 2006, to maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The senior secured credit facility also contains certain customary affirmative covenants and events of default.

Notes due 2019

        On June 9, 2009, we sold $600 million aggregate principal amount of our 8.75% Senior Notes due 2019 (the "2019 Senior Notes"). Interest on the 2019 Senior Notes is payable in June and December of each year. The 2019 Senior Notes are redeemable at our option, in whole or in part, at any time on or after June 1, 2014 at 104.375% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after June 1, 2017, plus interest accrued to the redemption date. The 2019 Senior Notes are unsecured and rank equally with all of AMCE's existing and future senior indebtedness (as defined in the indenture for the 2019 Senior Notes). As of December 30, 2010, we had $587.0 million carrying value outstanding under our 2019 Senior Notes.

Notes due 2014

        On February 24, 2004, we sold $300.0 million aggregate principal amount of our 8% Series B Senior Subordinated Notes due 2014 (the "2014 Senior Subordinated Notes"). Interest on the 2014 Senior Subordinated Notes is payable in March and September of each year. The Notes due 2014 are redeemable at our option, in whole or in part, at any time on or after March 1, 2009 at 104.000% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 1, 2012, plus interest accrued to the redemption date. The Notes due 2014 are unsecured and are subordinated to all AMCE's existing and future senior indebtedness (as defined in the indenture for the Notes due 2014). As of December 30, 2010, we had $299.4 million carrying value outstanding under our Notes due 2014.

Notes due 2016

        On December 30, 2010, we completed a cash tender offer for all of our outstanding 11% Senior Subordinated Notes due 2016 (the "2016 Senior Subordinated Notes") at a purchase price of $1,031.00 plus a $30.00 consent fee for each $1,000.00 of principal amount of currently outstanding 2016 Subordinated Notes validly tendered and accepted by us on or before the early tender date. As of December 29, 2010, we had purchased $95.1 million principal amount of our 2016 Senior Subordinated Notes for a total consideration of $104.8 million. As of December 30, 2010, we had $229.9 million carrying value outstanding under our 2016 Senior Subordinated Notes.

        On December 30, 2010, we issued an irrevocable notice of redemption in respect of the $229.9 million principal amount of 2016 Senior Subordinated Notes that remained outstanding after the closing of the cash tender offer, and we will redeem the remaining 2016 Senior Subordinated Notes at a price of $1,055.00 per $1,000.00 principal amount of 2016 Senior Subordinated Notes on or after February 1, 2011 for a total consideration of $255.2 million in accordance with the terms of the indenture governing the 2016 Senior Subordinated Notes.

Parent Term Loan Facility

        On June 13, 2007, our Parent entered into a $400 million credit agreement, the parent term loan facility, for net proceeds of $396 million, to help finance the dividend paid by Parent to its stockholders of $652.8 million during fiscal year 2008. The parent term loan facility is neither guaranteed by, nor secured by the assets of, AMCE or our subsidiaries. As of December 30, 2010, we had $206.7 outstanding under our parent term loan facility.

DESCRIPTION OF EXCHANGE NOTES

General

        You can find the definitions of certain terms used in this description under "—Certain Definitions." In this description, the words "we," "us," "our," the issuer," and the "Company" refer only to AMC Entertainment Inc. and not to any of its subsidiaries.

        The Company issued $600.0 million in aggregate principal amount of 9.75% Senior Subordinated Notes due 2020 under an indenture dated December 15, 2010 (as amended and restated from time to time, the "Indenture"), between itself, the guarantors party thereto and U.S. Bank National Association, as trustee (the "Trustee").

        The Issuer will issue the exchange notes under the Indenture. The terms of the exchange notes are identical in all material respects to the original notes except that upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights. References to the "notes" refer to both the original notes and exchange notes.

        The following description is only a summary of the material provisions of the Indenture and Registration Rights Agreement and does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below. We urge you to read the Indenture and the Registration Rights Agreement because those agreements, not this description, define your rights as holders of the notes. You may request copies of the Indenture and Registration Rights Agreement at our address set forth address indicated under "Where You Can Find More Information About Us." Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the indenture.

Brief Description of the Notes and the Guarantees

        The notes:

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  are general unsecured senior subordinated obligations of the Company;

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  are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by each of the Guarantors;

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  are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including Indebtedness under the Credit Facility and the Existing Senior Notes; and

  •
  are pari passu in right of payment with any future Senior Subordinated Indebtedness of the Company, including the Existing Senior Subordinated Notes.

        The Guarantees:

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  are general unsecured senior subordinated obligations of each Guarantor;

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  are subordinated in right of payment to all existing and future Senior Indebtedness of each Guarantor; and

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  are pari passu in right of payment with any future Senior Subordinated Indebtedness of each Guarantor.

Principal, Maturity and Interest

        The notes will mature on December 1, 2020. We initially issued up to $600.0 million of original notes now and, subject to compliance with the limitations described under "—Certain Covenants—

Limitation on Consolidated Indebtedness", we can issue an unlimited amount of additional notes in the future as part of the same series or as an additional series. Any additional notes that we issue in the future will be identical in all respects to the notes that we are issuing now, except that notes issued in the future will have different issuance prices and issuance dates. The Company will issue notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

        Interest on the notes will accrue at a rate of 9.75% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 2011. We will pay interest to those persons who were holders of record at the close of business on May 15 or November 15 next preceding the interest payment date.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Any additional interest payable as a result of any such increase in interest rate is referred to as "Special Interest."

Subordination

        The payment of all Obligations in respect of the notes and the Subsidiary Guarantees will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness of the Company and the Guarantors, as applicable.

        In the event of any:

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  insolvency of or bankruptcy case or proceeding relating to the Company or any Guarantor;

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  any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company, any Guarantor or to their respective assets;

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  any liquidation, dissolution or other winding-up of the Company or any Guarantor, whether voluntary or involuntary; or

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  any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company or any Guarantor;

the holders of Senior Indebtedness of the Company or such Guarantor, as the case may be, will first be entitled to receive payment in full in cash or Cash Equivalents of all Senior Indebtedness, or provision shall be made for such payment in full in cash or Cash Equivalents to the satisfaction of the holders of Senior Indebtedness, before the Holders will be entitled to receive any payment or distribution of any kind or character from any source (other than any payment or distribution in the form of Permitted Junior Securities) on account of all Obligations in respect of the notes or on account of the purchase, deposit for defeasance or redemption or other acquisition of notes.

        As of September 30, 2010, as adjusted to give effect to the original notes offering and the use of proceeds thereof, the total outstanding Senior Indebtedness and Senior Subordinated Indebtedness, including the notes, of the Company and the Guarantors on a consolidated basis, excluding unused commitments made by lenders, was as follows:

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  $1,273.7 million approximate outstanding Senior Indebtedness of the Company Guaranteed by the Guarantors (and the Company had commitments of $200.0 million under the Credit Agreement, which would constitute Senior Indebtedness of the Company Guaranteed by the Guarantors); and

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  $899.3 million approximate outstanding Senior Subordinated Indebtedness of the Company Guaranteed by the Guarantors.

Ranking

        The notes are unsecured obligations of the Company and the Subsidiary Guarantees are unsecured obligations of the Guarantors. Secured Indebtedness of the Company and the Guarantors will be effectively senior to the notes and the Subsidiary Guarantees, respectively, to the extent of the value of the assets securing such Indebtedness. As of September 30, 2010, the Company had $686.9 million of Secured Indebtedness, consisting of borrowings under the Credit Agreement and capital and financing lease obligations. In addition, as of September 30, 2010, the Company's non-guarantor Subsidiaries had $30.2 million of total Indebtedness (including trade payables), all of which was structurally senior to the notes.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or Government Securities previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes upon the occurrence of any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest in respect of any Senior Indebtedness beyond any applicable grace periods (a "Payment Default") until such Payment Default shall have been cured or waived or have ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or Government Securities previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes for the period specified below ("Payment Blockage Period") upon the occurrence of any default with respect to any Designated Senior Indebtedness not covered by the immediately preceding paragraph pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and receipt by the Trustee of written notice thereof from the representatives of the holders of any Designated Senior Indebtedness.

        The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from such representative and shall end on the earliest of:

          (1)   179 days thereafter (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated, in which case the provisions of the second preceding paragraph shall apply);

          (2)   the date on which such Non-payment Default is cured, waived or ceases to exist;

          (3)   such Designated Senior Indebtedness has been discharged or paid in full in cash or Cash Equivalents; or

          (4)   such Payment Blockage Period shall have been terminated by written notice to the Trustee from the representative initiating such Payment Blockage Period;

after which the Company will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days.

        In the event that, notwithstanding the foregoing, the Trustee or any holder of the notes shall have received any payment prohibited by the foregoing, then such payment shall be paid over to the representatives of such Designated Senior Indebtedness initiating the Payment Blockage Period, to be held in trust for distribution to the holders of Senior Indebtedness or, to the extent amounts are not then due in respect of Senior Indebtedness, prompt return to the Company, or otherwise as a court of competent jurisdiction shall direct.

        Failure by the Company to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, holders will have the right to require repayment of the notes in full. See "—Events of Default."

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and assets which would otherwise be available to pay obligations in respect of the notes will be available only after all Senior Indebtedness has been paid in full in cash or Cash Equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes.

        The Subsidiary Guarantee of each of the Guarantors will be subordinated to Senior Indebtedness of such Guarantor to the same extent and in the same manner as the notes are subordinated to Senior Indebtedness of the Company. Payments under the Subsidiary Guarantee of each Guarantor will be subordinated to the prior payment in full in cash of all Indebtedness under the Credit Agreement and all other Senior Indebtedness of such Guarantor, including Senior Indebtedness incurred after the date of the Indenture, on the same basis as provided above with respect to the subordination of payments on the notes by the Company to the prior payment in full of Senior Indebtedness of the Company.

        All of the Company's operations are conducted through its subsidiaries. Therefore, the Company's ability to service its Indebtedness, including the notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Company. Certain laws restrict the ability of the Company's subsidiaries to pay dividends and make loans and advances to the Company. If these restrictions apply to subsidiaries that are not Guarantors, then the Company would not be able to use the earnings of these subsidiaries to make payments on the notes. In addition, the Company only has a stockholder's claim on the assets of its subsidiaries. This stockholder's claim is junior to the claims that creditors and holders of Preferred Stock of the Company's subsidiaries have against those subsidiaries.

        Not all of our subsidiaries will Guarantee the notes. The notes are Guaranteed by each of our subsidiaries that Guarantees any of our other Indebtedness, including the Credit Agreement. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to us. The notes are effectively subordinated in right of payment to existing and future liabilities of our non-guarantors subsidiaries. For the 52 weeks ended September 30, 2010, our subsidiaries that are not guarantors would have accounted for approximately $19.4 million, or 0.7%, of our total revenues and as of September 30, 2010, approximately $134.3 million, or 3.5%, of our total assets and approximately $30.2 million, or 1.0%, of our total liabilities.

        See "Risk Factors—Risks Related to Our Indebtedness and The Notes—Our substantial debt could adversely affect our operations and your investment in the notes", and "—If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us."

Subsidiary Guarantees

        The Guarantors, jointly and severally, fully and unconditionally guarantee on a senior subordinated unsecured basis the Company's obligations under the notes and all obligations under the Indenture. The Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders of notes in enforcing any rights under the Subsidiary Guarantees. The obligations of each Guarantor under its Subsidiary Guarantee rank junior in right of payment with all Senior Indebtedness of such Guarantor and equally in right of payment with other Senior Subordinated Indebtedness of such Guarantor.

        Although the Indenture limits the amount of Indebtedness that Subsidiaries may Incur, such Indebtedness may be substantial and a significant portion of it may be Indebtedness of Guarantors and/or may be Senior Indebtedness and/or may be secured.

        The Indenture governing the notes provides that the obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving entity in such a transaction involving a Person that is not the Company or a Subsidiary of the Company, such Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if:

          (1)   no Default or Event of Default will have occurred or be continuing or would occur as a consequence of a release of the obligations of such Guarantor; and

          (2)   all the obligations of such Guarantor under the Credit Agreement and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries terminate upon consummation of such transaction.

        In addition, a Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if (1) the conditions relating to legal defeasance are satisfied in accordance with the Indenture or (2) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other provisions of the Indenture.

Sinking Fund

        The notes will not be entitled to the benefit of any sinking fund.

Optional Redemption

        The notes will not be redeemable at the option of the Company prior to December 1, 2015 (except as provided below). Starting on that date, we may redeem all or any portion of the notes, at once or over time, after giving the required notice under the Indenture. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on December 1 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2015	104.875%
2016	103.250%
2017	101.625%
2018 and thereafter	100.000%

        Prior to December 1, 2013, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 109.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

          (1)   at least 65% of the original aggregate principal amount of the notes remains outstanding after each such redemption; and

          (2)   the redemption occurs within 90 days after the closing of such Equity Offering.

        If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee not more than 60 days prior to the redemption date by such method as the Trustee shall deem fair and appropriate; provided, however, that notes will not be redeemed in an amount less than the minimum authorized denomination of $1,000. Notice of redemption shall be mailed by first class mail not less than 30 nor more than 60 days prior to the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

Certain Covenants

        Limitation on Consolidated Indebtedness.    The Company will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness unless after giving effect to such event on a pro forma basis, the Company's Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event for which internal financial statements are available, taken as one period, is greater than or equal to 2.00 to 1.00 (such condition not being applicable to the Incurrence of Permitted Indebtedness).

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Indebtedness or is entitled to be Incurred pursuant to the ratio set forth in the immediately preceding paragraph, the Company is entitled to Incur such Indebtedness in part under any combination thereof, and the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant.

        Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of "Indebtedness" will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, however, that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

        Limitation on Restricted Payments.    The Company will not, and will not permit its Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend on, or make any distribution in respect of, any shares of the Company's or any Subsidiary's Capital Stock (excluding dividends or distributions payable in shares of the Company's Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than the Company or any of its Wholly Owned Subsidiaries; or

          (2)   purchase, redeem or acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock;

(such payments or any other actions described in (1) and (2) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

          (a)   no Default or Event of Default shall have occurred and be continuing;

          (b)   the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "—Limitation on Consolidated Indebtedness"; and

          (c)   the aggregate amount of all Restricted Payments (other than Restricted Payments permitted by clause (4) of the next succeeding paragraph) declared or made after April 2, 2009 (including the proposed Restricted Payment) does not exceed the sum of:

              (i)  (x) Consolidated EBITDA for the Restricted Payments Computation Period, minus (y) 1.70 times Consolidated Interest Expense for the Restricted Payments Computation Period (which commenced on April 2, 2009); plus

             (ii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Issue Date by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock; plus

            (iii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Issue Date by the Company from debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by the Company at the time of such conversion.

        As of September 30, 2010, as adjusted to give effect to the original notes offering and the use of proceeds thereof, the Company would have been able to make approximately $328.2 million of restricted payments under the foregoing clause (c) and clause (6) below; provided that the Company's ability to make restricted payments may be further restricted by the other limitations set forth in this covenant, by the covenants governing the Company's other Indebtedness or by applicable law.

        Notwithstanding the foregoing limitation, the Company or any of its Subsidiaries may:

          (1)   pay dividends on its Capital Stock within sixty days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation;

          (2)   acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Capital Stock);

          (3)   in the case of a Subsidiary, pay dividends (or in the case of any partnership or limited liability company, any similar distribution) to the holders of its Capital Stock on a pro rata basis;

          (4)   make Restricted Payments in amounts equal to:

            (a)   the amounts required for any direct or indirect parent to pay franchise taxes and other fees required to maintain its legal existence; and

            (b)   an amount not to exceed $3.5 million in any fiscal year to permit any direct or indirect parent to pay its corporate overhead expenses Incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for any such parent and the Company;

          (5)   the payment of dividends on the Company's common stock (or a Restricted Payment to any direct or indirect parent of the Company to fund the payment by such direct or indirect parent of the Company of dividends on such entity's common stock) of up to 6% per annum of the net proceeds received by the Company from any public offering of common stock of the Company or any direct or indirect parent of the Company, other than public offerings with respect to the Company's (or such direct or indirect parent's) common stock registered on Form S-4 or Form S-8; and

          (6)   make other Restricted Payments in an aggregate amount not to exceed $350.0 million.

        Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company) involving aggregate consideration in excess of $5.0 million, unless:

        (1)   such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's-length dealing with an unaffiliated third party;

        (2)   such transaction or series of transactions is in the best interests of the Company; and

        (3)   with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50.0 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (1) and (2) above, as evidenced by a Board Resolution.

        Notwithstanding the foregoing limitation, the Company and its Subsidiaries may enter into or suffer to exist the following:

        (1)   any transaction pursuant to any contract in existence on the Issue Date;

        (2)   any Restricted Payment permitted to be made pursuant to the provisions of "—Limitation on Restricted Payments" above;

        (3)   any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any Affiliate of the Company other than a Subsidiary);

        (4)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Subsidiaries; and

        (5)   the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, any agreements that are described in this prospectus under the headings "Management" and "Certain Relationships and Related Party Transactions" and any amendments thereto; provided, however, that the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under, any future amendment to such agreements shall only be permitted by this clause (5) to the extent that the terms of any such amendment, taken as a whole, are not more disadvantageous to the holders of the notes in any material respect than the terms of such agreements in effect on the Issue Date.

        Limitation on Senior Subordinated Indebtedness.    The Company will not Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the notes. No Guarantor will Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of such Guarantor and senior in right of payment to such Guarantor's Subsidiary Guarantee.

        Future Guarantors.    After the Issue Date, the Company will cause each Subsidiary which guarantees obligations under the Credit Agreement, the Existing Notes or any other Indebtedness of the Company or any Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, interest and Special Interest, if any, on the notes on a senior subordinated basis. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Subsidiary Guarantee as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Notwithstanding the foregoing, if a Guarantor is released and discharged in full from its obligations under its Guarantees of (1) the Credit Agreement and related documentation and (2) all other Indebtedness of the Company and its Subsidiaries, then the Subsidiary Guarantee of such Guarantor shall be automatically and unconditionally released and discharged.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings but shall still be obligated to provide such information, documents and reports to the Trustee and the holders of the notes.

Payments for Consent

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless that consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

Merger and Sale of Substantially All Assets

        The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto:

          (1)   either:

            (a)   the Company will be the continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the Obligations of the Company under the notes and the Indenture;

          (2)   immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

          (3)   immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into the Company, the Company (or the Surviving Entity if the Company is not the continuing corporation) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Certain Covenants—Limitation on Consolidated Indebtedness"; and

          (4)   each Guarantor (unless it is the other party to the transactions above, in which case clause (1)(b) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the outstanding notes and the Indenture and its obligations under the Registration Rights Agreement shall continue to be in effect.

        In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

        Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the notes and the Indenture, with the same effect as if such successor corporation had been named as the Company therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the notes and the Indenture.

Change of Control

        Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to purchase all outstanding notes (as described in the Indenture) at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder of notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

        The Change of Control provision of the notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between the Company and the initial purchasers. The Company is not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future.

        The Credit Agreement provides that certain change of control events with respect to the Company would constitute a default thereunder. In such circumstances, the subordination provisions in the Indenture could restrict payments to the holders of the notes. Moreover, the exercise by holders of notes of their right to require the Company to repurchase such notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of the notes in connection with a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Company's failure to purchase notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under existing debt of the Company, and may constitute a default under future debt as well. See "Risk Factors—We must offer to repurchase the notes upon a change of control, which could result in an event of default under our senior secured credit facility or under the indentures governing the notes." The Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "—Modification and Waiver."

        The provisions of the Indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders.

        If an offer is made to repurchase the notes pursuant to a Change of Control Offer, the Company will comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to AMC Entertainment Inc., Attention: Mr. Kevin M. Connor, Senior Vice President, General Counsel and Secretary, 920 Main Street, Kansas City, Missouri 64105-1977 (telephone: (816) 221-4000).

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used in this section for which no definition is provided.

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used in this section for which no definition is provided.

        "Acquired Indebtedness" of any particular Person means Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

        "Affiliate" means, with respect to any specified Person:

          (1)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

          (2)   any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

        For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Apollo" means Apollo Management V, L.P., a Delaware limited partnership.

        "Apollo Group" means (i) Apollo; (ii) the Apollo Holders; and (iii) any Affiliate of Apollo (including the Apollo Holders).

        "Apollo Holders" means (i) Apollo Investment Fund V, L.P. ("AIF V"), Apollo Overseas Partners V, L.P. ("AOP V"), Apollo Netherlands Partners V (A), L.P. ("Apollo Netherlands A"), Apollo Netherlands Partners V (B), L.P. ("Apollo Netherlands B"), and Apollo German Partners V GmbH & Co KG ("Apollo German Partners") and any other partnership or entity affiliated with and managed by Apollo or its Affiliates to which AIF V, AOP V, Apollo Netherlands A, Apollo Netherlands B or Apollo German Partners assigns any of their respective interests in the Company.

        "Bain Capital Group" means (i) Bain Capital Holdings (Loews) I, L.P., (ii) Bain Capital AIV (Loews) II, L.P. and (iii) any Affiliates of Bain Capital Holdings (Loews) I, L.P. and Bain Capital AIV (Loews) II, L.P.

        "Board of Directors" means the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under the Indenture.

        "Board Resolution" means a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" means any day other than a Saturday or Sunday or other day on which banks in New York, New York, Kansas City, Missouri, or the city in which the Trustee's office is located are authorized or required to be closed, or, if no note is outstanding, the city in which the principal corporate trust office of the Trustee is located.

        "Capital Lease Obligations" of any Person means any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease or financing lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation (together with Indebtedness in the form of operating leases entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect).

        "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Indenture.

        "Carlyle Group" means (i) TC Group, L.L.C., (ii) Carlyle Partners III Loews, L.P., (iii) CP II Coinvestment, L.P. and (iv) any Affiliates of TC Group, L.L.C., Carlyle Partners III Loews, L.P. and CP II Coinvestment, L.P.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition;

          (6)   readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P; and

          (7)   investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (6) of this definition.

        "Change of Control" means the occurrence of, after the date of the Indenture, any of the following events:

          (1)   any "person" or "group" as such terms are used in Section 13(d) and 14(d) of the Exchange Act other than one or more Permitted Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, by way of merger, consolidation or other business combination or purchase of 50% or more of the total voting power of the Voting Stock of the Company;

          (2)   the adoption of a plan relating to the liquidation or dissolution of the Company;

          (3)   the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

          (4)   a change of control under any of the indentures relating to the Existing Notes.

        "Co-Investors" means Weston Presidio Capital IV, L.P., WPC Entrepreneur Fund II, L.P., SSB Capital Partners (Master Fund) I, L.P., Caisse de Depot et Placement du Quebec, Co-Investment Partners, L.P., CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., CSFB Credit Opportunities Fund (Employee), L.P., CSFB Credit Opportunities Fund (Helios), L.P., Credit Suisse Anlagestiftung, Pearl Holding Limited, Partners Group Private Equity Performance Holding Limited, Vega Invest (Guernsey) Limited, Alpinvest Partners CS Investments 2003 C.V., Alpinvest Partners Later Stage Co-Investments Custodian II B.V., Alpinvest Partners Later Stage Co-Investments Custodian IIA B.V. and Screen Investors 2004, LLC and their respective Affiliates.

        "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income (Loss) of such Person for such period increased (to the extent deducted in determining Consolidated Net Income (Loss)) by the sum of:

          (1)   all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

          (2)   Consolidated Interest Expense of such Person and its Subsidiaries for such period;

          (3)   depreciation expense of such Person and its Subsidiaries for such period;

          (4)   amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs;

          (5)   any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106), all determined on a consolidated basis in accordance with GAAP; and

          (6)   any fees, expenses, charges or premiums relating to any issuance of Capital Stock or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case,

  whether or not successful), including, without limitation any fees, expenses or charges related to the offering of the Notes;

provided, however, that corporate overhead expenses payable by Marquee described in clause 4(b) of the second paragraph of the covenant described under "Certain Covenants—Limitation on Restricted Payments", the funds of which are provided by the Company and/or its Subsidiaries shall be deducted in calculating the Consolidated EBITDA of the Company.

        For purposes of this definition, all transactions involving the acquisition of any Person or motion picture theatre by another Person shall be accounted for on a "pooling of interests" basis and not as a purchase; provided, further, that, solely with respect to calculations of the Consolidated EBITDA Ratio:

          (1)   Consolidated EBITDA shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Trustee at the time of any calculation of the Consolidated EBITDA Ratio;

          (2)   Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period; and

          (3)   All preopening expense and theatre closure expense which reduced/(increased) Consolidated Net Income (Loss) during any applicable period shall be added to Consolidated EBITDA.

        "Consolidated EBITDA Ratio" of any Person means, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any amortization or write-off of deferred financing costs); provided that, in making such computation:

          (1)   if the Company or any Subsidiary:

            (a)   has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated EBITDA Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be:

              (i)    the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

              (ii)   if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

        and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

            (b)   has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated EBITDA Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

          (2)   the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

          (3)   with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

        "Consolidated Interest Expense" of any Person means, without duplication, for any period, as applied to any Person:

          (1)   the sum of:

            (a)   the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation:

              (i)    amortization of debt discount;

              (ii)   the net cost under Interest Rate Protection Agreements (including amortization of discounts);

              (iii)  the interest portion of any deferred payment obligation; and

              (iv)  accrued interest; plus

            (b)   the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period, minus

          (2)   the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

        "Consolidated Net Income (Loss)" of any Person means, for any period, the consolidated net income (loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding all extraordinary gains or losses (net of reasonable fees and expenses relating to the transaction giving rise thereto) of such Person and its Subsidiaries.

        "Construction Indebtedness" means Indebtedness incurred by the Company or its Subsidiaries in connection with the construction of motion picture theatres or screens.

        "Credit Agreement" means that certain Credit Agreement, dated January 26, 2006, among the Company, as Borrower, the lenders and issuers party thereto, Citicorp North America, Inc., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and Credit Suisse Securities (USA) LLC, Bank of America, N.A. and General Electric Capital Corporation, as Co-Documentation Agents, and any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof.

        "Credit Facilities" means one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, including, without limitation, the Credit Agreement, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers' acceptances), or (iii) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

        "Currency Hedging Obligations" means the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt Rating" means the rating assigned to the notes by Moody's or S&P, as the case may be.

        "Default" means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

        "Designated Senior Indebtedness" means:

          (1)   all Senior Indebtedness under the Credit Agreement; and

          (2)   any other Senior Indebtedness:

            (a)   which at the time of determination exceeds $30.0 million in aggregate principal amount;

            (b)   which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company or any Guarantor, as applicable; and

            (c)   as to which the Trustee has been given written notice of such designation.

        "Equity Offering" means a public or private sale for cash by the Company or of a direct or indirect parent of the Company (the proceeds of which have been contributed to the Company) of common stock or preferred stock (other than Redeemable Capital Stock), or options, warrants or rights with respect to such Person's common stock or preferred stock (other than Redeemable Capital Stock), other than public offerings with respect to such Person's common stock, preferred stock (other than Redeemable Capital Stock), or options, warrants or rights, registered on Form S-4 or S-8.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Notes" means the Existing Senior Notes and the Existing Senior Subordinated Notes.

        "Existing Senior Notes" means the Company's 8.75% Senior Notes due 2019.

        "Existing Senior Subordinated Notes" means the Company's 8% Senior Subordinated Notes due 2014 and 11% Senior Subordinated Notes due 2016.

        "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States as in effect on the Issue Date, consistently applied.

        "Government Securities" means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Guarantee" means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranteed Indebtedness" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

        "Guarantor" means each Subsidiary of the Company that provides a Subsidiary Guarantee on the date of the Indenture and any other Subsidiary of the Company that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon the release or discharge of such Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Subsidiary shall cease to be a Guarantor.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation (including, without limitation, preferred stock, temporary equity, mezzanine equity or similar classification) of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "Certain Covenants—Limitation on Consolidated Indebtedness", amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at stated maturity.

        "Indebtedness" means, with respect to any Person, without duplication:

          (1)   all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities Incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;

          (2)   all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

          (3)   all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

          (4)   every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or a Subsidiary of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or a Subsidiary of such Person was a party;

          (5)   all indebtedness referred to in clauses (1) through (4) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;

          (6)   all Guaranteed Indebtedness of such Person;

          (7)   all obligations under Interest Rate Protection Agreements of such Person;

          (8)   all Currency Hedging Obligations of such Person;

          (9)   all Capital Lease Obligations of such Person; and

          (10) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (9) above.

        "Interest Rate Protection Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

        "Issue Date" means December 15, 2010, the date on which the original notes were issued.

        "J.P. Morgan Partners Group" means (i) J.P. Morgan Partners, LLC and (ii) any Affiliates of J.P. Morgan Partners, LLC.

        "Maturity" means, with respect to any note, the date on which the principal of such note becomes due and payable as provided in such note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Moody's" means Moody's Investor Service, Inc. or any successor to the rating agency business thereof.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "Non-Recourse Indebtedness" means Indebtedness as to which:

          (1)   none of the Company or any of its Subsidiaries:

            (a)   provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); or

            (b)   is directly or indirectly liable; and

          (2)   no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Subsidiaries (other than Non-Recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

        "Officer" means the Chairman of the Board, any Co-Chairman of the Board, President, the Chief Executive Officer, any Executive Vice President, any Senior Vice President and the Chief Financial Officer of the Company.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion of counsel to the Company or any other Person reasonably satisfactory to the Trustee.

        "Permitted Holder" means:

          (1)   any member of the Apollo Group;

          (2)   any member of the J.P. Morgan Partners Group;

          (3)   any member of the Bain Capital Group;

          (4)   any member of the Carlyle Group;

          (5)   any member of the Spectrum Group;

          (6)   any "Co-Investor"; provided that to the extent any Co-Investor acquires securities of the Company in excess of the amount of such securities held by such Co-Investor on the Issue Date, such excess securities shall not be deemed to be held by a Permitted Holder;

          (7)   any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Company or any Subsidiary or any Person holding securities of the Company for or pursuant to the terms of any such employee benefit plan; provided that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or Lien on any securities of the Company held by any Person listed in this clause (7), then such securities shall no longer be deemed to be held by a Permitted Holder; and

          (8)   any Person with respect to which no "person" or "group" as such terms are used in Section 13(d) and 14(d) of the Exchange Act is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have

  "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly of 50% or more of the total voting power of the Voting Stock of such Person.

        "Permitted Indebtedness" means the following:

          (1)   Indebtedness of the Company in respect of the notes and Indebtedness of the Guarantors in respect of the Subsidiary Guarantees, in each case issued on the Issue Date, and the related exchange notes and exchange guarantees issued in registered exchange offers pursuant to the registration rights agreements;

          (2)   Indebtedness of the Company or any Guarantor under Credit Facilities together with the guarantees thereunder and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount at any one time outstanding not to exceed $1,150.0 million;

          (3)   Indebtedness of the Company or any Guarantor under the Existing Notes and the Guarantees thereof;

          (4)   Indebtedness of the Company or any of its Subsidiaries outstanding on the Issue Date (other than the Existing Notes or Indebtedness outstanding under the Credit Facility);

          (5)   Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

          (6)   Indebtedness of the Company or any of its Subsidiaries to any one or the other of them;

          (7)   Indebtedness Incurred to renew, extend, refinance or refund (each, a "refinancing") the Existing Notes or any other Indebtedness outstanding on the Issue Date, including the notes, in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

          (8)   Indebtedness of any Subsidiary Incurred in connection with the Guarantee of any Indebtedness of the Company or the Guarantors in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

          (9)   Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

          (10) Capital Lease Obligations of the Company or any of its Subsidiaries;

          (11) Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

          (12) Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

          (13) Acquired Indebtedness; provided that such Indebtedness, if Incurred by the Company, would be in compliance with the covenant described under "Certain Covenants—Limitation on Consolidated Indebtedness";

          (14) Indebtedness of the Company or any of its Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the notes;

          (15) Construction Indebtedness in an aggregate principal amount that does not exceed $100.0 million at any time outstanding; and

          (16) Indebtedness of the Company or a Subsidiary Guarantor not otherwise permitted to be Incurred pursuant to clauses (1) through (15) above which, together with any other Indebtedness Incurred pursuant to this clause (16), has an aggregate principal amount that does not exceed $350.0 million at any time outstanding.

        "Permitted Interest Rate Protection Agreements" means, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

        "Permitted Junior Securities" means equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated as provided in the Indenture.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the notes or is mandatorily redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

        "Registration Rights Agreement" means the registration rights agreement among the Company, the Guarantors, and the initial purchasers entered into on the Issue Date regarding the notes and any similar registration rights agreement executed in connection with an offering of any additional notes.

        "Restricted Payments" has the meaning set forth in the "Limitation on Restricted Payments" covenant.

        "Restricted Payments Computation Period" means the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after April 2, 2009 to the last day of the Company's fiscal quarter preceding the date of the applicable proposed Restricted Payment.

        "SEC" means the Securities and Exchange Commission.

        "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Senior Indebtedness" means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, all amounts payable by the Company and its Subsidiaries under or in respect of Indebtedness of the Company and its Subsidiaries, including the notes and premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any of its Subsidiaries at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

          (1)   any obligation of the Company to any Subsidiary or any obligation of a Subsidiary to the Company or another Subsidiary;

          (2)   any liability for Federal, state, foreign, local or other taxes owed or owing by the Company or any of its Subsidiaries;

          (3)   any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

          (4)   any Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries, as the case may be, including, without limitation, any Subordinated Obligations or Guarantor Subordinated Obligations;

          (5)   any Capital Stock; or

          (6)   the notes or the Existing Senior Subordinated Notes.

        "Senior Subordinated Indebtedness" means (i) with respect to the Company, the notes, the Existing Senior Subordinated Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to have the same ranking as the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness and (ii) with respect to any Guarantor, the Subsidiary Guarantees, the Guarantees of the Existing Senior Subordinated Notes and any other Indebtedness of such Guarantor that specifically provides that such Indebtedness is to have the same ranking as the Subsidiary Guarantees in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Guarantor which is not Senior Indebtedness.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Special Interest" means the additional interest, if any, to be paid on the notes as described under "Exchange Offer; Registration Rights."

        "Spectrum Group" means (i) Spectrum Equity Investors IV, L.P., (ii) Spectrum Equity Investors Parallel IV, L.P., (iii) Spectrum IV Investment Managers' Fund, L.P. and (iv) any Affiliates of Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P. and Spectrum IV Investment Managers' Fund, L.P.

        "Stated Maturity", when used with respect to any note or any installment of interest thereof, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.

        "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

        "Subsidiary" of any person means:

          (1)   any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and

          (2)   any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.

        Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of "Unrestricted Subsidiary" unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

        "Subsidiary Guarantee" means, individually, any Guarantee of payment of the notes and exchange notes issued in a registered exchange offer for the notes pursuant to the Registration Rights Agreement and the Indenture by a Guarantor and any supplemental indenture applicable thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed in the Indenture.

        "Surviving Entity" has the meaning set forth under "Merger and Sale of Substantially All Assets."

        "Theatre Completion" means any motion picture theatre or screen which was first opened for business by the Company or a Subsidiary during any applicable period.

        "Unrestricted Subsidiary" means a Subsidiary of the Company designated in writing to the Trustee:

          (1)   whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness;

          (2)   that has no Indebtedness other than Non-Recourse Indebtedness; and

          (3)   that has no Subsidiaries.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Weighted Average Life" means, as of any date, with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Events of Default

        The following will be "Events of Default" under the Indenture:

          (1)   default in the payment of any interest (including Special Interest) on any note when it becomes due and payable and continuance of such default for a period of 30 days;

          (2)   default in the payment of the principal of or premium, if any, on any note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (3)   failure to comply with the covenant described under "Merger and Sale of Substantially All Assets";

          (4)   default in the performance, or breach, of any covenant or warranty of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (1), (2) or (3) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

          (5)   (a) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Significant Subsidiary, aggregating $5.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (b) Indebtedness of the Company or any Significant Subsidiary, aggregating $5.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid, or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

          (6)   any holder of any Indebtedness in excess of $5.0 million in the aggregate of the Company or any Significant Subsidiary shall notify the Trustee of the intended sale or disposition of any assets of the Company or any Significant Subsidiary that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of the Company or any Significant Subsidiary pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Company or any Significant Subsidiary or in accordance with applicable law;

          (7)   one or more final judgments or orders shall be rendered against the Company or any Significant Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $5.0 million and shall not be discharged and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

          (8)   the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; and

          (9)   except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

        If an Event of Default (other than an Event of Default specified in clause (8) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal, premium, if any, and accrued and unpaid interest, if any, of all notes due and payable; provided, however, that so long as the Credit Agreement shall be in full force and effect, if an Event of Default shall occur and be continuing (other than an Event of Default specified in clause (8)), any such acceleration shall not become effective until the earlier of:

          (a)   five Business Days following a delivery of a notice of such acceleration to the agent under the Credit Agreement; and

          (b)   the acceleration of any amounts under the Credit Agreement.

        If an Event of Default specified in clause (8) above occurs and is continuing, then the principal, premium, if any, and accrued and unpaid interest, if any, of all the notes shall become due and payable without any declaration or other act on the part of the Trustee or any holder of notes. After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

          (1)   the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:

            (A)  all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

            (B)  all overdue interest (including Special Interest) on all notes;

            (C)  the principal of and premium, if any, on any notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

            (D)  to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; and

          (2)   all Events of Default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the notes because an Event of Default specified in paragraph (5) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (1) is Indebtedness in the form of an operating lease entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect, (2) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (3) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 30 day period which has not been cured or waived during such period.

        The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it be a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

        The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture.

Defeasance and Covenant Defeasance of the Indenture

        The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to all outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantee ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and to have satisfied its other obligations under the Indenture, except for the following which shall survive until otherwise terminated or discharged:

        (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest (including Special Interest) on such notes when such payments are due;

        (2)   the Company's obligations with respect to the notes relating to the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture;

        (3)   its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee; and

        (4)   the defeasance provisions of the Indenture.

        In addition the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain restrictive covenants under the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

        In order to exercise either defeasance or covenant defeasance:

        (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest (including Special Interest) on the outstanding notes on the Stated Maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

        (2)   in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that:

          (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

          (b)   since the date of this prospectus, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

        (3)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

        (4)   the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

        (5)   the Company must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

        (1)   either:

          (a)   all such notes that have been authenticated, except notes that have been lost, destroyed or wrongfully taken and that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

          (b)   all notes that have not been delivered to the Trustee for cancellation have become due and payable, whether at maturity or upon redemption or will become due and payable within one year or are to be called for redemption within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

        (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

        (3)   the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture and the Securities; and

        (4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes issued thereunder at maturity or at the redemption date, as the case may be.

        In addition, the Company must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied at the Company's cost and expense.

Modification and Waiver

        Modifications and amendments of the Indenture may be entered into by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

        (1)   change the Stated Maturity of the principal of, or any installment of interest (including Special Interest) on, any note, or reduce the principal amount thereof or the rate of interest (including Special Interest) thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any note or any premium or the interest (including Special Interest) thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

        (2)   reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price;

        (3)   reduce the percentage in principal amount of outstanding notes, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults;

        (4)   modify any of the provisions relating to supplemental indentures requiring the consent of holders of the notes, relating to the rights of holders to receive payment of principal and interest on the notes, or to bring suit for the enforcement of such payment, on or after the respective due dates set forth in the notes, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes the consent of whose holders is required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

        (5)   modify any of the provisions of the Indenture relating to the subordination of the notes in a manner adverse to any holder of notes.

        The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance with certain restrictive covenants and provisions of the Indenture.

        Without the consent of any holder of the notes, the Company and the Trustee may amend the Indenture to: cure any ambiguity, omission, defect or inconsistency; provide for the assumption by a successor corporation of the obligations of the Company under the Indenture; provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code); add Guarantees with respect to the notes; secure the notes; add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company; make any change that does not adversely affect the rights of any holder of the notes; make any change to the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions; or comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

Book-Entry System

        The notes will initially be issued in the form of Global Securities held in book-entry form. The notes will be deposited with the Trustee as custodian for The Depository Trust Company (the "Depository"), and the Depository or its nominee will initially be the sole registered holder of the notes for all purposes under the Indenture. Except as set forth below, a Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository.

        Upon the issuance of a Global Security, the Depository or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective principal amounts of the individual beneficial interest represented by such Global Security purchased by such persons in this exchange offer. Such accounts shall initially be designated by the initial purchasers with respect to notes placed by the initial purchasers for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Euroclear or Cedel. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal, premium, if any, and interest on notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a Global Security representing any notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

        The Company expects that upon receipt of any payment of principal of, premium, if any, or interest on any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security, as shown on the records of the Depository. The Company expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        So long as the Depository or its nominee is the registered owner or holder of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the Indenture and the notes. Beneficial interests in the notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of such Global Security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        The Company understands that the Depository will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with the Depository interests in the Global Security are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

        Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The Depository has advised the Company that the Depository is a limited- purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certificated Notes

        Notes represented by a Global Security are exchangeable for certificated notes only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days, (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable and exchangeable, and such transfer shall be registrable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes represented by such Global Security. Any Global Security that is exchangeable for certificated notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in such names as the Depository or its nominee holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depository or its nominee. In the event that a Global Security becomes exchangeable for certificated notes, (i) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable; at the office or agency of the Company maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith. In addition, such certificates will bear the legend referred to under "Notice to Investors" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such notes, to the provisions of such legend.

Concerning the Trustee

        U.S. Bank National Association is the Trustee under the Indenture.

Governing Law

        The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS REGISTRATION STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"); (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE ISSUER IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUER OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

General

        The following is a summary of material U.S. federal income tax consequences of the exchange of original notes for exchange notes pursuant to the exchange offer, but does not address any other aspects of U.S. federal income tax consequences to holders of original notes or exchange notes. This summary is based upon the Code, existing and proposed regulations thereunder, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof and published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

        Except as expressly stated otherwise, this summary applies only to U.S. holders that exchange original notes for exchange notes in the exchange offer and who hold the original notes as capital assets within the meaning of Section 1221 of the Code. It does not address the tax consequences to holders who are subject to special rules under U.S. federal income tax laws (such as financial institutions, tax-exempt organizations and insurance companies). A "U.S. holder" means a beneficial owner of a note and is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized under the laws of the U.S. or any political subdivision thereof, including the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all its substantial decisions or if a valid election to be treated as a United States person is in effect with respect to such trust.

        This summary does not represent a detailed description of the U.S. federal income and tax consequences to holders in light of their particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular holder of notes.

        Persons considering the exchange of original notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of an Original Note for an Exchange Note Pursuant to the Exchange Offer

        The exchange by any holder of an original note for an exchange note should not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by holders that exchange original notes for exchange notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a holder's tax basis in an exchange will be the same as such holder's tax basis in the original note exchanged therefor. Holders will be considered to have held the exchange notes from the time of their acquisition of the original notes.

PLAN OF DISTRIBUTION

        Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes only where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period starting from the date on which the exchange offer is consummated to the close of business one year after, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                                    2011, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period starting from the date on which the exchange offer is consummated to the close of business one year after, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the exchange notes and the enforceability of obligations under the exchange notes and guarantees being issued are being passed upon for us by O'Melveny & Myers LLP, New York, New York.

EXPERTS

        The consolidated financial statements of AMC Entertainment Inc. as of April 1, 2010, and for the year then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the April 1, 2010, consolidated financial statements contains an explanatory paragraph that states that the

Company changed its accounting treatment for business combinations due to the adoption of new accounting requirements issued by the FASB.

        The consolidated financial statements of AMC Entertainment Inc. as of April 2, 2009 and for the fiscal years ended April 2, 2009 and April 3, 2008 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of National CineMedia, LLC included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of the Kerasotes Showplace Theatres Sold to AMC Entertainment Inc. as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph that describes the allocation of certain account balances from the Theatres' parent company, Kerasotes Showplace Theatres, LLC, and explains that the financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if the Theatres had operated as an unaffiliated company), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

        We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the original notes. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

        We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

AMC ENTERTAINMENT INC.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Twenty-six Weeks Ended
	September 30, 2010	October 1, 2009
	(unaudited)
Revenues
Admissions	$907,169	$836,725
Concessions	355,671	321,041
Other theatre	31,737	28,598

Total revenues	1,294,577	1,186,364

Operating Costs and Expenses
Film exhibition costs	481,004	457,429
Concession costs	44,301	35,070
Operating expense	321,476	293,568
Rent	236,035	220,684
General and administrative:
Merger, acquisition and transaction costs	10,975	221
Management fee	2,500	2,500
Other	31,058	26,071
Depreciation and amortization	100,958	95,477

Operating costs and expenses	1,228,307	1,131,020

Operating income	66,270	55,344
Other expense (income)
Other expense (income)	(9,685)	1,835
Interest expense
Corporate borrowings	65,750	61,280
Capital and financing lease obligations	3,008	2,826
Equity in earnings of non-consolidated entities	(3,566)	(10,610)
Gain on NCM, Inc. stock sale	(64,648)	—
Investment income	(104)	(131)

Total other expense (income)	(9,245)	55,200

Earnings from continuing operations before income taxes	75,515	144
Income tax provision	5,800	50

Earnings from continuing operations	69,715	94
Earnings (loss) from discontinued operations, net of income taxes	(25)	542

Net earnings	$69,690	$636

See Notes to Consolidated Financial Statements.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30, 2010	April 1, 2010
	(unaudited)
ASSETS
Current assets:
Cash and equivalents	$326,852	$495,343
Receivables, net	28,062	25,545
Other current assets	79,701	73,312

Total current assets	434,615	594,200
Property, net	1,003,617	863,532
Intangible assets, net	158,395	148,432
Goodwill	1,914,261	1,814,738
Other long-term assets	305,358	232,275

Total assets	$3,816,246	$3,653,177

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$146,696	$175,142
Accrued expenses and other liabilities	132,720	139,581
Deferred revenues and income	111,122	125,842
Current maturities of corporate borrowings and capital and financing lease obligations	10,347	10,463

Total current liabilities	400,885	451,028
Corporate borrowings	1,823,683	1,826,354
Capital and financing lease obligations	63,950	53,323
Deferred revenues—for exhibitor services agreement	361,676	252,322
Other long-term liabilities	350,836	309,591

Total liabilities	$3,001,030	$2,892,618

Commitments and contingencies
Stockholder's equity:
Common Stock, 1 share issued with 1¢ par value	—	—
Additional paid-in capital	814,367	828,687
Accumulated other comprehensive loss	(3,889)	(3,176)
Accumulated earnings (deficit)	4,738	(64,952)

Total stockholder's equity	815,216	760,559

Total liabilities and stockholder's equity	$3,816,246	$3,653,177

See Notes to Consolidated Financial Statements.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Twenty-six Weeks Ended
	September 30, 2010	October 1, 2009
	(unaudited)
INCREASE (DECREASE) IN CASH AND EQUIVALENTS
Cash flows from operating activities:
Net earnings	$69,690	$636
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	100,958	95,477
Deferred income taxes	—	(1,500)
Write-off of issuance costs related to early extinguishment of debt	—	3,468
Gain on NCM, Inc. stock sale	(64,648)	—
Equity in earnings and losses from non-consolidated entities, net of distributions	6,609	3,818
Gain on dispositions	(9,983)	(592)
Change in assets and liabilities, net of acquisition:
Receivables	2,577	1,803
Other assets	53	122
Accounts payable	(51,113)	(29,751)
Accrued expenses and other liabilities	(33,464)	6,038
Other, net	4,311	(3,045)

Net cash provided by operating activities	24,990	76,474

Cash flows from investing activities:
Capital expenditures	(46,711)	(29,781)
Acquisition of Kerasotes, net of cash acquired	(280,606)	—
Proceeds from NCM, Inc. stock sale	102,224	—
Proceeds from disposition of Cinemex	860	2,898
Proceeds from the disposition of long-term assets	55,991	—
Other, net	(909)	(5,661)

Net cash used in investing activities	(169,151)	(32,544)

Cash flows from financing activities:
Repayment under revolving credit facility	—	(185,000)
Repurchase of Fixed Notes due 2012	—	(250,000)
Proceeds from issuance of Senior Notes due 2019	—	585,492
Deferred financing costs	(95)	(15,941)
Principal payments under capital and financing lease obligations	(2,072)	(1,712)
Payments under Term Loan B	(3,250)	(3,250)
Change in construction payables	(3,524)	(437)
Dividends paid to Marquee Holdings Inc.	(15,184)	(315,351)

Net cash used in financing activities	(24,125)	(186,199)
Effect of exchange rate changes on cash and equivalents	(205)	(1,693)

Net decrease in cash and equivalents	(168,491)	(143,962)
Cash and equivalents at beginning of period	495,343	534,009

Cash and equivalents at end of period	$326,852	$390,047

See Notes to Consolidated Financial Statements.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2010

(Unaudited)

NOTE 1—BASIS OF PRESENTATION

        AMC Entertainment Inc. ("AMCE" or the "Company") is an intermediate holding company, which, through its direct and indirect subsidiaries, including American Multi-Cinema, Inc. ("AMC") and its subsidiaries, and AMC Entertainment International, Inc. ("AMCEI") and its subsidiaries (collectively with AMCE, unless the context otherwise requires, the "Company"), is principally involved in the theatrical exhibition business and owns, operates or has interests in theatres located in the United States, Canada, China (Hong Kong), France and the United Kingdom.

        AMCE is a wholly owned subsidiary of Marquee Holdings Inc. ("Holdings"), an investment vehicle owned through AMC Entertainment Holdings, Inc. ("Parent") by J.P. Morgan Partners, LLC and certain related investment funds ("JPMP"), Apollo Management, L.P. and certain related investment funds ("Apollo") and affiliates of Bain Capital Partners ("Bain"), The Carlyle Group ("Carlyle") and Spectrum Equity Investors ("Spectrum") (collectively with JPMP and Apollo, the "Sponsors").

        The accompanying unaudited consolidated financial statements have been prepared in response to the requirements of Form 10-Q and should be read in conjunction with the Company's Annual report on Form 10-K for the year ended April 1, 2010. In the opinion of management, these interim financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the Company's financial position and results of operations. Due to the seasonal nature of the Company's business, results for the twenty-six weeks ended September 30, 2010 are not necessarily indicative of the results to be expected for the fiscal year (52 weeks) ending March 31, 2011. The Company manages its business under one operating segment called Theatrical Exhibition.

        Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used for, but not limited to: (1) Impairment charges, (2) Film exhibition costs, (3) Income and operating taxes and (4) Gift card and packaged ticket revenues. Actual results could differ from those estimates.

        The April 1, 2010 consolidated balance sheet data was derived from the audited balance sheet included in the Form 10-K, but does not include all disclosures required by generally accepted accounting principles.

        Other Expense (Income):    The following table sets forth the components of other expense (income):

	26 Weeks Ended
(In thousands)	September 30, 2010	October 1, 2009
Loss on redemption of 8 5/8% Senior Notes due 2012	$—	$11,276
Gift card redemptions considered to be remote	(9,553)	(9,422)
Other income	(132)	(19)

Other expense (income)	$(9,685)	$1,835

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 1—BASIS OF PRESENTATION (Continued)

        Presentation:    Effective April 1, 2010, preopening expense, theatre and other closure expense (income), and disposition of assets and other losses (gains) were reclassified to operating expense with a conforming reclassification made for the prior year presentation. Additionally, in the Consolidated Statements of Cash Flows, certain operating activities were reclassified to other, net and certain investing activities were reclassified to other, net, with conforming reclassifications made for the prior year presentation. These presentation reclassifications reflect how management evaluates information presented in the Consolidated Statement of Operations and Consolidated Statements of Cash Flows.

NOTE 2—ACQUISITION

        On May 24, 2010, the Company completed the acquisition of substantially all of the assets (92 theatres and 928 screens) of Kerasotes Showplace Theatres, LLC ("Kerasotes"). Kerasotes operated 95 theatres and 972 screens in mid-sized, suburban and metropolitan markets, primarily in the Midwest. More than three quarters of the Kerasotes theatres feature stadium seating and almost 90 percent have been built since 1994. The Company acquired Kerasotes based on their highly complementary geographic presence in certain key markets. Additionally, the Company expects to realize synergies and cost savings related to the Kerasotes acquisition as a result of moving to the Company's operating practices, decreasing costs for newspaper advertising and concessions and general and administrative expense savings, particularly with respect to the consolidation of corporate related functions and elimination of redundancies. The purchase price for the Kerasotes theatres paid in cash at closing was $276,798,000, net of cash acquired, and was subject to working capital and other purchase price adjustments as described in the Unit Purchase Agreement. The Company paid working capital and other purchase price adjustments of $3,808,000 during the second quarter of fiscal 2011, based on the final closing date working capital and deferred revenue amounts, and has included this amount as part of the total estimated purchase price.

        The acquisition of Kerasotes is being treated as a purchase in accordance with Accounting Standards Codification 805, Business Combinations, which requires allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the transaction. The allocation of purchase price is based on management's judgment after evaluating several factors, including bid prices from potential buyers and a preliminary valuation assessment. The allocation of purchase price is subject to changes as an appraisal of both tangible and intangible assets and liabilities is finalized and additional

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 2—ACQUISITION (Continued)

information becomes available; however, we do not expect material changes. The following is a summary of the preliminary allocation of the purchase price:

(In thousands)	Total
Cash	$809
Receivables, net(1)	3,832
Other current assets	12,905
Property, net	204,998
Intangible assets, net(2)	17,425
Goodwill(3)	109,907
Other long-term assets	5,920
Accounts payable	(13,538)
Accrued expenses and other liabilities	(12,439)
Deferred revenues and income	(1,806)
Capital and financing lease obligations	(12,583)
Other long-term liabilities(4)	(34,015)

Total estimated purchase price	$281,415

(1)
Receivables consist of trade receivables recorded at fair value. The Company did not acquire any other class of receivables as a result of the acquisition of Kerasotes.

(2)
Intangible assets consist of certain Kerasotes' trade names, a non-compete agreement, and favorable leases. See Note 4—Goodwill and Intangible Assets for further information.

(3)
Goodwill arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations. Amounts recorded for goodwill are not subject to amortization and are expected to be deductible for tax purposes.

(4)
Other long-term liabilities consist of certain theatre and ground leases that have been identified as unfavorable.

        During the twenty-six weeks ended September 30, 2010, the Company incurred acquisition-related costs of approximately $10,155,000, which are included in general and administrative expense: merger, acquisition and transaction costs in the Consolidated Statements of Operations.

        In connection with the acquisition of Kerasotes, the Company divested of five Kerasotes theatres with 59 screens as required by the Antitrust Division of the United States Department of Justice. The Company also sold one vacant theatre that had previously been closed by Kerasotes. Proceeds from the divested theatres exceeded the carrying amount of such theatres by $16,850,000, which was recorded as a reduction to goodwill. In addition, the Company has classified two Kerasotes theatres with 26 screens as assets held for sale during the twenty-six weeks ended September 30, 2010, that will be divested. The carrying amount of the assets held for sale was reduced by $6,466,000, which was recorded as an increase to goodwill during the twenty-six weeks ended September 30, 2010, to reflect the $900,000 net sales price received for one of the theatres during the third quarter of fiscal 2011. Assets held for sale

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 2—ACQUISITION (Continued)

of approximately $2,557,000 were classified as other current assets in the Company's Consolidated Balance Sheets.

        The Company was also required by the Antitrust Division of the United States Department of Justice to divest of four legacy AMC theatres with 57 screens. The Company recorded a gain on disposition of assets of $10,056,000 for one divested legacy theatre with 14 screens during the twenty-six weeks ended September 30, 2010, which reduced operating expenses by approximately $10,056,000. Additionally, the Company acquired two theatres with 26 screens that were received in exchange for three of the legacy AMC theatres with 43 screens.

        The unaudited pro forma financial information presented below sets forth the Company's historical statements of operations for the periods indicated and gives effect to the acquisition as if the business combination and required divestitures had occurred as of the beginning of the respective periods. Such information is presented for comparative purposes to the Consolidated Statements of Operations only and does not purport to represent what the Company's results of operations would actually have been

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 2—ACQUISITION (Continued)

had these transactions occurred on the date indicated or to project its results of operations for any future period or date.

	Twenty-six Weeks Ended
	Pro forma September 30, 2010	Pro forma October 1, 2009
	(unaudited)
Operating Revenues
Admissions	$926,154	$923,084
Concessions	364,475	361,262
Other theatre	32,535	32,655

Total revenues	1,323,164	1,317,001

Operating Costs and Expenses
Film exhibition costs	491,057	503,121
Concession costs	45,750	39,958
Operating expense	337,701	329,328
Rent	240,428	239,469
General and administrative:
Merger, acquisition and transaction costs*	10,975	221
Management fee	2,500	2,500
Other	32,709	33,564
Depreciation and amortization	104,517	107,555

Operating costs and expenses	1,265,637	1,255,716

Operating income	57,527	61,285
Other expense (income)
Other expense (income)	(9,685)	1,835
Interest expense
Corporate borrowings	65,750	61,280
Capital and financing lease obligations	3,224	3,258
Equity in earnings of non-consolidated entities	(3,566)	(10,610)
Gain on NCM, Inc. stock sale	(64,648)	—
Investment (income) expense	(104)	65

Total other expense (income)	(9,029)	55,828

Earnings from continuing operations before income taxes	66,556	5,457
Income tax provision	2,400	1,950

Earnings from continuing operations	64,156	3,507
Earnings (loss) from discontinued operations, net of income taxes	(25)	542

Net earnings	$64,131	$4,049

*
Primarily represents non-recurring transaction costs for the acquisition and related transactions.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 2—ACQUISITION (Continued)

	Twenty-six Weeks Ended
	Pro forma September 30, 2010	Pro forma October 1, 2009
	(unaudited)
Average screens—continuing operations(1)	5,214	5,307

(1)
Includes consolidated theatres only

        The Company recorded revenues of approximately $103,300,000 from May 24, 2010 through September 30, 2010 resulting from the acquisition of Kerasotes, and recorded operating costs and expenses of approximately $106,000,000, including $10,200,000 of depreciation and amortization and $10,155,000 of merger, acquisition and transaction costs. The Company recorded $375,000 of other expense related to Kerasotes.

NOTE 3—COMPREHENSIVE EARNINGS

        The components of comprehensive earnings are as follows:

	Twenty-six Weeks Ended
(In thousands)	September 30, 2010	October 1, 2009
Net earnings	$69,690	$636
Foreign currency translation adjustment	(1,348)	(10,802)
Pension and other benefit adjustments	(282)	(261)
Change in fair value of cash flow hedges	—	(6)
Losses on interest rate swaps reclassified to interest expense: corporate borrowings	—	558
Increase in unrealized gain on marketable securities	917	563

Total comprehensive earnings (loss)	$68,977	$(9,312)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS

        Activity of goodwill is presented below.

(In thousands)	Total
Balance as of April 1, 2010	$1,814,738
Acquisition of Kerasotes	109,907
Goodwill allocated to sales(1)	(10,384)

Balance as of September 30, 2010	$1,914,261

(1)
Reduction in goodwill for sales of six Kerasotes theatres, partially offset by an increase in goodwill for the adjustment to the carrying value of one theatre that was classified as held for sale based on

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

  expected selling price. Subsequent to the acquisition, the Company was required to sell certain acquired theatres to comply with government requirements related to the sale. No gains or losses were recorded for these transactions.

        Activity for intangible assets is presented below:

		September 30, 2010		April 1, 2010
(In thousands)	Remaining Useful Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Acquired Intangible Assets:
Amortizable Intangible Assets:
Favorable leases	2 to 17 years	$110,231	$(48,865)	$104,646	$(44,127)
Loyalty program	3 years	46,000	(40,388)	46,000	(38,870)
Loews' trade name	1 year	2,300	(2,150)	2,300	(1,920)
Loews' management contracts	12 to 21 years	35,400	(29,390)	35,400	(29,209)
Non-compete agreement	5 years	6,400	(443)	—	—
Other intangible assets	1 to 12 years	13,309	(13,109)	13,309	(13,097)

Total, amortizable		$213,640	$(134,345)	$201,655	$(127,223)

Unamortizable Intangible Assets:
AMC trademark		$74,000		$74,000
Kerasotes trade names		5,100		—

Total, unamortizable		$79,100		$74,000

        Additional information for Kerasotes intangible assets acquired on May 24, 2010 is presented below:

(In thousands)	Weighted Average Amortization Period	Gross Carrying Amount
Acquired Intangible Assets:
Amortizable Intangible Assets:
Favorable leases	3.6 years	$5,585
Non-compete agreement	5 years	6,400
Management Agreement(1)		340

Total, amortizable	4.3 years	$12,325

Unamortizable Intangible Assets:
Kerasotes trade names		$5,100

(1)
The management agreement intangible asset was disposed of as required by the Department of Justice.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

        Amortization expense associated with the Company's intangible assets is as follows:

	Twenty-six Weeks Ended
(In thousands)	September 30, 2010	October 1, 2009
Recorded amortization	$7,122	$7,444

        Estimated amortization expense for the next five fiscal years for intangible assets owned as of September 30, 2010 is projected below:

(In thousands)	2011	2012	2013	2014	2015
Projected amortization expense	$14,652	$14,014	$12,582	$9,516	$8,660

NOTE 5—STOCKHOLDER'S EQUITY

        AMCE has one share of Common Stock issued as of September 30, 2010, which is owned by Holdings. Holdings has one share of Common Stock issued as of September 30, 2010, which is owned by Parent.

        During September of 2010, AMCE used cash on hand to pay a dividend distribution to Holdings in an aggregate amount of $15,184,000. Holdings and Parent used the available funds to make a cash interest payment on the 12% Senior Discount Notes due 2014 and pay corporate overhead expenses incurred in the ordinary course of business.

Stock-Based Compensation

        The Company has no stock-based compensation arrangements of its own, but Parent has adopted a stock-based compensation plan that permits a maximum of 49,107.44681 options to be issued on Parent's stock under the amended and restated 2004 Stock Option Plan. The stock options have a ten year term and generally step vest in equal amounts from one to three or five years from the date of the grant. Vesting may accelerate for a certain participant if there is a change of control (as defined in the plan). All outstanding options have been granted to employees and one director of the Company. The Company accounts for stock options using the fair value method of accounting and has elected to use the simplified method for estimating the expected term of "plain vanilla" share option grants, as it does not have enough historical experience to provide a reasonable estimate.

        On July 8, 2010, the Board approved a grant of 1,023 non-qualified stock options to a certain employee of the Company under the amended and restated 2004 Stock Option Plan. These options vest ratably over 5 years with an exercise price of $752 per share. Expense for this award will be recognized over the vesting period, beginning in the second quarter of fiscal 2011. See 2010 Equity Incentive Plan below for further information regarding assumptions used in determining fair value. On July 23, 2010, the Board determined that the Company would no longer grant any awards of shares of common stock of the Company under the amended and restated 2004 Stock Option Plan.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 5—STOCKHOLDER'S EQUITY (Continued)

2010 Equity Incentive Plan

        On July 8, 2010, the Board of Directors (the "Board") of Parent and the stockholders of Parent approved the adoption of the AMC Entertainment Holdings, Inc. 2010 Equity Incentive Plan (the "Plan"). The Plan provides for grants of non-qualified stock options, incentive stock options, stock appreciation rights ("SARs"), restricted stock awards, other stock-based awards or performance-based compensation awards.

        Subject to adjustment as provided for in the Plan, (i) the aggregate number of shares of common stock of Parent available for delivery pursuant to awards granted under the Plan is 39,312 shares, (ii) the number of shares available for granting incentive stock options under the Plan will not exceed 19,652 shares and (iii) the maximum number of shares that may be granted to a participant each year is 7,862.

        On July 8, 2010, the Board approved the grants of non-qualified stock options, restricted stock (time vesting), and restricted stock (performance vesting) to certain of its employees. The estimated fair value of the stock at the grant date was approximately $752 per share and was based upon a contemporaneous valuation reflecting market conditions. The award agreements under the Plan generally have the following features, subject to Parent's compensation committee:

  •
  Non-Qualified Stock Option Award Agreement: The Board approved the grant of 5,399 stock options, of which 5,354 stock options have been granted. Twenty-five percent of the options will vest on each of the first four anniversaries of the date of grant; provided, however, that the options will become fully vested and exercisable if within one year following a Change of Control (as defined in the Plan), the participant's service is terminated by the Company without cause. The stock options have a ten year term from the date of grant. The estimated grant date fair value of the options granted on 5,354 shares was $293.72 per share, or $1,573,000, and was determined using the Black-Scholes option-pricing model. The option exercise price was $752 per share, and the estimated fair value of the shares was $752, resulting in $0 intrinsic value for the option grants.

  •
  Restricted Stock Award Agreement (Time Vesting): The Board approved the grant of 5,399 shares of restricted stock (time vesting), of which 5,354 shares have been granted. The restricted shares will become vested on the fourth anniversary of the date of grant; provided, however, that the restricted shares will become fully vested if within one year following a Change of Control, the participant's service is terminated by the Company without cause. The estimated grant date fair value for the 5,354 shares of restricted stock (time vesting) granted was $4,028,000, or approximately $752 per share.

  •
  Restricted Stock Award Agreement (Performance Vesting): The Board approved the grant of 5,404 shares of restricted stock (performance vesting), of which 1,339 shares have been granted. Approximately twenty-five percent of the total restricted shares of 5,404 approved by the Board will be granted each year over a four-year period. Each grant has a vesting term of approximately one year upon the Company meeting certain pre-established annual performance targets; provided, however, that the restricted shares will become fully vested if within one year

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 5—STOCKHOLDER'S EQUITY (Continued)

    following a Change of Control, the participant's service is terminated by the Company without cause. The fiscal 2011 performance target was established at the grant date following ASC 718-10-55-95 and the estimated grant date fair value was $1,008,000, or approximately $752 per share.

        Compensation expense for stock options and restricted stock are recognized on a straight-line basis (net of estimated forfeitures) over the requisite service period, which is generally the vesting period of the award. The Company has recorded stock-based compensation expense of $864,000 and $838,000 within general and administrative: other during the twenty-six weeks ended September 30, 2010 and October 1, 2009, respectively. The Company's financial statements reflect an increase to additional paid-in capital related to stock-based compensation for all outstanding options of $864,000 during fiscal 2011. As of September 30, 2010, there was approximately $8,201,000 of total estimated unrecognized compensation cost related to nonvested stock-based compensation arrangements under both the 2010 Equity Incentive Plan and the 2004 Stock Option Plan expected to be recognized over a weighted average 3.44 years.

        The following table reflects the weighted average fair value per option granted under the amended and restated 2004 Option Plan and the 2010 Equity Incentive Plan during the second quarter of fiscal 2011, as well as the significant assumptions used in determining weighted average fair value using the Black-Scholes option-pricing model:

	2010 Plan	2004 Plan
Weighted average fair value of options on grant date	$293.72	$300.91
Risk-free interest rate	2.50%	2.58%
Expected life (years)	6.25	6.50
Expected volatility(1)	35.0%	35.0%
Expected dividend yield	—	—

(1)
The Company uses share values of its publicly traded competitor peer group for purposes of calculating volatility.

NOTE 6—INVESTMENTS

        Investments in non-consolidated affiliates and certain other investments accounted for following the equity method generally include all entities in which the Company or its subsidiaries have significant influence, but not more than 50% voting control. Investments in non-consolidated affiliates as of September 30, 2010, include a 17.02% interest in National CineMedia, LLC ("NCM"), a 50% interest in three U.S. motion picture theatres, a 26% equity interest in Movietickets.com ("MTC"), a 50% interest in Midland Empire Partners, LLC ("MEP") and a 29% interest in Digital Cinema Implementation Partners, LLC ("DCIP"). Indebtedness held by equity method investees is non-recourse to the Company.

        Condensed financial information of our non-consolidated equity method investments is shown below. Amounts are presented under U.S. GAAP for the periods of ownership by the Company.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 6—INVESTMENTS (Continued)

        Operating Results(1):

For the 26 weeks ended September 30, 2010

(In thousands)	NCM	DCIP	Other	Total
Revenues	$224,715	$15,554	$23,086	$263,355
Operating costs and expenses	144,639	45,508	23,773	213,920

Net earnings (loss)	$80,076	$(29,954)	$(687)	$49,435

The Company's recorded equity in earnings (loss)	$12,434	$(8,581)	$(287)	$3,566

For the 26 weeks ended October 1, 2009

(In thousands)	NCM	DCIP	Other	Total
Revenues	$188,610	$—	$23,039	$211,649
Operating costs and expenses	122,848	5,605	24,001	152,454

Net earnings (loss)	$65,762	$(5,605)	$(962)	$59,195

The Company's recorded equity in earnings (loss)	$13,266	$(1,868)	$(788)	$10,610

(1)
Certain differences in the Company's recorded investment for one U.S. motion picture theatre where it has a 50% interest, and its proportional ownership share resulting from the acquisition of the asset in a business combination where the investment was initially recorded at fair value, are amortized to equity in (earnings) or losses over the estimated useful life of approximately 20 years for the underlying building. The recorded equity in earnings of NCM on common membership units owned immediately following the IPO of National CineMedia, Inc. ("NCM, Inc.") (Tranche 1 Investment) does not include undistributed equity in earnings. The Company considered the excess distribution received following NCM, Inc.'s IPO as an advance on NCM's future earnings. As a result, the Company will not recognize any undistributed equity in earnings of NCM on the original common membership units (Tranche 1 Investment) until NCM's future net earnings equal the amount of the excess distribution.

        As of September 30, 2010, the Company owns 18,803,420 units, or a 17.02% interest, in NCM accounted for following the equity method of accounting. The estimated fair market value of the units in NCM was approximately $336,581,000, based on the price per share of NCM, Inc. on September 30, 2010 of $17.90 per share.

        As of September 30, 2010 and April 1, 2010, the Company has recorded $1,190,000 and $1,462,000 respectively, of amounts due from NCM related to on-screen advertising revenue. As of September 30, 2010 and April 1, 2010, the Company had recorded $915,000 and $1,502,000 respectively, of amounts due to NCM related to the Exhibitors Services Agreement. The Company recorded revenues for advertising from NCM of $11,411,000 and $10,215,000 during the twenty-six weeks ended September 30, 2010 and October 1, 2009, respectively. The Company recorded advertising expenses

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 6—INVESTMENTS (Continued)

related to a beverage advertising agreement paid to NCM of $6,686,000 and $5,993,000 during the twenty-six weeks ended September 30, 2010 and October 1, 2009, respectively.

        The Company recorded the following changes in the carrying amount of its investment in NCM and equity in (earnings) losses of NCM during the twenty-six weeks ended September 30, 2010:

(In thousands)	Investment in NCM(1)	Deferred Revenue(2)	Cash Received (Paid)	Equity in (Earnings) Losses	Advertising (Revenue)	(Gain) on NCM, Inc. Stock Sale
Beginning balance April 1, 2010	$28,826	$(252,322)	$—	$—	$—	$—
Receipt of Common Units(3)	111,520	(111,520)	—	—	—	—
Exchange and sale of NCM stock(4)	(37,576)	—	102,224	—	—	(64,648)
Receipt of excess cash distribution	(2,737)	—	10,175	(7,438)	—	—
Amortization of deferred revenue	—	2,166	—	—	(2,166)	—
Equity in earnings(5)	4,996	—	—	(4,996)	—	—

Ending balance September 30, 2010	$105,029	$(361,676)	$112,399	$(12,434)	$(2,166)	$(64,648)

(1)
Represents AMC's investment in 694,164 common membership units originally valued at March 27, 2008 and 300,141common membership units originally valued at March 17, 2009, 94,015 common membership units originally valued at March 17, 2010, and 4,808,360 common membership units originally valued at June 14, 2010 received under the Common Unit Adjustment Agreement dated as of February 13, 2007 (Tranche 2 Investments). AMC's investment in 12,906,740 common membership units (Tranche 1 Investment) is carried at zero cost.

(2)
Represents the unamortized portion of the Exhibitors Services Agreement (ESA) modifications payment received from NCM. Such amounts are being amortized to revenues over the remainder of the 30 year term of the ESA ending in 2036, using a units-of-revenue method, as described in ASC 470-10-35 (formerly EITF 88-18, Sales of Future Revenues).

(3)
Effective June 14, 2010 and with a settlement date of June 28, 2010, the Company received 6,510,209 common membership units of NCM as a result of an Extraordinary Common Unit Adjustment in connection with the Company's acquisition of Kerasotes. The Company recorded the additional units at a fair value of $111,520,000 based on a price per shares of NCM, Inc. on June 14, 2010, of $17.13 per share, with an offsetting adjustment to deferred revenue.

(4)
All of the Company's NCM membership units are redeemable for, at the option of NCM, cash or shares of common stock of NCM, Inc. on a share-for-share basis. On August 18, 2010, the Company sold 6,500,000 shares of common stock of NCM, Inc. in an underwritten public offering for $16.00 per share and reduced the Company's related investment in NCM by $36,709,000, the average carrying amount of the shares sold. Net proceeds received on this sale were $99,840,000 after deducting related underwriting fees and professional and consulting costs of $4,160,000, resulting in a gain on sale of $63,131,000. In addition, on September 8, 2010, the Company sold 155,193 shares of NCM, Inc. to the underwriters to cover over-allotments for $16.00 per share and reduced the Company's related investment in NCM by $867,000, the average carrying amount of the shares owned. Net proceeds received on this sale were $2,384,000 after deducting related underwriting fees and professional and consulting costs of $99,000, resulting in a gain on sale of $1,517,000.

(5)
Represents equity in earnings on the Tranche 2 Investments only.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 6—INVESTMENTS (Continued)

Differences in Accounting for Tranche 1 and Tranche 2 Investments in NCM

        On February 13, 2007, NCM, Inc., the sole manager of NCM, closed its IPO and used the net proceeds from the IPO to purchase a 44.8% interest in NCM, paying NCM $746,100,000 and paying the Founding Members $78,500,000 for a portion of the NCM units owned by them. NCM then paid $686,300,000 of the funds received from NCM, Inc. to the Founding Members as consideration for their agreement to modify the then-existing ESA. Also in connection with the IPO, NCM used $59,800,000 of the proceeds it received from NCM, Inc. and $709,700,000 of net proceeds from its new senior secured credit facility entered into concurrently with the completion of the IPO to redeem $769,500,000 in NCM preferred units held by the Founding Members. The distribution to the Founding Members described above related to the IPO resulted in large Members' Deficit amounts for the Founding Members.

        The Company received approximately $259,300,000 for the redemption of all of its preferred units in NCM and approximately $26,500,000 from selling common units in NCM to NCM, Inc. In addition, the Company received $231,300,000 as consideration for modifying the ESA.

        Following the IPO, the Company determined it would not recognize undistributed equity in the earnings on the original 17,474,890 NCM membership units (Tranche 1 Investment) until NCM's future net earnings, less distributions received, surpass the amount of the excess distribution which created the Members' deficit in NCM. The Company considers the excess distribution described above as an advance on NCM's future earnings and, accordingly, future earnings of NCM should not be recognized through the application of equity method accounting until such time as its share of NCM's future earnings, net of distributions received, exceeds the excess distribution. The Company believes that the accounting model provided by ASC 323-10-35-22 for recognition of equity investee losses in excess of an investor's basis is analogous to the accounting for equity income subsequent to recognizing an excess distribution. The Company's Tranche 1 Investment recorded at $0 corresponds with a NCM Members' Deficit amount in its capital account.

        The Company has received 7,983,723 additional units in NCM subsequent to the IPO as a result of Common Unit Adjustments received from March 27, 2008 through June 14, 2010 (Tranche 2 Investments). The Company follows the guidance in ASC 323-10-35-29 (formerly EITF 02-18, Accounting for Subsequent Investments in an Investee after Suspension of Equity Loss Recognition) by analogy, which also refers to AICPA Technical Practice Aid 2220.14. Both sets of literature indicate that if a subsequent investment is made in an equity method investee that has experienced significant losses, the investor must determine if the subsequent investment constitutes funding of prior losses. The Company concluded that the construction or acquisition of new theatres that has led to the Common Unit adjustments included in its Tranche 2 Investments equates to making additional investments in NCM. The Company has evaluated the receipt of the additional common units in NCM and the assets exchanged for these additional units and has determined that the right to use its incremental new screens would not be considered funding of prior losses. This determination was formed by considering that (i) NCM does not receive any additional funds from the Tranche 2 Investments, (ii) both NCM and AMC record their respective increases to Members' Equity and Investment at the same amount (fair value of the units issued), (iii) the additional investments result in additional ownership in NCM and (iv) the investments in additional common units are not subordinate to the other equity of NCM.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 6—INVESTMENTS (Continued)

As such, the additional common units received would be accounted for as a Tranche 2 Investment separate from the Company's initial investment following the equity method. The Company's Tranche 2 Investments correspond with the NCM Members' equity amounts in its capital account.

NOTE 7—FAIR VALUE MEASUREMENTS

        Fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the entity transacts. The inputs used to develop these fair value measurements are established in a hierarchy, which ranks the quality and reliability of the information used to determine the fair values. The fair value classification is based on levels of inputs. Assets and liabilities that are carried at fair value are classified and disclosed in one of the following categories:

        Level 1: Quoted market prices in active markets for identical assets or liabilities.

        Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

        Level 3: Unobservable inputs that are not corroborated by market data.

        The following table summarizes the fair value hierarchy of the Company's financial assets and liabilities carried at fair value on a recurring basis as of September 30, 2010:

		Fair Value Measurements at September 30, 2010 Using
	Total Carrying Value at September 30, 2010
(In thousands)		Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Money Market Mutual Funds	$80,097	$80,097	$—	$—
Equity securities, available-for-sale:
RealD Inc. Common Stock	7,537	—	7,537	—
Mutual Fund Large U.S. Equity	2,356	2,356	—	—
Mutual Fund Small/Mid U.S. Equity	237	237	—	—
Mutual Fund International	100	100	—	—
Mutual Fund Broad U.S. Equity	24	24	—	—
Mutual Fund Balance	53	53	—	—
Mutual Fund Fixed Income	331	331	—	—

Total assets at fair value	$90,735	$83,198	$7,537	$—

Liabilities:
Total liabilities at fair value	$—	$—	$—	$—

        Valuation Techniques.    The Company's money market mutual funds are invested in funds that seek to preserve principal, are highly liquid, and therefore are recorded on the balance sheet at the principal amounts deposited, which equals fair value. The equity securities primarily consist of common stock and mutual funds invested in equity, fixed income, and international funds. The money market funds are classified within Level 1 of the valuation hierarchy. The equity securities, available-for-sale, are measured at fair value using quoted market prices. The Company is restricted from selling its

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 7—FAIR VALUE MEASUREMENTS (Continued)

shares of RealD Inc. until January 2011 when the related lock-up period expires. The unrecognized gain of the equity securities recorded in accumulated other comprehensive loss as of September 30, 2010 is $1,381,000.

        In connection with the RealD Inc. motion picture license agreement, the Company received a ten-year option to purchase 1,222,782 shares of RealD Inc. common stock at approximately $0.00667 per share. The stock options vest in 3 tranches upon the achievement of screen installation targets. During the first quarter of fiscal 2011, the Company vested in the first tranche and has exercised its option to purchase 407,594 shares of RealD Inc. common stock. The stock is accounted for as an equity security, available for sale, and is recorded in the consolidated balance sheet in other long term assets with an offsetting entry recorded to other long term liabilities. Any recurring fair value adjustments will be recorded to other long term assets with an offsetting entry to accumulated other comprehensive loss. The amount recorded in other long term liabilities will be amortized on a straight-line basis to reduce RealD license expense recorded in the statement of operations under operating expense.

        The Company is required to disclose the fair value of financial instruments that are not recognized in the statement of financial position for which it is practicable to estimate that value. At September 30, 2010, the carrying amount of the Company's liabilities for corporate borrowings was approximately $1,830,183,000 and the fair value was approximately $1,892,776,000. At April 1, 2010, the carrying amount of the corporate borrowings was approximately $1,832,854,000 and the fair value was approximately $1,891,002,000. Quoted market prices were used to value publicly held corporate borrowings. The carrying value of cash and equivalents approximates fair value because of the short duration of those instruments.

NOTE 8—INCOME TAXES

        The difference between the effective tax rate on earnings from continuing operations before income taxes and the U.S. federal income tax statutory rate is as follows:

	Twenty-six Weeks Ended
	September 30, 2010	October 1, 2009
Income tax expense at the federal statutory rate	$26,450	$50
Effect of:
State income taxes	5,150	1,400
Permanent items	(50)	(400)
Valuation allowance	(25,750)	(1,000)

Income tax expense	$5,800	$50

Effective income tax rate	7.7%	34.7%

        The accounting for income taxes requires that deferred tax assets and liabilities be recognized, using enacted tax rates, for the tax effect of temporary differences between the financial reporting and tax bases of recorded assets and liabilities. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be realized.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 9—EMPLOYEE BENEFIT PLANS

        The Company sponsors frozen non-contributory qualified and non-qualified defined benefit pension plans generally covering all employees who, prior to the freeze, were age 21 or older and had completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year ending thereafter, and who were not covered by a collective bargaining agreement. The Company also offers eligible retirees the opportunity to participate in a health plan (medical and dental). Certain employees are eligible for subsidized postretirement medical benefits. The eligibility for these benefits is based upon a participant's age and service as of January 1, 2009.

        The Company expects to make pension contributions of approximately $390,000 per quarter for a total of approximately $1,560,000 during fiscal 2011.

        Net periodic benefit cost recognized for the plans during the twenty-six weeks ended September 30, 2010 and October 1, 2009 consists of the following:

	Pension Benefits		Other Benefits
(In thousands)	September 30, 2010	October 1, 2009	September 30, 2010	October 1, 2009
Components of net periodic benefit cost:
Service cost	$91	$90	$77	$104
Interest cost	2,304	2,202	638	648
Expected return on plan assets	(1,992)	(1,495)	—	—
Amortization of (gain) loss	151	149	—	(138)
Amortization of prior service credit	—	—	(433)	(272)

Net periodic benefit cost	$554	$946	$282	$342

        Effective July 29, 2010, the Company was able to determine it will no longer be obligated to contribute to one of its union sponsored pension plans under a new union contract triggering a complete withdrawal from the plan. The Company recorded a liability and pension cost related to the complete withdrawal of approximately $2,661,000 in the second quarter of fiscal 2011.

NOTE 10—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10, Financial statements of guarantors and issuers of guaranteed securities registered or being registered. Each of the subsidiary guarantors are 100% owned by AMCE. The subsidiary guarantees of AMCE's Notes due 2014, Notes due 2016, and Notes due 2019 are full and unconditional and joint and several. There are significant restrictions on the Company's ability to obtain funds from any of its subsidiaries through dividends, loans or advances. The Company and its subsidiary guarantor's investments in its consolidated subsidiaries are presented under the equity method of accounting.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 10—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Twenty-six weeks ended September 30, 2010:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$900,893	$6,276	$—	$907,169
Concessions	—	353,368	2,303	—	355,671
Other theatre	—	31,242	495	—	31,737

Total revenues	—	1,285,503	9,074	—	1,294,577

Operating Costs and Expenses
Film exhibition costs	—	478,182	2,822	—	481,004
Concession costs	—	43,780	521	—	44,301
Operating expense	—	318,039	3,437	—	321,476
Rent	—	232,454	3,581	—	236,035
General and administrative:
Merger, acquisition and transaction costs	—	10,975	—	—	10,975
Management fee	—	2,500	—	—	2,500
Other	—	31,029	29	—	31,058
Depreciation and amortization	—	100,844	114	—	100,958

Operating costs and expenses	—	1,217,803	10,504	—	1,228,307

Operating income (loss)	—	67,700	(1,430)	—	66,270
Other expense (income)
Equity in net (earnings) loss of subsidiaries	(65,512)	2,139	—	63,373	—
Other income	—	(9,685)	—	—	(9,685)
Interest expense
Corporate borrowings	65,761	84,042	—	(84,053)	65,750
Capital and financing lease obligations	—	3,008	—	—	3,008
Equity in (earnings) loss of non-consolidated entities	(296)	(3,979)	709	—	(3,566)
Gain on NCM, Inc. stock sale	—	(64,648)	—	—	(64,648)
Investment income	(71,883)	(12,274)	—	84,053	(104)

Total other expense (income)	(71,930)	(1,397)	709	63,373	(9,245)

Earnings (loss) from continuing operations before income taxes	71,930	69,097	(2,139)	(63,373)	75,515
Income tax provision	2,240	3,560	—	—	5,800

Earnings (loss) from continuing operations	69,690	65,537	(2,139)	(63,373)	69,715
Loss from discontinued operations, net of income taxes	—	(25)	—	—	(25)

Net earnings (loss)	$69,690	$65,512	$(2,139)	$(63,373)	$69,690

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 10—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Twenty-six weeks ended October 1, 2009:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$830,602	$6,123	$—	$836,725
Concessions	—	318,633	2,408	—	321,041
Other theatre	—	28,027	571	—	28,598

Total revenues	—	1,177,262	9,102	—	1,186,364

Operating Costs and Expenses
Film exhibition costs	—	454,646	2,783	—	457,429
Concession costs	—	34,633	437	—	35,070
Operating expense	—	290,336	3,232	—	293,568
Rent	—	216,850	3,834	—	220,684
General and administrative:
Merger, acquisition and transaction costs	—	221	—	—	221
Management fee	—	2,500	—	—	2,500
Other	—	26,040	31	—	26,071
Depreciation and amortization	—	95,151	326	—	95,477

Operating costs and expenses	—	1,120,377	10,643	—	1,131,020

Operating income (loss)	—	56,885	(1,541)	—	55,344
Other expense (income)
Equity in net (earnings) loss of subsidiaries	5,626	4,613	—	(10,239)	—
Other income	—	1,835	—	—	1,835
Interest expense
Corporate borrowings	61,111	77,436	—	(77,267)	61,280
Capital and financing lease obligations	—	2,826	—	—	2,826
Equity in (earnings) loss of non-consolidated entities	(458)	(13,240)	3,088	—	(10,610)
Investment income	(66,915)	(10,467)	(16)	77,267	(131)

Total other expense (income)	(636)	63,003	3,072	(10,239)	55,200

Earnings (loss) from continuing operations before income taxes	636	(6,118)	(4,613)	10,239	144
Income tax provision	—	50	—	—	50

Earnings (loss) from continuing operations	636	(6,168)	(4,613)	10,239	94
Earnings from discontinued operations, net of income taxes	—	542	—	—	542

Net earnings (loss)	$636	$(5,626)	$(4,613)	$10,239	$636

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 10—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

As of September 30, 2010:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Assets
Current assets:
Cash and equivalents	$—	$286,916	$39,936	$—	$326,852
Receivables, net	363	26,493	1,206	—	28,062
Other current assets	—	77,714	1,987	—	79,701

Total current assets	363	391,123	43,129	—	434,615
Investment in equity of subsidiaries	(66,631)	104,129	—	(37,498)	—
Property, net	—	1,002,772	845	—	1,003,617
Intangible assets, net	—	158,395	—	—	158,395
Intercompany advances	2,702,605	(2,784,377)	81,772	—	—
Goodwill	—	1,914,261	—	—	1,914,261
Other long-term assets	31,034	265,746	8,578	—	305,358

Total assets	$2,667,371	$1,052,049	$134,324	$(37,498)	$3,816,246

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$—	$145,805	$891	$—	$146,696
Accrued expenses and other liabilities	21,972	110,201	547	—	132,720
Deferred revenues and income	—	110,601	521	—	111,122
Current maturities of corporate borrowings and capital and financing lease obligations	6,500	3,847	—	—	10,347

Total current liabilities	28,472	370,454	1,959	—	400,885
Corporate borrowings	1,823,683	—	—	—	1,823,683
Capital and financing lease obligations	—	63,950	—	—	63,950
Deferred revenues for exhibitor services agreement	—	361,676	—	—	361,676
Other long-term liabilities	—	322,600	28,236	—	350,836

Total liabilities	1,852,155	1,118,680	30,195	—	3,001,030
Stockholder's equity (deficit)	815,216	(66,631)	104,129	(37,498)	815,216

Total liabilities and stockholder's equity	$2,667,371	$1,052,049	$134,324	$(37,498)	$3,816,246

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 10—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

As of April 1, 2010:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Assets
Current assets:
Cash and equivalents	$—	$455,242	$40,101	$—	$495,343
Receivables, net	13	24,448	1,084	—	25,545
Other current assets	—	71,467	1,845	—	73,312

Total current assets	13	551,157	43,030	—	594,200
Investment in equity of subsidiaries	(161,239)	106,304	—	54,935	—
Property, net	—	862,651	881	—	863,532
Intangible assets, net	—	148,432	—	—	148,432
Intercompany advances	2,743,747	(2,825,700)	81,953	—	—
Goodwill	—	1,814,738	—	—	1,814,738
Other long-term assets	33,367	189,428	9,480	—	232,275

Total assets	$2,615,888	$847,010	$135,344	$54,935	$3,653,177

Liabilities and Stockholder's Equity
Current liabilities
Accounts payable	$—	$174,251	$891	$—	$175,142
Accrued expenses and other liabilities	22,475	116,839	267	—	139,581
Deferred revenues and income	—	125,376	466	—	125,842
Current maturities of corporate borrowings and capital and financing lease obligations	6,500	3,963	—	—	10,463

Total current liabilities	28,975	420,429	1,624	—	451,028
Corporate borrowings	1,826,354	—	—	—	1,826,354
Capital and financing lease obligations	—	53,323	—	—	53,323
Deferred revenues for exhibitor services agreement	—	252,322	—	—	252,322
Other long-term liabilities	—	282,175	27,416	—	309,591

Total liabilities	1,855,329	1,008,249	29,040	—	2,892,618
Stockholder's equity (deficit)	760,559	(161,239)	106,304	54,935	760,559

Total liabilities and stockholder's equity	$2,615,888	$847,010	$135,344	$54,935	$3,653,177

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 10—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Twenty-six weeks ended September 30, 2010:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Cash flows from operating activities:
Net cash provided by operating activities	$9,489	$15,771	$(270)	$—	$24,990

Cash flows from investing activities:
Capital expenditures	—	(46,640)	(71)	—	(46,711)
Acquisition of Kerasotes, net of cash acquired	—	(280,606)	—	—	(280,606)
Proceeds from NCM, Inc. stock sale	—	102,224	—	—	102,224
Proceeds from disposition of Cinemex	—	860	—	—	860
Proceeds from the disposition of long-term assets	—	55,991	—	—	55,991
Other, net	—	(1,109)	200	—	(909)

Net cash used in investing activities	—	(169,280)	129	—	(169,151)

Cash flows from financing activities:
Deferred financing costs	(95)	—	—	—	(95)
Principal payments under capital and financing lease obligations	—	(2,072)	—	—	(2,072)
Principal payments on Term Loan B	(3,250)	—	—	—	(3,250)
Change in construction payables	—	(3,524)	—	—	(3,524)
Dividends paid to Marquee Holdings Inc.	(15,184)	—	—	—	(15,184)
Change in intercompany advances	9,040	(9,221)	181	—	—

Net cash used in financing activities	(9,489)	(14,817)	181	—	(24,125)

Effect of exchange rate changes on cash and equivalents	—	—	(205)	—	(205)

Net decrease in cash and equivalents	—	(168,326)	(165)	—	(168,491)
Cash and equivalents at beginning of period	—	455,242	40,101	—	495,343

Cash and equivalents at end of period	$—	$286,916	$39,936	$—	$326,852

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 10—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Twenty-six weeks ended October 1, 2009:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Cash flows from operating activities:
Net cash provided by operating activities	$26,631	$52,361	$(2,518)	$—	$76,474

Cash flows from investing activities:
Capital expenditures	—	(29,697)	(84)	—	(29,781)
Proceeds from disposition of Cinemex	—	2,898	—	—	2,898
Other, net	—	339	(6,000)	—	(5,661)

Net cash used in investing activities	—	(26,460)	(6,084)	—	(32,544)

Cash flows from financing activities:
Repayment under revolving credit facility	(185,000)	—	—	—	(185,000)
Repurchase of Fixed Notes due 2012	(250,000)	—	—	—	(250,000)
Proceeds from issuance of Senior Notes due 2019	585,492	—	—	—	585,492
Deferred financing costs	(15,941)	—	—	—	(15,941)
Principal payments under capital and financing lease obligations	—	(1,712)	—	—	(1,712)
Principal payments on Term Loan B	(3,250)	—	—	—	(3,250)
Change in construction payables	—	(437)	—	—	(437)
Dividends paid Marquee Holdings Inc.	(315,351)	—	—	—	(315,351)
Change in intercompany advances	157,419	(160,630)	3,211	—	—

Net cash provided by (used in) financing activities	(26,631)	(162,779)	3,211	—	(186,199)

Effect of exchange rate changes on cash and equivalents	—	—	(1,693)	—	(1,693)

Net decrease in cash and equivalents	—	(136,878)	(7,084)	—	(143,962)
Cash and equivalents at beginning of period	—	488,800	45,209	—	534,009

Cash and equivalents at end of period	$—	$351,922	$38,125	$—	$390,047

NOTE 11—COMMITMENTS AND CONTINGENCIES

        The Company, in the normal course of business, is party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

        United States of America v. AMC Entertainment Inc. and American Multi-Cinema, Inc. (No. 99 01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department of Justice (the "Department") filed suit alleging that the Company's stadium style theatres violated the ADA and related regulations. The Department alleged the Company had failed to provide persons in wheelchairs seating arrangements with lines-of-sight comparable to the general public. The Department alleged various non-line-of-sight violations as well. The Department

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 11—COMMITMENTS AND CONTINGENCIES (Continued)

sought declaratory and injunctive relief regarding existing and future theatres with stadium-style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000.

        As to line-of-sight matters, the trial court entered summary judgment in favor of the Department as to both liability and as to the appropriate remedy. On December 5, 2008, the Ninth Circuit Court of Appeals reversed the trial court as to the appropriate remedy and remanded the case back to the trial court for findings consistent with its decision. The Justice Department moved for reconsideration on the line-of-sight matters and was denied on June 8, 2009 by the Ninth Circuit Court of Appeals. The case has reverted to the trial court. The Company and Department have reached a settlement in principal regarding the extent of betterments related to the remaining remedies required for line-of-sight violations which the parties believe are consistent with the Ninth Circuit's decision. The improvements will likely be made over a 5 year term. The Company has recorded a liability of approximately $349,000 for estimated fines related to this matter.

        As to the non-line-of-sight aspects of the case, on January 21, 2003, the trial court entered summary judgment in favor of the Department on matters such as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. On December 5, 2003, the trial court entered a consent order and final judgment on non-line-of-sight issues under which the Company agreed to remedy certain violations at its stadium-style theatres and at certain theatres it may open in the future. Currently the Company estimates that remaining betterments are required at approximately 39 stadium-style theatres. The Company estimates that the unpaid costs of these betterments will be approximately $19,100,000. The estimate is based on actual costs incurred on remediation work completed to date. The actual costs of betterments may vary based on the results of surveys of the remaining theatres.

        Michael Bateman v. American Multi-Cinema, Inc. (No. CV07-00171). In January 2007, a class action complaint was filed against the Company in the Central District of the United States District Court of California (the "District Court") alleging violations of the Fair and Accurate Credit Transactions Act ("FACTA"). FACTA provides in part that neither expiration dates nor more than the last 5 numbers of a credit or debit card may be printed on receipts given to customers. FACTA imposes significant penalties upon violators where the violation is deemed to have been willful. Otherwise damages are limited to actual losses incurred by the card holder. On October 24, 2008, the District Court denied plaintiff's renewed motion for class certification. On September 27, 2010, the Ninth Circuit Court of Appeals vacated the District Court's order and remanded the proceedings for a new determination consistent with their opinion. The Company filed its Petition for En Banc and/or Panel Rehearing on October 8, 2010. The parties have reached a tentative settlement, subject to court approval, which is not expected to have a material adverse impact to the Company's financial condition.

        On May 14, 2009, Harout Jarchafjian filed a similar lawsuit alleging that the Company willfully violated FACTA and seeking statutory damages, but without alleging any actual injury (Jarchafjian v. American Multi-Cinema, Inc. (C.D. Cal. Case No. CV09-03434). The Jarchafjian case has been deemed related to the Bateman case and was stayed pending a Ninth Circuit decision in the Bateman case, which has now been issued. The Company has renewed settlement discussions in this matter as well. The Company believes the plaintiff's allegations in this case, particularly those asserting AMC's

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2010

(Unaudited)

NOTE 11—COMMITMENTS AND CONTINGENCIES (Continued)

willfulness, are without merit. The Company is currently unable to estimate a possible loss or range of loss related to this matter.

        In addition to the cases noted above, the Company is also currently a party to various ordinary course claims from vendors (including concession suppliers, and motion picture distributors), landlords and other legal proceedings. If management believes that a loss arising from these actions is probable and can reasonably be estimated, the Company records the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and no point is more probable than another. As additional information becomes available, any potential liability related to these actions is assessed and the estimates are revised, if necessary. Except as described above, management believes that the ultimate outcome of such other matters, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or overall trends in results of operations. However, litigation and claims are subject to inherent uncertainties and unfavorable outcomes could occur. An unfavorable outcome could include monetary damages. If an unfavorable outcome were to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the outcome occurs or in future periods.

NOTE 12—RELATED PARTY TRANSACTIONS

Amended and Restated Fee Agreement

        In connection with the merger with LCE Holdings Inc., Holdings, AMCE and the Sponsors entered into an Amended and Restated Fee Agreement, which provides for an annual management fee of $5,000,000, payable quarterly and in advance to each Sponsor, on a pro rata basis, until the earliest of (i) the twelfth anniversary from December 23, 2004; (ii) such time as the sponsors own less than 20% in the aggregate of Parent; and (iii) such earlier time as Holdings, AMCE and the Requisite Stockholder Majority agree. In addition, the fee agreement provided for reimbursements by AMCE to the Sponsors for their out-of-pocket expenses and to Holdings of up to $3,500,000 for fees payable by Holdings in any single fiscal year in order to maintain AMCE's and its corporate existence, corporate overhead expenses and salaries or other compensation of certain employees. The Amended and Restated Fee Agreement terminated on June 11, 2007, the date of the holdco merger, and was superseded by a substantially identical agreement entered into by AMC Entertainment Holdings, Inc., Holdings, AMCE, the Sponsors and Holdings' other stockholders.

        Upon the consummation of a change in control transaction or an initial public offering, each of the Sponsors will receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. As of September 30, 2010, the Company estimates that this amount would be $27,156,000. The Company expects to record any lump sum payment to the Sponsors as a dividend.

        The fee agreement also provides that the Company will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
AMC Entertainment Inc.:

        We have audited the accompanying consolidated balance sheet of AMC Entertainment Inc. (and subsidiaries) as of April 1, 2010, and the related consolidated statements of operations, stockholder's equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AMC Entertainment Inc. (and subsidiaries) as of April 1, 2010, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the consolidated financial statements, the Company changed its accounting treatment for business combinations due to the adoption of new accounting requirements issued by the FASB, as of April 3, 2009.

/s/ KPMG LLP

Kansas City, Missouri
June 14, 2010

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDER OF AMC ENTERTAINMENT INC.:

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of AMC Entertainment Inc. and its subsidiaries (the "Company") at April 2, 2009, and the results of their operations and their cash flows for the 52 week period ended April 2, 2009 and the 53 week period ended April 3, 2008, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 9, the Company changed the manner in which it accounts for uncertain tax positions in fiscal 2008.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri
May 21, 2009

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
Revenues
Admissions	$1,711,853	$1,580,328	$1,615,606
Concessions	646,716	626,251	648,330
Other theatre	59,170	58,908	69,108

Total revenues	2,417,739	2,265,487	2,333,044

Operating Costs and Expenses
Film exhibition costs	928,632	842,656	860,241
Concession costs	72,854	67,779	69,597
Operating expense	610,774	576,022	572,740
Rent	440,664	448,803	439,389
General and administrative:
Merger, acquisition and transaction costs	2,280	650	3,739
Management fee	5,000	5,000	5,000
Other	57,858	53,628	39,102
Depreciation and amortization	188,342	201,413	222,111
Impairment of long-lived assets	3,765	73,547	8,933

Operating costs and expenses	2,310,169	2,269,498	2,220,852

Operating income (loss)	107,570	(4,011)	112,192
Other expense (income)
Other income	(2,559)	(14,139)	(12,932)
Interest expense
Corporate borrowings	126,458	115,757	131,157
Capital and financing lease obligations	5,652	5,990	6,505
Equity in earnings of non-consolidated entities	(30,300)	(24,823)	(43,019)
Investment income	(205)	(1,696)	(23,782)

Total other expense	99,046	81,089	57,929

Earnings (loss) from continuing operations before income taxes	8,524	(85,100)	54,263
Income tax provision (benefit)	(68,800)	5,800	12,620

Earnings (loss) from continuing operations	77,324	(90,900)	41,643
Earnings (loss) from discontinued operations, net of income taxes	(7,534)	9,728	1,802

Net earnings (loss)	$69,790	$(81,172)	$43,445

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	April 1, 2010	April 2, 2009
Assets
Current assets:
Cash and equivalents	$495,343	$534,009
Receivables, net of allowance for doubtful accounts of $2,103 and $1,564	25,545	29,782
Other current assets	73,312	80,919

Total current assets	594,200	644,710
Property, net	863,532	964,668
Intangible assets, net	148,432	162,366
Goodwill	1,814,738	1,814,738
Other long-term assets	232,275	139,115

Total assets	$3,653,177	$3,725,597

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$175,142	$155,553
Accrued expenses and other liabilities	139,581	98,298
Deferred revenues and income	125,842	121,628
Current maturities of corporate borrowings and capital and financing lease obligations	10,463	9,923

Total current liabilities	451,028	385,402
Corporate borrowings	1,826,354	1,681,441
Capital and financing lease obligations	53,323	57,286
Deferred revenues for exhibitor services agreement	252,322	253,164
Other long-term liabilities	309,591	308,701

Total liabilities	2,892,618	2,685,994

Commitments and contingencies
Stockholder's equity:
Common Stock, 1 share issued with 1¢ par value	—	—
Additional paid-in capital	828,687	1,157,284
Accumulated other comprehensive income (loss)	(3,176)	17,061
Accumulated deficit	(64,952)	(134,742)

Total stockholder's equity	760,559	1,039,603

Total liabilities and stockholder's equity	$3,653,177	$3,725,597

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
Cash flows from operating activities:
Net earnings (loss)	$69,790	$(81,172)	$43,445
Adjustments to reconcile net earnings (loss) to cash provided by operating activities:
Depreciation and amortization	188,342	222,483	251,194
Impairment of long-lived assets	3,765	73,547	8,933
Deferred income taxes	(66,500)	400	8,400
Write-off of issuance costs related to early extinguishment of debt	3,468	—	—
Loss (gain) on disposition of Cinemex	7,534	(14,772)	—
Excess distributions/(Equity in earnings losses from investments, net of distributions)	5,862	6,600	(18,354)
Change in assets and liabilities:
Receivables	(2,136)	9,010	10,389
Other assets	2,323	(2,861)	(39,972)
Accounts payable	13,383	20,423	5,906
Accrued expenses and other liabilities	40,603	(20,081)	(25,896)
Other, net	(8,419)	(12,876)	(23,837)

Net cash provided by operating activities	258,015	200,701	220,208

Cash flows from investing activities:
Capital expenditures	(97,011)	(121,456)	(171,100)
Purchase of digital projection equipment for sale/leaseback	(6,784)	—	—
Proceeds from sale/leaseback of digital projection equipment	6,570	—	—
Proceeds on disposition of Fandango	—	2,383	17,977
Proceeds on disposition of HGCSA	—	—	28,682
Proceeds on disposition of Cinemex, net of cash disposed	4,315	224,378	—
LCE screen integration	(81)	(4,700)	(11,201)
Other, net	(3,346)	320	(3,763)

Net cash provided by (used in) investing activities	(96,337)	100,925	(139,405)

Cash flows from financing activities:
Proceeds from issuance of senior notes due 2019	585,492	—	—
Repurchase of senior notes due 2012	(250,000)	—	—
Payments on Term Loan B	(6,500)	(6,500)	(8,125)
Principal payments under mortgages and capital and financing lease obligations	(3,423)	(3,452)	(6,070)
Deferred financing costs	(16,434)	(525)	—
Change in construction payables	6,714	(9,331)	13,586
Borrowing (repayment) under Revolving credit facility	(185,000)	185,000	—
(Repayment of) borrowing under Cinemex credit facility	—	—	(12,100)
Dividends paid to Marquee Holdings Inc.	(329,981)	(35,989)	(293,551)
Proceeds from financing lease obligations	—	—	16,872

Net cash provided by (used in) financing activities	(199,132)	129,203	(289,388)
Effect of exchange rate changes on cash and equivalents	(1,212)	(3,001)	(2,397)

Net increase (decrease) in cash and equivalents	(38,666)	427,828	(210,982)
Cash and equivalents at beginning of year	534,009	106,181	317,163

Cash and equivalents at end of year	$495,343	$534,009	$106,181

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (refunded) during the period for:
Interest (including amounts capitalized of $14, $415, and $1,114)	$118,895	$125,935	$146,855
Income taxes, net	(2,033)	16,731	17,064
Schedule of non-cash investing and financing activities:
Assets capitalized under ASC 840-40-05-5	$—	$—	$4,600
Dividend to Holdings	—	—	3,279
Investment in NCM (See Note 5—Investments)	2,290	5,453	21,598
Investment in DCIP (See Note 5—Investments)	21,768	—	—

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

	Common Stock			Accumulated Other Comprehensive Income (Loss)
			Additional Paid-in Capital		Accumulated Deficit	Total Stockholder's Equity
(In thousands, except share and per share data)	Shares	Amount
March 30, 2007 through April 1, 2010
Balance, March 30, 2007	1	$—	$1,487,274	$(3,834)	$(91,560)	$1,391,880
Comprehensive earnings (loss):
Net earnings	—	—	—	—	43,445	43,445
ASC 740 (formerly FIN 48) adoption adjustment	—	—	—	—	(5,373)	(5,373)
Foreign currency translation adjustment	—	—	—	(1,708)	—	(1,708)
Change in fair value of cash flow hedges	—	—	—	(5,507)	—	(5,507)
Losses on interest rate swaps reclassified to interest expense corporate borrowings	—	—	—	1,523	—	1,523
Pension and other benefit adjustments	—	—	—	6,532	—	6,532
Unrealized loss on marketable securities	—	—	—	(674)	—	(674)

Comprehensive earnings						38,238
Stock-based compensation—options	—	—	207	—	—	207
Dividends to Marquee Holdings Inc.	—	—	(296,830)	—	—	(296,830)

Balance April 3, 2008	1	—	1,190,651	(3,668)	(53,488)	1,133,495
Comprehensive earnings (loss):
Net loss	—	—	—	—	(81,172)	(81,172)
Foreign currency translation adjustment	—	—	—	25,558	—	25,558
Change in fair value of cash flow hedges	—	—	—	(1,833)	—	(1,833)
Losses on interest rate swaps reclassified to interest expense corporate borrowings	—	—	—	5,230	—	5,230
Pension and other benefit adjustments	—	—	—	(8,117)	—	(8,117)
Unrealized loss on marketable securities	—	—	—	(109)	—	(109)

Comprehensive loss						(60,443)
ASC 715 (formerly SFAS 158) adoption adjustment	—	—	—	—	(82)	(82)
Stock-based compensation—options	—	—	2,622	—	—	2,622
Dividends to Marquee Holdings Inc.	—	—	(35,989)	—	—	(35,989)

Balance April 2, 2009	1	—	1,157,284	17,061	(134,742)	1,039,603
Comprehensive earnings (loss):
Net earnings	—	—	—	—	69,790	69,790
Foreign currency translation adjustment	—	—	—	(13,021)	—	(13,021)
Change in fair value of cash flow hedges	—	—	—	(6)	—	(6)
Losses on interest rate swaps reclassified to interest expense corporate borrowings	—	—	—	558	—	558
Pension and other benefit adjustments	—	—	—	(8,499)	—	(8,499)
Unrealized gain on marketable securities	—	—	—	731	—	731

Comprehensive earnings						49,553
Stock-based compensation—options	—	—	1,384	—	—	1,384
Dividends to Marquee Holdings Inc.	—	—	(329,981)	—	—	(329,981)

Balance April 1, 2010	1	$—	$828,687	$(3,176)	$(64,952)	$760,559

See Notes to Consolidated Financial Statements

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

        AMC Entertainment Inc. ("AMCE" or the "Company") is an intermediate holding company, which, through its direct and indirect subsidiaries, including American Multi-Cinema, Inc. ("AMC") and its subsidiary, and AMC Entertainment International, Inc. ("AMCEI") and its subsidiaries (collectively with AMCE, unless the context otherwise requires, the "Company"), is principally involved in the theatrical exhibition business and owns, operates or has interests in theatres located in the United States, Canada, China (Hong Kong), France and the United Kingdom. The Company discontinued its operations in Spain and Portugal during the third quarter of fiscal 2007 and discontinued its operations in Mexico during the third quarter of fiscal 2009. The Company's theatrical exhibition business is conducted through AMC and its subsidiaries and AMCEI.

        AMCE is a wholly owned subsidiary of Marquee Holdings Inc. ("Holdings") an investment vehicle owned through AMC Entertainment Holdings, Inc. ("Parent") by J.P. Morgan Partners, LLC ("JPMP"), Apollo Management, L.P. and certain related investment funds ("Apollo") and affiliates of Bain Capital Partners ("Bain"), The Carlyle Group ("Carlyle") and Spectrum Equity Investors ("Spectrum") (collectively with JPMP and Apollo the "Sponsors").

        Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used for, but not limited to: (1) Impairments, (2) Goodwill, (3) Income Taxes, (4) Pension and Postretirement Assumptions and (5) Film Exhibition Costs. Actual results could differ from those estimates.

        Principles of Consolidation:    The consolidated financial statements include the accounts of AMCE and all subsidiaries, as discussed above. All significant intercompany balances and transactions have been eliminated in consolidation. There are no noncontrolling (minority) interests in the Company's consolidated subsidiaries; consequently, all of its stockholder's equity, net earnings (loss) and comprehensive earnings (loss) for the periods presented are attributable to controlling interests.

        Fiscal Year:    The Company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March. Both fiscal 2010 and fiscal 2009 reflect 52 week periods, while fiscal 2008 reflects a 53 week period.

        Revenues:    Revenues are recognized when admissions and concessions sales are received at the theatres. The Company defers 100% of the revenue associated with the sales of gift cards and packaged tickets until such time as the items are redeemed or management believes future redemption to be remote based upon applicable laws and regulations. During fiscal 2008, management changed its estimate of when it believes future redemption to be remote for packaged tickets from 24 months from the date of sale to 18 months from the date of sale. During fiscal 2009, management changed its estimate of redemption rates for packaged tickets. Management believes the 18 month estimate and revised redemption rates are supported by its continued development of specific historical redemption patterns for gift cards and that they are reflective of management's current best estimate. These changes in estimate had the effect of increasing other theatre revenues by approximately $4,200,000 in fiscal 2008 and by approximately $2,600,000 during fiscal 2009. The impact on earnings from continuing operations and net earnings for the change in estimate was an increase to those earnings of

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

approximately $2,600,000 during fiscal 2008. The impact on loss from continuing operations and net loss for the change in estimate was a decrease to those losses of approximately $1,600,000 during fiscal 2009. During the periods ended April 1, 2010, April 2, 2009, and April 3, 2008, the Company recognized $13,591,000, $14,139,000, and $11,289,000 of income, respectively, related to the derecognition of gift card liabilities where management believes future redemption to be remote which was recorded in other income in the Consolidated Statements of Operations.

        Film Exhibition Costs:    Film exhibition costs are accrued based on the applicable box office receipts and estimates of the final settlement to the film licenses. Film exhibition costs include certain advertising costs. As of April 1, 2010 and April 2, 2009, the Company recorded film payables of $78,499,000 and $60,286,000, respectively, which is included in accounts payable in the accompanying consolidated balance sheets.

        Concession Costs:    The Company records payments from vendors as a reduction of concession costs when earned unless it is determined that the payment was for the fair value of services provided to the vendor where the benefit to the vendor is sufficiently separable from the Company's purchase of the vendor's products. In the latter instance, revenue is recorded when and if the consideration received is in excess of fair value, then the excess is recorded as a reduction of concession costs. In addition, if the payment from the vendor is for a reimbursement of expenses, then those expenses are offset.

        Screen Advertising:    On March 29, 2005, the Company and Regal Entertainment Group combined their respective cinema screen advertising businesses into a new joint venture company called National CineMedia, LLC ("NCM") and on July 15, 2005, Cinemark Holdings, Inc. ("Cinemark") joined NCM, as one of the founding members. NCM engages in the marketing and sale of cinema advertising and promotions products; business communications and training services; and the distribution of digital alternative content. The Company records its share of on-screen advertising revenues generated by NCM in other theatre revenues.

        Loyalty Program:    The Company records the estimated incremental cost of providing free concession items for awards under its Moviewatcher loyalty program when the awards are earned. Historically, the costs of these awards have not been significant.

        Advertising Costs:    The Company expenses advertising costs as incurred and does not have any direct-response advertising recorded as assets. Advertising costs were $9,103,000, $18,121,000 and $20,677,000 for the periods ended April 1, 2010, April 2, 2009 and April 3, 2008, respectively.

        Cash and Equivalents:    Under the Company's cash management system, checks issued but not presented to banks frequently result in book overdraft balances for accounting purposes and are classified within accounts payable in the balance sheet. The change in book overdrafts are reported as a component of operating cash flows for accounts payable as they do not represent bank overdrafts. The amount of these checks included in accounts payable as of April 1, 2010 and April 2, 2009 was $60,943,000 and $55,302,000, respectively. All highly liquid debt instruments and investments purchased with an original maturity of three months or less are classified as cash equivalents.

        Intangible Assets:    Intangible assets are recorded at cost or fair value, in the case of intangible assets resulting from acquisitions, and are comprised of lease rights, amounts assigned to theatre leases

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

acquired under favorable terms, customer relationship intangible assets, management contracts and trademarks, each of which are being amortized on a straight-line basis over the estimated remaining useful lives of the assets except for a customer relationship intangible asset and the AMC Trademark intangible asset associated with the merger with Marquee. The customer relationship intangible asset is amortized over eight years based upon the pattern in which the economic benefits of the intangible asset are expected to be consumed or otherwise used up. This pattern indicates that over 2/3rds of the cash flow generated from the asset is derived during the first five years. The AMC Trademark intangible asset is considered an indefinite lived intangible asset, and therefore is not amortized but rather evaluated for impairment annually. In fiscal 2009, the Company impaired a favorable lease intangible asset in the amount of $1,364,000.

        Investments:    The Company accounts for its investments in non-consolidated entities using either the cost or equity methods of accounting as appropriate, and has recorded the investments within other long-term assets in its consolidated balance sheets and records equity in earnings and losses of those entities accounted for following the equity method of accounting within equity in (earnings) losses of non-consolidated entities in its consolidated statements of operations. The Company follows the guidance in ASC 323-30-35-3, which prescribes the use of the equity method for investments that are not considered to be minor in limited liability companies that maintain specific ownership accounts. The Company classifies gains and losses on sales of and changes of interest in equity method investments within equity in (earnings) losses of non-consolidated entities, and classifies gains and losses on sales of investments accounted for using the cost method in investment income. As of April 1, 2010, the Company holds an 18.23% interest in NCM, a joint venture that markets and sells cinema advertising and promotions; a 26% interest in Movietickets.com, a joint venture that provides moviegoers with a way to buy movie tickets online, access local showtime information, view trailers and read reviews; a 29.0% interest in Digital Cinema Implementation Partners LLC, a joint venture charged with implementing digital cinema in the Company's theatres; a 50% interest in three theatres that are accounted for following the equity method of accounting; and a 50% interest in Midland Empire Partners, LLC, a joint venture developing live and film entertainment venues in the Power & Light District of Kansas City, Missouri. In February 2007, the Company recorded a change of interest gain of $132,622,000 and received distributions in excess of its investment in NCM related to the redemption of preferred and common units of $106,188,000. Future equity in earnings from NCM on the Company's original NCM membership units (Tranche 1 Investment) will not be recognized until cumulative earnings exceed the redemption gain or cash distributions of earnings are received following the guidance in ASC 323-10-35-22. Additional NCM membership units received pursuant to the Common Unit Adjustment Agreement dated as of February 13, 2007 represent separate investments (Tranche 2 Investments) and any undistributed equity in the earnings of NCM are recognized under the equity method of accounting following the guidance in ASC 323-10-35-29. See Note 5—Investments for Additional Discussion of the Tranche 1 Investment and Tranche 2 Investments. At April 1, 2010, the Company's recorded investments are less than its proportional ownership of the underlying equity in these entities by approximately $2,868,000, excluding NCM. These differences will be amortized to equity in earnings or losses over the estimated useful lives of the related assets or evaluated for impairment. Included in equity in earnings of non-consolidated entities for the fifty-two weeks ended April 2, 2009 is an impairment charge of $2,742,000 related to a theatre joint venture investment. The decline in the fair market value of the investment was considered other than temporary due to competitive theatre builds.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Goodwill:    Goodwill represents the excess of cost over fair value of net tangible and identifiable intangible assets related to acquisitions. The Company is not required to amortize goodwill as a charge to earnings; however, the Company is required to conduct an annual review of goodwill for impairment.

        The Company's recorded goodwill was $1,814,738,000 as of both April 1, 2010 and April 2, 2009. The Company evaluates goodwill and its trademark for impairment annually as of the beginning of the fourth fiscal quarter or more frequently as specific events or circumstances dictate. The Company's goodwill is recorded in its Theatrical Exhibition operating segment which is also the reporting unit for purposes of evaluating recorded goodwill for impairment. If the carrying value of the reporting unit exceeds its fair value the Company is required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The Company determines fair value by using an enterprise valuation methodology determined by applying multiples to cash flow estimates less net indebtedness, which the Company believes is an appropriate method to determine fair value. There is considerable management judgment with respect to cash flow estimates and appropriate multiples and discount rates to be used in determining fair value and such management estimates fall under Level 3 within the fair value measurement hierarchy, see Note 14—Fair Value Measurements.

        The Company performed its annual impairment analysis during the fourth quarter of fiscal 2010. The fair value of the Company's Theatrical Exhibition operations exceed the carrying value by more than 10% and management does not believe that impairment is probable.

        Other Long-term Assets:    Other long-term assets are comprised principally of investments in partnerships and joint ventures, costs incurred in connection with the issuance of debt securities, which are being amortized to interest expense over the respective lives of the issuances, and capitalized computer software, which is amortized over the estimated useful life of the software.

        Leases:    The majority of the Company's operations are conducted in premises occupied under lease agreements with initial base terms ranging generally from 15 to 20 years, with certain leases containing options to extend the leases for up to an additional 20 years. The Company does not believe that exercise of the renewal options are reasonably assured at the inception of the lease agreements and, therefore, considers the initial base term as the lease term. Lease terms vary but generally the leases provide for fixed and escalating rentals, contingent escalating rentals based on the Consumer Price Index not to exceed certain specified amounts and contingent rentals based on revenues with a guaranteed minimum.

        The Company's lease terms commence at the time it obtains "control and access" to the leased premises which is generally a date prior to the "lease commencement date" contained in the lease agreements.

        The Company records rent expense for its operating leases on a straight-line basis over the base term of the lease agreements commencing with the date the Company has "control and access" to the leased premises, which is generally a date prior to the "lease commencement date" in the lease agreement. Rent expense related to any "rent holiday" is recorded as operating expense, until construction of the leased premises is complete and the premises are ready for their intended use. Rent

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

charges upon completion of the leased premises subsequent to the theatre opening date are expensed as a component of rent expense.

        Occasionally, the Company will receive amounts from developers in excess of the costs incurred related to the construction of the leased premises. The Company records the excess amounts received from developers as deferred rent and amortizes the balance as a reduction to rent expense over the base term of the lease agreement.

        The Company evaluates the classification of its leases following the guidance in ASC 540-10-25. Leases that qualify as capital leases are recorded at the present value of the future minimum rentals over the base term of the lease using the Company's incremental borrowing rate. Capital lease assets are assigned an estimated useful life at the inception of the lease that generally correspond with the base term of the lease.

        Occasionally, the Company is responsible for the construction of leased theatres and for paying project costs that are in excess of an agreed upon amount to be reimbursed from the developer. ASC 840-40-05-5 requires the Company to be considered the owner (for accounting purposes) of these types of projects during the construction period and therefore is required to account for these projects as sale and leaseback transactions. As a result, the Company has recorded $30,956,000 and $31,970,000 as financing lease obligations for failed sale leaseback transactions on its Consolidated Balance Sheets related to these types of projects as of April 1, 2010 and April 2, 2009, respectively.

        Sale and Leaseback Transactions:    The Company accounts for the sale and leaseback of real estate assets in accordance with ASC 840-40. Losses on sale leaseback transactions are recognized at the time of sale if the fair value of the property sold is less than the undepreciated cost of the property. Gains on sale and leaseback transactions are deferred and amortized over the remaining base term of the lease.

        Impairment of Long-lived Assets:    The Company reviews long-lived assets, including definite-lived intangibles, investments in non-consolidated subsidiaries accounted for under the equity method, marketable equity securities and internal use software for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company identifies impairments related to internal use software when management determines that the remaining carrying value of the software will not be realized through future use. The Company reviews internal management reports on a quarterly basis as well as monitors current and potential future competition in the markets where it operates for indicators of triggering events or circumstances that indicate potential impairment of individual theatre assets. The Company evaluates theatres using historical and projected data of theatre level cash flow as its primary indicator of potential impairment and considers the seasonality of its business when making these evaluations. The Company performs its annual impairment analysis during the fourth quarter because Christmas and New Year's holiday results comprise a significant portion of the Company's operating cash flow and the actual results from this period, which are available during the fourth quarter of each fiscal year, are an integral part of the impairment analysis. Under these analyses, if the sum of the estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount of the asset, an impairment loss is recognized in the amount by which the carrying value of the asset exceeds its estimated fair value. Assets are evaluated for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. The impairment evaluation is based on the

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

estimated cash flows from continuing use until the expected disposal date or the fair value of furniture, fixtures and equipment. The expected disposal date does not exceed the remaining lease period unless it is probable the lease period will be extended and may be less than the remaining lease period when the Company does not expect to operate the theatre to the end of its lease term. The fair value of assets is determined as either the expected selling price less selling costs (where appropriate) or the present value of the estimated future cash flows. The fair value of furniture, fixtures and equipment has been determined using similar asset sales and in some instances with the assistance of third party valuation studies. The discount rate used in determining the present value of the estimated future cash flows was based on management's expected return on assets during fiscal 2010.

        There is considerable management judgment necessary to determine the estimated future cash flows and fair values of our theatres and other long-lived assets, and, accordingly, actual results could vary significantly from such estimates which fall under Level 3 within the fair value measurement hierarchy, see Note 14—Fair Value Measurements. During fiscal 2010, the Company recognized non-cash impairment losses of $3,765,000 related to theatre fixed assets. The Company recognized an impairment loss of $2,330,000 on five theatres with 41 screens (in California, Florida, Maryland, New York and Utah), which was related to property, net. The Company also adjusted the carrying value of an undeveloped real estate asset located in Illinois based on a recent appraisal which resulted in an impairment charge of $1,435,000.

        Impairment losses in the Consolidated Statements of Operations are included in the following captions:

(In thousands)	52 weeks Ended April 1, 2010	52 weeks Ended April 2, 2009	53 weeks Ended April 3, 2008
Impairment of long-lived assets	$3,765	$73,547	$8,933
Equity in (earnings) losses of non-consolidated entities	—	2,742	—
Investment income	—	1,512	—

Total impairment losses	$3,765	$77,801	$8,933

        Foreign Currency Translation:    Operations outside the United States are generally measured using the local currency as the functional currency. Assets and liabilities are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average rates of exchange. The resultant translation adjustments are included in foreign currency translation adjustment, a separate component of accumulated other comprehensive income (loss). Gains and losses from foreign currency transactions, except those intercompany transactions of a long-term investment nature, are included in net earnings (loss).

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Other income:    The following table sets forth the components of other income:

(In thousands)	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
Loss on redemption of 8 5/8% Senior Notes due 2012	$(11,276)	$—	$—
Casualty insurance recoveries	—	—	1,246
Business interruption insurance recoveries	244	—	397
Gift card redemptions considered to be remote	13,591	14,139	11,289

Other income	$2,559	$14,139	$12,932

        Stock-based Compensation:    AMCE has no stock-based compensation arrangements of its own; however its ultimate parent, AMC Entertainment Holdings, Inc. granted options on 60,243.17873 shares to certain employees during the periods ended March 31, 2005, March 30, 2006, April 2, 2009 and April 1, 2010. Because the employees to whom the options were granted are employed by AMCE, AMCE has reflected the stock-based compensation expense associated with the options within its consolidated statements of operations. The options have a ten year term and the options granted during fiscal 2005 step-vest in equal amounts over five years with the final vesting having occurred on December 23, 2009. The options granted during fiscal 2006 step-vest in equal amounts over three years with final vesting having occurred on December 23, 2008. The options granted during fiscal 2009 step-vest in equal amounts over five years with final vesting occurring on March 6, 2014, but vesting may accelerate for certain participants if there is a change of control (as defined in the plan). The options granted during fiscal 2010 step-vest in equal amounts over five years with final vesting occurring on May 28, 2014. AMCE has recorded $1,384,000, $2,622,000 and $207,000 of stock-based compensation expense related to these options within general and administrative: other for fiscal 2010, 2009 and 2008, respectively.

        The options have been accounted for using the fair value method of accounting for stock-based compensation arrangements, and the Company has valued the options using the Black-Scholes formula and has elected to use the simplified method for estimating the expected term of "plain vanilla" share option grants as it does not have enough historical experience to provide a reasonable estimate.

        The following table reflects the weighted average fair value per option granted during each year, as well as the significant weighted average assumptions used in determining fair value using the Black-Scholes option-pricing model:

	April 1, 2010	April 2, 2009
Weighted average fair value on grant date	$135.71	$129.46
Risk-free interest rate	2.6%	2.6%
Expected life (years)	6.5	6.5
Expected volatility(1)	35.0%	35.0%
Expected dividend yield	—	—

(1)
The Company uses share values of its publicly traded competitor peer group for purposes of calculating volatility.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Income Taxes:    The Company accounts for income taxes in accordance with ASC 740-10. Under ASC 740-10, deferred income tax effects of transactions reported in different periods for financial reporting and income tax return purposes are recorded by the liability method. This method gives consideration to the future tax consequences of deferred income or expense items and recognizes changes in income tax laws in the period of enactment. The income statement effect is generally derived from changes in deferred income taxes on the balance sheet.

        AMCE entered into a tax sharing agreement with Holdings and Parent under which AMCE agreed to make cash payments to Holdings and Parent to enable it to pay any (i) federal, state or local income taxes to the extent that such income taxes are directly attributable to AMCE or its subsidiaries' income and (ii) franchise taxes and other fees required to maintain Holdings' and Parent's legal existence.

        Casualty Insurance:    The Company is self-insured for general liability up to $500,000 per occurrence and carries a $400,000 deductible limit per occurrence for workers compensation claims. The Company utilizes actuarial projections of its ultimate losses to calculate its reserves and expense. The actuarial method includes an allowance for adverse developments on known claims and an allowance for claims which have been incurred but which have not yet been reported. As of April 1, 2010 and April 2, 2009, the Company had recorded casualty insurance reserves of $16,253,000 and $19,179,000, respectively, net of estimated insurance recoveries. The Company recorded expenses related to general liability and workers compensation claims of $11,363,000, $10,537,000 and $14,836,000 for the periods ended April 1, 2010, April 2, 2009 and April 3, 2008, respectively.

        New Accounting Pronouncements:    In January 2010, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2010-06, Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements, ("ASU 2010-06"). This Update provides a greater level of disaggregated information and enhanced disclosures about valuation techniques and inputs to fair value measurements. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009 and is effective for the Company as of the end of fiscal 2010 except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years and is effective for the Company as of the beginning of fiscal 2011. See Note 11—Employee Benefit Plans and Note 14—Fair Value Measurements for required disclosures.

        In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition (Topic 605)—Multiple-Deliverable Revenue Arrangements—A Consensus of the FASB Emerging Issues Task Force, ("ASU 2009-13"). This Update provides amendments to the criteria in Subtopic 605-25 that addresses how to separate multiple-deliverable arrangements and how to measure and allocate arrangement consideration to one or more units of accounting. In addition, this amendment significantly expands the disclosure requirements related to multiple-deliverable revenue arrangements. ASU 2009-13 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and is effective for the Company as of the beginning of fiscal 2012. Early adoption is permitted. The Company is in the process of evaluating the impact ASU 2009-13 will have on its financial statements.

        In June 2009, the FASB amended guidance for determining whether an entity is a variable interest entity and requires an analysis to determine whether the variable interest gives a company a controlling

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

financial interest in the variable interest entity. This guidance is included in ASC 810, Consolidation, which will require an ongoing reassessment and eliminates the quantitative approach previously required for determining whether a company is the primary beneficiary. This guidance is effective as of the beginning of the first fiscal year beginning after November 15, 2009 and is effective for the Company in the first quarter of fiscal 2011. The Company is in the process of determining what effects the application of this guidance may have on its consolidated financial position, but does not believe the guidance will have a material impact.

        In December 2008, the FASB issued ASC 715-20-65, guidance for employers' disclosures about postretirement benefit plan assets, which requires additional fair value disclosures about employers' defined benefit pension or other postretirement plan assets. Specifically, employers are required to disclose information about how investment allocation decisions are made, the fair value of each major category of plan assets and information about the inputs and valuation techniques used to develop the fair value measurements of plan assets. This guidance is effective for financial statements issued for fiscal years ending after December 15, 2009 and is effective for the Company in fiscal 2010. See Note 11—Employee Benefit Plans for required disclosures.

        In December 2007, the FASB revised ASC 805, Business Combinations, which addresses the accounting and disclosure for identifiable assets acquired, liabilities assumed, and noncontrolling interests in a business combination. This statement requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method); expands the definition of transactions and events that qualify as business combinations; requires that the acquired assets and liabilities, including contingencies, be recorded at the fair value determined on the acquisition date and changes thereafter reflected in income, not goodwill; changes the recognition timing for restructuring costs; and requires acquisition costs to be expensed as incurred rather than being capitalized as part of the cost of acquisition. This standard became effective in the first quarter of fiscal 2010. The Company changed its accounting treatment for business combinations on a prospective basis. In addition, the reversal of valuation allowance for deferred tax assets related to business combinations will flow through the Company's income tax provision, on a prospective basis, as opposed to goodwill.

        Presentation:    Effective April 3, 2009, certain advertising costs related to film exhibition were reclassified from operating expense to film exhibition costs with a conforming reclassification made for the prior year presentation. Effective April 1, 2010, preopening expense, theatre and other closure expense (income), and disposition of assets and other losses (gains) were reclassified to operating expense with a conforming reclassification made for the prior year presentation. Additionally, in the consolidated statements of cash flows, certain operating activities were reclassified to other, net and certain investing activities were reclassified to other, net, with conforming reclassifications made for the prior year presentation. These presentation reclassifications reflect how management evaluates information presented in the statement of operations and consolidated statements of cash flows.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 2—DISCONTINUED OPERATIONS

        On December 29, 2008, the Company sold all of its interests in Cinemex, which then operated 44 theatres with 493 screens primarily in the Mexico City Metropolitan Area, to Entretenimiento GM de Mexico S.A. de C.V. The operations and cash flows of the Cinemex theatres have been eliminated from the Company's ongoing operations as a result of the disposal transaction. The purchase price received at the date of the sale and in accordance with the Stock Purchase Agreement was $248,141,000. During the year ended April 1, 2010, the Company received payments of $4,315,000 for purchase price related to tax payments and refunds, and a working capital calculation and post closing adjustments. Additionally, the Company estimates that it is contractually entitled to receive an additional $8,752,000 of the purchase price related to other tax payments and refunds. While the Company believes it is entitled to these amounts from Cinemex, the resolution and collection will require litigation which was initiated by the Company on April 30, 2010. Resolution could take place over a prolonged period. As a result of the litigation, the Company has established an allowance for doubtful accounts related to this receivable in the amount of $7,480,000 and further directly charged off $1,381,000 of certain amounts as uncollectible with an offsetting charge of $8,861,000 recorded to loss on disposal included as a component of discontinued operations. The Company does not have any significant continuing involvement in the operations of the Cinemex theatres after the disposition. The results of operations of the Cinemex theatres have been classified as discontinued operations for all periods presented.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 2—DISCONTINUED OPERATIONS (Continued)

        Components of amounts reflected as earnings (loss) from discontinued operations in the Company's Consolidated Statements of Operations are presented in the following table:

Statements of operations data:

(In thousands)	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
Revenues
Admissions	$—	$62,009	$87,469
Concessions	—	44,744	60,456
Other theatre	—	21,755	23,358

Total revenues	—	128,508	171,283

Operating Costs and Expenses
Film exhibition costs	—	27,338	37,435
Concession costs	—	10,158	13,949
Operating expense	—	32,699	42,302
Rent	—	14,934	18,540
General and administrative—other	—	8,880	10,720
Depreciation and amortization	—	21,070	29,083
Loss (gain) on disposal	7,534	(14,772)	—

Operating costs and expenses	7,534	100,307	152,029

Operating income (loss)	(7,534)	28,201	19,254
Other Expense (Income)
Other expense	—	416	501
Interest expense
Corporate borrowings	—	7,299	11,282
Capital and financing lease obligations	—	582	645
Investment income	—	(1,124)	(1,756)

Total other expense	—	7,173	10,672

Earnings (loss) before income taxes	(7,534)	21,028	8,582
Income tax provision	—	11,300	6,780

Net earnings (loss) from discontinued operations	$(7,534)	$9,728	$1,802

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 3—PROPERTY

        A summary of property is as follows:

(In thousands)	April 1, 2010	April 2, 2009
Property owned:
Land	$43,384	$43,384
Buildings and improvements	157,142	156,665
Leasehold improvements	824,461	812,972
Furniture, fixtures and equipment	1,243,323	1,253,050

	2,268,310	2,266,071
Less-accumulated depreciation and amortization	1,421,367	1,319,353

	846,943	946,718

Property leased under capital leases:
Buildings and improvements	33,864	33,864
Less-accumulated amortization	17,275	15,914

	16,589	17,950

	$863,532	$964,668

        Property is recorded at cost or fair value, in the case of property resulting from acquisitions. The Company uses the straight-line method in computing depreciation and amortization for financial reporting purposes. The estimated useful lives for leasehold improvements reflect the shorter of the base terms of the corresponding lease agreements or the expected useful lives of the assets. The estimated useful lives are as follows:

Buildings and improvements	5 to 40 years
Leasehold improvements	1 to 20 years
Furniture, fixtures and equipment	1 to 10 years

        Expenditures for additions (including interest during construction) and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation and amortization are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposals are included in operating expense in the accompanying consolidated statements of operations.

        Depreciation expense was $163,506,000, $174,851,000, and $190,194,000 for the periods ended April 1, 2010, April 2, 2009, and April 3, 2008, respectively.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS

        Activity of goodwill is presented below.

(In thousands)
Balance as of April 3, 2008	$2,048,865
Currency translation adjustment	(45,977)
Fair value deferred tax asset adjustments LCE(1)	(31,515)
Disposition of Cinemex	(156,635)

Balance as of April 1, 2010 and April 2, 2009	$1,814,738

(1)
Adjustments to fair value relate to the release of a valuation allowance initially recorded in purchase accounting for deferred tax assets related to net operating loss carryforwards expected to be utilized by Parent in the future for a deferred taxable gain related to the purchase of term loans by Parent.

        Activity of other intangible assets is presented below:

		April 1, 2010		April 2, 2009
(In thousands)	Remaining Useful Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable Intangible Assets:
Favorable leases	3 to 11 years	$104,301	$(43,782)	$104,646	$(35,949)
Loyalty program	3 years	46,000	(38,870)	46,000	(34,914)
LCE trade name	1 year	2,300	(1,920)	2,300	(1,460)
LCE management contracts	13 to 21 years	35,400	(29,209)	35,400	(27,893)
Other intangible assets	1 to 12 years	13,654	(13,442)	13,654	(13,418)

Total, amortizable		$201,655	$(127,223)	$202,000	$(113,634)

Unamortized Intangible Assets:
AMC trademark		$74,000		$74,000

        Amortization expense associated with the intangible assets noted above is as follows:

(In thousands)	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
Recorded amortization	$13,934	$21,481	$28,387

        Estimated amortization expense for the next five fiscal years for intangible assets is projected below:

(In thousands)	2011	2012	2013	2014	2015
Projected amortization expense	$11,980	$10,856	$10,147	$7,769	$7,120

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 5—INVESTMENTS

        Investments in non-consolidated affiliates and certain other investments accounted for under the equity method generally include all entities in which the Company or its subsidiaries have significant influence, but not more than 50% voting control. Investments in non-consolidated affiliates as of April 1, 2010, include an 18.23% interest in National CineMedia, LLC ("NCM"), a 50% interest in three U.S. motion picture theatres and one IMAX screen, a 26% equity interest in Movietickets.com, Inc. ("MTC"), a 50% interest in Midland Empire Partners, LLC and a 29% interest in Digital Cinema Implementation Partners, LLC ("DCIP"). Financial results for the 53 weeks ended April 3, 2008 include a 50% interest in Hoyts General Cinemas South America ("HGCSA"), an entity that operated 17 theatres in South America, which was disposed of in July 2007.

        In May 2007, the Company disposed of its investment in Fandango, Inc. ("Fandango"), accounted for using the cost method, for total proceeds of approximately $20,360,000, of which $17,977,000 was received in May and September 2007 and $2,383,000 was received in November 2008. The Company recorded a gain on the sale recorded in investment income of approximately $15,977,000 during fiscal 2008 and $2,383,000 during fiscal 2009. In July 2007, the Company disposed of its investment in HGCSA for total proceeds of approximately $28,682,000 and recorded a gain on the sale included in equity earnings of non-consolidated entities of approximately $18,751,000.

DCIP Transactions

        On March 10, 2010, DCIP completed its financing transactions for the deployment of digital projection systems to nearly 14,000 movie theatre screens across North America, including screens operated or managed by the Company, Cinemark Holdings, Inc. ("Cinemark") and Regal Entertainment Group ("Regal"). At closing the Company contributed 342 projection systems that it owned to DCIP which were recorded at estimated fair value as part of an additional investment in DCIP of $21,768,000. The Company also made cash investments in DCIP of $840,000 at closing and DCIP made a distribution of excess cash to us after the closing date and prior to year-end of $1,262,000. The Company recorded a loss on contribution of the 342 projection systems of $563,000, based on the difference between estimated fair value and its carrying value on the date of contribution. On March 26, 2010, the Company acquired 117 digital projectors from third party lessors for $6,784,000 and sold them together with 7 digital projectors that it owned to DCIP for $6,570,000. The Company recorded a loss on the sale of these 124 systems to DCIP of $697,000. As of April 1, 2010, the Company operated 568 digital projection systems leased from DCIP pursuant to operating leases and anticipates that it will have deployed 4,000 of these systems in its existing theatres over the next three to four years.

        The digital projection systems leased from DCIP and its affiliates will replace most of the Company's existing 35 millimeter projection systems in its U.S. theatres. The Company is examining its estimated depreciable lives for its existing equipment, with a net book value of approximately $14,224,000 that will be replaced and expects to accelerate the depreciation of these existing 35 millimeter projection systems, based on the estimated digital projection system deployment timeframe.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 5—INVESTMENTS (Continued)

NCM Transactions

        On March 29, 2005, the Company along with Regal combined their screen advertising operations to form NCM. On July 15, 2005, Cinemark joined the NCM joint venture by contributing its screen advertising business. On February 13, 2007, National CineMedia, Inc. ("NCM, Inc."), a newly formed entity that now serves as the sole manager of NCM, closed its initial public offering, or IPO, of 42,000,000 shares of its common stock at a price of $21.00 per share.

        In connection with the completion of NCM, Inc.'s IPO, on February 13, 2007, the Company entered into the Third Amended and Restated Limited Liability Company Operating Agreement (the "NCM Operating Agreement") among the Company, Regal and Cinemark (the "Founding Members"). Pursuant to the NCM Operating Agreement, the members are granted a redemption right to exchange common units of NCM for, at the option of NCM, Inc., NCM, Inc. shares of common stock on a one-for-one basis or a cash payment equal to the market price of one share of NCM, Inc.'s common stock. Upon execution of the NCM Operating Agreement, each existing preferred unit of NCM held by the Founding Members was redeemed in exchange for $13.7782 per unit, resulting in the cancellation of each preferred unit. NCM used the proceeds of a new $725,000,000 term loan facility and $59,800,000 of net proceeds from the NCM, Inc. IPO to redeem the outstanding preferred units. The Company received approximately $259,347,000 in the aggregate for the redemption of all its preferred units in NCM. The Company received approximately $26,467,000 from selling common units in NCM to NCM, Inc. in connection with the exercise of the underwriters' over-allotment option in the NCM, Inc. IPO.

        Also in connection with the completion of NCM, Inc.'s IPO, the Company agreed to modify NCM's payment obligations under the prior Exhibitor Services Agreement ("ESA") in exchange for approximately $231,308,000. The ESA provides a term of 30 years for advertising and approximately five year terms (with automatic renewal provisions) for meeting event and digital programming services, and provides NCM with a five year right of first refusal for the services beginning one year prior to the end of the term. The ESA also changed the basis upon which the Company is paid by NCM from a percentage of revenues associated with advertising contracts entered into by NCM to a monthly theatre access fee. The theatre access fee is now composed of a fixed payment per patron and a fixed payment per digital screen, which increases by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen. The theatre access fee paid in the aggregate to the Founding Members will not be less than 12% of NCM's aggregate advertising revenue, or it will be adjusted upward to meet this minimum payment. Additionally, the Company entered into the First Amended and Restated Loews Screen Integration Agreement with NCM on February 13, 2007, pursuant to which the Company paid NCM an amount that approximated the EBITDA that NCM would have generated if it had been able to sell advertising in the Loews Cineplex Entertainment Corporation ("Loews") theatre chain on an exclusive basis commencing upon the completion of NCM, Inc.'s IPO, and NCM issued common membership units in NCM, increasing the Company's ownership interest to approximately 33.7%; such Loews payments were made quarterly until the former screen advertising agreements expired in fiscal 2009. The Loews Screen Integration payments totaling $15,982,000 have been paid in full in fiscal 2010. The Company is also required to purchase from NCM any on-screen advertising time provided to the Company's beverage concessionaire at a negotiated rate. In addition, the Company expects to receive mandatory

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 5—INVESTMENTS (Continued)

quarterly distributions of excess cash from NCM. Immediately following the NCM, Inc. IPO, the Company held an 18.6% interest in NCM.

        Annual adjustments to the common membership units are made pursuant to the Common Unit Adjustment Agreement dated as of February 13, 2007 between NCM, Inc. and the Founding Members. The Common Unit Adjustment Agreement was created to account for changes in the number of theatre screens operated by each of the Founding Members. Historically, each of the Founding Members has increased the number of screens it operates through acquisitions and newly built theatres. Since these incremental screens and increased attendance in turn provide for additional advertising revenues to NCM, NCM agreed to compensate the Founding Members by issuing additional common membership units to the Founding Members in consideration for their increased attendance and overall contribution to the joint venture. The Common Unit Adjustment Agreement also provides protection to NCM in that the Founding Members may be required to transfer or surrender common units to NCM based on certain limited events, including declines in attendance and the number of screens operated. As a result, each Founding Member's equity ownership interests are proportionately adjusted to reflect the risks and rewards relative to their contributions to the joint venture.
        The Common Unit Adjustment Agreement provides that transfers of common units are solely between the Founding Members and NCM. There are no transfers of units among the Founding Members. In addition, there are no circumstances under which common units would be surrendered by the Company to NCM in the event of an acquisition by one of the Founding Members. However, adjustments to the common units owned by one of the Founding Members will result in an adjustment to the Company's equity ownership interest percentage in NCM.

        Pursuant to our Common Unit Adjustment Agreement, from time to time, common units of NCM held by the Founding Members will be adjusted up or down through a formula ("Common Unit Adjustment") primarily based on increases or decreases in the number of theatre screens operated and theatre attendance generated by each Founding Member. The common unit adjustment is computed annually, except that an earlier common unit adjustment will occur for a Founding Member if its acquisition or disposition of theatres, in a single transaction or cumulatively since the most recent common unit adjustment, will cause a change of 2% or more in the total annual attendance of all of the Founding Members. In the event that a common unit adjustment is determined to be a negative number, the Founding Member shall cause, at its election, either (a) the transfer and surrender to NCM of a number of common units equal to all or part of such Founding Member's common unit adjustment or (b) pay to NCM, an amount equal to such Founding Member's common unit adjustment calculated in accordance with the Common Unit Adjustment Agreement.

        Effective March 27, 2008, the Company received 939,853 common membership units of NCM as a result of the Common Unit Adjustment, increasing the Company's interest in NCM to 19.1%. The Company recorded the additional units received as a result of the Common Unit Adjustment at a fair value of $21.6 million, based on a price for shares of NCM, Inc. on March 26, 2008, of $22.98 per share, and as a new investment (Tranche 2 Investment) with an offsetting adjustment to deferred revenue. Effective May 29, 2008, NCM issued 2,913,754 common membership units to another Founding Member due to an acquisition, which caused a decrease in the Company's ownership share from 19.1% to 18.52%. Effective March 17, 2009, the Company received 406,371 common membership units of NCM as a result of the Common Unit Adjustment, increasing the Company's interest in NCM

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 5—INVESTMENTS (Continued)

to 18.53%. The Company recorded these additional units at a fair value of $5.5 million, based on a price for shares of NCM, Inc. on March 17, 2009, of $13.42 per share, with an offsetting adjustment to deferred revenue. Effective March 17, 2010, the Company received 127,290 common membership units of NCM. As a result of the Common Unit Adjustment among the Founding Members, the Company's interest in NCM decreased to 18.23% as of April 1, 2010. The Company recorded the additional units received at a fair value of $2.3 million, based on a price for shares of NCM, Inc. on March 17, 2010, of $17.99 per share, with an offsetting adjustment to deferred revenue. Effective June 14, 2010 and with a settlement date of June 28, 2010, the Company received 6,510,209 common membership units in NCM as a result of an Extraordinary Common Unit Adjustment in connection with the Company's acquisition of Kerasotes. The Company recorded the additional units at a fair value of $111.5 million, based on a price for shares of NCM, Inc. on June 14, 2010, of $17.13 per share, with an offsetting adjustment to deferred revenue. As a result of the Extraordinary Common Unit Adjustment, the Company's interest in NCM increases to 23.05%.

        As a result of NCM, Inc.'s IPO and debt financing, the Company recorded a change of interest gain of $132,622,000 and received distributions in excess of its investment in NCM related to the redemption of preferred and common units of $106,188,000. The Company reduced its investment in NCM to zero and recognized the change of interest gain and the excess distribution as a gain in equity in earnings of non-consolidated entities, as it has not guaranteed any obligations of NCM and is not otherwise committed to provide further financial support for NCM.

        The NCM, Inc. IPO and related transactions have the effect of reducing the amounts NCM, Inc. would otherwise pay in the future to various tax authorities as a result of an increase in its proportionate share of tax basis in NCM's tangible and intangible assets. On the IPO date, NCM , Inc. and the Founding Members entered into a tax receivable agreement. Under the terms of this agreement, NCM, Inc. will make cash payments to the Founding Members in amounts equal to 90% of NCM, Inc.'s actual tax benefit realized from the tax amortization of the intangible assets described above. For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing NCM, Inc.'s actual income and franchise tax liability to the amount of such taxes that NCM, Inc. would have been required to pay had there been no increase in NCM Inc.'s proportionate share of tax basis in NCM's tangible and intangible assets and had the tax receivable agreement not been entered into. The tax receivable agreement shall generally apply to NCM, Inc.'s taxable years up to and including the 30th anniversary date of the NCM, Inc. IPO and related transactions. Pursuant to the terms of the tax receivable agreement, the Company received payments of $3,796,000 from NCM, Inc. in fiscal year 2009 with respect to NCM, Inc.'s 2007 taxable year, and in fiscal year 2010, the Company received payments of $8,788,000 with respect to NCM, Inc.'s 2008 and 2009 taxable year. The Company has recorded the distributions received under the tax receivable agreement from NCM, Inc. as additional proceeds received related to its (Tranche 1 Investment) and has recorded the amounts in earnings in a similar fashion to the proceeds received from the NCM, Inc. IPO.

        As of April 1, 2010, the Company owns 18,948,404 units or an 18.23% interest in NCM. As a founding member, the Company has the ability to exercise significant control over the governance of NCM, and, accordingly accounts for its investment following the equity method. The fair market value

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 5—INVESTMENTS (Continued)

of the units in National CineMedia, LLC was approximately $334,629,000, based on a price for shares of NCM on April 1, 2010 of $17.66 per share.

Related Party Transactions

        As of April 1, 2010 and April 2, 2009, the Company has recorded $1,462,000 and $1,342,000, respectively, of amounts due from NCM related to on-screen advertising revenue. As of April 1, 2010 and April 2, 2009, the Company had recorded $1,502,000 and $1,657,000, respectively, of amounts due to NCM related to the ESA and the Loews Screen Integration Agreement. The Company recorded revenues for advertising from NCM of $20,352,000, $19,116,000 and $14,531,000 during the 52 weeks ended April 1, 2010, April 2, 2009, and the 53 weeks ended April 3, 2008, respectively. The Company recorded expenses related to its beverage advertising agreement with NCM of $12,107,000, $15,118,000 and $16,314,000 during fiscal years 2010, 2009, and 2008, respectively.

Summary Financial Information

        Investments in non-consolidated affiliates as of April 1, 2010, include an 18.23% interest in National CineMedia, LLC ("NCM"), a 50% interest in three U.S. motion picture theatres and one IMAX screen, a 26% equity interest in Movietickets.com, Inc. ("MTC"), a 50% interest in Midland Empire Partners, LLC and a 29% interest in Digital Cinema Implementation Partners, LLC ("DCIP"). Financial results for the 53 weeks ended April 3, 2008 include a 50% interest in Hoyts General Cinemas South America ("HGCSA"), an entity that operated 17 theatres in South America, which was disposed of in July 2007.

        Condensed financial information of the Company's non-consolidated equity method investments is shown below. Amounts are presented under U.S. GAAP for the periods of ownership by the Company.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 5—INVESTMENTS (Continued)

Financial Condition:

	April 1, 2010
(In thousands)	NCM	Other	Total
Current assets	$88,906	$56,113	$145,019
Noncurrent assets	212,398	174,432	386,830
Total assets	301,304	230,545	531,849
Current liabilities	32,094	6,427	38,521
Noncurrent liabilities	869,335	91,330	960,665
Total liabilities	901,429	97,757	999,186
Stockholders' deficit	(600,125)	132,788	(467,337)
Liabilities and stockholders' deficit	301,304	230,545	531,849
The Company's recorded investment(1)	$28,826	$41,096	$69,922

	April 2, 2009
(In thousands)	NCM	Other	Total
Current assets	$89,786	$20,398	$110,184
Noncurrent assets	181,169	70,994	252,163
Total assets	270,955	91,392	362,347
Current liabilities	38,723	32,725	71,448
Noncurrent liabilities	884,860	7,516	892,376
Total liabilities	923,583	40,241	963,824
Stockholders' deficit	(652,628)	51,151	(601,477)
Liabilities and stockholders' deficit	270,955	91,392	362,347
The Company's recorded investment(1)	$26,733	$20,706	$47,439

(1)
Certain differences in the Company's recorded investment, for one U.S. motion picture theatre where it has a 50% interest, and its proportional ownership share resulting from the acquisition of the asset in a business combination where the investment was initially recorded at fair value, are amortized to equity in (earnings) or losses over the estimated useful life of approximately 20 years for the underlying building. The recorded equity in earnings of NCM on common membership units owned immediately following the IPO of NCM, Inc. (Tranche 1 Investment) does not include undistributed equity in earnings. The Company considered the excess distribution received following NCM, Inc.'s IPO as an advance on NCM's future earnings. As a result, the Company will not recognize any undistributed equity in earnings of NCM on the original common membership units (Tranche 1 Investment) until NCM's future net earnings equal the amount of the excess distribution.

        The Company reviews investments in non-consolidated subsidiaries accounted for under the equity method for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be fully recoverable. The Company reviews unaudited financial statements on a quarterly basis and audited financial statements on an annual basis for indicators of triggering events or circumstances that indicate the potential impairment of these investments as well as current

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 5—INVESTMENTS (Continued)

equity prices for its investment in NCM LLC and discounted projections of cash flows for certain of its other investees. Additionally, the Company has quarterly discussions with the management of significant investees to assist in the identification of any factors that might indicate the potential for impairment. In order to determine whether the carrying value of investments may have experienced an "other-than-temporary" decline in value necessitating the write-down of the recorded investment, the Company considers the period of time during which the fair value of the investment remains substantially below the recorded amounts, the investees financial condition and quality of assets, the length of time the investee has been operating, the severity and nature of losses sustained in current and prior years, a reduction or cessation in the investees dividend payments, suspension of trading in the security, qualifications in accountant's reports due to liquidity or going concern issues, investee announcement of adverse changes, downgrading of investee debt, regulatory actions, changes in reserves for product liability, loss of a principal customer, negative operating cash flows or working capital deficiencies and the recording of an impairment charge by the investee for goodwill, intangible or long-lived assets. Once a determination is made that an other-than-temporary impairment exists, the Company writes down its investment to fair value.

        Included in impairment of long-lived assets for the 52 weeks ended April 2, 2009 is an impairment charge of $2,742,000 related to a theatre joint venture investment. The decline in the fair market value of the investment was considered other than temporary due to competitive theatre builds.

Operating Results:

	52 Weeks Ended
(In thousands)	NCM	Other	Total
April 1, 2010
Revenues	$391,815	$40,736	$432,551
Operating costs & expenses	262,578	48,241	310,819
Net earnings	129,237	(7,505)	121,732
The Company's recorded equity in earnings (loss)	34,436	(4,136)	30,300

	52 Weeks Ended
(In thousands)	NCM	Other	Total
April 2, 2009
Revenues	$380,382	$39,019	$419,401
Operating costs & expenses	277,359	41,415	318,774
Net earnings	103,023	(2,396)	100,627
The Company's recorded equity in earnings (loss)	27,654	(2,831)	24,823

	53 Weeks Ended
(In thousands)	NCM	Other	Total
April 3, 2008
Revenues	$275,839	$46,697	$322,536
Operating costs & expenses	168,605	45,539	214,144
Net earnings	107,234	1,158	108,392
The Company's recorded equity in earnings (loss)	22,175	20,844	43,019

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 5—INVESTMENTS (Continued)

        The Company recorded the following changes in the carrying amount of its investment in NCM and equity in (earnings) losses of NCM during the 53 weeks ended April 3, 2008, and the 52 weeks ended April 2, 2009 and April 1, 2010.

(In thousands)	Investment in NCM(1)	Deferred Revenue(2)	Due to NCM(3)	Cash Received (Paid)	Equity in (Earnings) Losses	Advertising (Revenue)
Ending balance March 29, 2007	$—	$(231,045)	$(15,850)	$—	$—	$—
Receipt of excess cash distributions	—	—	—	22,175	(22,175)	—
Payments on Loews' Screen Integration Agreement	—	—	11,201	(11,201)	—	—
Receipt of Common Units	21,598	(21,598)	—	—	—	—
Amortization of deferred revenue	—	2,331	—	—	—	(2,331)

Ending balance April 3, 2008	$21,598	$(250,312)	$(4,649)	$10,974	$(22,175)	$(2,331)

Receipt under Tax Receivable Agreement	$—	$—	$—	$3,796	$(3,796)	$—
Receipt of Common Units	5,453	(5,453)	—	—	—	—
Receipt of excess cash distributions	(1,241)	—	—	24,308	(23,067)	—
Payments on Loews' Screen Integration Agreement	—	—	4,700	(4,700)	—	—
Increase Loews' Screen Integration Liability	—	—	(132)	—	132	—
Change in interest loss(4)	(83)	—	—	—	83	—
Amortization of deferred revenue	—	2,601	—	—	—	(2,601)
Equity in earnings(5)	1,006	—	—	—	(1,006)	—

Ending balance April 2, 2009	$26,733	$(253,164)	$(81)	$23,404	$(27,654)	$(2,601)

Receipt under Tax Receivable Agreement	$—	$—	$—	$8,788	$(8,788)	$—
Receipt of Common Units	2,290	(2,290)	—	—	—	—
Receipt of excess cash distributions	(1,847)	—	—	25,827	(23,980)	—
Payment on Loews' Screen Integration Agreement	—	—	81	(81)	—	—
Receipt of tax credits	(1)	—	—	18	(17)	—
Change in interest loss(4)	(57)	—	—	—	57	—
Amortization of deferred revenue	—	3,132	—	—	—	(3,132)
Equity in earnings(5)	1,708	—	—	—	(1,708)	—

Ending balance April 1, 2010	$28,826	$(252,322)	$—	$34,552	$(34,436)	$(3,132)

(1)
The NCM common membership units held by the Company immediately following the NCM, Inc. IPO are carried at zero cost (Tranche 1 Investment). As provided under the Common Unit Adjustment Agreement dated as of February 13, 2007, the Company received additional NCM

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 5—INVESTMENTS (Continued)

  common membership units in fiscal 2008, 2009 and 2010, valued at $21,598,000, $5,453,000 and $2,290,000, respectively (Tranche 2 Investments).

(2)
Represents the unamortized portion of the Exhibitors Services Agreement (ESA) modifications payment received from NCM. Such amounts are being amortized to "Other theatre revenues" over a 30 year period ending in 2036, using a units-of-revenue method, as described in ASC 470-10-35 (formerly EITF 88-18, Sales of Future Revenues).

(3)
Represents the amount due to NCM under the Loews Screen Integration Agreement that was fully paid in April 2009.

(4)
The Company's ownership share decreased from 19.1% to 18.52% effective May 29, 2008 due to NCM's issuance of 2,913,754 common membership units to another founding member due to an acquisition. In fiscal 2010, the Company's ownership share decreased to 18.23% due to the allocation of the annual Common Unit Adjustment.

(5)
Represents equity in earnings on the Tranche 2 Investments only.

Differences in Accounting for Tranche 1 and Tranche 2 Investments in NCM

        On February 13, 2007, NCM, Inc., the sole manager of NCM, closed its IPO and used the net proceeds from the IPO to purchase a 44.8% interest in NCM, paying NCM $746,100,000 and paying the Founding Members $78,500,000 for a portion of the NCM units owned by them. NCM then paid $686,300,000 of the funds received from NCM, Inc. to the Founding Members as consideration for their agreement to modify the then-existing ESA. Also in connection with the IPO, NCM used $59,800,000 of the proceeds it received from the IPO and $709,700,000 of net proceeds from its new senior secured credit facility entered into concurrently with the completion of the IPO to redeem $769,500,000 in NCM preferred units held by the Founding Members. The distributions to the Founding Members described above related to the IPO resulted in large Members' Deficit amounts for the Founding Members.

        The Company received approximately $259,300,000 for the redemption of all of its preferred units in NCM and approximately $26,500,000 from selling common units in NCM to NCM, Inc. In addition, the Company received $231,300,000 as consideration for modifying the ESA.

        Following the IPO, the Company determined it would not recognize undistributed equity in the earnings on the original 17,474,890 NCM membership units (Tranche 1 Investment) until NCM's future net earnings, less distributions received, surpass the amount of the excess distribution which created the Members' Deficit in NCM. The Company considers the excess distributions described above as an advance on NCM's future earnings and, accordingly, future earnings of NCM should not be recognized through the application of equity method accounting until such time as its share of NCM's future earnings, net of distributions received, exceeds the excess distribution. The Company believes that the accounting model provided by ASC 323-10-35-22 for recognition of equity investee losses in excess of an investor's basis is analogous to the accounting for equity income subsequent to recognizing an excess distribution. The Company's Tranche 1 Investment recorded at $0 corresponds with a NCM Members' Deficit amount in its capital account.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 5—INVESTMENTS (Continued)

        The Company has received 7,983,723 additional units in NCM subsequent to the IPO as a result of Common Unit Adjustments received from March 27, 2008 through June 14, 2010 (Tranche 2 Investments). The Company follows the guidance in ASC 323-10-35-29 (formerly EITF 02-18 "Accounting for Subsequent Investments in an Investee after Suspension of Equity Loss Recognition") by analogy, which also refers to AICPA Technical Practice Aid 2220.14. Both sets of literature indicate that if a subsequent investment is made in an equity method investee that has experienced significant losses, the investor must determine if the subsequent investment constitutes funding of prior losses. The Company concluded that the construction or acquisition of new theatres that has led to the Common Unit Adjustments included in its Tranche 2 Investments equates to making additional investments in NCM. The Company has evaluated the receipt of the additional common units in NCM and the assets exchanged for these additional units and has determined that the right to use its incremental new screens would not be considered funding of prior losses. This determination was formed by considering that (i) NCM does not receive any additional funds from the Tranche 2 Investments, (ii) both NCM and AMC record their respective increases to Members' Equity and Investment at the same amount (fair value of the units issued), (iii) the additional investments result in additional ownership in NCM and (iv) the investments in additional common units are not subordinate to the other equity of NCM. As such, the additional common units received would be accounted for as a Tranche 2 Investment separate from the Company's initial investment following the equity method. The Company's Tranche 2 Investments correspond with the NCM Members' equity amounts in its capital account.

NOTE 6—SUPPLEMENTAL BALANCE SHEET INFORMATION

        Other assets and liabilities consist of the following:

(In thousands)	April 1, 2010	April 2, 2009
Other current assets:
Prepaid rent	$34,442	$34,135
Income taxes receivable	1,737	8,380
Prepaid insurance and other	12,127	16,854
Merchandise inventory	8,222	6,745
Deferred tax asset	10,000	8,600
Other	6,784	6,205

	$73,312	$80,919

Other long-term assets:
Investments in real estate	$5,126	$6,561
Deferred financing costs	27,684	19,864
Investments in joint ventures	69,922	47,439
Computer software	28,817	31,249
Deferred tax asset	94,500	29,400
Other	6,226	4,602

	$232,275	$139,115

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 6—SUPPLEMENTAL BALANCE SHEET INFORMATION (Continued)

(In thousands)	April 1, 2010	April 2, 2009
Accrued expenses and other liabilities:
Taxes other than income	$39,462	$40,175
Interest	26,018	11,844
Payroll and vacation	8,327	7,855
Current portion of casualty claims and premiums	6,005	7,923
Accrued bonus	15,964	1,183
Theatre and other closure	6,694	7,386
Accrued licensing and percentage rent	17,926	7,280
Current portion of pension and other benefits liabilities	1,423	1,549
Other	17,762	13,103

	$139,581	$98,298

Other long-term liabilities:
Unfavorable lease obligations	$128,027	$139,537
Deferred rent	98,034	86,420
Pension and other benefits	42,545	37,642
Deferred gain	17,454	15,899
Tax liability	7,000	7,000
Casualty claims and premiums	12,250	14,600
Other	4,281	7,603

	$309,591	$308,701

NOTE 7—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS

        A summary of the carrying value of corporate borrowings and capital and financing lease obligations is as follows:

(In thousands)	April 1, 2010	April 2, 2009
Senior Secured Credit Facility-Term Loan (2.00% as of April 1, 2010)	$622,375	$628,875
Senior Secured Credit Facility-Revolver	—	185,000
8 5/8% Senior Fixed Rate Notes due 2012	—	250,000
8% Senior Subordinated Notes due 2014	299,227	299,066
11% Senior Subordinated Notes due 2016	325,000	325,000
8.75% Senior Fixed Rate Notes due 2019	586,252	—
Capital and financing lease obligations, 9% - 11.5%	57,286	60,709

	1,890,140	1,748,650
Less: current maturities	(10,463)	(9,923)

	$1,879,677	$1,738,727

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 7—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

        Minimum annual payments required under existing capital and financing lease obligations (net present value thereof) and maturities of corporate borrowings as of April 1, 2010 are as follows:

	Capital and Financing Lease Obligations
				Principal Amount of Corporate Borrowings
(In thousands)	Minimum Lease Payments	Less Interest	Principal		Total
2011	$9,225	$5,262	$3,963	$6,500	$10,463
2012	8,023	4,870	3,153	6,500	9,653
2013	7,055	4,578	2,477	609,375	611,852
2014	6,706	4,338	2,368	300,000	302,368
2015	6,728	4,083	2,645	—	2,645
Thereafter	61,900	19,220	42,680	925,000	967,680

Total	$99,637	$42,351	$57,286	$1,847,375	$1,904,661

Senior Secured Credit Facility

        The senior secured credit facility is with a syndicate of banks and other financial institutions and provides AMC Entertainment financing of up to $850,000,000, consisting of a $650,000,000 term loan facility with a maturity date of January 26, 2013 and a $200,000,000 revolving credit facility that matures in 2012. The revolving credit facility includes borrowing capacity available for letters of credit and for swingline borrowings on same-day notice. As of April 1, 2010, AMC Entertainment had approximately $12,832,000 in outstanding letters of credit, leaving $187,168,000 available to borrow against the revolving credit facility.

        Borrowings under the senior secured credit facility bear interest at a rate equal to an applicable margin plus, at the Company's option, either a base rate or LIBOR. On March 13, 2007, the Company amended the senior secured credit facility to, among other things, lower the interest rates related to its term loan, reduce its unused commitment fee and amend the change of control definition so that an initial public offering and related transactions would not constitute a change of control. The current applicable margin for borrowings under the revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings, and the current applicable margin for borrowings under the term loan facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings. In addition to paying interest on outstanding principal under the senior secured credit facility, AMC Entertainment is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.25%. It will also pay customary letter of credit fees. AMC Entertainment may voluntarily repay outstanding loans under the senior secured credit facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans. AMC Entertainment is required to repay $1,625,000 of the term loan quarterly, beginning March 30, 2006 through September 30, 2012, with any remaining balance due on January 26, 2013.

        All obligations under the senior secured credit facility are guaranteed by each of AMC Entertainment's wholly-owned domestic subsidiaries. All obligations under the senior secured credit facility, and the guarantees of those obligations (as well as cash management obligations and any

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 7—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

interest hedging or other swap agreements), are secured by substantially all of AMC Entertainment's assets as well as those of each subsidiary guarantor.

        The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, AMC Entertainment's ability, and the ability of its subsidiaries, to sell assets; incur additional indebtedness; prepay other indebtedness (including the notes); pay dividends and distributions or repurchase their capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; amend certain charter documents and material agreements governing subordinated indebtedness, including Notes due 2014, Notes due 2016, and Notes due 2019; change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries.

        In addition, the senior secured credit facility requires, commencing with the fiscal quarter ended September 28, 2006, that AMC Entertainment and its subsidiaries maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The senior secured credit facility also contains certain customary affirmative covenants and events of default.

        AMCE is restricted, in certain circumstances, from paying dividends to Holdings by the terms of the indentures governing its outstanding senior and subordinated notes and its senior secured credit facility. AMCE has not guaranteed the indebtedness of Holdings nor pledged any of its assets as collateral.

Fixed Notes due 2012

        In connection with the merger with Marquee, AMC Entertainment became the obligor of $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012 (the "Fixed Notes due 2012"), that were previously issued by Marquee on August 18, 2004.

        On June 9, 2009, AMC Entertainment completed the offering of $600,000,000 aggregate principal amount of its 8.75% Senior Notes due 2019 (the "Notes due 2019"). Concurrently with the initial notes offering, the Company launched a cash tender offer and consent solicitation for any and all of its then outstanding $250,000,000 aggregate principal amount of the Fixed Notes due 2012 at a purchase price of $1,000 plus a $30 consent fee for each $1,000 of principal amount of currently outstanding Fixed Notes due 2012 validly tendered and accepted by the Company on or before the early tender date (the "Cash Tender Offer"). The Company used the net proceeds from the issuance of the Notes due 2019 to pay the consideration for the Cash Tender Offer plus accrued and unpaid interest on $238,065,000 principal amount of the Fixed Notes due 2012. The Company recorded a loss on extinguishment related to the Cash Tender Offer of $10,826,000 in Other expense during the fifty-two weeks ended April 1, 2010, which included previously capitalized deferred financing fees of $3,312,000, a consent fee paid to the holders of $7,142,000 and other expenses of $372,000. On August 15, 2009, the Company redeemed the remaining $11,935,000 of Fixed Notes due 2012 at a price of $1,021.56 per $1,000 principal in accordance with the terms of the indenture. The Company recorded a loss of $450,000 in Other expense related to the extinguishment of the remaining Fixed Notes due 2012 during the fifty-two weeks ended April 1, 2010, which included previously capitalized deferred financing fees of $157,000, consent fee paid to the holders of $257,000 and other expenses of $36,000.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 7—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

Notes Due 2014

        On February 24, 2004, AMC Entertainment sold $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014 (the "Notes due 2014"). AMC Entertainment applied the net proceeds from the sale of Notes due 2014, plus cash on hand, to redeem all outstanding $200,000,000 aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2009 and $83,406,000 aggregate principal amount of its Notes due 2011. The Notes due 2014 bear interest at the rate of 8% per annum, payable in March and September. The Notes due 2014 are redeemable at the option of AMC Entertainment, in whole or in part, at any time on or after March 1, 2009 at 104% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 1, 2012, plus in each case interest accrued to the redemption date. The Notes due 2014 are subordinated to all existing and future senior indebtedness of AMC Entertainment. The Notes due 2014 are unsecured senior subordinated indebtedness of AMC Entertainment ranking equally with AMC Entertainment's Notes due 2016.

        The indenture governing the Notes due 2014 contains certain covenants that, among other things, may limit the ability of AMC Entertainment and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock.

        In connection with the merger with Marquee, the carrying value of the Notes due 2014 was adjusted to fair value. As a result, a discount of $1,500,000 was recorded and will be amortized to interest expense over the remaining term of the notes.

Notes Due 2016

        On January 26, 2006, AMC Entertainment issued $325,000,000 aggregate principal amount of 11% Senior Subordinated Notes (the "Notes due 2016") issued under an indenture (the "Indenture"), with HSBC Bank USA, National Association, as trustee. The Notes due 2016 will bear interest at a rate of 11% per annum, payable on February 1 and August 1 of each year (commencing on August 1, 2006), and have a maturity date of February 1, 2016.

        The Notes due 2016 are general unsecured senior subordinated obligations of AMC Entertainment, fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by each of AMC Entertainment's existing and future domestic restricted subsidiaries that guarantee AMC Entertainment's other indebtedness.

        AMC Entertainment may redeem some or all of the Notes due 2016 at any time on or after February 1, 2011 at 105.5% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2014.

        The indenture relating to our Notes due 2016 allows us to incur all permitted indebtedness (as defined therein) without restriction, which includes all amounts borrowed under our senior secured credit facility. The indenture also allows us to incur any amount of additional debt as long as we can satisfy the coverage ratio of each indenture, after giving effect to the event on a pro forma basis (under the indenture for the Notes due 2016). Under the indenture for the Notes due 2016 (the Company's

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 7—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

most restrictive indenture), we could borrow approximately $570,700,000 (assuming an interest rate of 8.25% per annum on the additional indebtedness) in addition to specified permitted indebtedness. If we cannot satisfy the coverage ratios of the indentures, generally we can incur, in addition to amounts borrowed under the senior secured credit facility, no more than $100,000,000 of new "permitted indebtedness" under the terms of the indentures relating to the Notes due 2014, Notes due 2016, and the Parent Term Loan Facility.

        The indenture governing the Notes due 2016 contains covenants limiting other indebtedness, dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets. It also contains provisions subordinating AMC Entertainment's obligations under the Notes due 2016 to AMC Entertainment's obligations under its senior secured credit facility and other senior indebtedness.

Notes Due 2019

        On June 9, 2009, AMC Entertainment issued $600,000,000 aggregate principal amount of 8.75% Senior Notes (the "Notes due 2019") issued under an indenture (the "Indenture"), with U.S. Bank, National Association, as trustee. The Notes due 2019 bear interest at a rate of 8.75% per annum, payable on June 1 and December 1 of each year (commencing on December 1, 2009), and have a maturity date of June 1, 2019.

        The Notes due 2019 are general unsecured senior obligations of AMC Entertainment, fully and unconditionally guaranteed, jointly and severally, on a senior basis by each of AMC Entertainment's existing and future domestic restricted subsidiaries that guarantee AMC Entertainment's other indebtedness.

        The Notes due 2019 are redeemable at our option in whole or in part, at any time on or after June 1, 2014 at 104.375% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after June 1, 2017. In addition, AMC Entertainment may redeem up to 35% of the aggregate principal amount of the notes using net proceeds from certain equity offerings completed on or prior to June 1, 2012 at a redemption price of 108.75%.

        The indenture governing the Notes due 2019 contains covenants limiting other indebtedness, dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets. It also contains provisions subordinating AMC Entertainment's obligations under the Notes due 2019 to AMC Entertainment's obligations under its senior secured credit facility and other senior indebtedness. The Notes due 2019 were issued at a 2.418% discount which is amortized to interest expense following the interest method over the term of the notes.

        As of April 1, 2010, the Company was in compliance with all financial covenants relating to the senior secured credit facility, the Notes due 2016, the Notes due 2014 and the Notes due 2019.

Change of Control

        Upon a change of control (as defined in the indentures), AMCE would be required to make an offer to repurchase all of the outstanding Notes due 2019, Notes due 2016, and Notes due 2014 at a

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 7—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Sponsors are considered Permitted Holders as defined in each of the indentures and as such could create certain voting arrangements that would not constitute a change of control under the indentures.

Holdings Discount Notes Due 2014

        To help finance the merger with Marquee, Holdings issued $304,000,000 aggregate principal amount at maturity of its 12% Senior Discount Notes due 2014 ("Discount Notes due 2014") for gross proceeds of $169,917,760. The indenture governing the Discount Notes due 2014 contains certain covenants that, among other things, may limit the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock.

        Holdings is a holding company with no operations of its own and has no ability to service interest or principal on the Discount Notes due 2014 other than through any dividends it may receive from AMCE. AMCE will be restricted, in certain circumstances, from paying dividends to Holdings by the terms of the indentures governing the Notes due 2014, the Notes due 2016, the Notes due 2019 and the senior secured credit facility. Under the most restrictive of these provisions, set forth in the Indenture for the Notes due 2016, the amount of loans and dividends which AMCE could make to Holdings may not exceed approximately $309,752,000 in the aggregate as of April 1, 2010. AMCE has not guaranteed the indebtedness of Holdings nor pledged any of its assets as collateral and the obligation is not reflected on AMCE's balance sheet.

        On any interest payment date prior to August 15, 2009, Holdings was permitted to commence paying cash interest (from and after such interest payment date) in which case (i) Holdings would be obligated to pay cash interest on each subsequent interest payment date, (ii) the notes would cease to accrete after such interest payment date and (iii) the outstanding principal amount at the maturity of each note would be equal to the accreted value of such notes as of such interest payment date. Holdings commenced paying cash interest on August 16, 2007 and made its first semi-annual interest payment on February 15, 2008 at which time the principal became fixed at $240,795,000.

        Upon a change of control (as defined in the indentures), Holdings would be required to make an offer to repurchase all of the outstanding Discount Notes due 2014 at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest.

Parent Term Loan Facility

        To help finance the dividend paid by Parent to its stockholders discussed in Note 8—Stockholder's Equity, Parent entered into a $400,000,000 Credit Agreement dated as of June 13, 2007 ("Parent Term Loan Facility") for net proceeds of $396,000,000. Costs related to the issuance of the Parent Term Loan Facility were capitalized and are charged to interest expense, following the interest method, over the life of the Parent Term Loan Facility. During fiscal 2010, Parent made payments to purchase term loans and reduce the principal balance of its Parent Term Loan Facility from $466,936,000 to $193,290,000 with a portion of the dividend provided by the Company. As of April 1, 2010, the principal balance of

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 7—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

the Parent Term Loan Facility, including unpaid interest, was $198,973,000 and the interest rate on borrowings thereunder was 5.26% per annum.

        Parent is a holding company with no operations of its own and has no ability to service interest or principal on the Parent Term Loan Facility other than through dividends it may receive from Holdings and AMCE. Holdings and AMCE are restricted, in certain circumstances, from paying dividends to Parent by the terms of the indentures governing their Notes due 2014, Notes due 2016, Discount Notes due 2014, Notes due 2019 and the senior secured credit facility. Holdings and AMCE have not guaranteed the indebtedness of Parent nor pledged any of their assets as collateral and the obligation is not reflected on AMCE's balance sheet.

        Borrowings under the Parent Term Loan Facility bear interest at a rate equal to an applicable margin plus, at the Parent's option, either a base rate or LIBOR. The initial applicable margin for borrowings under the Parent Term Loan Facility is 4.00% with respect to base rate borrowings and 5.00% with respect to LIBOR borrowings. Interest on borrowings under the Parent Term Loan Facility is payable on each March 15, June 15, September 15, and December 15, beginning September 15, 2007 by adding such interest for the applicable period to the principal amount of the outstanding loans. Parent is required to pay an administrative agent fee to the lenders under the Parent Term Loan Facility of $100,000 annually.

        Parent may voluntarily repay outstanding loans under the Parent Term Loan Facility, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid at any time on or before June 13, 2010 at 101% of principal and at 100% of principal thereafter. Unpaid principal and interest on outstanding loans under the Parent Term Loan Facility are required to be repaid upon maturity on June 13, 2012.

        Upon a change of control (as defined in the Parent Term Loan Facility), Lenders have the right to require Parent to prepay the Parent Term Loan Facility at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest. The Sponsors are considered Permitted Holders as defined in the Parent Term Loan Facility and as such could create certain voting arrangements that would not constitute a change of control under the Parent Term Loan Facility. In the event of a qualified equity issuance offer as defined in the Parent Term Loan Facility, Parent will, to the extent lawful, prepay the maximum principal amount of loans properly tendered that may be purchased out of any qualified equity issuance net proceeds at a prepayment price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of prepayment.

        The Parent Term Loan Facility contains certain covenants that, among other things, may limit the ability of the Parent to incur additional indebtedness and pay dividends or make distributions in respect of its capital stocks, and this obligation is not reflected on AMCE's balance sheet.

NOTE 8—STOCKHOLDER'S EQUITY

        AMCE has one share of Common Stock issued as of April 1, 2010 which is owned by Holdings. Holdings has one share of Common Stock issued as of April 1, 2010 which is owned by Parent.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 8—STOCKHOLDER'S EQUITY (Continued)

        On June 20, 2005, Holdings entered into a merger agreement ("Merger Agreement") with LCE Holdings, Inc. ("LCE Holdings"), the parent of Loews Cineplex Entertainment Corporation ("Loews"), pursuant to which LCE Holdings merged with and into Holdings, with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMCE, with AMCE continuing after the merger (the "Merger" and collectively, the "Mergers"). The transaction closed on January 26, 2006.

        Pursuant to the terms of the Merger Agreement, on January 26, 2006, in connection with the consummation of the Merger, Holdings issued 256,085.61252 voting shares of Class L-1 Common Stock, par value $0.01 per share ("Class L-1 Common Stock"), 256,085.61252 voting shares of Class L-2 Common Stock, par value $0.01 per share ("Class L-2 Common Stock" and, together with the Class L-1 Common Stock, the "Class L Common Stock"), 382,475 voting shares of Class A-1 Common Stock, par value $0.01 per share (the "Class A-1 Common Stock"), 382,475 voting shares of Class A-2 Common Stock, par value $0.01 per share (the "Class A-2 Common Stock" and, together with the Class A-1 Common Stock, the "Class A Common Stock"), and 5,128.77496 nonvoting shares of Class N Common Stock, par value $0.01 per share (the Class N Common Stock"), such that (i) the former non-management stockholders of LCE Holdings, including the Bain Investors, the Carlyle Investors and the Spectrum Investors (collectively, the "Former LCE Sponsors"), hold all of the outstanding shares of Class L Common Stock, (ii) the pre-existing non-management stockholders of Holdings, including the JPMP Investors and the Apollo Investors (collectively, the "Pre-Existing Holdings Sponsors" and, the Pre-Existing Holdings Sponsors together with the Former LCE Sponsors, the "Sponsors") and other co-investors (the "Coinvestors"), hold all of the outstanding shares of Class A Common Stock, and (iii) management stockholders of Holdings (the "Management Stockholders" and, together with the Sponsors and Coinvestors, the "Stockholders") hold all of the non-voting Class N Common Stock.

        The Class L Common Stock, Class A Common Stock and Class N Common Stock will automatically convert on a one-for-one basis into shares of Residual Common Stock, par value $0.01 per share, upon (i) written consent of each of the Sponsors or (ii) the completion of an initial public offering of capital stock of Parent, Holdings or AMCE (an "IPO").

        The issuance of the equity securities was exempt from registration under the Securities Act of 1933 and the rules promulgated thereunder (the "Securities Act") in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering.

        On June 11, 2007, Marquee Merger Sub Inc. ("merger sub"), a wholly-owned subsidiary of Parent, merged with and into Holdings, with Holdings continuing as the surviving corporation ("holdco merger"). As a result of the holdco merger, (i) Holdings became a wholly owned subsidiary of Parent, a newly formed entity controlled by the Sponsors, (ii) each share of Holdings' common stock that was issued and outstanding immediately prior to the effective time of the holdco merger was automatically converted into a substantially identical share of common stock of Parent, and (iii) as further described in this report, each of Holdings' governance agreements was superseded by a substantially identical governance agreement entered into by and among Parent, the Sponsors and Holdings' other stockholders. The holdco merger was effected by the Sponsors to facilitate a previously announced debt financing by Parent and a related dividend to its stockholders. Parent used cash derived from AMCE

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 8—STOCKHOLDER'S EQUITY (Continued)

and proceeds from the issuance of a $400,000,000 Credit Agreement issued by Parent (See Note 7) to pay a dividend to its stockholders of $652,800,000 during fiscal year 2008.

        On June 12, 2007, Holdings announced that it had completed a solicitation of consents from holders of its Discount Notes due 2014, and that it had received consents for $301,933,000 in aggregate principal amount at maturity of the Discount Notes due 2014, representing 99.32% of the outstanding Discount Notes due 2014. In connection with the receipt of consents, Holdings paid an aggregate consent fee of approximately $4,360,000, representing a consent fee of $14.44 for each $1,000 in principal amount at maturity of Discount Notes due 2014 to which consents were delivered. Accordingly, the requisite consents to adopt the proposed amendment (the "Amendment") to the indenture pursuant to which the Discount Notes due 2014 were issued were received, and a supplemental indenture to effect the Amendment was executed by Holdings and the trustee under the indenture. The Amendment revised the restricted payments covenant to permit Holdings to make restricted payments in an aggregate amount of $275,000,000 prior to making an election to pay cash interest on its senior discount notes. The Amendment also contained a covenant by Holdings to make an election on August 15, 2007, the next semi-annual accretion date under the indenture, to pay cash interest on the senior discount notes. As a result, Holdings made its first cash interest payment on the senior discount notes on February 15, 2008. Holdings used cash on hand at AMCE to pay a dividend to Holdings' current stockholder in an aggregate amount of $275,000,000.

        On April 3, 2008, the Company distributed to Holdings $21,830,000, which has been recorded by the Company as a reduction to additional paid-in capital. The distribution included $3,279,000 of advances made by the Company on behalf of Holdings prior to fiscal 2008 and $18,551,000 of cash advances made during fiscal 2008, including payment of interest on the Holdings Discount notes due 2014 of $14,447,700.

        During fiscal 2009, the Company distributed to Holdings $35,989,000, which has been recorded by the Company as a reduction to additional paid-in capital. Holdings and Parent used the available funds to make cash interest payments on the 12% Senior Discount Notes due 2014, repurchase treasury stock and make payments related to the liability classified options, and pay corporate overhead expenses incurred in the ordinary course of business.

        During fiscal 2010, the Company distributed to Holdings $329,981,000 and Holdings distributed $300,881,000 to Parent, which were treated as reductions of additional paid-in capital. Holdings used the available funds to make cash interest payments on the 12% Senior Discount Notes due 2014, to pay corporate overhead expenses incurred in the ordinary course of business and to pay a dividend to Parent. Parent made payments to purchase term loans and reduced the principal balance of its Parent Term Loan Facility from $466,936,000 to $193,290,000 with a portion of the dividend proceeds.

        As discussed in Note 9—Income Taxes, the Company adopted the accounting guidance for uncertainty in income taxes under ASC 740, Income Taxes, on March 30, 2007. The cumulative effect of the change on adoption charged to accumulated deficit was $5,373,000. As discussed in Note 11—Employee Benefit Plans, the Company adopted the amended provisions of ASC 715, Compensation—Retirement Benefits, and recorded an $82,000 loss to fiscal 2009 opening accumulated deficit.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 8—STOCKHOLDER'S EQUITY (Continued)

Common Stock Rights and Privileges

        Parent's Class A-1 voting Common Stock, Class A-2 voting Common Stock, Class N nonvoting Common Stock, Class L-1 voting Common Stock and Class L-2 voting Common Stock entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions with respect to dividends. Additionally, each share of Class A Common Stock, Class L Common Stock and Class N Common Stock shall automatically convert into one share of Residual Common Stock on a one-for-one basis immediately prior to the consummation of an Initial Public Offering.

Stock-Based Compensation

        The Company has no stock-based compensation arrangements of its own, but Parent, has adopted a stock-based compensation plan that permits grants of up to 49,107.44681 options on Parent's stock and has granted options on 4,786.0000, 15,980.45, 600.00000 and 38,876.72873 of its shares to certain employees during the periods ended April 1, 2010, April 2, 2009, March 30, 2006 and March 31, 2005, respectively. As of April 1, 2010, there was $2,166,000 of total estimated unrecognized compensation cost related to nonvested stock-based compensation arrangements under the Holdings plan expected to be recognized over five years.

        Since the employees to whom the options were granted are employed by the Company, the Company is required to reflect the stock-based compensation expense associated with the options within its consolidated statements of operations. The options have a ten year term, the options granted during fiscal 2005 step-vest in equal amounts over five years with the final vesting having occurred on December 23, 2009, the options granted during fiscal 2006 step-vest in equal amounts over three years with final vesting occurring on December 23, 2008, the options granted in fiscal 2009 step-vest in equal amounts over five years with final vesting occurring on March 6, 2014 and the options granted in fiscal 2010 step-vest in equal amounts over five years with final vesting occurring on May 28, 2014, but vesting may accelerate for one participant if there is a change of control (as defined in the plan). One of the holders of options fully vested during fiscal 2007 upon entry into his employment separation and general release agreement on March 20, 2007. The Company has recorded $1,384,000, $2,622,000 and $207,000 of stock-based compensation expense related to these options within general and administrative: other and has recognized an income tax benefit of $0 in its Consolidated Statements of Operations during each of the periods ended April 1, 2010, April 2, 2009 and April 3, 2008, respectively. One of the previous holders of stock options held put rights associated with his options deemed to be within his control whereby he could require Holdings to repurchase his options and, as a result, the expense for these options was remeasured each reporting period as liability based options at the Holdings level and the related compensation expense was included in AMCE's financial statements. However, since the put option that caused liability classification was a put to AMCE's parent Holdings rather than AMCE, AMCE's financial statements reflect an increase to additional paid-in capital related to stock-based compensation of $1,384,000, $2,622,000 and $207,000 during each of the periods ended April 1, 2010, April 2, 2009 and April 3, 2008, respectively. For the option awards classified as liabilities by Holdings, the Company revalued the options at each period end following the grant date using the Black-Scholes model. In valuing this liability, Holdings used a fair value of common stock of $1,000 per share, which was based on a contemporaneous valuation reflecting market conditions as of

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 8—STOCKHOLDER'S EQUITY (Continued)

April 3, 2008. In May 2008, Holdings was notified of the holder's intention to exercise the put option and Holdings made cash payments to settle the accrued liability of $3,911,000 during fiscal 2009. As a result of the exercise of the put right, there was no additional stock compensation expense related to these options in fiscal 2009 and the related options were canceled upon exercise of the put right during fiscal 2009.

        The Company accounts for stock options using the fair value method of accounting and has valued the May 28, 2009 option grants using the Black-Scholes formula which included a valuation prepared by management on behalf of the Compensation Committee of the Board of Directors. This reflected market conditions as of May 28, 2009 which indicated a fair value price per share of the underlying shares of $339.59 per share, a purchase of 2,542 shares by Parent for $323.95 per share from the Company's former Chief Executive Officer pursuant to his Separation and General Release Agreement dated February 23, 2009 and a sale of 385.862 shares by Parent to the Company's current Chief Executive Officer pursuant to his Employment Agreement dated February 23, 2009 for $323.95 per share. See Note 1—The Company and Significant Accounting Policies, Stock-based Compensation for more information regarding Parent's stock option plan.

        On February 23, 2009, the Company entered into a Separation and General Release Agreement with Peter C. Brown (formerly Chairman of the Board, Chief Executive Officer and President of Parent, Holdings and AMCE), whereby all outstanding vested and unvested options were voluntarily forfeited. Stock compensation expense recorded in fiscal 2009 related only to awards that vested prior to February 23, 2009. Because all vested and unvested awards were forfeited, there is no additional compensation cost to recognize in future periods related to his awards.

        A summary of stock option activity under all plans is as follows:

	April 1, 2010		April 2, 2009		April 3, 2008
	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	26,811.1680905	$391.43	36,521.356392	$491.00	39,476.72873	$491.00
Granted(1)	4,786.00000	339.59	15,980.45000	323.95	—	—
Forfeited	—	—	(25,690.6383015)	—	(2,455.372338)
Exercised	—	—	—	—	(500.00000)	—

Outstanding at end of year and expected to vest(1)(2)	31,597.1680905	$383.58	26,811.1680905	$391.43	36,521.356392	$491.00

Exercisable at end of year(3)	14,026.8080901	$452.94	8,784.574472	$491.00	25,681.40958	$491.00

Available for grant at end of year	9,325.7042495		14,111.7042495		12,086.090418

(1)
The weighted average remaining contractual life for outstanding options was 7.6 years, 8.3 years, and 5.1 years for fiscal 2010, 2009 and 2008, respectively.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 8—STOCKHOLDER'S EQUITY (Continued)

(2)
The aggregate estimated intrinsic value for these options was $11,400,000 as of April 1, 2010.

(3)
The aggregate estimated intrinsic value for these options was $4,100,000 as of April 1, 2010.

(4)
During fiscal 2010, 4,786.00000 options were granted on May 28, 2009 at an exercise price of $339.59 based on an estimated fair value of $339.59 of the Common Stock on May 28, 2009 resulting in an intrinsic value for the options on the grant date of $0.

        For options exercised, intrinsic value is calculated as the difference between the market price on the date of exercise (determined using the most recent contemporaneous valuation prior to the exercise) and the exercise price of the options. The total intrinsic value of options exercised was $412,000 during fiscal 2008 and there were no options exercised during fiscal 2009 and 2010. Parent received cash from the exercise of stock options during fiscal 2008 of $500,000 and a related tax deduction of $164,800.

NOTE 9—INCOME TAXES

        Income tax provision reflected in the Consolidated Statements of Operations for the periods in the three years ended April 1, 2010 consists of the following components:

(In thousands)	April 1, 2010	April 2, 2009	April 3, 2008
Current:
Federal	$(2,800)	$—	$1,200
Foreign	—	13,200	6,200
State	500	3,500	3,600

Total current	(2,300)	16,700	11,000

Deferred:
Federal	(66,500)	—	6,000
Foreign	—	(1,900)	2,500
State	—	2,300	(100)

Total deferred	(66,500)	400	8,400

Total provision (benefit)	(68,800)	17,100	19,400
Tax benefit from discontinued operations	—	(11,300)	(6,780)

Total provision (benefit) from continuing operations	$(68,800)	$5,800	$12,620

        AMCE has recorded no alternative minimum taxes as the consolidated tax group for which AMCE is a member expects no alternative minimum tax liability and pursuant to the tax sharing arrangement in place, AMCE has no liability.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 9—INCOME TAXES (Continued)

        Pre-tax income (losses) consisted of the following:

(In thousands)	April 1, 2010	April 2, 2009	April 3, 2008
Domestic	$8,740	$(71,080)	$54,403
Foreign	(7,750)	7,008	8,442

Total	$990	$(64,072)	$62,845

        The difference between the effective tax rate on earnings (loss) from continuing operations before income taxes and the U.S. federal income tax statutory rate is as follows:

(In thousands)	April 1, 2010	April 2, 2009	April 3, 2008
Income tax expense (benefit) at the federal statutory rate	$2,983	$(29,785)	$18,992
Effect of:
Foreign rate differential	—	—	1,990
State income taxes	500	5,800	3,501
Change in ASC 740 (formerly FIN 48) reserve	200	(6,370)	(5,373)
Permanent items	(540)	—	—
Change in ASC 740 (formerly APB 23) assertion	—	401	(6,220)
Valuation allowance	(71,765)	35,565	(607)
Other, net	(178)	189	337

Income tax expense (benefit)	$(68,800)	$5,800	$12,620

Effective income tax rate	(807.1)%	(6.8)%	23.3%

        The fiscal 2008 change in ASC 740 assertion relates to a resolution reached in fiscal 2008 on a pre-filing agreement with a taxing authority which resulted in additional basis which was deducted on the 2007 tax return. The deduction was the result of a 2007 change in ASC 740 assertion. As a result of the additional basis, the Company did not have to utilize certain net operating loss carryforwards.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 9—INCOME TAXES (Continued)

        The significant components of deferred income tax assets and liabilities as of April 1, 2010 and April 2, 2009 are as follows:

	April 1, 2010		April 2, 2009
	Deferred Income Tax		Deferred Income Tax
(In thousands)	Assets	Liabilities	Assets	Liabilities
Property	$—	$(1,948)	$32,130	$—
Investments in joint ventures	—	(57,109)	—	(50,709)
Intangible assets	—	(31,875)	—	(27,579)
Pension postretirement and deferred compensation	19,149	—	17,260	—
Accrued reserves and liabilities	21,588	—	23,653	—
Deferred revenue	113,667	—	116,882	—
Deferred rents	100,561	—	100,343	—
Alternative minimum tax and other credit carryovers	13,058	—	15,144	—
Charitable contributions	1,198	—	—	—
Net operating loss carryforward	189,243	—	92,318	—

Total	$458,464	$(90,932)	$397,730	$(78,288)
Less: Valuation allowance	(263,032)	—	(281,442)	—

Total deferred income taxes(1)	$195,432	$(90,932)	$116,288	$(78,288)

(1)
See Note 6—Supplemental Balance Sheet Information for additional disclosures about net current deferred tax assets and net non-current deferred tax liabilities.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 9—INCOME TAXES (Continued)

        A rollforward of the Company's valuation allowance for deferred tax assets is as follows:

(In thousands)	Balance at Beginning of Period	Additions Charged (Credited) to Revenues, Costs and Expenses	Charged (Credited) to Goodwill		Charged (Credited) to Other Accounts		Deductions and Write-offs		Balance at End of Period
Fiscal Year 2010
Valuation Allowance-deferred income tax assets	$281,442	(71,765)	—		53,355	(2)	—		$263,032
Fiscal Year 2009
Valuation Allowance-deferred income tax assets	$340,367	35,565	(31,515	)(1)	(10,835	)(3)	(52,140	)(5)	$281,442
Fiscal Year 2008
Valuation Allowance-deferred income tax assets	$356,679	(607)	(19,232)		3,527	(4)	—		$340,367

(1)
See Note 4—Goodwill and Other Intangible Assets.

(2)
The fiscal 2010 activity primarily relates to an increase in the valuation allowance of $17,612,000 with a corresponding increase in the related deferred tax asset, to present previously unrecognized state net operating loss carryforwards and their corresponding valuation allowance. Additional activity in fiscal 2010 relates to adjustments of $8,494,000 to increase the valuation allowance, with a corresponding adjustment to accumulated other comprehensive income (loss), for certain changes in foreign currency translation and our pension and postretirement obligations. The remaining activity in fiscal 2010 represents an adjustment to the valuation allowance related to the intercompany tax sharing agreement with Parent and Holdings. Pursuant to such agreement, the separate company losses of Parent and Holdings (primarily related to interest expense) are available to offset taxable income generated by the Company. The corresponding adjustment is an increase to the Company's net operating loss deferred tax asset.

(3)
The fiscal 2009 activity primarily relates to a $27,883,000 reduction in the valuation allowance, with a corresponding reduction in the related deferred tax asset, to present net operating loss carryforwards related to uncertain tax positions on a net basis. Additional activity in fiscal 2009 relates to adjustments of $4,124,000 to decrease the valuation allowance, with a corresponding adjustment to accumulated other comprehensive income (loss), for certain changes in foreign currency translation and our pension and postretirement obligations. The offsetting activity in fiscal 2009 represents an adjustment to the valuation allowance related to the intercompany tax sharing agreement with Parent and Holdings, as described above.

(4)
Fiscal 2008 activity relates to adjustments of $5,639,000 to increase the valuation allowance, with a corresponding adjustment to accumulated other comprehensive income (loss), for certain changes in foreign currency translation and our pension and postretirement obligations. The offsetting

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 9—INCOME TAXES (Continued)

  activity in fiscal 2008 represents an adjustment to the valuation allowance related to the intercompany tax sharing agreement with Parent and Holdings, as described above.

(5)
Elimination of Cinemex deferred tax asset and change in valuation allowance through discontinued operations.

        The Company's federal income tax loss carryforward of $407,318,000 will begin to expire in 2020 and will completely expire in 2030 and will be limited annually due to certain change in ownership provisions of the Internal Revenue Code. The Company also has state income tax loss carryforwards of $846,448,000 which may be used over various periods ranging from 1 to 20 years.

        Parent completed the repurchase of certain term loans under the Parent term Loan Facility in fiscal 2010. Based upon the historical tax sharing arrangement, Parent should utilize the Company's net operating losses in future years. During fiscal 2010, the Company reversed $1,500,000 of its valuation allowance through the income statement in anticipation of future utilization by Parent. As of April 2, 2009, the Company reversed $31,000,000 of its valuation allowance through Goodwill in anticipation of future utilization by Parent.

        During fiscal 2010, management believed it was more likely than not that the Company had the ability to execute a feasible and prudent tax strategy that would provide for the realization of net operating losses that expire through 2022 by converting certain limited partnership units into common stock. Management has reduced its overall valuation allowance by $65,000,000 in fiscal 2010 for the estimated amount of net operating losses that would be realized as a result of this potential action.

        The Company has recorded a valuation allowance against its remaining net deferred tax asset in U.S. and foreign jurisdictions of $263,032,000 as of April 1, 2010.

        Effective March 30, 2007, the Company adopted accounting rules regarding uncertainty in income taxes. Relative to the implementation of this guidance, the Company's financial statements did not include any tax contingencies, after consideration of the partial/full valuation allowance recorded against net deferred tax assets. As a result of the adoption of this guidance, the Company recorded a $5,373,000 increase in current deferred tax assets, a $5,373,000 reduction of goodwill, a $5,373,000 current liability and a $5,373,000 charge to the beginning accumulated deficit that is reported as a cumulative effect adjustment for a change in accounting principle to the opening balance sheet position

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 9—INCOME TAXES (Continued)

of stockholder's accumulated deficit at March 30, 2007. A reconciliation of the change in the amount of unrecognized tax benefits during the year ended April 1, 2010 was as follows:

(In millions)	April 1, 2010	April 2, 2009	April 3, 2008
Balance at Beginning of Period	$28.3	$34.4	$39.8
Gross Increases—Current Period Tax Positions	.7	.7	—
Gross Decreases—Tax Position in Prior Periods	(0.5)	(2.2)	—
Favorable Resolutions with Authorities	—	—	(5.4)
Expired Attributes	—	—	—
Lapse of Statute of Limitations	—	(4.6)	—
Cash Settlements	—	—	—

Balance at End of Period	$28.5	$28.3	$34.4

        As of April 1, 2010, the Company recognized a $7,000,000 liability for uncertain tax positions and a $7,000,000 deferred tax asset for net operating losses on the balance sheet. These uncertain positions were taken in tax years where the Company generated positive taxable income and they were previously netted against deferred tax assets on the balance sheet.

        The Company's effective tax rate would not be significantly impacted by the ultimate resolution of the uncertain tax positions because of the retention of a valuation allowance against most of its net operating loss carryforwards.

        During December 2007, the IRS informed the Company of its acceptance of certain tax conclusions that the Company had taken on a transaction the Company entered into during the fiscal year ended March 29, 2007 that were presented to the IRS in a Request for a Pre-Filing Agreement. As a result of the IRS accepting the Company's tax conclusions, the $5,373,000 reserve established with the adoption of the income tax uncertainty guidance was resolved and the tax benefit was recorded during the fiscal year ended April 3, 2008.

        The Company recognizes income tax-related interest expense and penalties as income tax expense and general and administrative expense, respectively. As of April 3, 2008, the Company did not have any interest or penalties accrued associated with unrecognized tax benefits. The liabilities for interest and penalties increased by $45,000 and $101,000, as of April 2, 2009 and April 1, 2010, respectively.

        There are currently unrecognized tax benefits which the Company anticipates will be resolved in the next 12 months; however, the Company is unable at this time to estimate what the impact on its unrecognized tax benefits will be.

        The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. An IRS examination of the tax years February 28, 2002 through December 31, 2003 of the former Loews Cineplex Entertainment Corporation and subsidiaries was concluded during fiscal 2007. An IRS examination for the tax years ended March 31, 2005 and March 30, 2006 was completed during 2009. Generally, tax years beginning after March 28, 2002 are still open to examination by various taxing authorities. Additionally, the Company has net operating loss ("NOL") carryforwards for tax years ended October 31, 2000 through March 28, 2002 in the U.S.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 9—INCOME TAXES (Continued)

and various state jurisdictions which have carryforwards of varying lengths of time. These NOLs are subject to adjustment based on the statute of limitations of the return in which they are utilized, not the year in which they are generated. Various state, local and foreign income tax returns are also under examination by taxing authorities. The Company does not believe that the outcome of any examination will have a material impact on its financial statements.

NOTE 10—LEASES

        Beginning in fiscal 1998, the Company has completed numerous real estate lease agreements with Entertainment Properties Trust ("EPT") including transactions accounted for as sale and leaseback transactions in accordance with Accounting Standards Codification No. 840, Leases. The leases are triple net leases that require the Company to pay substantially all expenses associated with the operation of the theatres such as taxes and other charges, insurance, utilities, service, maintenance and any ground lease payments. As of April 1, 2010, the Company leased from EPT 42 theatres with 924 screens located in the United States and Canada.

        Following is a schedule, by year, of future minimum rental payments required under existing operating leases that have initial or remaining non-cancelable terms in excess of one year as of April 1, 2010:

(In thousands)	Minimum operating lease payments
2011	$390,558
2012	392,317
2013	380,224
2014	353,535
2015	350,352
Thereafter	2,016,646

Total minimum payments required	$3,883,632

        As of April 1, 2010, the Company has a lease agreement for one theatre with 12 screens which is expected to begin construction in fiscal 2011 and open in fiscal 2012. Included above are equipment leases payable to DCIP.

        Included in other long-term liabilities as of April 1, 2010 and April 2, 2009 is $226,061,000 and $225,957,000, respectively, of deferred rent representing future minimum rental payments for leases with scheduled rent increases and unfavorable lease liabilities.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 10—LEASES (Continued)

        Rent expense is summarized as follows:

(In thousands)	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
Minimum rentals	$391,493	$398,289	$387,449
Common area expenses	41,189	43,409	44,667
Percentage rentals based on revenues	7,982	7,105	7,273

Theatre rent	440,664	448,803	439,389
General and administrative and other	1,427	1,227	1,463

Total	$442,091	$450,030	$440,852

NOTE 11—EMPLOYEE BENEFIT PLANS

        The Company sponsors frozen non-contributory qualified and non-qualified defined benefit pension plans generally covering all employees who, prior to the freeze, were age 21 or older and had completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year ending thereafter, and who were not covered by a collective bargaining agreement. The Company also offers eligible retirees the opportunity to participate in a health plan (medical and dental). Certain employees are eligible for subsidized postretirement medical benefits. The eligibility for these benefits is based upon a participant's age and service as of January 1, 2009. The Company also sponsors a postretirement deferred compensation plan.

        In the fourth quarter of fiscal 2009, the Company recorded a curtailment gain of $1,072,000 as a result of the retirement of its former chief executive officer on February 23, 2009. The curtailment gain relates to the Retirement Enhancement Plan which included only one active unvested participant and one retired vested participant. Because the former chief executive officer had not vested in his eligible benefit, his retirement created a significant elimination of the accrual of deferred benefits for his future services.

        On May 2, 2008, the Company's Board of Directors approved revisions to the Company's Post Retirement Medical and Life Insurance Plan effective January 1, 2009 and on July 3, 2008 the changes were communicated to the plan participants. As a result of these revisions, the Company recorded a negative prior service cost of $5,969,000 through other comprehensive income to be amortized over eleven years based on expected future service of the remaining participants.

        Effective March 29, 2007, the Company adopted the amended guidance for employers' accounting for defined benefit pension and other postretirement plans in ASC 715, Compensation-Retirement Benefits, ("ASC 715"). ASC 715 requires that, effective for fiscal years ending after December 15, 2008 the assumptions used to measure annual pension and retiree medical expense be determined as of the balance sheet date and all plan assets and liabilities be reported as of that date. Accordingly, as of the beginning of fiscal 2009, the Company changed the measurement date for the annual pension and postretirement medical expense and all plan assets and liabilities by applying the transition option under which a 15 month measurement was determined as of January 1, 2008, that covers the period to the Company's year-end balance sheet date. As a result of this change in measurement date, the

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 11—EMPLOYEE BENEFIT PLANS (Continued)

Company recorded an $82,000 loss to fiscal 2009 opening accumulated deficit and a $411,000 unrealized loss to other comprehensive income.

        As a result of the Merger in January 2006, the Company acquired two pension plans in the U.S. and one in Mexico. One of the U.S. plans is a frozen cash balance plan and neither of the U.S. plans has admitted new participants post-merger. On December 29, 2008, the Company sold all of its interests in Cinemex, which includes the Mexico Plan. See Note 2—Discontinued Operations for more information.

        On November 7, 2006, the Company's Board of Directors approved an amendment to freeze the Company's Defined Benefit Retirement Income Plan, Supplemental Executive Retirement Plan and Retirement Enhancement Plan (the "Plans") as of December 31, 2006. On December 20, 2006 the Company amended and restated the Plans to implement the freeze as of December 31, 2006. As a result of the freeze there will be no further benefits accrued after December 31, 2006, but continued vesting for associates with less than five years of vesting service. The Company will continue to fund existing benefit obligations and there will be no new participants in the future. As a result of amending and restating the Plans to implement the freeze, the Company recognized a curtailment gain of $10,983,000 in fiscal 2007 in its consolidated financial statements which was recorded within general and administrative: other. Additionally, the Company terminated the LCE post-retirement plan as of December 31, 2006 and merged this plan into the AMCE post-retirement plan as of January 1, 2007.

        The measurement date used to determine pension and other postretirement benefits is April 1, 2010.

        Net periodic benefit cost for the plans consists of the following:

	Pension Benefits			Other Benefits
(In thousands)	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
Components of net periodic Benefit cost:
Service cost	$180	$369	$443	$210	$402	$846
Interest cost	4,403	4,468	4,440	1,296	1,111	1,555
Expected return on plan assets	(2,990)	(5,098)	(4,691)	—	—	—
Amortization of prior service credit	—	—	—	(543)	(407)	—
Amortization of net transition obligation	—	28	39	—	—	—
Amortization of net (gain) loss	134	(1,622)	(1,115)	(278)	(69)	—
Settlement	—	—	(56)	—	—	—
Curtailment	—	(1,072)	—	—	—	—

Net periodic benefit cost	$1,727	$(2,927)	$(940)	$685	$1,037	$2,401

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 11—EMPLOYEE BENEFIT PLANS (Continued)

        The following table summarizes the changes in other comprehensive income:

	Pension Benefits		Other Benefits
(In thousands)	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009
Net (gain) loss	$4,224	$16,086	$7,315	$(3,604)
Net prior service credit	—	—	(3,727)	(5,969)
Amortization of net gain (loss)	(134)	1,622	543	69
Amortization of prior service credit	—	—	278	407
Amortization of net transition obligation	—	(28)	—	—
Impact of changing measurement date	—	411	—	—
Disposition of Cinemex	—	(877)	—	—

Total recognized in other comprehensive income	$4,090	$17,214	$4,409	$(9,097)

Net periodic benefit cost	1,727	(2,927)	685	1,037

Total recognized in net periodic benefit cost and other comprehensive income	$5,817	$14,287	$5,094	$(8,060)

        The following tables set forth the plan's change in benefit obligations and plan assets and the accrued liability for benefit costs included in the consolidated balance sheets:

	Pension Benefits		Other Benefits
(In thousands)	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009
Change in benefit obligation:
Benefit obligation at beginning of period	$60,690	$73,330	$18,101	$26,830
Service cost	180	414	210	632
Interest cost	4,403	5,604	1,296	1,727
Plan participant's contributions	—	—	417	447
Actuarial (gain) loss	13,694	(12,017)	7,315	(3,604)
Plan amendment	—	—	(3,727)	(5,969)
Benefits paid	(2,526)	(4,638)	(1,628)	(1,962)
Disposition of Cinemex	—	(1,468)	—	—
Currency translation adjustment	—	(535)	—	—

Benefit obligation at end of period	$76,441	$60,690	$21,984	$18,101

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 11—EMPLOYEE BENEFIT PLANS (Continued)

	Pension Benefits		Other Benefits
(In thousands)	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009
Change in plan assets:
Fair value of plan assets at beginning of period	$39,600	$62,114	$—	$—
Actual return on plan assets gain (loss)	12,461	(20,623)	—	—
Employer contribution	4,922	2,747	1,211	1,515
Plan participant's contributions	—	—	417	447
Benefits paid	(2,526)	(4,638)	(1,628)	(1,962)

Fair value of plan assets at end of period	$54,457	$39,600	$—	$—

Net liability for benefit cost:
Funded status	$(21,984)	$(21,090)	$(21,984)	$(18,101)

	Pension Benefits		Other Benefits
(In thousands)	April 1, 2010	April 2, 2009	April 1, 2010	April 2, 2009
Amounts recognized in the Balance Sheet:
Accrued expenses and other liabilities	$(192)	$(249)	$(1,231)	$(1,300)
Other long-term liabilities	(21,792)	(20,841)	(20,753)	(16,801)

Net liability recognized	$(21,984)	$(21,090)	$(21,984)	$(18,101)

Aggregate accumulated benefit obligation	$(76,441)	$(60,690)	$(21,984)	$(18,101)

        The following table summarizes pension plans with accumulated benefit obligations and projected benefit obligations in excess of plan assets:

	Pension Benefits
(In thousands)	April 1, 2010	April 2, 2009
Aggregated accumulated benefit obligation	$(75,997)	$(60,690)
Aggregated projected benefit obligation	(75,997)	(60,690)
Aggregated fair value of plan assets	53,977	39,600

        Amounts recognized in accumulated other comprehensive income consist of the following:

	Pension Benefits		Other Benefits
(In thousands)	April 1, 2010	April 2, 2009	April 1, 2010	April 2, 2009
Net actuarial (gain) loss	$5,393	$1,303	$1,607	$(5,986)
Prior service credit	—	—	(8,746)	(5,562)

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 11—EMPLOYEE BENEFIT PLANS (Continued)

        Amounts in accumulated other comprehensive income (loss) expected to be recognized in components of net periodic pension cost in fiscal 2011 are as follows:

(In thousands)	Pension Benefits	Other Benefits
Net actuarial loss	$174	$—
Prior service credit	—	(865)

Total	$174	$(865)

Actuarial Assumptions

        The weighted-average assumptions used to determine benefit obligations are as follows:

	Pension Benefits		Other Benefits
	April 1, 2010	April 2, 2009	April 1, 2010	April 2, 2009
Discount rate	6.16%	7.43%	5.97%	7.42%
Rate of compensation increase	N/A	N/A	N/A	5.00%

        The weighted-average assumptions used to determine net periodic benefit cost are as follows:

	Pension Benefits			Other Benefits
	52 Weeks ended April 1, 2010	52 Weeks ended April 2, 2009	53 Weeks ended April 3, 2008	52 Weeks ended April 1, 2010	52 Weeks ended April 2, 2009	53 Weeks ended April 3, 2008
Discount rate	7.43%	6.25%	5.71%	7.42%	6.25%	5.75%
Expected long-term return on plan assets	8.00%	8.25%	8.25%	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A	5.00%	5.00%

        In developing the expected long-term rate of return on plan assets at each measurement date, the Company considers the plan assets' historical returns, asset allocations, and the anticipated future economic environment and long-term performance of the asset classes. While appropriate consideration is given to recent and historical investment performance, the assumption represents management's best estimate of the long-term prospective return.

        For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed for 2010 was 8.0% for medical and 4.0% for dental and vision. The rates were assumed to decrease gradually to 5.0% for medical in 2017 and remain at 4.0% for dental. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of April 1, 2010 by $2,204,000 and the aggregate of the service and interest cost components of postretirement expense for fiscal 2010 by $147,000. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement obligation for fiscal 2010 by $1,879,000 and the aggregate service and interest cost components of postretirement expense for fiscal 2010 by $125,000. The Company's retiree health plan provides a benefit to its retirees that is at least actuarially equivalent to

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 11—EMPLOYEE BENEFIT PLANS (Continued)

the benefit provided by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("Medicare Part D").

Cash Flows

        The Company expects to contribute $2,559,000 to the pension plans during fiscal 2011.

        The following table provides the benefits expected to be paid (inclusive of benefits attributable to estimated future employee service) in each of the next five fiscal years, and in the aggregate for the five fiscal years thereafter:

(In thousands)	Pension Benefits	Other Benefits Net of Medicare Part D Adjustments	Medicare Part D Adjustments
2011	$2,778	$1,231	$77
2012	2,055	1,275	86
2013	2,272	1,298	95
2014	2,938	1,342	105
2015	2,454	1,360	116
Years 2016 - 2019	20,561	7,270	722

Pension Plan Assets

        For its defined benefit pension plan investments, the Company employs a long-term risk-controlled approach using diversified investment options with minimal exposure to volatile investment options like derivatives. The Company uses a diversified allocation of equity, debt, and real estate exposures that are customized to the Plan's cash flow benefit needs. The target allocations for plan assets are 45 percent equity securities, 30 percent debt or fixed securities and 25 percent real estate and other.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 11—EMPLOYEE BENEFIT PLANS (Continued)

        The fair value of the pension plan assets at April 1, 2010, by asset class are as follows:

		Fair Value Measurements at April 1, 2010 Using
(In thousands)	Total Carrying Value at April 1, 2010	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash and cash equivalents	$544	$544	$—	$—
U.S. Treasury Securities	2,464	2,464	—	—
Equity securities:
U.S. companies	21,734	3,595	18,139	—
International companies	8,686	8,686	—	—
Bond market fund	8,403	8,403	—	—
Collective trust fund	5,132	5,132	—	—
Commodities broad basket fund	1,443	1,443	—	—
High yield bond fund	2,387	—	2,387	—
Inflation-protected bond fund	788	—	788	—
Intermediate-term bond fund	1,057	—	1,057	—
Real estate(1)	1,819	—	—	1,819

Total assets at fair value	$54,457	$30,267	$22,371	$1,819

(1)
This class invests mainly in commercial real estate and includes mortgage loans which are backed by the associated properties. These underlying real estate investments have unobservable Level 3 pricing inputs. The fair values have been estimated based on independent appraisals or cash flow projections.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
(In thousands)	Real Estate
Balance at April 2, 2009	$2,283
Purchases, sales, issuances, and settlements, net	36
Unrealized (losses)/gains, net, relating to instruments still held at end of year	(500)

Balance at April 1, 2010	$1,819

Defined Contribution Plan

        The Company sponsors a voluntary 401(k) savings plan covering employees age 21 or older who have completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year thereafter, and who are not covered by a collective bargaining agreement. Effective for fiscal year 2010, in the Company's 401(k) Savings Plan the Company matched 50% of each eligible employee's elective contributions up to 6% of the employee's eligible compensation. Previously, the Company matched 100% of elective contributions up to 5% of employee compensation. The Company's expense under the 401(k) savings plan was $1,654,000, $2,374,000, and $2,476,000 for the periods ended April 1, 2010, April 2, 2009 and April 3, 2008, respectively.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 11—EMPLOYEE BENEFIT PLANS (Continued)

Union-Sponsored Plans

        Certain theatre employees are covered by union-sponsored pension and health and welfare plans. Company contributions into these plans are determined in accordance with provisions of negotiated labor contracts. Contributions aggregated $501,000, $559,000, and $1,004,000, for the periods ended April 1, 2010, April 2, 2009 and April 3, 2008, respectively. On November 7, 2008, the Company received notice of a written demand for payment of a partial withdrawal liability assessment from a collectively bargained multiemployer pension plan that covers certain of its unionized theatre employees. Based on a payment schedule that the Company received from this plan in December 2008, the Company began making quarterly payments on January 1, 2009 related to the $5,279,000 in partial withdrawal liability. In the second quarter of fiscal 2010, the Company made a complete withdrawal from the plan which triggered an additional liability of $1,422,000 which was assessed by the plan on April 19, 2010. However, the Company also estimates that approximately $2,839,000 of the total liability was discharged in bankruptcy by companies it acquired. As of April 1, 2010, the Company has recorded a liability related to this matter in the amount of $4,016,000 and has made contributions of approximately $2,905,000. The final withdrawal liability amount may be adjusted based on a legal review of the plan's assessment, the Company's records and ensuing discussions with the plan's trustees. The Company estimates its potential complete withdrawal liability from its other multiemployer pension plans is approximately $3,000,000 to $3,500,000.

NOTE 12—COMMITMENTS AND CONTINGENCIES

        The Company, in the normal course of business, is party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

        United States of America v. AMC Entertainment Inc. and American Multi-Cinema, Inc. (No. 99 01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department of Justice (the "Department") filed suit alleging that AMCE's stadium style theatres violated the ADA and related regulations. The Department alleged that AMCE had failed to provide persons in wheelchairs seating arrangements with lines-of-sight comparable to the general public. The Department alleged various non-line-of-sight violations as well. The Department sought declaratory and injunctive relief regarding existing and future theatres with stadium-style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000.

        As to line-of-sight matters, the trial court entered summary judgment in favor of the Justice Department as to both liability and as to the appropriate remedy. On December 5, 2008, the Ninth Circuit Court of Appeals reversed the trial court as to the appropriate remedy and remanded the case back to the trial court for findings consistent with its decision. AMCE and the Department are negotiating the extent of betterments related to the remaining remedies required for line-of-sight violations consistent with the Ninth Circuit's decision. The improvements will likely be made over a five-year term. Absent settlement, the case will be tried in February 2011. AMCE has recorded a liability of approximately $349,000 for estimated fines related to this matter.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 12—COMMITMENTS AND CONTINGENCIES (Continued)

        As to the non-line-of-sight aspects of the case, on January 21, 2003, the trial court entered summary judgment in favor of the Department on matters such as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. On December 5, 2003, the trial court entered a consent order and final judgment on non-line-of-sight issues under which AMCE agreed to remedy certain violations at its stadium-style theatres and at certain theatres it may open in the future. Currently AMCE estimates that these betterments will be required at approximately 140 stadium-style theatres. AMCE estimates that the total cost of these betterments will be approximately $54,000,000, and through April 1, 2010 AMCE has incurred approximately $33,355,000 of these costs. The estimate is based on actual costs incurred on remediation work completed to date. The actual costs of betterments may vary based on the results of surveys of the remaining theatres.

        Michael Bateman v. American Multi-Cinema, Inc.    (No. CV07-00171). In January 2007, a class action complaint was filed against the Company in the Central District of the United States District Court of California (the "District Court") alleging violations of the Fair and Accurate Credit Transactions Act ("FACTA"). FACTA provides in part that neither expiration dates nor more than the last five numbers of a credit or debit card may be printed on receipts given to customers. FACTA imposes significant penalties upon violators where the violation is deemed to have been willful. Otherwise damages are limited to actual losses incurred by the card holder. On October 24, 2008, the District Court denied plaintiff's renewed motion for class certification. Plaintiff has appealed this decision and the case is stayed pending this appeal. The Company is currently unable to estimate a possible loss or range of loss related to this matter.

        On May 14, 2009, Harout Jarchafjian filed a similar lawsuit alleging that the Company willfully violated FACTA and seeking statutory damages, but without alleging any actual injury (Jarchafjian v. American Multi-Cinema, Inc. (C.D. Cal. Case No. CV09-03434). The Jarchafjian case has been deemed related to the Bateman case and is stayed pending a Ninth Circuit decision in the Bateman case. The Company believes the plaintiff's allegations in both these cases, particularly those asserting AMC's willfulness, are without merit. The Company is currently unable to estimate a possible loss or range of loss related to this matter.

        In addition to the cases noted above, the Company is also currently a party to various ordinary course claims from vendors (including concession suppliers, software technology vendors, and motion picture distributors), landlords and suppliers and other legal proceedings. If management believes that a loss arising from these actions is probable and can reasonably be estimated, the Company records the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and no point is more probable than another. As additional information becomes available, any potential liability related to these actions is assessed and the estimates are revised, if necessary. Except as described above, management believes that the ultimate outcome of such other matters, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or overall trends in results of operations. However, litigation and claims are subject to inherent uncertainties and unfavorable outcomes could occur. An unfavorable outcome could include monetary damages. If an unfavorable outcome were to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the outcome occurs or in future periods.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 12—COMMITMENTS AND CONTINGENCIES (Continued)

        Kerasotes Acquisition.    On December 9, 2009, the Company entered into a definitve agreement with Kerasotes ShowPlace Theatres,  LLC ("Kerasotes") pursuant to which the Company will acquire substantially all of the assets of Kerasotes. Kerasotes operated 95 theatres and 972 screens in mid-sized, suburban and metropolitan markets, primarily in the Midwest. On May 24, 2010, the Company completed the acquisition. The purchase price for the Kerasotes theatres paid in cash at closing was $275,000,000 and is subject to working capital and other purchase price adjustments as described in the Unit Purchase Agreement. In connection with the consummation of the acquisition, the Company sold one of its theatres for a gain on sale of approximately $10,000,000.

NOTE 13—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS

        The Company has provided reserves for estimated losses from theatres which have been closed. As of April 1, 2010, the Company has reserved $6,694,000 for lease terminations which have either not been consummated or paid, related primarily to two theatres and vacant restaurant space. In connection with the Loews Merger, the Company accrued $4,845,000 for future lease obligations at facilities that had been closed or were duplicate facilities that were planned to be closed following the Merger. The accrual was primarily related to the New York City home office lease, which has been fully paid in fiscal 2008. The Company is obligated under long-term lease commitments with remaining terms of up to 18 years for theatres which have been closed. As of April 1, 2010, base rents aggregated approximately $831,000 annually and $8,451,000 over the remaining terms of the leases.

        A rollforward of reserves for theatre and other closure is as follows:

	Fifty-two Week Period			Fifty-two Week Period			Fifty-three Week Period
	April 1, 2010			April 2, 2009			April 3, 2008
(In thousands)	Theatre and Other	Merger Exit Costs	Total	Theatre and Other	Merger Exit Costs	Total	Theatre and Other	Merger Exit Costs	Total
Beginning balance	$7,386	$—	$7,386	$10,844	$—	$10,844	$17,621	$1,274	$18,895
Theatre and other closure (income) expense	2,573	—	2,573	(2,262)	—	(2,262)	(20,677)	(293)	(20,970)
Transfer of property tax liability	715	—	715	63	—	63	424	—	424
Transfer of deferred rent and capital lease obligations	2,112	—	2,112	2,828	—	2,828	10,514	—	10,514
Cash (payments) receipts, net	(6,092)	—	(6,092)	(4,087)	—	(4,087)	2,962	(981)	1,981

Ending balance	$6,694	$—	$6,694	$7,386	$—	$7,386	$10,844	$—	$10,844

        During the fifty-two weeks ended April 1, 2010, the Company recognized $2,573,000 of theatre and other closure expense due primarily to closure of one theatre and accretion of the closure liability related to theatres closed during prior periods. During the fifty-two weeks ended April 2, 2009, the Company recognized $2,262,000 of theatre and other closure income due primarily to lease terminations negotiated on favorable terms for two theatres that were closed during this period. The Company did not receive cash payments in connection with the lease terminations, but recognized income from the write-off of the unamortized deferred rent liability. During the fifty-three weeks ended April 3, 2008, the Company recognized $20,970,000 of theatre and other closure income due primarily to lease terminations negotiated on favorable terms at seven of its theatres that were either closed or

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 13—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS (Continued)

the lease terms were settled favorably during this period. The Company received net cash payments of $10,159,000 in connection with these seven lease terminations.

        Theatre and other closure reserves for leases that have not been terminated are recorded at the present value of the future contractual commitments for the base rents, taxes and maintenance. As of April 1, 2010, the future lease obligations are discounted at annual rates ranging from 7.55% to 8.54%.

NOTE 14—FAIR VALUE MEASUREMENTS

        Fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the entity transacts. The inputs used to develop these fair value measurements are established in a hierarchy, which ranks the quality and reliability of the information used to determine the fair values. The fair value classification is based on levels of inputs. Assets and liabilities that are carried at fair value are classified and disclosed in one of the following categories:

Level 1:	Quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market based inputs or unobservable inputs that are corroborated by market data.
Level 3:	Unobservable inputs that are not corroborated by market data.

        The following table summarizes the fair value hierarchy of the Company's financial assets and liabilities carried at fair value on a recurring basis as of April 1, 2010:

		Fair Value Measurements at April 1, 2010 Using
(In thousands)	Total Carrying Value at April 1, 2010	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Money Market Mutual Funds	$20,223	$20,223	$—	$—
Equity securities, available-for-sale:
Mutual Fund International	2,586	2,586	—	—
Mutual Fund Large U.S. Equity	111	111	—	—
Mutual Fund Small/Mid U.S. Equity	187	187	—	—
Mutual Fund Other Equity	19	19	—	—
Mutual Fund Fixed Income	283	283	—	—

Total assets at fair value	$23,409	$23,409	$—	$—

Liabilities:	—	—	—	—

Total liabilities at fair value	$—	$—	$—	$—

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 14—FAIR VALUE MEASUREMENTS (Continued)

        The following table summarizes the fair value hierarchy of the Company's financial assets and liabilities carried at fair value on a recurring basis as of April 2, 2009:

		Fair Value Measurements at April 2, 2009 Using
(In thousands)	Total Carrying Value at April 2, 2009	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Money Market Mutual Funds	$376,130	$376,130	$—	$—
Equity securities, available-for-sale:
Mutual Fund International	2,214	2,214	—	—
Mutual Fund Large U.S. Equity	164	164	—	—
Mutual Fund Small/Mid U.S. Equity	181	181	—	—
Mutual Fund Other Equity	12	12	—	—
Mutual Fund Fixed Income	291	291	—	—

Total assets at fair value	$378,992	$378,992	$—	$—

Liabilities:
Interest rate swap agreement	552	—	552	—

Total liabilities at fair value	$552	$—	$552	$—

        Valuation Techniques.    The Company's cash and cash equivalents are primarily money market mutual funds invested in funds that seek to preserve principal, are highly liquid, and therefore are recorded on the balance sheet at the principal amounts deposited, which equals fair value. The equity securities primarily consist of mutual funds invested in equity, fixed income, and international funds. The equity securities are measured at fair value using quoted market prices and are classified within Level 1 of the valuation hierarchy. The amortized cost basis of the equity securities held as of April 1, 2010 is $2,765,000.

        The Company is required to disclose the fair value of financial instruments that are not recognized in the statement of financial position, for which it is practicable to estimate that value. At April 1, 2010, the carrying amount of the Company's liabilities for corporate borrowings was approximately $1,832,854,000 and the fair value was approximately $1,891,002,000. At April 2, 2009, the carrying amount of the corporate borrowings was approximately $1,687,941,000 and the fair value was approximately $1,529,319,000. Quoted market prices were used to value publicly held corporate borrowings. The carrying value of cash and equivalents approximates fair value because of the short duration of those instruments.

        The following table summarizes the fair value hierarchy of the Company's assets that were measured at fair value on a nonrecurring basis:

		Fair Value Measurements at April 1, 2010 Using
(In thousands)	Total Carrying Value at April 1, 2010	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Losses
Long-lived assets held and used	$10,335	$—	$—	$10,335	$3,765

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 14—FAIR VALUE MEASUREMENTS (Continued)

        In accordance with the provisions of the impairment of long-lived assets subsections of FASB Codification Subtopic 360-10, long-lived assets held and used were written down to their fair value of $10,335,000, resulting in an impairment charge of $3,765,000, which was included in earnings for the fifty-two weeks ending April 1, 2010.

        The fair value of assets is determined as either the expected selling price less selling costs (where appropriate) or the present value of the estimated future cash flows. The fair value of furniture, fixtures and equipment has been determined using similar asset sales and in some instances with the assistance of third party valuation studies. The discount rate used in determining the present value of the estimated future cash flows was based on management's expected return on assets during fiscal 2010.

NOTE 15—OPERATING SEGMENT

        The Company reports information about operating segments in accordance with ASC 280-10, Segment Reporting, which requires financial information to be reported based on the way management organizes segments within a company for making operating decisions and evaluating performance. The Company has identified one reportable segment for its theatrical exhibition operations. Prior to fiscal 2009, the Company had three operating segments which consisted of United States and Canada Theatrical Exhibition, International Theatrical Exhibition, and Other. The reduction in the number of operating segments was a result of the disposition of Cinemex in December 2008. Cinemex was previously reported in the International Theatrical Exhibition operating segment and accounted for a substantial majority of that segment. In addition, in the second quarter of fiscal 2009, the Company consolidated the Other operating segment with the United States and Canada Theatrical Exhibition operating segment due to a previous contribution of advertising net assets to NCM. During fiscal 2009, the United States and Canada Theatrical Exhibition operating segment was renamed the Theatrical Exhibition operating segment.

        Information about the Company's revenues and assets by geographic area is as follows:

Revenues (In thousands)	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
United States	$2,328,069	$2,184,686	$2,254,399
Canada	70,260	61,830	56,581
France	5,979	5,015	6,100
United Kingdom	13,431	13,956	15,964

Total revenues	$2,417,739	$2,265,487	$2,333,044

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 15—OPERATING SEGMENT (Continued)

Long-term assets, net (In thousands)	April 1, 2010	April 2, 2009
United States	$3,055,448	$3,076,647
Canada	2,891	3,209
France	70	724
United Kingdom	568	307

Total long-term assets(1)	$3,058,977	$3,080,887

(1)
Long-term assets are comprised of property, intangible assets, goodwill and other long-term assets.

NOTE 16—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10, Financial statements of guarantors and issuers of guaranteed securities registered or being registered. Each of the subsidiary guarantors are 100% owned by AMCE. The subsidiary guarantees of AMCE's Notes due 2014, Notes due 2016, and Notes due 2019 are full and unconditional and joint and several. There are significant restrictions on the Company's ability to obtain funds from any of its subsidiaries through dividends, loans or advances. The Company and its subsidiary guarantor's investments in its consolidated subsidiaries are presented under the equity method of accounting.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 16—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-two weeks ended April 1, 2010:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$1,698,522	$13,331	$—	$1,711,853
Concessions	—	641,845	4,871	—	646,716
Other theatre	—	57,962	1,208	—	59,170

Total revenues	—	2,398,329	19,410	—	2,417,739
Operating Costs and Expenses
Film exhibition costs	—	922,825	5,807	—	928,632
Concession costs	—	71,883	971	—	72,854
Operating expense	—	603,740	7,034	—	610,774
Rent	—	433,108	7,556	—	440,664
General and administrative:
Merger, acquisition and transaction costs	—	2,280	—	—	2,280
Management fee	—	5,000	—	—	5,000
Other	—	57,755	103	—	57,858
Depreciation and amortization	—	187,720	622	—	188,342
Impairment of long-lived assets	—	3,765	—	—	3,765

Operating costs and expenses	—	2,288,076	22,093	—	2,310,169

Operating income (loss)	—	110,253	(2,683)	—	107,570
Other expense (income)
Equity in earnings (loss) of consolidated subsidiaries	(28,844)	6,799	—	22,045	—
Other income	—	(2,559)	—	—	(2,559)
Interest expense
Corporate borrowings	126,085	159,923	—	(159,550)	126,458
Capital and financing lease obligations	—	5,652	—	—	5,652
Equity in non-consolidated entities	(1,517)	(32,915)	4,132	—	(30,300)
Investment (income)	(137,914)	(21,825)	(16)	159,550	(205)

Total other expense (income)	(42,190)	115,075	4,116	22,045	99,046

Earnings (loss) from continuing operations before income taxes	42,190	(4,822)	(6,799)	(22,045)	8,524
Income tax (benefit)	(27,600)	(41,200)	—	—	(68,800)

Earnings (loss) from continuing operations	69,790	36,378	(6,799)	(22,045)	77,324
Loss from discontinued operations, net of income taxes	—	(7,534)	—	—	(7,534)

Net earnings (loss)	$69,790	$28,844	$(6,799)	$(22,045)	$69,790

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 16—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-two weeks ended April 2, 2009:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$1,567,717	$12,611	$—	$1,580,328
Concessions	—	621,228	5,023	—	626,251
Other theatre	—	57,572	1,336	—	58,908

Total revenues	—	2,246,517	18,970	—	2,265,487
Operating Costs and Expenses
Film exhibition costs	—	836,877	5,779	—	842,656
Concession costs	—	66,650	1,129	—	67,779
Operating expense	—	569,642	6,380	—	576,022
Rent	—	440,823	7,980	—	448,803
General and administrative:
Merger, acquisition and transaction costs	—	650	—	—	650
Management fee	—	5,000	—	—	5,000
Other	—	53,496	132	—	53,628
Depreciation and amortization	—	201,095	318	—	201,413
Impairment of long-lived assets	—	73,547	—	—	73,547

Operating costs and expenses	—	2,247,780	21,718	—	2,269,498

Operating income (loss)	—	(1,263)	(2,748)	—	(4,011)
Other expense (income)
Equity in earnings (loss) of consolidated subsidiaries	95,497	2,079	—	(97,576)	—
Other income	—	(14,139)	—	—	(14,139)
Interest expense
Corporate borrowings	115,881	151,966	—	(152,090)	115,757
Capital and financing lease obligations	—	5,990	—	—	5,990
Equity in (earnings) loss of non-consolidated entities	(1,280)	(27,024)	3,481	—	(24,823)
Investment (income)	(129,512)	(23,838)	(436)	152,090	(1,696)

Total other expense (income)	80,586	95,034	3,045	(97,576)	81,089

Earnings (loss) from continuing operations before income taxes	(80,586)	(96,297)	(5,793)	97,576	(85,100)
Income tax provision	2,300	3,500	—	—	5,800

Earnings (loss) from continuing operations	(82,886)	(99,797)	(5,793)	97,576	(90,900)
Earnings from discontinued operations, net of income taxes	1,714	4,300	3,714	—	9,728

Net earnings (loss)	$(81,172)	$(95,497)	$(2,079)	$97,576	$(81,172)

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 16—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-three weeks ended April 3, 2008:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$1,584,350	$31,256	$—	$1,615,606
Concessions	—	634,827	13,503	—	648,330
Other theatre	—	66,731	2,377	—	69,108

Total revenues	—	2,285,908	47,136	—	2,333,044
Operating Costs and Expenses
Film exhibition costs	—	844,708	15,533	—	860,241
Concession costs	—	67,451	2,146	—	69,597
Operating expense	—	560,928	11,812	—	572,740
Rent	—	424,086	15,303	—	439,389
General and administrative:
Merger, acquisition and transaction costs	183	3,488	68	—	3,739
Management fee	—	5,000	—	—	5,000
Other	159	38,720	223	—	39,102
Depreciation and amortization	—	219,602	2,509	—	222,111
Impairment of long-lived assets	—	8,933	—	—	8,933

Operating costs and expenses	342	2,172,916	47,594	—	2,220,852

Operating income (loss)	(342)	112,992	(458)	—	112,192
Other expense (income)
Equity in earnings (loss) of consolidated subsidiaries	(32,847)	(18,730)	—	51,577	—
Other income	—	(12,932)	—	—	(12,932)
Interest expense
Corporate borrowings	132,189	172,859	1	(173,892)	131,157
Capital and financing lease obligations	—	5,776	729	—	6,505
Equity in (earnings) loss of non-consolidated entities	(1,082)	(25,035)	(16,902)	—	(43,019)
Investment (income)	(149,147)	(46,693)	(1,834)	173,892	(23,782)

Total other expense (income)	(50,887)	75,245	(18,006)	51,577	57,929

Earnings (loss) from continuing operations before income taxes	50,545	37,747	17,548	(51,577)	54,263
Income tax provision	7,100	4,900	620	—	12,620

Earnings (loss) from continuing operations	43,445	32,847	16,928	(51,577)	41,643
Earnings from discontinued operations, net of income taxes	—	—	1,802	—	1,802

Net earnings (loss)	$43,445	$32,847	$18,730	$(51,577)	$43,445

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 16—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

April 1, 2010:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Assets
Current assets:
Cash and equivalents	$—	$455,242	$40,101	$—	$495,343
Receivables, net	13	24,448	1,084	—	25,545
Other current assets	—	71,467	1,845	—	73,312

Total current assets	13	551,157	43,030	—	594,200
Investment in equity of subsidiaries	(161,239)	106,304	—	54,935	—
Property, net	—	862,651	881	—	863,532
Intangible assets, net	—	148,432	—	—	148,432
Intercompany advances	2,743,747	(2,825,700)	81,953	—	—
Goodwill	—	1,814,738	—	—	1,814,738
Other long-term assets	33,367	189,428	9,480	—	232,275

Total assets	$2,615,888	$847,010	$135,344	$54,935	$3,653,177

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$—	$174,251	$891	$—	$175,142
Accrued expenses and other liabilities	22,475	116,839	267	—	139,581
Deferred revenues and income	—	125,376	466	—	125,842
Current maturities of corporate borrowings and capital and financing lease obligations	6,500	3,963	—	—	10,463

Total current liabilities	28,975	420,429	1,624	—	451,028
Corporate borrowings	1,826,354	—	—	—	1,826,354
Capital and financing lease obligations	—	53,323	—	—	53,323
Deferred revenues for exhibitor services agreement	—	252,322	—	—	252,322
Other long-term liabilities	—	282,175	27,416	—	309,591

Total liabilities	1,855,329	1,008,249	29,040	—	2,892,618
Stockholder's equity (deficit)	760,559	(161,239)	106,304	54,935	760,559

Total liabilities and stockholder's equity	$2,615,888	$847,010	$135,344	$54,935	$3,653,177

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 16—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

April 2, 2009:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Assets
Current assets:
Cash and equivalents	$—	$488,800	$45,209	$—	$534,009
Receivables, net	1,165	27,864	753	—	29,782
Other current assets	—	79,113	1,806	—	80,919

Total current assets	1,165	595,777	47,768	—	644,710
Investment in equity of subsidiaries	(183,134)	113,351	—	69,783	—
Property, net	—	963,386	1,282	—	964,668
Intangible assets, net	—	162,366	—	—	162,366
Intercompany advances	2,894,898	(2,980,250)	85,352	—	—
Goodwill	—	1,814,738	—	—	1,814,738
Other long-term assets	24,031	105,598	9,486	—	139,115

Total assets	$2,736,960	$774,966	$143,888	$69,783	$3,725,597

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$—	$152,697	$2,856	$—	$155,553
Accrued expenses and other liabilities	8,864	89,259	175	—	98,298
Deferred revenues and income	—	121,198	430	—	121,628
Current maturities of corporate borrowings and capital and financing lease obligations	6,500	3,423	—	—	9,923

Total current liabilities	15,364	366,577	3,461	—	385,402
Corporate borrowings	1,681,441	—	—	—	1,681,441
Capital and financing lease obligations	—	57,286	—	—	57,286
Deferred revenues for exhibitor services agreement	—	253,164	—	—	253,164
Other long-term liabilities	552	281,073	27,076	—	308,701

Total liabilities	1,697,357	958,100	30,537	—	2,685,994
Stockholder's equity (deficit)	1,039,603	(183,134)	113,351	69,783	1,039,603

Total liabilities and stockholder's equity	$2,736,960	$774,966	$143,888	$69,783	$3,725,597

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 16—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-two weeks ended April 1, 2010:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Cash flows from operating activities:
Net cash provided by operating activities	$36,859	$222,266	$(1,110)	$—	$258,015

Cash flows from investing activities:
Capital expenditures	—	(96,826)	(185)	—	(97,011)
Purchase of digital projection equipment for sale/leaseback	—	(6,784)	—	—	(6,784)
Proceeds from sale/leaseback of digital projection equipment	—	6,570	—	—	6,570
Proceeds from disposition of Cinemex	—	4,315	—	—	4,315
LCE screen integration	—	(81)	—	—	(81)
Other, net	—	2,654	(6,000)	—	(3,346)

Net cash provided by investing activities	—	(90,152)	(6,185)	—	(96,337)

Cash flows from financing activities:
Proceeds from issuance of Senior Notes due 2019	585,492	—	—	—	585,492
Repayment of Sr. Notes due 2012	(250,000)	—	—	—	(250,000)
Principal payments on Term Loan B	(6,500)	—	—	—	(6,500)
Principal payments under capital and financing lease obligations	—	(3,423)	—	—	(3,423)
Deferred financing costs	(16,434)	—	—	—	(16,434)
Change in construction payables	—	6,714	—	—	6,714
Repayment under revolving credit facility	(185,000)	—	—	—	(185,000)
Dividends paid to Marquee Holdings Inc.	(329,981)	—	—	—	(329,981)
Change in intercompany advances	165,564	(168,963)	3,399	—	—

Net cash provided by (used in) financing activities	(36,859)	(165,672)	3,399	—	(199,132)

Effect of exchange rate changes on cash and equivalents	—	—	(1,212)	—	(1,212)

Net increase (decrease) in cash and equivalents	—	(33,558)	(5,108)	—	(38,666)
Cash and equivalents at beginning of period	—	488,800	45,209	—	534,009

Cash and equivalents at end of period	$—	$455,242	$40,101	$—	$495,343

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 16—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-two weeks ended April 2, 2009:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Cash flows from operating activities:
Net cash provided by operating activities	$15,401	$173,229	$12,071	$—	$200,701

Cash flows from investing activities:
Capital expenditures	—	(107,718)	(13,738)	—	(121,456)
Proceeds from disposition of Fandango	—	2,383	—	—	2,383
Proceeds from disposition of Cinemex, net of cash disposed	244,095	—	(19,717)	—	224,378
LCE screen integration	—	(4,700)	—	—	(4,700)
Other, net	—	262	58	—	320

Net cash provided by investing activities	244,095	(109,773)	(33,397)	—	100,925

Cash flows from financing activities:
Principal payments on Term Loan B	(6,500)	—	—	—	(6,500)
Principal payments under mortgages and capital and financing lease obligation	—	(3,048)	(404)	—	(3,452)
Deferred financing costs	—	(525)	—	—	(525)
Change in construction payables	—	(9,331)	—	—	(9,331)
Borrowing under Revolver Credit Facility	185,000	—	—	—	185,000
Dividends paid to Marquee Holdings Inc.	(35,989)	—	—	—	(35,989)
Change in intercompany advances	(402,007)	402,936	(929)	—	—

Net cash provided by financing activities	(259,496)	390,032	(1,333)	—	129,203

Effect of exchange rate changes on cash and equivalents	—	—	(3,001)	—	(3,001)

Net increase (decrease) in cash and equivalents	—	453,488	(25,660)	—	427,828
Cash and equivalents at beginning of period	—	35,312	70,869	—	106,181

Cash and equivalents at end of period	$—	$488,800	$45,209	$—	$534,009

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 16—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Fifty-three weeks ended April 3, 2008:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Cash flows from operating activities:
Net cash provided by operating activities	$18,329	$169,661	$32,218	$—	$220,208

Cash flows from investing activities:
Capital expenditures	—	(162,598)	(8,502)	—	(171,100)
Proceeds from disposition of Fandango	—	17,977	—	—	17,977
Proceeds from disposal of HGCSA	—	—	28,682	—	28,682
LCE screen integration	—	(11,201)	—	—	(11,201)
Other, net	—	(438)	(3,325)	—	(3,763)

Net cash provided by investing activities	—	(156,260)	16,855	—	(139,405)

Cash flows from financing activities:
Principal payments on Term Loan B	(8,125)	—	—	—	(8,125)
Principal payments under mortgages and capital and financing lease obligation	—	(5,446)	(624)	—	(6,070)
Change in construction payables	—	13,586	—	—	13,586
Repayment of Cinemex Credit Facility	—	—	(12,100)	—	(12,100)
Dividends paid to Marquee Holdings Inc.	(293,551)	—	—	—	(293,551)
Proceeds from financing lease obligations	—	16,872	—	—	16,872
Change in intercompany advances	283,347	(290,523)	7,176	—	—

Net cash provided by financing activities	(18,329)	(265,511)	(5,548)	—	(289,388)

Effect of exchange rate changes on cash and equivalents	—	—	(2,397)	—	(2,397)

Net increase (decrease) in cash and equivalents	—	(252,110)	41,128	—	(210,982)
Cash and equivalents at beginning of period	—	287,422	29,741	—	317,163

Cash and equivalents at end of period	$—	$35,312	$70,869	$—	$106,181

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 17—RELATED PARTY TRANSACTIONS

Governance Agreements

        Agreements entered into by AMC Entertainment Holdings, Inc., the Sponsors and Holdings' other stockholders (collectively, the "Governance Agreements"), provide that the Board of Directors for Parent consist of up to nine directors, two of whom are designated by JPMP, two of whom are designated by Apollo, one of whom is the Chief Executive Officer of Parent, one of whom is designated by Carlyle, one of whom is designated by Bain, one of whom is designated by Spectrum and one of whom is designated by Bain, Carlyle and Spectrum, voting together, so long as such designee was consented to by each of Bain and Carlyle. Each of the directors respectively designated by JPMP, Apollo, Carlyle, Bain and Spectrum have three votes on all matters placed before the Board of Directors of Holdings and AMCE and the Chief Executive Officer of Parent and the director designated by Carlyle, Bain and Spectrum voting together have one vote each. The number of directors respectively designated by the Sponsors is to be reduced upon a decrease in such Sponsors' ownership in Parent below certain thresholds.

        The Voting Agreement among Parent and the pre-existing stockholders of Holdings provides that, until the fifth anniversary of the Mergers (the "Blockout Period"), the former continuing stockholders of Holdings (other than Apollo and JPMP) would generally vote their voting shares of capital stock of Parent in favor of any matter in proportion to the shares of capital stock of Apollo and JPMP voted in favor of such matter, except in certain specified instances. The Voting Agreement among Parent and the former stockholders of LCE Holdings further provides that during the Blockout Period, the former LCE Holdings stockholders would generally vote their voting shares of capital stock of Parent on any matter as directed by any two of Carlyle, Bain and Spectrum, except in certain specified instances. In addition, certain actions of Parent, including, but not limited to, change in control transactions, acquisition or disposition transactions with a value in excess of $10,000,000, the settlement of claims or litigation in excess of $2,500,000, an initial public offering of Parent, hiring or firing a chief executive officer, chief financial officer or chief operating officer, incurring or refinancing indebtedness in excess of $5,000,000 or engaging in new lines of business, require the approval of either (i) any three of JPMP, Apollo, Carlyle or Bain or (ii) Spectrum and (a) either JPMP or Apollo and (b) either Carlyle or Bain (the "Requisite Stockholder Majority") if at such time the Sponsors collectively held at least a majority of Parent's voting shares.

        Prior to the earlier of the end of the Blockout Period and the completion of an initial public offering of the capital stock of Parent, Holdings or AMCE, the Governance Agreements prohibit the Sponsors and the other pre-existing stockholders of Holdings from transferring any of their interests in Parent, other than (i) certain permitted transfers to affiliates or to persons approved of by the Sponsors and (ii) transfers after the Blockout Period subject to the rights described below.

        The Governance Agreements set forth additional transfer provisions for the Sponsors and the other pre-existing stockholders of Holdings with respect to the interests in Parent, including the following:

        Right of first offer.    After the Blockout Date and prior to an initial public offering, Parent and, in the event Parent does not exercise its right of first offer, each of the Sponsors and the other preexisting stockholders of Holdings, have a right of first offer to purchase (on a pro rata basis in the case of the stockholders) all or any portion of the shares of Parent that a Sponsor or other former continuing

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 17—RELATED PARTY TRANSACTIONS (Continued)

stockholder of Holdings was proposing to sell to a third party at the price and on the terms and conditions offered by such third party.

        Drag-along rights.    If, prior to an initial public offering, Sponsors constituting a Requisite Stockholder Majority propose to transfer shares of Parent to an independent third party in a bona fide arm's-length transaction or series of transactions that resulted in a sale of all or substantially all of Parent, such Sponsors may have elected to require each of the other stockholders of Holdings to transfer to such third party all of its shares at the purchase price and upon the other terms and subject to the conditions of the sale.

        Tag-along rights.    Subject to the right of first offer described above, if any Sponsor or other former continuing stockholder of Holdings proposes to transfer shares of Parent held by it, then such stockholder would give notice to each other stockholder, who would each have the right to participate on a pro rata basis in the proposed transfer on the terms and conditions offered by the proposed purchaser.

        Participant rights.    On or prior to an initial public offering, the Sponsors and the other pre-existing stockholders of Holdings have the pro rata right to subscribe to any issuance by Parent or any subsidiary of shares of its capital stock or any securities exercisable, convertible or exchangeable for shares of its capital stock, subject to certain exceptions.

        The Governance Agreements also provide for certain registration rights in the event of an initial public offering of Parent, including the following:

        Demand rights.    Subject to the consent of at least two of any of JPMP, Apollo, Carlyle and Bain during the first two years following an initial public offering, each Sponsor has the right at any time following an initial public offering to make a written request to Parent for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders at Parent's expense, subject to certain limitations. Subject to the same consent requirement, the other pre-existing stockholders of Holdings as a group have the right at any time following an initial public offering to make one written request to Parent for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders with an aggregate offering price to the public of at least $200,000,000.

        Piggyback rights.    If Parent at any time proposes to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests held by stockholders of Parent for sale to the public under the Securities Act, Parent must give written notice of the proposed registration to each stockholder, who then have the right to request that any part of its registrable equity interests be included in such registration, subject to certain limitations.

        Holdback agreements.    Each stockholder agrees that it would not offer for public sale any equity interests during a period not to exceed 90 days (180 days in the case of an initial public offering) after the effective date of any registration statement filed by Parent in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 17—RELATED PARTY TRANSACTIONS (Continued)

Amended and Restated Fee Agreement

        In connection with the Mergers, Holdings, AMCE and the Sponsors entered into an Amended and Restated Fee Agreement, which provided for an annual management fee of $5,000,000, payable quarterly and in advance to each Sponsor, on a pro rata basis, until the twelfth anniversary from December 23, 2004, and such time as the sponsors own less than 20% in the aggregate of Parent. In addition, the fee agreement provided for reimbursements by AMCE to the Sponsors for their out-of-pocket expenses and to Holdings of up to $3,500,000 for fees payable by Holdings in any single fiscal year in order to maintain AMCE's and its corporate existence, corporate overhead expenses and salaries or other compensation of certain employees. The Amended and Restated Fee Agreement terminated on June 11, 2007, the date of the holdco merger, and was superseded by a substantially identical agreement entered into by AMC Entertainment Holdings, Inc., Holdings, AMCE, the Sponsors and Holdings' other stockholders.

        Upon the consummation of a change in control transaction or an initial public offering, each of the Sponsors will receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. As of April 1, 2010, the Company estimates this amount would be $29,190,000 should a change in control transaction or an IPO occur. The Company expects to record any lump sum payment to the Sponsors as a dividend.

        The fee agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

        Parent is owned by the Sponsors, other co-investors and by certain members of management as follows: JPMP (20.839%); Apollo (20.839%); Bain Capital Partners (15.13%); The Carlyle Group (15.13%); Spectrum Equity Investors (9.79%); Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P. (3.91%); Co-Investment Partners, L.P. (3.91%); Caisse de Depot et Placement du Quebec (3.128%); AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V. and AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (2.737%); SSB Capital Partners (Master Fund) I, L.P. (1.955%); CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., and GSO Credit Opportunities Fund (Helios), L.P. (1.564%); Credit Suisse Anlagestiftung, Pearl Holding Limited, Vega Invest (Guernsey) Limited and Partners Group Private Equity Performance Holding Limited (0.782%); Screen Investors 2004, LLC (0.152%); and current and former members of management (0.134%)(1).

(1)
All percentage ownerships are approximate.

Control Arrangement

        The Sponsors have the ability to control the Company's affairs and policies and the election of directors and appointment of management.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended April 1, 2010, April 2, 2009 and April 3, 2008

NOTE 17—RELATED PARTY TRANSACTIONS (Continued)

DCIP

        In February 2007, Mr. Travis Reid was hired as the chief executive officer of DCIP, a joint venture between AMCE, Cinemark and Regal formed to explore the possibility of implementing digital cinema in our theatres and to create a financing model and establish agreements with major motion picture studios for the implementation of digital cinema. Mr. Reid is a member of the Company's Board of Directors. See Note 5—Investments, for a discussion of transactions with DCIP.

Market Making Transactions

        On August 18, 2004, Holdings sold $304,000,000 in aggregate principal amount at maturity of its Discount Notes due 2014. On June 9, 2009, AMCE sold $600,000,000 in aggregate principal amount of its Notes due 2019. On January 26, 2006, AMCE sold $325,000,000 in aggregate principal amount of its Notes due 2016. JP Morgan Securities Inc., an affiliate of J.P. Morgan Partners, LLC which owns approximately 20.8% of Holdings, was an initial purchaser of these notes. Credit Suisse Securities (USA) LLC, whose affiliates own approximately 1.6% of Parent, was also an initial purchaser of these notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
National CineMedia, LLC
Centennial, Colorado

        We have audited the accompanying balance sheets of National CineMedia, LLC (the "Company") as of December 31, 2009 and January 1, 2009, and the related statements of operations, members' equity (deficit), and cash flows for the years ended December 31, 2009 and January 1, 2009, the period February 13, 2007 through December 27, 2007, and for the period December 29, 2006 through February 12, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and January 1, 2009, and the results of its operations and its cash flows for the years ended December 31, 2009 and January 1, 2009, the period February 13, 2007 through December 27, 2007, and for the period December 29, 2006 through February 12, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Denver, Colorado
March 9, 2010

National Cinemedia, LLC

BALANCE SHEETS

(In millions)

	December 31, 2009	January 1, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37.8	$34.1
Receivables, net of allowance of $3.6 and $2.6 million, respectively	89.0	92.0
Prepaid expenses	1.5	1.6
Prepaid management fees to managing member	0.6	0.5

Total current assets	128.9	128.2
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $39.3 and $27.0 million, respectively	23.7	28.0
INTANGIBLE ASSETS, net of accumulated amortization of $4.4 and $1.5 million, respectively	134.2	111.8
OTHER ASSETS:
Debt issuance costs, net	9.2	11.1
Equity method investment	7.4	—
Other long-term assets	1.0	0.8

Total other assets	17.6	11.9

TOTAL	$304.4	$279.9

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
CURRENT LIABILITIES:
Amounts due to founding members	29.8	25.6
Amounts due to managing member	22.9	22.1
Accrued expenses	12.4	6.3
Current portion of long-term debt	4.3	—
Accrued payroll and related expenses	6.6	5.7
Accounts payable	11.3	11.2
Deferred revenue and other current liabilities	2.8	3.4

Total current liabilities	90.1	74.3
OTHER LIABILITIES:
Borrowings	799.0	799.0
Interest rate swap agreements	54.6	87.7
Other long-term liabilities	0.3	4.5

Total other liabilities	853.9	891.2

Total liabilities	944.0	965.5

COMMITMENTS AND CONTINGENCIES (NOTE 9)
MEMBERS' EQUITY/(DEFICIT)	(639.6)	(685.6)

TOTAL	$304.4	$279.9

See accompanying notes to financial statements.

National Cinemedia, LLC

STATEMENTS OF OPERATIONS

(In millions)

	Year Ended December 31, 2009	Year Ended January 1, 2009	Period February 13, 2007 through December 27, 2007	Period December 29, 2006 through February 12, 2007
REVENUE:
Advertising (including revenue from founding members of $36.3, $43.3, $40.9 and $0 million, respectively)	$335.1	$330.3	$282.7	$20.6
Administrative fees—founding members	—	—	—	0.1
Fathom Events	45.5	38.9	25.4	2.9
Other	0.1	0.3	0.2	—

Total	380.7	369.5	308.3	23.6

OPERATING EXPENSES:
Advertising operating costs	20.0	18.7	9.1	1.1
Fathom Events operating costs	29.1	25.1	15.4	1.4
Network costs	18.6	17.0	13.3	1.7
Theatre access fees/circuit share costs—founding members	52.7	49.8	41.5	14.4
Selling and marketing costs	50.2	47.9	40.9	5.2
Administrative costs	14.8	14.5	10.0	2.8
Administrative fee—managing member	10.8	9.7	9.2	—
Severance plan costs	—	0.5	1.5	0.4
Depreciation and amortization	15.6	12.4	5.0	0.7
Other costs	0.7	0.7	0.9	—

Total	212.5	196.3	146.8	27.7

OPERATING INCOME (LOSS)	168.2	173.2	161.5	(4.1)
Interest Expense, Net:
Borrowings	47.1	51.8	48.0	0.1
Change in derivative fair value	(7.0)	14.2	—	—
Interest income and other	(2.0)	(0.2)	(0.2)	—

Total	38.1	65.8	47.8	0.1
Impairment and related loss	—	11.5	—	—

INCOME (LOSS) BEFORE INCOME TAXES	130.1	95.9	113.7	(4.2)
Provision for Income Taxes	0.8	0.6	—	—
Equity loss from investment, net	0.8	—	—	—

NET INCOME (LOSS)	$128.5	$95.3	$113.7	$(4.2)

See accompanying notes to financial statements.

National CINEMEDIA, LLC

STATEMENTS OF MEMBERS' EQUITY/(DEFICIT)

(In millions)

Total
Balance—December 28, 2006	$3.5
Contribution of severance plan payments	0.4
Net loss	(4.2)

Balance—February 12, 2007	$(0.3)

Balance—February 13, 2007	$(0.3)
Contribution of severance plan payments	1.5
Capital contribution from managing member	746.1
Capital contribution from founding member	11.2
Distribution to managing member	(53.3)
Distribution to founding members	(1,521.6)
Reclassification of unit option plan	2.3
Comprehensive Income:
Unrealized (loss) on cash flow hedge	(14.4)
Net income	113.7

Total Comprehensive Income	99.3

Share-based compensation expense	1.0

Balance—December 27, 2007	$(713.8)

Contribution of severance plan payments	0.5
Capital contribution from managing member	0.6
Capital contribution from founding members	4.7
Distribution to managing member	(55.5)
Distribution to founding members	(75.5)
Units issued for purchase of intangible asset	116.1
Comprehensive Income:
Unrealized (loss) on cash flow hedge	(59.1)
Net income	95.3

Total Comprehensive Income	36.2
Share-based compensation expense	1.1

Balance—January 1, 2009	$(685.6)

Capital contribution from founding members	0.1
Distribution to managing member	(57.8)
Distribution to founding members	(81.5)
Units issued for purchase of intangible asset	28.5
Comprehensive Income:
Unrealized (loss) on cash flow hedge	26.1
Net income	128.5

Total Comprehensive Income	154.6
Share-based compensation expense	2.1

Balance—December 31, 2009	$(639.6)

See accompanying notes to financial statements.

National Cinemedia, LLC

STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31, 2009	Year Ended January 1, 2009	Period February 13, 2007 through December 27, 2007	Period December 29, 2006 through February 12, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$128.5	$95.3	$113.7	$(4.2)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	15.6	12.4	5.0	0.7
Non-cash severance plan and share-based compensation	2.0	1.5	2.5	0.7
Non-cash impairment and related loss	—	11.5	—	—
Net unrealized hedging transactions	(7.0)	14.2	—	—
Equity in losses from investment	0.8	—	—	—
Amortization of debt issuance costs	1.9	1.9	1.7	—
Changes in operating assets and liabilities:
Receivables—net	3.0	(0.4)	(40.3)	12.6
Accounts payable and accrued expenses	6.9	(0.7)	10.4	(4.4)
Amounts due to founding members and managing member	1.2	0.4	(51.1)	(3.7)
Other	(3.5)	0.1	(1.3)	0.5

Net cash provided by operating activities	149.4	136.2	40.6	2.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(8.4)	(16.6)	(13.8)	(0.5)
Increase in investment in affiliate	(2.0)	—	(7.0)	—
Other	—	—	(0.3)	—

Net cash (used in) investing activities	(10.4)	(16.6)	(21.1)	(0.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Reimbursement (payment) of offering costs and fees	—	—	4.7	(0.1)
Proceeds from borrowings	—	139.0	924.0	13.0
Repayments of borrowings	(3.0)	(124.0)	(150.0)	(13.0)
Proceeds from managing member contributions	—	0.6	746.1	—
Proceeds from founding member contributions	3.6	9.7	7.5	—
Distribution to founding members and managing member	(135.9)	(118.3)	(1,538.0)	—
Payment of debt issuance costs	—	—	(14.6)	—

Net cash (used in) financing activities	(135.3)	(93.0)	(20.3)	(0.1)

CHANGE IN CASH AND CASH EQUIVALENTS	3.7	26.6	(0.8)	1.6
CASH AND CASH EQUIVALENTS:
Beginning of period	34.1	7.5	8.3	6.7

End of period	$37.8	$34.1	$7.5	$8.3

Supplemental disclosure of non-cash financing and investing activity:
Contribution for severance plan payments	—	$0.5	$1.5	$0.4
Increase in distributions payable to founding members and managing member	$53.1	$49.7	$37.0	—
Contributions from members collected after period end	—	$0.4	$3.7	—
Integration payment from founding member collected after period end	$1.2	$1.2	—	—
Purchase of an intangible asset with subsidiary equity	$28.5	$116.1	—	—
Settlement of put liability by issuance of debt	$7.0	—	—	—
Assets acquired in settlement of put liability	$2.5	—	—	—
Increase in property and equipment not requiring cash in the period	—	—	$0.6	—
Unit option plan reclassified to equity	—	—	$2.3	—
Supplemental disclosure of cash flow information:
Cash paid for interest	$38.8	$48.3	$44.0	$0.1
Cash paid for income taxes	$0.8	$0.6	—	—

See accompanying notes to financial statements.

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Formation of Business

        National CineMedia, LLC ("NCM LLC" or "the Company") commenced operations on April 1, 2005 and operates the largest digital in-theatre network in North America, allowing NCM LLC to distribute advertising, Fathom Business meeting services, and Fathom Consumer entertainment services under long-term exhibitor services agreements ("ESAs") with American Multi- Cinema, Inc. ("AMC"), a wholly owned subsidiary of AMC Entertainment, Inc. ("AMCE"), Regal Cinemas, Inc., a wholly owned subsidiary of Regal Entertainment Group ("Regal"), and Cinemark USA, Inc. ("Cinemark USA"), a wholly owned subsidiary of Cinemark Holdings, Inc. ("Cinemark"). AMC, Regal and Cinemark and their affiliates are referred to in this document as "founding members." NCM LLC also provides such services to certain third-party theatre circuits under multi-year network affiliate agreements, which expire at various dates.

        NCM LLC was formed through the combination of the operations of National Cinema Network, Inc. ("NCN"), a wholly owned subsidiary of AMCE, and Regal CineMedia Corporation ("RCM"), a wholly owned subsidiary of Regal. All assets contributed to and liabilities assumed by NCM LLC were recorded on NCM LLC's accounting records in the amounts as reflected on the Members' historic accounting records, based on the application of accounting principles as provided in ASC Topic 805—Business Combinations (formerly under Emerging Issues Task Force ("EITF") 98-4, Accounting by a Joint Venture for Businesses Received at its Formation). Although legally structured as a limited liability company, NCM LLC was considered a joint venture for accounting purposes given the joint control provisions of the operating agreement among the members, consistent with ASC Topic 323—Investments—Equity Method and Joint Venture (formerly Accounting Principles Board ("APB") Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock). RCM and NCN are each considered to be predecessors of NCM LLC. Cinemark became a founding member on July 15, 2005 through units, which were issued to Cinemark Media, Inc. ("Cinemark Media"), a wholly owned subsidiary of Cinemark USA, Inc.

  Initial Public Offering and Related Transactions

        On February 13, 2007, National CineMedia, Inc. ("NCM, Inc." or "managing member"), a Company formed by NCM LLC and incorporated in the State of Delaware with the sole purpose of becoming a member and sole manager of NCM LLC, closed its initial public offering ("IPO"). NCM, Inc. used the net proceeds from its IPO to purchase a 44.8% interest in NCM LLC, paying NCM LLC $746.1 million, which included reimbursement to NCM LLC for expenses the Company advanced related to the NCM, Inc. IPO and paying the founding members $78.5 million for a portion of the NCM LLC units owned by them. NCM LLC paid $686.3 million of the funds received from NCM, Inc. to the founding members as consideration for their agreement to modify the then-existing ESAs. Proceeds received by NCM LLC from NCM, Inc. of $59.8 million, together with $709.7 million net proceeds from NCM LLC's new senior secured credit facility (see Note 6), entered into concurrently with the completion of NCM, Inc.'s IPO were used to redeem $769.5 million in NCM LLC preferred units held by the founding members. The preferred units were created immediately prior to the NCM, Inc. IPO in a non-cash recapitalization of each membership unit into one common unit and one preferred unit. Immediately prior to this non-cash recapitalization, the existing common units and employee unit options (see Note 7) were split on a 44,291-to-1 basis. All unit and per unit amounts in these financial statements reflect the impact of this split.

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        At December 31, 2009, NCM LLC had 101,557,505 membership units outstanding, of which 42,121,747 (41.5%) were owned by NCM, Inc., 25,425,689 (25.0%) were owned by RCM, 18,821,114 (18.5%) were owned by AMC, and 15,188,955 (15.0%) were owned by Cinemark.

        In connection with the completion of the NCM, Inc.'s IPO, NCM, Inc. and the founding members entered into a third amended and restated limited liability company operating agreement of NCM LLC ("LLC Operating Agreement"). Under the LLC Operating Agreement, NCM, Inc. became a member and the sole manager of NCM LLC. As the sole manager, NCM, Inc. is able to control all of the day to day business affairs and decision-making of NCM LLC without the approval of any other member. NCM, Inc. cannot be removed as manager of NCM LLC. NCM LLC entered into a management services agreement with NCM, Inc. pursuant to which NCM, Inc. agrees to provide certain specific management services to NCM LLC, including those services typically provided by the individuals serving in the positions of president and chief executive officer, president of sales and chief marketing officer, executive vice president and chief financial officer, executive vice president and chief operations officer and executive vice president and general counsel. In exchange for the services, NCM LLC reimburses NCM, Inc. for compensation and other expenses of the officers and for certain out-of-pocket costs (see Note 5). NCM LLC also provides administrative and support services to NCM, Inc. such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The management services agreement also provides that NCM LLC employees may participate in the NCM, Inc. equity incentive plan (see Note 7). NCM LLC will indemnify NCM Inc. for any losses arising from NCM Inc.'s performance under the management services agreement, except that NCM Inc. will indemnify NCM LLC for any losses caused by NCM Inc.'s willful misconduct or gross negligence.

        The ESAs with the founding members were amended and restated in conjunction with the NCM, Inc. IPO. Subject to limited exceptions, under the ESAs NCM LLC is the exclusive provider of advertising services to the founding members for a 30-year term (with a five-year right of first refusal commencing one year before the end of the term) beginning February 13, 2007 and Fathom Events services to the founding members for an initial five-year term, with an automatic five-year renewal providing certain financial tests are met. In exchange for the right to provide these services to the founding members, NCM LLC is required to pay to the founding members a theatre access fee which is a specified calculation based on the attendance at the founding member theatres and the number of digital screens in founding member theatres. Prior to the NCM, Inc. IPO, NCM LLC paid to the founding members a percentage of NCM LLC's advertising revenue as advertising circuit share. Upon the completion of the NCM, Inc. IPO, the founding members made additional time available for sale by NCM LLC, subject to a first right to purchase the time, if needed, by the founding members to fulfill advertising obligations with their in-theatre beverage concessionaries.

  Basis of Presentation

        The Company has prepared its financial statements and related notes in accordance with accounting principles generally accepted in the United States of America ("GAAP") and the rules and regulations of the Securities and Exchange Commission ("SEC").

        The Company's historical financial data may not be indicative of the Company's future performance nor will such data reflect what its financial position and results of operations would have been had it operated as an independent company during the entirety of all periods presented.

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

NCM, Inc.'s IPO was completed in February 2007. In addition, as a result of the various related-party agreements discussed in Note 5, the operating results as presented are not necessarily indicative of the results that might have occurred if all agreements were with non-related third parties.

        The founding members received all of the proceeds from NCM, Inc.'s IPO and the related issuance of debt, except for amounts needed to pay out-of-pocket costs of the financings and other expenses, and $10.0 million to repay outstanding amounts under NCM LLC's then-existing revolving line of credit agreement. In conformity with accounting guidance of the SEC concerning monetary consideration paid to promoters, such as the founding members, in exchange for property conveyed by the promoters, the excess over predecessor cost was treated as a special distribution. Because the founding members had no cost basis in the ESAs, all payments to the founding members with the proceeds of NCM Inc.'s IPO and related debt, amounting to approximately $1.456 billion, have been accounted for as distributions, except for the payments to liquidate accounts payable to the founding members arising from the ESAs. The distributions by NCM LLC to the founding members made at the date of NCM, Inc.'s IPO resulted in a stockholders' deficit.

        The results of operations for the period ended December 27, 2007 are presented in two periods, reflecting operations prior to and subsequent to NCM, Inc.'s IPO. The period from December 29, 2006 through February 12, 2007 is referred to as the "2007 pre-IPO period." The period from February 13, 2007 through December 27, 2007 is referred to as the "2007 post-IPO period." Separate periods have been presented because there were significant changes at the time of NCM, Inc.'s IPO including modifications to the ESAs and related expenses thereunder, and significant changes to revenue arrangements and contracts with the founding members. The financial statements for both the 2007 pre-IPO period and 2007 post-IPO period give effect to allocations of revenues and expenses made using relative percentages of founding member attendance or days in each period, discrete events and other methods management considered a reasonable reflection of the results for such periods.

  Summary of Significant Accounting Policies

        Accounting Period—The Company operates on a 52-week fiscal year, with the fiscal year ending on the first Thursday after December 25, which, in certain years, results in a 53-week year, as was the case for fiscal year 2008.

        Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include those related to the reserve for uncollectible accounts receivable and equity-based compensation. Actual results could differ from those estimates.

        Segment Reporting—Segments are accounted for under ASC Topic 280 Segment Reporting (formerly Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosures about Segments of an Enterprise and Related Information). Refer to Note 11.

        Revenue Recognition—Advertising revenue is recognized in the period in which an advertising contract is fulfilled against the contracted theatre attendees. Advertising revenue is recorded net of make-good provisions to account for delivered attendance that is less than contracted attendance. When remaining delivered attendance is provided in subsequent periods, that portion of the revenue

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

earned is recognized in that period. Deferred revenue refers to the unearned portion of advertising contracts. All deferred revenue is classified as a current liability. Fathom Events revenue is recognized in the period in which the event is held.

        Operating Costs—Advertising-related operating costs primarily include personnel and other costs related to advertising fulfillment, and to a lesser degree, production costs of non-digital advertising, and payments due to unaffiliated theatre circuits under the network affiliate agreements.

        Fathom Events operating costs include equipment rental, catering, movie tickets acquired primarily from the founding members, revenue share under the amended and restated ESAs and other direct costs of the meeting or event.

        In the 2007 pre-IPO period and prior periods, circuit share costs were fees payable to the founding members for the right to exhibit advertisements within the theatres, based on a percentage of advertising revenue. In the 2007 post-IPO period and subsequent periods, under the amended and restated ESAs, a payment to the founding members of a theatre access fee, in lieu of circuit share expense, comprised of a payment per theatre attendee and a payment per digital screen, both of which escalate over time, is reflected in expense.

        Network costs include personnel, satellite bandwidth, repairs, and other costs of maintaining and operating the digital network and preparing advertising and other content for transmission across the digital network. These costs are not specifically allocable between the advertising business and the Fathom Events business.

        Leases—The Company leases various office facilities under operating leases with terms ranging from three to eight years. We calculate straight-line rent expense over the initial lease term and renewals that are reasonably assured.

        Advertising Costs—Costs related to advertising and other promotional expenditures are expensed as incurred. Due to the nature of our business, we have an insignificant amount of advertising costs included in selling and marketing costs on the statement of operations.

        Cash and Cash Equivalents—All highly liquid debt instruments and investments purchased with an original maturity of three months or less are classified as cash equivalents. These are cash balances in a bank in excess of the federally insured limits or in the form of a money market demand account with a major financial institution.

        Restricted Cash—At December 31, 2009 and January 1, 2009, other non-current assets included restricted cash of $0.3 million, which secures a letter of credit used as a lease deposit on NCM LLC's New York office.

        Receivables—Bad debts are provided for using the allowance for doubtful accounts method based on historical experience and management's evaluation of outstanding receivables at the end of the period. Receivables are written off when management determines amounts are uncollectible. Trade accounts receivable are uncollateralized and represent a large number of geographically dispersed debtors. At December 31, 2009 there was one advertising agency group through which the Company sources national advertising revenue representing approximately 19% of the Company's outstanding gross receivable balance; however, none of the individual contracts related to the advertising agency were more than 10% of advertising revenue. At January 1, 2009, there was one client and one

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

advertising agency group through which the Company sources national advertising revenue representing approximately 10% and 20%, respectively, of the Company's outstanding gross receivable balance; however, none of the individual contracts related to the advertising agency were more than 10% of advertising revenue. The collectability risk is reduced by dealing with large, national advertising agencies and clients who have strong reputations in the advertising industry and stable financial positions.

        Receivables consisted of the following, in millions:

	As of December 31, 2009	As of January 1, 2009
Trade accounts	$91.6	$92.4
Other	1.0	2.2
Less allowance for doubtful accounts	(3.6)	(2.6)

Total	$89.0	$92.0

	Year Ended December 31, 2009	Year Ended January 1, 2009	Period February 13, 2007 through December 27, 2007	Period December 29, 2006 through February 12, 2007
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
Balance at beginning of period	$2.6	$1.5	$1.1	$1.1
Provision for bad debt	2.4	2.3	1.0	0.1
Write-offs, net	(1.4)	(1.2)	(0.6)	(0.1)

Balance at end of period	$3.6	$2.6	$1.5	$1.1

        Long-lived Assets—Property and equipment is stated at cost, net of accumulated depreciation or amortization. Refer to Note 2. Major renewals and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed currently. In general, the equipment associated with the digital network that is located within the theatre is owned by the founding members, while equipment outside the theatre is owned by the Company. The Company records depreciation and amortization using the straight-line method over the following estimated useful lives:

Equipment	4 - 10 years
Computer hardware and software	3 - 5 years
Leasehold improvements	Lesser of lease term or asset life

        We account for the costs of software and web site development costs developed or obtained for internal use in accordance with ASC Subtopic 350-40 Internal Use Software (formerly American Institute of Certified Public Accountants Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use) and ASC Subtopic 350-50 Website Development Costs (formerly EITF 00-2, Accounting for Web Site Development Costs). The subtopics require the capitalization of certain costs incurred in developing or obtaining software for internal use.

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The majority of our software costs and web site development costs, which are included in equipment, are depreciated over three to five years. As of December 31, 2009 and January 1, 2009, we had a net book value of $11.0 million and $11.8 million, respectively, of capitalized software and web site development costs. We recorded approximately $6.7 million, $4.9 million, $2.8 million and $0.3 million for the years ended December 31, 2009, January 1, 2009, the 2007 post-IPO period and the 2007 pre-IPO period, respectively, in depreciation expense. As of December 31, 2009, January 1, 2009 and the 2007 post-IPO period we recorded $1.6 million, $1.2 million and $1.3 million in research and development expense, respectively.

        Construction in progress includes costs relating to installations of our equipment into affiliate theatres. Assets under construction are not depreciated until placed into service.

        Intangible assets consist of contractual rights and are stated at cost, net of accumulated amortization. Refer to Note 3. The Company records amortization using the straight-line method over the estimated useful life of the intangibles.

        We assess impairment of long-lived assets pursuant with ASC Topic 360 Property, Plant and Equipment (formerly SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets) annually. This includes determining if certain triggering events have occurred that could affect the value of an asset. Thus far, we have recorded no impairment charges related to long-lived assets.

        Amounts Due to/from Founding Members—Amounts due to/from founding members in the 2009 and 2008 periods include amounts due for the theatre access fee, offset by a receivable for advertising time purchased by the founding members, as well as revenue share earned for Fathom Events plus any amounts outstanding under other contractually obligated payments. Payments to or received from the founding members against outstanding balances are made monthly.

        Amounts Due to/from Managing Member—In the 2009 and 2008 periods, amounts due to/from the managing member include amounts due under the NCM LLC Operating Agreement and other contractually obligated payments. Payments to or received from the managing member against outstanding balances are made periodically.

        Income Taxes—As a limited liability company, NCM LLC's taxable income or loss is allocated to the founding members and managing member and, therefore, the only provision for income taxes included in the financial statements is for income-based state and local taxes.

        Accumulated Other Comprehensive Income/Loss—Accumulated other comprehensive income/loss is composed of the following (in millions):

	Year Ended Dec. 31, 2009	Year Ended Jan. 1, 2009	Period February 13, 2007 through December 27, 2007
Beginning Balance	$(73.5)	$(14.4)	$—
Change in fair value on cash flow hedge	24.8	(59.5)	(14.4)
Reclassifications into earnings	1.3	0.4	—

Ending Balance	$(47.4)	$(73.5)	$(14.4)

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Debt Issuance Costs—In relation to the issuance of long-term debt discussed in Note 6, we have a balance of $9.2 million and $11.1 million in deferred financing costs as of December 31, 2009 and January 1, 2009, respectively. These debt issuance costs are being amortized over the terms of the underlying obligation and are included in interest expense. For the years ended December 31, 2009, January 1, 2009, 2007 post-IPO period, and the 2007 pre-IPO period we amortized $1.9 million, $1.9 million, $1.7 million and $0.0, respectively.

        Fair Value of Financial Instruments—The carrying amounts of cash and cash equivalents, the revolving credit facility and other notes payable as reported in the Company's balance sheets approximate their fair values due to their short maturity or floating rate terms, as applicable. The carrying amounts and fair values of interest rate swap agreements are the same since the Company accounts for these instruments at fair value. The Company has estimated the fair value of its term loan based on an average of three non-binding broker quotes and our reasonability analysis to be $688.8 million and $514.8 million at December 31, 2009 and January 1, 2009, respectively. The carrying value of the term loan was $725.0 million as of December 31, 2009 and January 1, 2009.

        Equity Method Investments—The Company accounts for its investment in RMG Networks, Inc., ("RMG") (formerly Danoo, Inc.) under the equity method of accounting as required by ASC Topic 323-10 Investments—Equity Method and Joint Ventures (formerly APB No. 18, The Equity Method of Accounting for Investments in Common Stock) because we exert "significant influence" over, but do not control, the policy and decisions of RMG (see Note 9). As of December 31, 2009, the Company owns approximately 24% of the issued and outstanding preferred and common stock of RMG (before considering out-of-the-money warrants). The Company's investment is $7.4 million. The investment in RMG and the Company's share of its operating results are not material to the Company's financial position or results of operations and as a result summarized financial information is not presented.

        Share-Based Compensation—Stock-based employee compensation is accounted for at fair value under ASC Topic 718 Compensation—Stock Compensation (formerly SFAS No. 123(R), Share-Based Payment). The Company adopted Topic 718 on December 30, 2005 prospectively for new equity based grants, as there were no equity based grants prior to the date of adoption. Refer to Note 7.

  Recent Accounting Pronouncements

        ASC Topic 815-10 Derivatives and Hedging (formerly SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities) was adopted by the Company effective January 2, 2009. The guidance under Topic 815-10 changes the manner of presentation and related disclosures of the fair values of derivative instruments and their gains and losses (see Note 10).

        In April 2009, the Company adopted ASC Topic 820-10-65 Fair Value Measurements and Disclosures (formerly FASB Staff Position No. SFAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly). The standard provides additional guidance for estimating fair value in accordance with Topic 820-10-65 when the volume and level of activity for the asset or liability have significantly decreased and includes guidance on identifying circumstances that indicate if a transaction is not orderly. The Company adopted this pronouncement effective April 3, 2009 with no impact on its financial statements.

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In July 2009, the FASB issued SFAS No. 168, The Hierarchy of Generally Accepted Accounting Principles. SFAS 168 codified all previously issued accounting pronouncements, eliminating the prior hierarchy of accounting literature, in a single source for authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. SFAS 168, now ASC Topic 105-10 Generally Accepted Accounting Principles, is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this pronouncement did not have an effect on the financial statements.

        The Company adopted, ASC Topic 855-10 Subsequent Events (formerly SFAS 165, Subsequent Events) effective April 3, 2009, which was modified in February 2010. This pronouncement changes the general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued (see Note 12).

        In August 2009, the FASB issued Accounting Standards Update ("ASU") No. 2009-05, Measuring Liabilities at Fair Value, which clarifies, among other things, that when a quoted price in an active market for the identical liability is not available, an entity must measure fair value using one or more specified techniques. The Company adopted the pronouncement effective July 2, 2009 with no impact on its financial statements.

        In October 2009, the FASB issued ASU No. 2009-13, Multiple- Deliverable Revenue Arrangements, which revises the existing multiple- element revenue arrangements guidance and changes the determination of when the individual deliverables included in a multiple-element revenue arrangement may be treated as separate units of accounting, modifies the manner in which the transaction consideration is allocated across the separately identified deliverables and expands the disclosures required for multiple-element revenue arrangements. The pronouncement is effective for financial statements issued after December 31, 2010. The Company does not expect the pronouncement to have a material effect on its financial statements.

        In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements, which requires additional disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2 and 3. The new disclosures are effective for financial statements issued for interim and annual periods beginning after December 15, 2009. The Company does not expect the pronouncement to have a material effect on its financial statements.

        The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

2. PROPERTY AND EQUIPMENT (in millions)

	As of December 31, 2009	As of January 1, 2009
Equipment	$60.6	$53.3
Leasehold Improvements	1.6	1.4
Less accumulated depreciation	(39.3)	(27.0)

Subtotal	22.9	27.7
Construction in Progress	0.8	0.3

Total property and equipment	$23.7	$28.0

        For the years ended December 31, 2009, January 1, 2009, 2007 post-IPO period and 2007 pre-IPO period we recorded depreciation of $12.5 million, $10.2 million, $4.8 million and $0.6 million respectively.

3. INTANGIBLE ASSETS

        During 2008, NCM LLC issued 2,544,949 common membership units to its founding members in connection with its rights of exclusive access to net new theatres and projected attendees added by the founding members to NCM LLC's network and 2,913,754 common membership units to Regal in connection with the closing of its acquisition of Consolidated Theatres (see Note 5). The Company recorded an intangible asset of $116.1 million representing the contractual rights. During the first quarter of 2009, NCM LLC issued 2,126,104 common membership units to its founding members in exchange for the rights to exclusive access to net new theatre screens and projected attendees added by the founding members to NCM LLC's network. As a result, NCM LLC recorded an intangible asset at fair value of $28.5 million. The Company based the fair value of the intangible assets on the fair value of the common membership units issued on the date of grants, which are freely convertible into NCM Inc.'s common stock.

        Pursuant to ASC Topic 350-10 Intangibles—Goodwill and Other (formerly SFAS No. 142, Goodwill and Other Intangible Assets), the intangible assets have a finite useful life and the Company amortizes the assets over the remaining useful life corresponding with the ESAs. Amortization of the asset related to Regal Consolidated Theatres will not begin until after 2011 since the Company will not have access to on-screen advertising in the Regal Consolidated Theatres until the run-out of their existing on—screen advertising agreement.

	As of December 31, 2009	As of January 1, 2009
	(in millions)
Beginning balance	$111.8	$—
Purchase of intangible asset subject to amortization	28.5	116.1
Less integration payments	(3.2)	(2.8)
Less amortization expense	(2.9)	(1.5)

Total intangible assets	$134.2	$111.8

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

3. INTANGIBLE ASSETS (Continued)

        For the years ended December 31, 2009 and January 1, 2009 we recorded amortization of $2.9 million and $1.5 million, respectively.

        The estimated aggregate amortization expense for each of the five succeeding years are as follows (in millions):

2010	$3.0
2011	4.9
2012	4.9
2013	4.9
2014	4.9

4. ACCRUED EXPENSES (in millions)

	As of December 31, 2009	As of January 1, 2009
Make-good Reserve	$0.3	$1.3
Accrued Interest	9.8	4.0
Other accrued expenses	2.3	1.0

Total accrued expenses	$12.4	$6.3

5. RELATED-PARTY TRANSACTIONS

  Years Ended December 31, 2009 and January 1, 2009 and the 2007 Post-IPO Period—

        Pursuant to the ESAs, the Company makes monthly theatre access fee payments to the founding members, comprised of a payment per theatre attendee and a payment per digital screen with respect to the founding member theatres included in our network. Also, the founding members are purchasing 60 seconds of on-screen advertising time (with a right to purchase up to 90 seconds) for the year ended December 31, 2009 to satisfy their obligations under their beverage concessionaire agreements at a specified 30 second equivalent cost per thousand ("CPM") impressions. For the year ended January 1, 2009 two of the founding members purchased 90 seconds and one purchased 60 seconds of on-screen advertising time under their beverage concessionaire agreement. For the 2007 post-IPO period, all three founding members purchased 90 seconds of on-screen time. The total theatre access fee to the founding members for the years ended December 31, 2009, January 1, 2009 and the 2007 post-IPO period is $52.7 million, $49.8 million and $41.5 million, respectively. The total revenue related to the beverage concessionaire agreements for the years ended December 31, 2009, January 1, 2009 and the 2007 post-IPO period is $36.3 million, $43.3 million and $40.9 million, respectively. In addition, the Company makes payments to the founding members for use of their screens and theatres for its Fathom Events businesses. These payments are at rates (percentage of event revenue) included in the ESAs based on the nature of the event. Payments to the founding members for these events totaled $6.7 million, $6.0 million and $3.8 million for the years ended December 31, 2009, January 1, 2009 and the 2007 post-IPO period, respectively.

        Also, pursuant to the terms of the LLC Operating Agreement in place since the close of NCM, Inc.'s IPO, NCM LLC is required to make mandatory distributions on a proportionate basis to

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

5. RELATED-PARTY TRANSACTIONS (Continued)

its members of available cash, as defined in the LLC Operating Agreement, on a quarterly basis in arrears. Balances for the years ended December 31, 2009, January 1, 2009 and the 2007 post-IPO period are as follows (in millions):

	2009	2008	Post-IPO
AMC	$25.8	$24.3	$22.2
Cinemark	20.8	18.5	16.7
Regal	34.9	32.7	26.9
NCM, Inc.	57.8	55.6	53.3

Total	$139.3	$131.1	$119.1

        On January 26, 2006, AMC acquired the Loews Cineplex Entertainment Inc. ("AMC Loews") theatre circuit. The Loews screen integration agreement, effective as of January 5, 2007 and amended and restated as of February 13, 2007, between NCM LLC and AMC, committed AMC to cause substantially all of the theatres it acquired as part of the Loews theatre circuit to be included in the NCM digital network in accordance with the ESAs on June 1, 2008. In accordance with the Loews screen integration agreement, prior to June 1, 2008 AMC paid the Company amounts based on an agreed-upon calculation to reflect cash amounts that approximated what NCM LLC would have generated if the Company sold on-screen advertising in the Loews theatre chain on an exclusive basis. These AMC Loews payments were made on a quarterly basis in arrears through May 31, 2008, with the exception of Star Theatres, which were paid through February 2009 in accordance with certain run-out provisions. For the years ended December 31, 2009, January 1, 2009 and the 2007 post-IPO period, the AMC Loews payment was $0.1 million, $4.7 million and $11.2 million respectively. The AMC Loews payment was recorded directly to NCM LLC's members' equity account.

        On April 30, 2008, Regal acquired Consolidated Theatres and NCM issued common membership units to Regal upon the closing of its acquisition in exchange for the right to exclusive access to the theatres (see Note 3). The Consolidated Theatres had a pre-existing advertising agreement and, as a result, Regal must make "integration" payments pursuant to the ESAs on a quarterly basis in arrears through 2011 in accordance with certain run-out provisions. For the years ended December 31, 2009 and January 1, 2009, the Consolidated Theatres payment was $3.2 million and $2.8 million, respectively and represents a cash element of the consideration received for the common membership units issued.

        Amounts due to/from founding members at December 31, 2009 were comprised of the following (in millions):

	AMC	Cinemark	Regal	Total
Theatre access fees, net of beverage revenues	$0.5	$0.4	$0.5	$1.4
Cost and other reimbursement	(0.5)	(0.5)	(0.5)	(1.5)
Distributions payable, net	9.9	7.9	12.1	29.9

Total	$9.9	$7.8	$12.1	$29.8

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

5. RELATED-PARTY TRANSACTIONS (Continued)

        Amounts due to/from founding members at January 1, 2009 were comprised of the following (in millions):

	AMC	Cinemark	Regal	Total
Theatre access fees, net of beverage revenues	$(0.1)	$—	$0.7	$0.6
Cost and other reimbursement	(1.1)	(0.5)	(0.6)	(2.2)
Distributions payable, net	8.9	7.0	11.3	27.2

Total	$7.7	$6.5	$11.4	$25.6

  2007 Pre-IPO Period—

        At the formation of NCM LLC and upon the admission of Cinemark as a founding member, circuit share arrangements and administrative services fee arrangements were in place with each founding member. Circuit share cost and administrative fee revenue by founding member were as follows (in millions):

	Pre-IPO Period December 29, 2006 through February 12, 2007
	Circuit Share Cost	Administrative Fee Revenue
AMC	$4.1	$—
Cinemark	3.7	0.1
Regal	6.6	—

Total	$14.4	$0.1

        At the closing of NCM, Inc.'s IPO, the founding members entered into amended and restated ESAs, which, among other things, amended the circuit share structure in favor of the theatre access fee structure.

        Pursuant to the agreements entered into at the completion of NCM, Inc.'s IPO, amounts owed to the founding members through the date of NCM, Inc.'s IPO of $50.8 million were paid by NCM LLC on March 15, 2007.

  Other—

        During the years ended December 31, 2009, January 1, 2009, the 2007 post-IPO period, and the 2007 pre-IPO period, AMC, Cinemark and Regal purchased $1.9 million, $2.3 million, $1.4 million and $0.1 million respectively, of NCM LLC's advertising inventory for their own use. The value of such purchases are calculated by reference to NCM LLC's advertising rate card and is included in advertising revenue.

        Included in Fathom Events operating costs is $1.0 million, $1.8 million, $3.3 million and $0.2 million for the years ended December 31, 2009, January 1, 2009, the 2007 post-IPO period and the 2007 pre-IPO period respectively, related to purchases of movie tickets and concession products from the founding members primarily for marketing resale to NCM LLC's customers.

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

5. RELATED-PARTY TRANSACTIONS (Continued)

  National CineMedia, Inc.—

        Pursuant to the LLC Operating Agreement, as the sole manager of NCM LLC, NCM, Inc. provides certain specific management services to NCM LLC, including those services of the positions of president and chief executive officer, president of sales and chief marketing officer, executive vice president and chief financial officer, executive vice president and chief operations officer and executive vice president and general counsel. In exchange for the services, NCM LLC reimburses NCM, Inc. for compensation and other expenses of the officers and for certain out-of-pocket costs. During the years ended December 31, 2009 and January 1, 2009 and the 2007 post-IPO period, NCM LLC paid NCM, Inc. $10.8 million, $9.7 million and $9.2 million, respectively, for these services and expenses. The payments for estimated management services related to employment are made one month in advance. At December 31, 2009 and January 1, 2009, $0.6 million and $0.5 million, respectively, has been paid in advance and is reflected as prepaid management fees to managing member in the accompanying financial statements. NCM LLC also provides administrative and support services to NCM, Inc. such as office facilities, equipment, supplies, payroll and accounting and financial reporting at no charge. Based on the limited activities of NCM, Inc. as a standalone entity, the Company does not believe such unreimbursed costs are significant. The management services agreement also provides that NCM LLC employees may participate in the NCM, Inc. equity incentive plan (see Note 7).

        Amounts due to/from managing member were comprised of the following (in millions):

	At December 31, 2009	At January 1, 2009
Distributions payable	$22.0	$21.0
Cost and other reimbursement	0.9	1.1

Total	$22.9	$22.1

6. BORROWINGS

        On February 13, 2007, concurrently with the closing of the IPO of NCM, Inc., NCM LLC entered into a senior secured credit facility with a group of lenders. The facility consists of a six-year $80.0 million revolving credit facility and an eight-year, $725.0 million term loan facility. The revolving credit facility portion is available, subject to certain conditions, for general corporate purposes of the Company in the ordinary course of business and for other transactions permitted under the credit agreement, and a portion is available for letters of credit.

        The outstanding balance of the term loan facility at December 31, 2009 and January 1, 2009 was $725.0 million. The outstanding balance under the revolving credit facility at December 31, 2009 and January 1, 2009 was $74.0 million. As of December 31, 2009, the effective rate on the term loan was 5.59% including the effect of the interest rate swaps (both those accounted for as hedges and those not). The interest rate swaps hedged $550.0 million of the $725.0 million term loan at a fixed interest rate of 6.734% while the unhedged portion was at an interest rate of 2.01%. The weighted-average interest rate on the unhedged revolver was 1.99%. Commencing with the fourth fiscal quarter in fiscal year 2008, the applicable margin for the revolving credit facility is determined quarterly and is subject to adjustment based upon a consolidated net senior secured leverage ratio for NCM LLC and its subsidiaries (the ratio of secured funded debt less unrestricted cash and cash equivalents, over a

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

6. BORROWINGS (Continued)

non-GAAP measure defined in the credit agreement which is equivalent to Adjusted OIBDA). The senior secured credit facility also contains a number of covenants and financial ratio requirements, with which the Company was in compliance at December 31, 2009, including the consolidated net senior secured leverage ratio. There are no distribution restrictions as long as the Company is in compliance with its debt covenants. As of December 31, 2009, our consolidated net senior secured leverage ratio was 4.0 times the covenant. The debt covenants also require 50% of the term loan, or $362.5 million to be hedged at a fixed rate. As of December 31, 2009, the Company had approximately $550 million or 76% hedged. Of the $550.0 million that is hedged, $137.5 million is with Lehman Brothers Special Financing ("LBSF"). As described further in Note 12, in February 2010 LBSF transferred its interest rate swap agreement to Barclays Bank PLC ("Barclays"). See Note 10 for an additional discussion of the interest rate swaps.

        On September 15, 2008, Lehman Brothers Holdings Inc. ("Lehman") filed for protection under Chapter 11 of the federal Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. NCM LLC has an aggregate revolving credit facility commitment of $80.0 million with a consortium of banks, including $20.0 million with Lehman Commercial Paper Inc. ("LCPI"), a subsidiary of Lehman. As of December 31, 2009, NCM LLC borrowed $14.0 million from LCPI under the revolving credit facility. Following the bankruptcy filing, LCPI failed to fund a borrowing request related to its undrawn commitment of $6.0 million. On February 3, 2010, LCPI assigned the $6.0 million commitment to Barclays. Until the LCPI issues are resolved, NCM LLC is not anticipating repaying any of its revolver borrowings as it would effectively result in a permanent reduction of its revolving credit facility, to the extent of any payments of LCPI commitments. In addition, NCM LLC has been working with LCPI and its other lenders with the goal of having LCPI's agency function transferred to another bank within NCM LLC's lender group and restructuring LCPI's outstanding $14.0 million revolving loan such that (i) it would not be required to be repaid, nor would it share in any pro rata prepayments of the revolving loans, until the final maturity date of the revolving credit facility, and (ii) it would not be available for reborrowing in the event that it was prepaid. Until these LCPI issues are resolved, however, NCM LLC is not anticipating repaying any of its revolver borrowings as it would effectively result in a permanent reduction of its revolving credit facility, to the extent of the payments against LCPI borrowings.

        On March 19, 2009, the Company gave an $8.5 million note payable to Credit Suisse, Cayman Islands Branch ("Credit Suisse") with no stated interest to settle the $10.0 million contingent put obligation and to acquire the $20.7 million outstanding principal balance of debt of IdeaCast, Inc. ("IdeaCast") (together with all accrued interest and other lender costs required to be reimbursed by IdeaCast). Quarterly payments to Credit Suisse began on April 15, 2009 and will continue through January 15, 2011. At issuance the Company recorded the note at a present value of $7.0 million. At December 31, 2009, $4.3 million of the balance is recorded in current liabilities and $0.3 million is included in non-current liabilities. Interest on the note is accreted at the Company's estimated incremental cost of debt based on then current market indicators over the term of the loan to interest expense. The amount of interest expense recognized on the note for the year ended December 31, 2009 was $0.7 million. See Note 9 "—Contingent Put Obligation" for additional discussion of the IdeaCast restructuring.

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

6. BORROWINGS (Continued)

  Future Maturities of Long-Term Borrowings—

        The scheduled annual maturities on the senior secured credit facility for the next five years as of December 31, 2009 are as follows (in millions):

2010	$4.3
2011	—
2012	—
2013	74.0
2014	—
Thereafter	725.0

Total	$803.3

7. SHARE-BASED COMPENSATION

        On April 4, 2006, NCM LLC's board of directors approved the NCM LLC 2006 Unit Option Plan, under which 1,131,728 units were outstanding as of December 28, 2006. Under certain circumstances, holders of unit options could put the options to NCM LLC for cash. As such, the Unit Option Plan was accounted for as a liability plan and the liability was measured at its fair value at each reporting date. The valuation of the liability was determined based on provisions of ASC Topic 718 Compensation—Stock Compensation (formerly SFAS No. 123(R)), and factored into the valuation that the options were granted in contemplation of NCM, Inc.'s IPO. The Company used the estimated pricing of NCM, Inc.'s IPO at the time of the grant to determine the equity value for each unit underlying the options. The Unit Option Plan allowed for additional equity awards to be issued to outstanding option holders in the event of the occurrence of NCM, Inc.'s IPO, with the purpose of the additional option awards or restricted units being to ensure that the economic value of outstanding unit options, as defined in the agreement, held just prior to NCM, Inc.'s IPO was maintained by the option holder immediately after the offering.

        At the date of the NCM, Inc. IPO, the Company adopted the NCM, Inc. 2007 Equity Incentive Plan. The employees of NCM, Inc. and NCM LLC are eligible to participate in the Equity Incentive Plan. Under the Equity Incentive Plan, eligible employees were issued stock options on 1,589,625 shares of common stock to holders of outstanding unit options in substitution of the unit options and also issued 262,466 shares of restricted stock. In connection with the conversion at the date of NCM, Inc.'s IPO, and pursuant to the antidilution adjustment terms of the Unit Option Plan, the exercise price and the number of shares of common stock subject to options held by the Company's option holders were adjusted to prevent dilution and restore their economic position to that existing immediately before the NCM, Inc. IPO. The Equity Incentive Plan is treated as an equity plan under the provisions of Topic 718, and the existing liability under the Unit Option Plan at the end of the 2007 pre-IPO period of $2.3 million was reclassified to equity at that date.

        As of December 31, 2009, there were 7,076,000 shares of common stock available for issuance or delivery under the Equity Incentive Plan. Options awarded under the Equity Incentive Plan are generally granted with an exercise price equal to the market price of NCM, Inc. common stock on the date of the grant. Upon vesting of the awards, NCM LLC will issue common membership units to NCM, Inc. equal to the number of shares of NCM, Inc.'s common stock represented by such awards.

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

7. SHARE-BASED COMPENSATION (Continued)

Under the fair value recognition provisions of Topic 718, the Company recognizes stock-based compensation net of an estimated forfeiture rate, and therefore only recognizes stock-based compensation cost for those shares expected to vest over the requisite service period of the award. Options generally vest annually over a three or five-year period and have either 10-year or 15-year contractual terms. A forfeiture rate of 5% was estimated for all employees to reflect the potential separation of employees.

        The recognized expense, including equity based compensation costs of NCM, Inc. employees, is included in the operating results of NCM LLC. The Company recognized $3.1 million, $2.1 million, $1.9 million, and $0.3 million for the year ended December 31, 2009, January 1, 2009, the 2007 post-IPO period, and the 2007 pre-IPO period, respectively, of share-based compensation expense for these options and $0.1 million and $0.1 million were capitalized during the year ended December 31, 2009 and January 1, 2009, respectively. As of December 31, 2009, unrecognized compensation cost related to nonvested options was approximately $7.1 million, which will be recognized over a weighted average remaining period of 2.33 years.

        The weighted average grant date fair value of granted options was $2.17, $3.77 and $6.23 for the years ended December 31, 2009 and January 1, 2009 and the 2007 post-IPO period, respectively. The intrinsic value of options exercised during the year was $0.2 million for both years ended December 31, 2009 and January 1, 2009. During the year ended December 31, 2009 there was an immaterial amount of cash received on options exercised and $0.6 million received for the 2008 period. The total fair value of awards vested during the years ended December 31, 2009 and January 1, 2009 was $0.3 million and $3.9 million, respectively. There were no options vested or exercised prior to the 2008 fiscal year.

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, which requires that the Company make estimates of various factors. The following assumptions were used in the valuation of the options:

	Fiscal 2009	Fiscal 2008	Fiscal 2007
Expected life of options	6.5 years	6.5 years	6.5 to 9 years
Risk free interest rate	2.23% to 3.70%	3.74% to 4.09%	4.1% to 4.9%
Expected volatility	30%	30%	30%
Dividend yield	3%	3%	3%

        Activity in the Equity Incentive Plan, as converted, is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at January 1, 2009	2,025,099	$17.33
Granted	1,156,515	9.53
Exercised	(1,800)	5.35
Forfeited	(53,254)	14.35

Outstanding at December 31, 2009	3,126,560	$14.51	9.9	$9.2
Exercisable at December 31, 2009	648,359	$17.67	10.5	$0.2
Vested and Expected to Vest at December 31, 2009	3,090,782	$14.52	9.9	$9.0

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

7. SHARE-BASED COMPENSATION (Continued)

        The following table summarizes information about the stock options at December 31, 2009, including the weighted average remaining contractual life and weighted average exercise price:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding at Dec. 31, 2009	Weighted Average Remaining Life (in years)	Weighted Average Exercise Price	Number Exercisable at Dec. 31, 2009	Weighted Average Exercise Price
$5.35 - $9.22	1,126,350	9.0	$9.06	7,800	$5.35
$11.59 - $15.04	136,408	8.9	13.47	14,600	12.33
$16.35 - $18.01	1,409,436	11.3	16.52	476,280	16.56
$19.37 - $21.00	301,500	7.5	20.35	96,000	20.59
$24.04 - $29.05	152,866	10.1	25.40	53,679	25.59

	3,126,560	9.9	$14.51	648,359	$17.67

        Non-vested (Restricted) Stock—NCM, Inc. has a non-vested stock program as part of the Equity Incentive Plan. The plan provides for non-vested stock awards to officers, board members and other key employees, including employees of NCM LLC. Under the non-vested stock program, common stock of NCM, Inc. may be granted at no cost to officers, board members and key employees, subject to a continued employment restriction and as such restrictions lapse, the award vests in that proportion. The participants are entitled to cash dividends from NCM, Inc. and to vote their respective shares, although the sale and transfer of such shares is prohibited and the shares are subject to forfeiture during the restricted period. The shares are also subject to the terms and provisions of the Equity Incentive Plan. Non-vested stock awards granted in 2009 include performance vesting conditions, which permit vesting to the extent that NCM, Inc. achieves specified non-GAAP targets at the end of the three-year period. Non-vested stock granted to non-employee directors vest after one year. Compensation cost is valued based on the market price on the grant date and is expensed over the vesting period.

        The following table represents the shares of non-vested stock:

	Shares	Weighted Average Grant- Date Fair Value
Non-vested as of January 1, 2009	203,618	$20.91
Granted	424,555	9.50
Forfeited	(12,500)	10.10
Vested	(25,299)	21.93

Non-vested as of December 31, 2009	590,374	$13.15

        The recognized expense, including the equity based compensation costs of NCM, Inc. employees, is included in the operating results of NCM LLC. The Company recorded $2.4 million, $1.3 million and $1.2 million in compensation expense related to such outstanding non-vested shares during the years ended December 31, 2009, January 1, 2009 and the 2007 post-IPO period. Minimal amounts were capitalized during the 2009 fiscal year. As of December 31, 2009, unrecognized compensation cost related to non-vested stock was approximately $5.1 million, which will be recognized over a weighted average remaining period of 2.27 years. The total fair value of awards vested during the year ended December 31, 2009 was $0.3 million.

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

8. EMPLOYEE BENEFIT PLANS

        NCM LLC sponsors the NCM 401(k) Profit Sharing Plan (the "Plan") under Section 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of substantially all full-time employees. The Plan provides that participants may contribute up to 20% of their compensation, subject to Internal Revenue Service limitations. Employee contributions are invested in various investment funds based upon election made by the employee. The recognized expense, including the discretionary contributions of NCM, Inc. employees, is included in the operating results of NCM LLC. The Company made discretionary contributions of $0.8 million, $0.8 million, and $0.6 million during the years ended December 31, 2009, January 1, 2009 and December 27, 2007, respectively.

9. COMMITMENTS AND CONTINGENCIES

        The Company is subject to claims and legal actions in the ordinary course of business. The Company believes such claims will not have a material adverse effect on its financial position or results of operations.

  Operating Lease Commitments

        The Company leases office facilities for its headquarters in Centennial, Colorado and also in various cities for its sales and marketing personnel as sales offices. The Company has no capital lease obligations. Total lease expense for the years ended December 31, 2009, January 1, 2009, 2007 post-IPO period and the 2007 pre-IPO period, was $2.3 million, $2.0 million, $1.3 million, and $0.3 million, respectively.

        Future minimum lease payments under noncancelable operating leases as of December 31, 2009 are as follows (in millions):

2010	$2.2
2011	2.1
2012	2.0
2013	1.9
2014	0.8
Thereafter	0.2

Total	$9.2

  Contingent Put Obligation

        On April 29, 2008, NCM LLC, IdeaCast, the IdeaCast lender and certain of its stockholders agreed to a financial restructuring of IdeaCast. Among other things, the restructuring resulted in the lender being granted an option to "put," or require NCM LLC to purchase, up to $10 million of the funded convertible debt at par, on or after December 31, 2010 through March 31, 2011. The put was accounted for under ASC Topic 460-10 Guarantees (formerly FIN No. 45 (as amended), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others). During the fourth quarter of 2008, the Company determined that the initial investment and call right in IdeaCast were other-than-temporarily impaired due to IdeaCast's defaults on its senior debt and liquidity issues and that the put obligation was probable. The Company estimated a liability at January 1, 2009 of $4.5 million, which represented the excess of the estimated probable loss on the put

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

9. COMMITMENTS AND CONTINGENCIES (Continued)

(net of estimated recoveries from the net assets of IdeaCast that serve as collateral for the convertible debt) obligation over the unamortized ASC Topic 460-10 liability. The total amount of the impairment and related loss recorded in the fourth quarter of 2008 was $11.5 million.

        On March 19, 2009, NCM LLC, IdeaCast and IdeaCast's lender agreed to certain transactions with respect to the IdeaCast Credit Agreement. Among other things, these agreements resulted in (i) the termination of the Put and the Call; (ii) the transfer, sale and assignment by IdeaCast's lender to NCM LLC of all of its right, title and interest under the Credit Agreement, including without limitation the loans outstanding under the Credit Agreement; (iii) the resignation of IdeaCast's lender, and the appointment of NCM LLC, as administrative agent and collateral agent under the Credit Agreement; and (iv) the delivery by NCM LLC to IdeaCast's lender of a non-interest bearing promissory note in the amount of $8.5 million payable through January 2011. On June 16, 2009, NCM LLC's interest in the Credit Agreement was assigned to NCM Out-Of-Home, LLC ("OOH"), which was a wholly-owned subsidiary of NCM LLC. OOH was also appointed as administrative agent and collateral agent under the Credit Agreement. On June 16, 2009, OOH, as IdeaCast's senior secured lender, foreclosed on substantially all of the assets of IdeaCast, consisting of certain tangible and intangible assets (primarily equipment, business processes and contracts with health clubs and programming partners). The assets were valued at approximately $8.2 million. On June 29, 2009, NCM LLC transferred its ownership interest in OOH to RMG, a digital advertising company, in exchange for approximately 24% of the equity (excluding out-of-the-money warrants) of RMG on a fully diluted basis through a combination of convertible preferred stock, common stock and common stock warrants (refer to Note 1-Equity Method Investments). The Company's investment in RMG was valued at the fair value of the assets contributed.

  Minimum Revenue Guarantees

        As part of the network affiliate agreements entered in the ordinary course of business under which the Company sells advertising for display in various theatre chains other than those of the founding members of NCM LLC, the Company has agreed to certain minimum revenue guarantees. If an affiliate achieves the attendance set forth in their respective agreement, the Company has guaranteed minimum revenue for the network affiliate per attendee if such amount paid under the revenue share arrangement is less than its guaranteed amount. The amount and term varies for each network affiliate, but ranges from two to five years. The maximum potential amount of future payments the Company could be required to make pursuant to the minimum revenue guarantees is $21.2 million over the remaining terms of the network affiliate agreements. For the years ended December 31, 2009 and January 1, 2009 the Company had no liabilities recorded for these obligations as such guarantees are less than the expected share of revenue paid to the affiliate.

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

10. FAIR VALUE MEASUREMENTS AND DERIVATIVE INSTRUMENTS

        Fair Value Measurements—The fair values of the Company's assets and liabilities measured on a recurring basis pursuant to ASC Topic 820-10 Fair Value Measurements and Disclosures (formerly FAS No. 157, Fair Value Measurements and Disclosures) are as follows (in millions):

		Fair Value Measurements at Reporting Date Using
	At December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
LIABILITIES:
Interest Rate Swap Agreements	$54.6	—	$54.6	—

        Derivative Instruments—NCM LLC has interest rate swap agreements with four counterparties that, at their inception, qualified for and were designated as cash flow hedges against interest rate exposure on $550.0 million of the variable rate debt obligations under the senior secured credit facility. The interest rate swap agreements have the effect of converting a portion of the Company's variable rate debt to a fixed rate of 6.734%. All interest rate swaps were entered into for risk management purposes. The Company has no derivatives for other purposes.

        On September 15, 2008, Lehman filed for protection under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. LBSF is the counterparty to a notional amount of $137.5 million of NCM LLC's interest rate swaps, and Lehman is a guarantor of LBSF's obligations under such swap. NCM LLC notified LBSF on September 18, 2008 that, as a result of the bankruptcy of Lehman, an event of default had occurred under the swap with respect to which LBSF was the defaulting party. On October 3, 2008, LBSF also filed for Chapter 11 protection, which constituted another default by LBSF under the swap. As a result, as permitted under the terms of NCM LLC's swap agreement with LBSF, the Company has withheld interest rate swap payments aggregating $5.5 million in the year ended December 31, 2009 and $1.5 million in the year ended January 1, 2009 that were due to LBSF, and has further notified LBSF that the bankruptcy and insolvency of both Lehman and LBSF constitute default events under the swap. As of December 31, 2009 the interest rate swap agreement had not been terminated.

        The Company performed an effectiveness test for the swaps with LBSF as of September 14, 2008, the day immediately prior to the default date, and determined they were effective on that date. As a result, the fair values of the interest rate swap on that date was recorded as a liability with an offsetting amount recorded in other comprehensive income. Cash flow hedge accounting was discontinued on September 15, 2008 due to the event of default and the inability of the Company to continue to demonstrate the swap would be effective. The Company continues to record the interest rate swap with LBSF at fair value with any change in the fair value recorded in the statement of operations.

        There was an $8.3 million decrease and a $13.8 million increase in the fair value of the liability for the years ended December 31, 2009 and January 1, 2009, respectively, which the Company recorded as a component of interest expense. In accordance with Topic 815 Derivatives and Hedging, the net derivative loss as of September 14, 2008 related to the discontinued cash flow hedge with LBSF shall continue to be reported in accumulated other comprehensive income unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period. Accordingly, the net derivative loss is being amortized to interest expense over the remaining term of the interest rate

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

10. FAIR VALUE MEASUREMENTS AND DERIVATIVE INSTRUMENTS (Continued)

swap through February 13, 2015. The amount amortized during the years ended December 31, 2009 and January 1, 2009 were $1.3 million and $0.4 million, respectively. The Company estimates approximately $1.3 million will be amortized to interest expense in the next 12 months.

        Both at inception and on an on-going basis the Company performs an effectiveness test using the hypothetical derivative method. The fair values of the interest rate swaps with the counterparties other than LBSF (representing notional amounts of $412.5 million associated with a like amount of the variable rate debt) are recorded on the Company's balance sheet as a liability with the change in fair value recorded in other comprehensive income since the instruments other than LBSF were determined to be perfectly effective at December 31, 2009 and January 1, 2009. There were no amounts reclassified into current earnings due to ineffectiveness during the periods presented other than as described below.

        The fair value of the Company's interest rate swap is based on dealer quotes, and represents an estimate of the amount the Company would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates and the forward yield curve for 3-month LIBOR.

        At December 31, 2009 and January 1, 2009, the estimated fair value and line item caption of derivative instruments recorded were as follows (in millions):

	Liability Derivatives
	As of December 31, 2009		As of January 1, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments:
Interest Rate Swaps	Other Liabilities	$40.9	Other Liabilities	$65.8
Derivatives not designated as hedging instruments:
Interest Rate Swaps	Other Liabilities	$13.7	Other Liabilities	$21.9

Total derivatives		$54.6		$87.7

        The effect of derivative instruments in cash flow hedge relationships on the financial statements for the year ended December 31, 2009, January 1, 2009, the 2007 post-IPO period were as follows (in millions):

	Unrealized Gain (Loss) Recognized in NCM LLC's OCI (Pre-tax)			Realized Gain (Loss) Recognized in Interest Expense (Pre-tax)
	Year Ended Dec. 31, 2009	Year Ended Jan. 1, 2009	Period Feb. 13, 2007 through Dec. 27, 2007	Year Ended Dec. 31, 2009	Year Ended Jan. 1, 2009	Period Feb. 13, 2007 through Dec. 27, 2007
Interest Rate Swaps	$9.3	$(67.9)	$(12.3)	$(16.7)	$(8.8)	$2.1

        There was $1.3 million and $0.4 million $0.0 million and $0.0 million of ineffectiveness recognized for the years ended December 31, 2009, January 1, 2009, the 2007 post-IPO period and the 2007 pre-IPO period, respectively.

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

10. FAIR VALUE MEASUREMENTS AND DERIVATIVE INSTRUMENTS (Continued)

        The effect of derivative not designated as hedging instruments under Topic 815 on the financial statements for the years ended December 31, 2009, January 1, 2009, the 2007 post-IPO period and the 2007 pre-IPO period were as follows (in millions):

	Gain or (Loss) Recognized in Interest Expense (Pre-tax)
	Year Ended Dec. 31, 2009	Year Ended Jan. 1, 2009	Period Feb. 13, 2007 through Dec. 27, 2007
Borrowings	$(6.2)	$(1.0)	$—
Change in derivative fair value	7.0	(14.2)	—

Total	$0.8	$(15.2)	$—

11. SEGMENT REPORTING

        Advertising is the principal business activity of the Company and is the Company's reportable segment under the requirements of ASC Topic 280, Segment Reporting. Advertising revenue accounts for 88.0%, 89.4%, 91.7% and 87.7% of revenue for the years ended December 31, 2009, January 1, 2009, the post-IPO period and the pre-IPO period, respectively. Fathom Consumer Events and Fathom Business Events are operating segments under ASC Topic 280, but do not meet the quantitative thresholds for segment reporting. The following table presents revenues less directly identifiable expenses to arrive at operating income net of direct expenses for the Advertising reportable segment, the combined Fathom Events operating segments, and Network, Administrative and Unallocated costs. Management does not evaluate its segments on a fully allocated cost basis. Therefore, the measure of segment operating income net of direct expenses shown below is not prepared on the same basis as operating income in the statement of operations and the results below are not indicative of what segment results of operations would have been had it been operated on a fully allocated cost basis. Management cautions that it would be inappropriate to assume that unallocated operating costs are incurred proportional to segment revenue or any directly identifiable segment expenses. Unallocated operating costs consist primarily of network costs, general and administrative costs and other

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

11. SEGMENT REPORTING (Continued)

unallocated costs including depreciation and amortization. Management does not track segment assets and, therefore, segment asset information is not presented.

	Year Ended December 31, 2009 (in millions)
	Advertising	Other	Network, Administrative and Unallocated Costs	Total
Revenue	$335.1	$45.5	$0.1	$380.7
Operating costs	72.7	29.1		101.8
Selling and marketing costs	40.6	8.6	1.0	50.2
Other costs	2.8	0.9		3.7

Operating income, net of direct expenses	$219.0	$6.9
Network, administrative and other costs			56.8	56.8

Total Operating Income				$168.2

	Year Ended January 1, 2009 (in millions)
	Advertising	Other	Network, Administrative and Unallocated Costs	Total
Revenue	$330.3	$38.9	$0.3	$369.5
Operating costs	68.5	25.1		93.6
Selling and marketing costs	38.5	8.3	1.1	47.9
Other costs	2.8	0.8		3.6

Operating income, net of direct expenses	$220.5	$4.7
Network, administrative and other costs			51.2	51.2

Total Operating Income				$173.2

	Period February 13, 2007 through December 27, 2007 (in millions)
	Advertising	Other	Network, Administrative and Unallocated Costs	Total
Revenue	$282.7	$25.4	$0.2	$308.3
Operating costs	50.6	15.4		66.0
Selling and marketing costs	32.2	7.4	1.3	40.9
Other costs	2.4	0.4		2.8

Operating income, net of direct expenses	$197.5	$2.2
Network, administrative and other costs			37.1	37.1

Total Operating Income				$161.5

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

11. SEGMENT REPORTING (Continued)

	Period December 29, 2006 through February 12, 2007 (in millions)
	Advertising	Other	Network, Administrative and Unallocated Costs	Total
Revenue	$20.7	$2.9		$23.6
Operating costs	15.5	1.4		16.9
Selling and marketing costs	4.4	0.8		5.2
Other costs	0.3	0.1		0.4

Operating income, net of direct expenses	$0.5	$0.6
Network, administrative and other costs			$5.2	5.2

Total Operating Income (Loss)				$(4.1)

        The following is a summary of revenues by category, in millions:

	Year Ended December 31, 2009	Year Ended January 1, 2009	Period February 13, 2007 through December 27, 2007	Period December 29, 2006 through February 12, 2007
National Advertising Revenue	$236.8	$223.1	$187.1	$15.3
Founding Member Advertising Revenue	36.3	43.3	40.9	—
Regional Advertising Revenue	62.0	63.9	54.7	5.4
Fathom Consumer Revenue	28.6	20.2	8.2	1.4
Fathom Business Revenue	16.9	18.7	17.2	1.5
Other Revenue	0.1	0.3	0.2	—

Total Revenues	$380.7	$369.5	$308.3	$23.6

12. SUBSEQUENT EVENTS

        ASC Topic 855-10, Subsequent Events (formerly SFAS No. 165, Subsequent Events) requires the Company to disclose the date through which subsequent events have been evaluated, as well as whether that date is the date the financial statements were issued. For the year ended December 31, 2009, the Company evaluated, for potential recognition and disclosure, events that occurred prior to the inclusion of the Company's financial statements in NCM, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2009 on March 9, 2010.

        Effective February 8, 2010, NCM LLC entered into a novation agreement with Lehman Brothers Special Financing Inc. ("Lehman") and Barclays Bank PLC ("Barclays") whereby Lehman transferred to Barclays all the rights, liabilities, duties and obligations of NCM LLC's interest rate swap agreement with Lehman with identical terms. NCM LLC accepted Barclays as its sole counterparty with respect to the new agreement. The term runs until February 13, 2015, subject to earlier termination upon the occurrence of certain specified events. Subject to the terms of the new agreement, NCM LLC or Barclays will make payments at specified intervals based on the variance between LIBOR and a fixed rate of 4.984% on a notional amount of $137,500,000. NCM LLC effectively pays a rate of 6.734% on

National Cinemedia, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

12. SUBSEQUENT EVENTS (Continued)

this notional amount inclusive of the 1.75% margin currently required by NCM LLC's credit agreement. The agreement with Barclays is secured by the assets of NCM LLC on a pari passu basis with the credit agreement (as defined in Note 6) and the other interest rates swaps that were entered into by NCM LLC. In consideration of Lehman entering into the transfer, NCM LLC agreed to pay to Lehman the full amount of interest rate swap payments withheld aggregating $7.0 million and an immaterial amount of default interest. The Company expects to redesignate the Barclays interest rate swap agreement as a cash flow hedge.

        Effective February 3, 2010, LCPI entered into an assignment and assumption agreement with Barclays whereby LCPI transferred to Barclays the remaining unfunded revolving credit commitment of $6.0 million.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

UNAUDITED CONDENSED STATEMENTS OF ASSETS AND LIABILITIES

As of March 31, 2010 and December 31, 2009

	March 31, 2010	December 31, 2009
Assets
Current Assets:
Due from Parent	$26,684,867	$30,233,158
Accounts receivable	4,032,833	4,227,816
Inventories	1,603,051	1,550,867
Other current assets	7,486,135	5,737,930

Total current assets	39,806,886	41,749,771

Property and equipment—net	132,035,369	136,686,136

Other Assets:
Goodwill	24,153,064	24,153,064
Intangible and other assets—net	26,357,192	26,651,173

Total other assets	50,510,256	50,804,237

Total	$222,352,511	$229,240,144

Liabilities and Net Assets
Current Liabilities:
Accounts payable	$7,124,618	$4,356,479
Accrued payroll and payroll taxes	4,416,835	4,851,429
Accrued property taxes	11,897,572	10,938,383
Other accrued expenses	7,939,998	13,879,500
Other accrued taxes	891,541	1,221,388
Deferred revenue and other liabilities	4,847,632	6,060,329
Current portion of developer reimbursements	263,895	262,588
Current portion of long-term debt to Parent	665,613	665,613
Current portion of deferred gain	7,347,616	7,347,616

Total current liabilities	45,395,320	49,583,325
Long-term Liabilities:
Developer reimbursements	16,717,804	16,784,275
Long-term debt to Parent	19,942,171	24,849,121
Deferred gain from sale-leaseback transactions	111,211,954	113,048,858
Deferred rent and other long-term liabilities	7,338,795	7,364,737

Total liabilities	200,606,044	211,630,316
Commitments and Contingencies	—	—
Net assets	21,746,467	17,609,828

Total	$222,352,511	$229,240,144

See Notes to Unaudited Condensed Financial Statements.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

UNAUDITED CONDENSED STATEMENTS OF INCOME

For the Quarterly Periods Ended March 31, 2010 and 2009

	Three Months Ended
	March 31, 2010	March 31, 2009
Revenues:
Box office revenue	$51,046,633	$50,074,621
Concession revenue	23,279,896	23,327,533
Other operating revenue	5,396,288	2,880,437

Total revenues	79,722,817	76,282,591

Operating Expenses:
Film expense and advertising costs	29,078,389	26,759,638
Cost of concession sales	2,688,490	2,719,832
General and administrative expenses	3,973,215	4,017,098
Theatre occupancy costs	16,803,336	17,267,930
Depreciation and amortization	4,627,864	5,252,133
Other operating expenses	18,848,447	16,852,893
Amortization of deferred gain	(1,836,904)	(1,836,904)

Total operating expenses	74,182,837	71,032,620

Income from Operations	5,539,980	5,249,971

Other Expenses
Interest expense to Parent	(744,316)	(1,042,513)
Other income and expenses—net	(569,103)	(714,787)

Total other expenses	(1,313,419)	(1,757,300)

Net income	$4,226,561	$3,492,671

See Notes to Unaudited Condensed Financial Statements.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

For the Quarterly Periods Ended March 31, 2010 and 2009

	Three Months Ended
	March 31, 2010	March 31, 2009
Cash flows from operating activities:
Net income	$4,226,561	$3,492,671
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	4,627,864	5,252,133
Noncash interest expense	283,138	477,116
Loss on disposal of property	38,532	(22,806)
Amortization of deferred gain	(1,836,904)	(1,836,904)
Changes in:
Accounts receivable	194,983	706,943
Inventories	(52,184)	33,142
Other assets	(1,748,206)	(1,601,233)
Accounts payable	2,958,343	4,535,158
Other current liabilities	(6,956,419)	(1,154,026)
Deferred rent and other long-term liabilities	(25,941)	161,900

Net cash flows from operating activities	1,709,767	10,044,094

Cash flows from investing activities:
Capital expenditures	(289,944)	(5,707,699)
Proceeds from sales of property	4,000	38,345

Net cash flows from investing activities	(285,944)	(5,669,354)

Cash flows from financing activities:
Principal payments on borrowings from Parent	(4,906,950)	(43,705,260)
Due from Parent	3,548,291	39,519,164
Principal payments on developer reimbursement financing obligations	(65,164)	(54,153)
Payment of debt issuance costs	—	(1,359,491)
Proceeds from developer reimbursements for construction costs	—	1,225,000

Net cash flows from financing activities	(1,423,823)	(4,374,740)

Net change in cash	—	—
Cash—beginning of period	—	—

Cash—end of period	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—Cash paid during the quarter for:
Interest—net of amount capitalized	$430,558	$880,537

SUPPLEMENTAL DISCLOSURE OF NONCASH OPERATING, INVESTING AND FINANCING ACTIVITIES:
Amounts reflected in accounts payable and fixed assets at period-end	$—	$—

Amounts reflected in accrued expenses and fixed assets at period-end	$—	$—

See Notes to Unaudited Condensed Financial Statements.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

As of and for the Quarters Ended March 31, 2010 and 2009

1. BASIS OF PRESENTATION

        The principal business of the Kerasotes Showplace Theatres Sold to AMC Entertainment Inc (such theatres are hereafter referred to as the "Theatres") is the operation of motion picture theatres. Box office admission and concession sales are the Theatres' primary sources of revenue. The Theatres' operations are primarily located throughout the Midwest in the states of Illinois, Indiana, Iowa, Missouri, Minnesota, and Ohio. Over the years, the Theatres have grown through the construction and acquisition of theatres, most recently in the states of Colorado, Wisconsin, and California.

        The Theatres are not a separate legal entity, and were operated by Kerasotes Showplace Theatres, LLC (the "Parent") during the periods presented. On December 9, 2009, the Parent agreed to sell these theatre assets comprising a substantial majority of the Parent's theatres and transfer related liabilities to AMC Entertainment Inc. ("AMC") (the "Sale"); this sale was closed on May 24, 2010. Further discussion of the Sale is included in Note 2.

        These unaudited condensed financial statements have been prepared in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 270, Interim Reporting. Accordingly, they do not include all of the information and footnotes required in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments (which consist of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim period are not necessarily indicative of the results that may be expected for the full year. These interim financial statements and related notes should be read in conjunction with the audited financial statements and related notes for the year ended December 31, 2009.

2. THE SALE

        As mentioned in Note 1, on December 9, 2009, the Parent agreed to sell certain theatre assets comprising a substantial majority of the Parent's theatres and transfer-related liabilities to AMC; this sale closed on May 24, 2010. These theatres were sold for $275,000,000 in cash, subject to certain working capital and other purchase price adjustments finalized on the closing date.

        The unaudited condensed financial statements pertain to these theatres sold to AMC by the Parent. The financial statements have been prepared from the records maintained by the Parent and may not necessarily be indicative of the conditions that would have existed or the results of the operations if these theatres had been operated as an unaffiliated company. The majority of the assets, liabilities, income and expenses presented in these financial statements are specifically-identifiable to the theatres sold by the Parent to AMC. Portions of certain assets, liabilities, income and expenses represent allocations made from the Parent to these theatres that are applicable to the Parent as a whole where specific-identification of these balances to each theatre is not practicable. These allocations primarily relate to certain receivables, payables, accrued expenses, debt, and operating expenses generated or incurred at the Parent and not directly related to an individual theatre; these allocations have been made based on the proportion of the number of theatre screens within the theatres sold to AMC as a percentage of the total number of theatre screens owned by the Parent prior to the Sale. In the opinion of management, these allocations are reasonable for the purposes of presenting the unaudited condensed interim financial information of the Theatres.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (Continued)

As of and for the Quarters Ended March 31, 2010 and 2009

3. DEBT

        These financial statements include an allocation of the amounts outstanding on the Parent's bank debt, and also the related debt issuance costs. The Parent's outstanding debt facilities consisted of a revolving line of credit ("Revolver") and Term B notes. These outstanding Parent debt balances were secured by substantially all of the Parent's assets, which included the assets of the Theatres. The Parent's bank debt was repaid in full as of the closing date of the Sale.

4. RELATED-PARTY TRANSACTIONS

        The Theatres are not a separate legal entity, and were operated by the Parent during the periods presented. As discussed in Note 2, the financial statements have been prepared from the records maintained by the Parent and may not necessarily be indicative of the conditions that would have existed or the results of the operations if these theatres had been operated as an unaffiliated company. Portions of certain assets, liabilities, income and expenses represent allocations made from the Parent to these theatres that are applicable to the Parent as a whole. The Parent maintains and manages the cash generated by the Theatres, including the transfer of cash deposits from Theatres' operations to the Parent's bank accounts; these funds are used to finance the operations and capital expenditures of the Theatres. The outstanding amounts owed by the Parent to the Theatres are presented as "Due from Parent" in the Statements of Assets and Liabilities.

        Total rental expense payable to related-parties of the Theatres amounted to $3,600 and $3,600 for the quarterly-periods ended March 31, 2010 and 2009, respectively. Amounts payable to related-parties at March 31, 2010 and December 31, 2009 were $187,153 and $183,553, respectively.

        Amounts paid to an advertising agency owned by a close relative of one of the Parent's shareholders were $0 and $22,087 for the quarterly-periods ended March 31, 2010 and 2009, respectively.

5. SUBSEQUENT EVENTS

        Management has evaluated subsequent events through July 13, 2010, which is the date the unaudited condensed financial statements were issued.

INDEPENDENT AUDITORS' REPORT

To the Member and Board of Directors of
Kerasotes Showplace Theatres, LLC
Chicago, Illinois

        We have audited the accompanying statements of assets and liabilities of the Kerasotes Showplace Theatres Sold to AMC Entertainment Inc. (the "Theatres") as of December 31, 2009, and 2008, and the related statements of income and cash flows for the years ended December 31, 2009, 2008 and 2007. These financial statements are the responsibility of the Theatres' management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Theatres' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Kerasotes Showplace Theatres Sold to AMC Entertainment Inc. as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years ended December 31, 2009, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the financial statements, these financial statements pertain to the Kerasotes Showplace Theatres Sold to AMC Entertainment Inc. by Kerasotes Showplace Theatres, LLC (the "Parent"). The accompanying financial statements have been prepared from the records maintained by the Parent and may not necessarily be indicative of the conditions that would have existed or the results of the operations if the Theatres had been operated as an unaffiliated company. Portions of certain assets, liabilities, income and expenses represent allocations made from the Parent to the Theatres that are applicable to the Parent as a whole.

/s/ Deloitte & Touche LLP
Chicago, Illinois
July 13, 2010

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

STATEMENTS OF ASSETS AND LIABILITIES

As of December 31, 2009 and 2008

	2009	2008
Assets
Current Assets:
Due from Parent	$30,233,158	$67,321,610
Accounts receivable	4,227,816	5,167,257
Inventories	1,550,867	1,533,362
Other current assets	5,737,930	4,609,948

Total current assets	41,749,771	78,632,177

Property and Equipment:
Land	11,471,194	11,471,193
Land improvements	17,632,816	17,577,549
Buildings and improvements	85,905,548	85,899,287
Leasehold improvements	21,903,276	21,593,529
Equipment	170,476,408	166,604,851
Construction in progress	76,113	49,364

Total property and equipment	307,465,355	303,195,773

Less accumulated depreciation	(170,779,219)	(151,025,656)

Property and equipment—net	136,686,136	152,170,117

Other Assets:
Goodwill	24,153,064	24,153,064
Intangible assets—net	25,963,411	27,408,299
Other assets	687,762	700,115

Total other assets	50,804,237	52,261,478

Total	$229,240,144	$283,063,772

Liabilities and Net Assets
Current Liabilities:
Accounts payable	$4,356,479	$8,244,810
Accrued payroll and payroll taxes	4,851,429	1,926,996
Accrued property taxes	10,938,383	12,204,983
Other accrued expenses	13,879,500	12,430,529
Other accrued taxes	1,221,388	831,361
Deferred revenue and other liabilities	6,060,329	5,632,324
Current portion of developer reimbursements	262,588	56,221
Current portion of long-term debt to Parent	665,613	40,665,612
Current portion of deferred gain	7,347,616	7,347,616

Total current liabilities	49,583,325	89,340,452
Long-Term Liabilities:
Developer reimbursements	16,784,275	14,793,366
Long-term debt to Parent	24,849,121	54,538,009
Deferred gain from sale-leaseback transactions	113,048,858	120,396,474
Deferred rent and other long-term liabilities	7,364,737	9,891,240

Total liabilities	211,630,316	288,959,541
Commitments and Contingencies	—	—
Net Assets	17,609,828	(5,895,769)

Total	$229,240,144	$283,063,772

See Notes to Financial Statements.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

STATEMENTS OF INCOME

For the Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Revenues:
Box office revenue	$211,489,296	$188,536,649	$167,070,271
Concession revenue	97,914,429	90,516,423	82,910,994
Other operating revenue	16,560,734	9,664,611	9,101,016

Total revenues	325,964,459	288,717,683	259,082,281

Operating Revenues:
Film expense and advertising costs	117,493,029	105,299,786	93,013,579
Cost of concession sales	11,911,423	10,528,086	9,046,089
General and administrative expenses	17,011,193	16,671,037	14,904,875
Theatre occupancy costs	65,318,610	65,629,446	49,988,848
Depreciation and amortization	21,893,823	23,947,330	24,110,749
Other operating expenses	68,827,081	62,971,984	54,287,656
Amortization of deferred gain	(7,347,616)	(7,268,376)	(5,543,587)

Total operating expenses	295,107,543	277,779,293	239,808,209

Income from operations	30,856,916	10,938,390	19,274,072

Other Expenses
Interest expense to Parent	(4,150,202)	(5,215,322)	(11,133,088)
Other income and expenses—net	(3,291,037)	(279,297)	(4,005,048)

Total other expenses	(7,441,239)	(5,494,619)	(15,138,136)

Net Income	$23,415,677	$5,443,771	$4,135,936

See Notes to Financial Statements.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2009, 2008, and 2007

	2009	2008	2007
Cash flows from operating activities:
Net income	$23,415,677	$5,443,771	$4,135,936
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	21,893,823	23,947,330	24,110,749
Amortization of debt issuance costs and other noncash interest expense	1,270,351	656,131	922,721
Loss on disposal of property	46,874	519,715	3,902,837
Amortization of deferred gain	(7,347,616)	(7,268,376)	(5,543,587)
Loss from equity investment in Kerasotes Colorado Cinema, LLC	—	—	228,795
Changes in:
Accounts receivable	(285,560)	(1,836,196)	(212,753)
Inventories	(17,505)	(57,658)	(36,189)
Other assets	44,184	(484,661)	(2,543,722)
Accounts payable	(2,691,554)	(438,787)	3,413,292
Other current liabilities	5,253,179	367,259	3,663,650
Deferred rent and other long-term liabilities	(337,764)	1,404,736	2,773,609

Net cash flows from operating activities	41,244,089	22,253,264	34,815,338

Cash flows from investing activities:
Capital expenditures	(7,515,670)	(5,778,911)	(26,915,634)
Construction costs reimbursable by developers	—	(14,750,000)	—
Cash paid for capitalized interest	—	(336,858)	(184,912)
Proceeds from sale of property	68,638	98,383,985	100,083,847
Purchase of Kerasotes Colorado Cinemas—net of cash acquired	—	817,305	(52,622,350)
Acquisition of theatres	—	(75,517,400)	(12,652,954)

Net cash flows from investing activities	(7,447,032)	2,818,121	7,707,997

Cash flows from financing activities:
Proceeds from borrowings from Parent	—	30,454,014	82,697,526
Principal payments on borrowings from Parent	(69,688,884)	(31,700,000)	(103,437,522)
Due from Parent	37,088,452	(37,325,532)	(20,567,887)
Principal payments on developer reimbursement financing obligations	(244,492)	(24,867)	—
Payment of debt issuance costs	(2,177,133)		(1,215,452)
Proceeds from developer reimbursements for construction costs	1,225,000	13,525,000	—

Net cash flows from financing activities	(33,797,057)	(25,071,385)	(42,523,335)

Net change in cash	—	—	—
Cash—beginning of year	—	—	—

Cash—end of year	$—	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—Cash paid during the year for:
Interest—net of amount capitalized	$2,972,064	$4,383,172	$10,539,433

Replacement tax	$3,444	$14,404	$—

SUPPLEMENTAL DISCLOSURES OF NONCASH OPERATING, INVESTING, AND FINANCING ACTIVITIES:
Sale-leaseback deferred gain (amortization over 20 years)	$—	$19,017,834	$25,594,136

Amounts reflected in accounts payable and fixed assets at year-end	$190,204	$1,386,981	$—

Amounts reflected in accrued expenses and fixed assets at year-end	$1,032	$1,329,377	$144,246

See Notes to Financial Statements.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

1. THE THEATRES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The principal business of the Kerasotes Showplace Theatres Sold to AMC Entertainment Inc (such theatres are hereafter referred to as the "Theatres") is the operation of motion picture theatres. Box office admission and concession sales are the Theatres' primary sources of revenue.

        The Theatres' operations are primarily located throughout the Midwest in the states of Illinois, Indiana, Iowa, Missouri, Minnesota, and Ohio. Over the years, the Theatres have grown through the construction and acquisition of theatres, most recently in the states of Colorado, Wisconsin, and California.

        The Theatres are not a separate legal entity, and were operated by Kerasotes Showplace Theatres, LLC (the "Parent") during the periods presented. On December 9, 2009, the Parent agreed to sell these theatre assets comprising a substantial majority of the Parent's theatres and transfer related liabilities to AMC Entertainment Inc. ("AMC") (the "Sale"); this sale was closed on May 24, 2010. Further discussion of the Sale is included in Note 2.

        Management's Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Preopening Expenses—Costs incurred prior to opening of a new theatre are expensed as incurred. These costs include advertising and other start-up costs incurred prior to the operation of new theatres and are reported in their respective lines in the statements of income.

        Accounts Receivable—An allowance for doubtful accounts is provided only if specific accounts are considered uncollectible. If items become uncollectible, they will be charged to operations when that determination is made. Management determined no allowance was required as of December 31, 2009 or 2008.

        Inventories—Inventories consist primarily of concession items and are carried at the lower of cost, determined by the first-in, first-out method, or market.

        Property and Equipment—Property and equipment, consisting of buildings, land and leasehold improvements, and equipment, are carried at cost, less accumulated depreciation computed using both straight-line and accelerated methods. Land improvements are depreciated over an estimated useful life of 15 years. Buildings and improvements are depreciated over an estimated useful life of 39 years. Leasehold improvements are depreciated over the shorter of the lease term or economic life of the asset. Equipment is depreciated over an estimated useful life of five to seven years. Interest capitalized on Theatre-managed construction projects totaled $0 and $336,858 for the years ended December 31, 2009 and 2008.

        Leases—A significant portion of the Theatres' operations are conducted in premises occupied under lease agreements with initial base terms ranging generally from 15 to 20 years, with certain leases containing options to extend for up to an additional 20 years. The Theatres do not believe that exercise

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

1. THE THEATRES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

of the renewal options in its leases is reasonably assured at the inception of the lease agreements and therefore considers the initial base term the lease term. The leases provide for fixed and escalating rentals, contingent escalating rentals based on the consumer price index with a contractual floor and ceiling, and contingent rentals, including those that are based on revenues with a guaranteed minimum. As of December 31, 2009, all leases qualified as operating leases.

        The Theatres record rent expense for their operating leases on a straight-line basis over the base term of the lease agreements, commencing with the date the Theatres have control and access to leased premises.

        Occasionally, the Theatres are responsible for the construction of theatres subject to operating leases and receive reimbursement from the property developer for construction costs incurred. The Theatres evaluate these leases to determine who the accounting owner is during the construction period. For leases where the Theatres are determined to be the accounting owner during construction, they account for receipt of developer reimbursements under prevailing sale-leaseback accounting guidance. The Theatres have constructed four theatres subject to the circumstances described for which they have determined certain terms of the leases to be prohibited forms of continuing involvement. As a result, the Theatres have recorded developer reimbursement financing obligations of $17,046,863 and $14,849,587 in their statements of assets and liabilities as of December 31, 2009 and 2008, respectively, for operating leases related to these projects. The current portion of developer reimbursement financing obligations was $262,588 and $56,221, respectively, as of December 31, 2009 and 2008.

        Business Combinations—The Theatres account for their acquisitions of theatres using the purchase method. The purchase method requires that the Theatres estimate the fair value of the individual assets and liabilities acquired. The allocation of purchase price is based on management's judgment, including valuation assessments.

        Goodwill—The Theatres evaluate their goodwill for impairment annually during the fourth quarter, or more frequently, if events or changes in circumstances indicate that an asset might be impaired. The evaluation is performed using a two-step process. In the first step, the fair value of a reporting unit is compared with its carrying amount, including goodwill. If the estimated fair value of a reporting unit is less than its carrying amount, then a second step must be completed in order to determine the amount of the goodwill impairment that should be recorded. In the second step, the implied fair value of a reporting unit's goodwill is determined by allocating the reporting unit's fair value to all of its assets and liabilities other than goodwill (including any unrecognized intangible assets) in a manner similar to a business combination. The resulting implied fair value of the goodwill that results from the application of this second step is then compared to the carrying amount of the goodwill and an impairment charge is recorded for the difference if the implied goodwill is less than the carrying amount.

        The assumptions used in the estimate of fair value are generally consistent with the past performance of a reporting unit and are also consistent with the projections and assumptions that are used in current operating plans. Such assumptions are subject to change as a result of changing economic and competitive conditions. The Theatres recorded no goodwill impairment during the years ended December 31, 2009, 2008, or 2007.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

1. THE THEATRES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The changes in the carrying amount of goodwill during the fiscal years ended December 31, 2009 and 2008 are as follows:

Balance—January 1, 2008	$12,810,797
Purchase price adjustment—KCC acquisition	(817,305)
Finalization of purchase accounting	2,335,779
Star acquisition	9,823,793

Balance—December 31, 2008	24,153,064

Balance—December 31, 2009	$24,153,064

        Intangible Assets—As of December 31, 2009, definite-lived intangible assets were $25,963,411, net of accumulated amortization of $4,186,285. As of December 31, 2008, definite-lived intangible assets were $27,408,299, net of accumulated amortization of $2,741,397. These intangible assets consisted primarily of the intangible value associated with the operating leases that were acquired in the acquisitions discussed in Note 5. Amortization expense was $1,444,888, $1,902,252, and $839,145 for fiscal years 2009, 2008, and 2007, respectively, and is recorded in depreciation and amortization expense in the statements of income.

        Amortization expense is expected to be as follows:

Years Ending December 31	Amount
2010	$1,514,507
2011	1,514,507
2012	1,514,507
2013	1,514,507
2014	1,514,507
Thereafter	18,390,876

Total	$25,963,411

        Other Assets—As of December 31, 2009, debt issuance costs were $1,858,065, net of accumulated amortization of $1,393,590. As of December 31, 2008, other assets include debt issuance costs $698,253, net of accumulated amortization of $644,899. Costs resulting from the issuance of debt are capitalized and amortized over the term of the related debt agreement. Amortization expense of $1,017,322, $531,677, and $922,721 for fiscal years 2009, 2008, and 2007, respectively, is recorded in interest expense in the statements of income.

        Long-Lived Assets—The Theatres review the carrying value of their long-lived assets, including property and equipment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the assets, less estimated future cash outflows, are less than the carrying amount, an impairment loss would be recognized. No impairment loss was recognized during the years ended December 31, 2009, 2008, and 2007.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

1. THE THEATRES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Revenue Recognition—Revenues include box office receipts, sales of concessions merchandise, advertising revenues, and other miscellaneous revenues, primarily fees for theatre rentals. The Theatres recognize box office and concession revenues at the point of sale and other revenues when earned.

        The Theatres sell gift certificates and gift cards both in the theatres and online. These receipts are excluded from revenues until the date the gift certificates and gift cards are redeemed. The Theatres recognize gift certificate breakage when its future performance obligation is determined to be remote. Gift certificate breakage was $777,298, $355,118, and $2,817,092, respectively, for the years ended December 31, 2009, 2008, and 2007. Gift certificate breakage is recorded as a component of other operating revenue in the statements of income.

        Operating Expenses—Film rental costs are recorded as revenue is earned based upon the terms of the respective film license arrangements. Advertising costs are expensed as incurred. Other operating expenses are principally comprised of payroll and benefits costs, utilities, maintenance, repairs, and other general operating expenses. The balance of operating expenses incurred by the corporate function is classified as general and administrative expenses. Theatre occupancy costs include rent, property taxes, and other occupancy costs.

        Vendor Allowances—The Theatres receive volume-based purchase rebates from vendors. These rebates are recorded as a reduction of inventories upon receipt and recognized as a reduction of the cost of concession sales when merchandise is sold.

        Comprehensive Income—Comprehensive income equals net income for all periods presented.

2. THE SALE

        As mentioned in Note 1, on December 9, 2009, the Parent agreed to sell certain theatre assets comprising a substantial majority of the Parent's theatres and transfer related liabilities to AMC; this sale closed on May 24, 2010. These theatres were sold for $275,000,000 in cash, subject to certain working capital and other purchase price adjustments finalized on the closing date.

        The financial statements pertain to these theatres sold to AMC by the Parent. The financial statements have been prepared from the records maintained by the Parent and may not necessarily be indicative of the conditions that would have existed or the results of the operations if these theatres had been operated as an unaffiliated company. The majority of the assets, liabilities, income and expenses presented in these financial statements are specifically-identifiable to the theatres sold by the Parent to AMC. Portions of certain assets, liabilities, income and expenses represent allocations made from the Parent to these theatres that are applicable to the Parent as a whole where specific-identification of these balances to each theatre is not practicable. These allocations primarily relate to certain receivables, payables, accrued expenses, debt and operating expenses generated or incurred at the Parent and not directly related to an individual theatre; these allocations have been made based on the proportion of the number of theatre screens within the theatres sold to AMC as a percentage of the total number of theatre screens owned by the Parent prior to the Sale. In the opinion of management, these allocations are reasonable for the purposes of presenting the financial statements of the Theatres.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

3. NEW ACCOUNTING PRONOUNCEMENTS

        In June 2009, the Financial Accounting Standards Board (FASB) issued ASC 105, Generally Accepted Accounting Principles, as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernment entities. Generally, ASC 105 is not expected to change accounting principles generally accepted in the United States of America. The Theatres adopted ASC 105 for the year ended December 31, 2009, and any references to authoritative accounting literatures in the financial statements are referenced in accordance with the ASC, unless the literature has not been codified.

        In December 2007, the FASB revised ASC 805 (formerly FASB Statement No. 141(R), Business Combinations). ASC 805 is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. The provisions of ASC 805 are applied prospectively from the date of adoption, except for adjustments to a previously acquired entity's deferred tax assets and uncertain tax position balances occurring outside the measurement period, which are recorded as a component of income tax expense in the period of adjustment, rather than goodwill. The Theatres adopted ASC 805 on January 1, 2009. The adoption of ASC 805 did not have a material impact the Theatres' financial position, results of operations, or cash flows.

4. INVESTMENT IN KCC

        On January 15, 2004, the Parent made a $4,740,145 minority investment in a new company, KCC. The Parent made this investment in conjunction with Providence Growth Entrepreneurs Fund, L.P.; Providence Growth Investors, L.P.; and the management team of KCC. Prior to the March 2, 2007 acquisition of the controlling interest in KCC (as discussed in Note 5), the Theatres owned 23.685% of KCC and did not have managerial control. Accordingly, this investment had been accounted for under the equity method and the financial statements included the Theatres' share of the results of operations from January 15, 2004 through March 1, 2007. For the period from January 1, 2007 to March 1, 2007, KCC had operating revenues of $6,185,285, operating loss of $(201,044), and a net loss of $(840,998).

5. ACQUISITIONS

        On January 31, 2008, the Parent acquired the assets, property, and operations of six theatres located in Iowa and Wisconsin from AGT Enterprises, Inc., and Star-Iowa, LLC (the "Star acquisition") for $75,517,400. The Star acquisition added 81 screens to the Theatres' circuit. The purpose of the transaction was to increase the scale of the Theatres, diversify and expand the Theatres' customer base, and strengthen the Theatres' competitive position in the industry. In conjunction with this transaction, the Theatres consummated two separate sale-leaseback transactions. The proceeds of the sale-leaseback transactions were used to finance the Star acquisition, pay down debt, and pay taxes and fees associated with the deal. The results of theatre operations are included in the financial statements from the date of acquisition.

        On March 2, 2007, the Parent acquired the remaining 76.315% interest they did not previously own in their investment in KCC for a purchase price of $52,754,184, net of cash acquired ($424,773). The purchase price was subject to the terms of an escrow arrangement that was finalized in 2008 with a payment of $817,305 to the Parent, which reduced the total purchase price for the acquisition to

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

5. ACQUISITIONS (Continued)

$51,936,879. This acquisition added 11 theatres and 125 screens to the overall circuit and gave the Theatres a presence in the state of Colorado. The acquisition was financed with cash on hand and additional debt. The results of theatre operations are included in the financial statements from the date of acquisition.

        On March 2, 2007, the Parent also acquired the assets, properties, and operations of two existing theatres near Chicago, Illinois for a purchase price of $12,652,954. The acquisition of these theatres added 28 screens to the overall circuit and enhanced the Theatres' presence in the Chicago area market. The acquisition was financed with cash on hand and additional debt. The results of theatre operations are included in the financial statements from the date of acquisition.

        The Theatres have allocated the purchase price to the theatre assets acquired at estimated fair values. The excess of fair value of the net assets acquired compared to the amount paid as of the acquisition date has been reflected as goodwill. The Theatres completed the purchase price allocations for the 2007 acquisitions during 2008, reflecting finalization of consideration paid in the KCC acquisition (pursuant to the terms of the escrow arrangement in the transaction) and the finalization of other allocations for both transactions based on all available evidence subsequent to the transaction. The purchase price allocation was completed for the Star acquisition during 2008. The following table summarizes the estimated fair values of the assets acquired at the dates of acquisition:

	2008 Acquisition of Star Cinemas	2007 Acquisition of 76.315% Interest in KCC	2007 Acquisition of Chicago-Area Theatres
Cash purchase price—net of cash acquired	$73,821,240	$21,852,097	$12,582,000
Debt assumed and repaid	—	29,278,933	—
Transaction fees	1,696,160	805,849	70,954

Total cash paid	$75,517,400	$51,936,879	$12,652,954

Allocation of purchase price:
Other current assets	$69,335	$602,202	$—
Property and equipment	66,227,891	36,496,153	906,388
Goodwill	9,823,793	2,760,152	115,000
Intangible assets	—	18,019,179	11,746,566

Total assets acquired	76,121,019	57,877,686	12,767,954

Current liabilities	(318,165)	(2,179,139)	—
Deferred revenue	(285,454)	(357,190)	(115,000)
Other long-term liabilities	—	(3,404,478)	—

Total liabilities assumed	(603,619)	(5,940,807)	(115,000)

Net assets acquired	$75,517,400	$51,936,879	$12,652,954

        As a result of the 2007 acquisition of 76.315% interest in KCC included above, the previously owned 23.685% interest in KCC was consolidated into the Theatres' financial statements on a

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

5. ACQUISITIONS (Continued)

historical-cost basis. The amounts consolidated were as follows: cash of $131,834; other current assets of $175,056; property and equipment, net of $12,336,370; goodwill of $1,596,089; other assets of $161,670; current liabilities of $841,524; long-term debt of $8,870,033; and other long-term liabilities of $486,364.

6. DEBT AND DEVELOPER REIMBURSEMENT FINANCING OBLIGATIONS

        These financial statements include an allocation of the amounts outstanding on the Parent's bank debt, and also the related debt issuance costs. The Parent's outstanding debt facilities consisted of a revolving line of credit ("Revolver") and Term B notes. These outstanding Parent debt balances were secured by substantially all of the Parent's assets, which included the assets of the Theatres. The Parent's bank debt was repaid in full as of the closing date of the Sale.

        Allocated debt and developer reimbursement financing obligations at December 31, 2009 and 2008 consisted of the following:

	2009	2008
Debt to Parent	$25,514,734	$95,203,621
Developer reimbursement financing obligations	17,046,863	14,849,587

Total debt to Parent and developer reimbursement financing obligations	42,561,597	110,053,208
Less current portion	(928,201)	(40,721,833)

Long-term debt to Parent and developer reimbursement financing obligations	$41,633,396	$69,331,375

        The contractual terms of the Parent's Term B debt required quarterly installments of $166,403 from December 31, 2009, until December 31, 2010. Three quarterly installments of $15,974,687 were required from March 31, 2011, with the final payment due October 28, 2011. Draws and repayment on the revolving line are at the discretion of the Parent, and the Parent uses distributions from the Theatres to fund any debt repayments. At December 31, 2009 and 2008, the aggregate available borrowing capacity on this facility was $50,000,000 and $27,300,000, respectively.

        Interest on the Parent's Term B and Revolver debt was at variable rates based on the prime rate or the Eurodollar rate, adjusted for the Parent's consolidated economic performance, as specified in the agreement. During the year ended December 31, 2009, interest rates ranged from 4.81% to 5.56%. During the year ended December 31, 2008, interest rates ranged from 2.5% to 7.75%.

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

6. DEBT AND DEVELOPER REIMBURSEMENT FINANCING OBLIGATIONS (Continued)

        The carrying value of the Parent's long-term debt approximated its fair value as of December 31, 2009, since the Parent's long-term debt has interest rates that fluctuate based on published market rates. The fair value of the Parent's long-term debt was $104,947,507 as of December 31, 2008. The fair value of the Parent's long-term debt as of December 31, 2008, was determined as the net present value of the future cash flows at the prevailing balance sheet rate, discounted at the renegotiated market rate received in the amendment to the Parent's credit facility.

7. LEASE COMMITMENTS

        The Theatres conduct their operations in facilities and using equipment leased under noncancelable operating leases expiring at various dates through 2029. At the end of the lease terms, most of the leases are renewable at the fair rental value for periods of 5 to 20 years. The rental payments for some facilities are based on a minimum annual rent plus a percentage of receipts in excess of a specified amount. Refer to Note 1 for discussion of the Theatres' financing leases.

        Rental expense for noncancelable operating leases for the years ended December 31, 2009, 2008, and 2007, consists of the following:

	2009	2008	2007
Minimum	$49,086,692	$47,818,774	$32,967,017
Contingent	488,768	230,623	273,282

Total	$49,575,460	$48,049,397	$33,240,299

        The minimum rental commitments related to noncancelable operating leases and developer reimbursement financing leases at December 31, 2009, are as follows:

	Minimum Lease Payments
Year Ending December 31	Financing	Operating
2010	$1,085,953	$49,607,208
2011	1,085,953	49,530,348
2012	1,085,953	49,109,526
2013	1,099,956	49,358,392
2014	1,169,968	49,250,480
Thereafter	27,749,433	499,068,004

Total	33,277,216	$745,923,958

Less interest	(16,230,353)

Developer reimbursement financing obligations	$17,046,863

Less current portion of developer reimbursement financing obligations	(262,588)

Long-term developer reimbursement financing obligations	$16,784,275

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

8. INCOME TAXES

        The Parent is a limited liability company, and is not subject to the payment of federal or state income taxes, as the components of its income and expenses flow directly to the Parent's members. Accordingly, the Parent is not liable for any federal or state income tax, except for minor taxes imposed by some of the states in which the Parent does business. These financial statements include an allocation of these taxes incurred and paid by the Parent on behalf of the Theatres. These taxes were $(3,882), $14,404, and $0 for the years ended December 31, 2009, 2008, and 2007, respectively.

9. RETIREMENT PLAN

        The Theatres have contributed to the Parent's 401(k) profit-sharing plan for all managers, assistant managers, trainees, and administrative employees who have reached the age of 21. Employees may contribute up to 60% of their pay, not exceeding $16,500 ($22,000 for employees over age 50). Following one year of employment, the Theatres will match 100% of the first 3% of contribution and 50% on the next 2% of contribution. Matching contributions are immediately vested.

        The Theatres fund the matching contributions as they accrue. These contributions were $372,328, $394,353, and $371,970 for the years ended December 31, 2009, 2008, and 2007, respectively.

10. RELATED-PARTY TRANSACTIONS

        The Theatres are not a separate legal entity, and were operated by the Parent during the periods presented. As discussed in Note 2, the financial statements have been prepared from the records maintained by the Parent and may not necessarily be indicative of the conditions that would have existed or the results of the operations if these theatres had been operated as an unaffiliated company. Portions of certain assets, liabilities, income and expenses represent allocations made from the Parent to these theatres that are applicable to the Parent as a whole. The Parent maintains and manages the cash generated by the Theatres, including the transfer of cash deposits from Theatres' operations to the Parent's bank accounts; these funds are used to finance the operations and capital expenditures of the Theatres. The outstanding amounts owed by the Parent to the Theatres are presented as "Due from Parent" in the Statements of Assets and Liabilities.

        Total rental expense payable to related-parties of the Theatres amounted to $14,400 for the each of the years ended December 31, 2009, 2008, and 2007. Amounts payable to related-parties at December 31, 2009, 2008, and 2007, were $183,553, $169,153, and $154,753, respectively.

        Amounts paid to an advertising agency owned by a close relative of one of the Parent's shareholders were $82,632, $31,414, and $0 for 2009, 2008, and 2007, respectively.

11. SALE-LEASEBACK TRANSACTIONS

        On January 31, 2008, the Theatres entered into two separate sale-leaseback transactions, whereby the Theatres sold eight of their fee-owned theatres for a sale price of $97,560,246, net of closing costs of $430,317. The Theatres leased back the sold theatres subject to 20-year triple net operating leases (with renewal terms of either three five-year options or one 10-year option and one five-year option). The gain of $19,017,834 has been deferred and is being recognized ratably over the life of the leases. The proceeds from the transaction were used to pay down debt, with the remaining proceeds used to

Kerasotes Showplace Theatres Sold to AMC Entertainment Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

As of December 31, 2009 and 2008, and

For the Years Ended December 31, 2009, 2008, and 2007

11. SALE-LEASEBACK TRANSACTIONS (Continued)

pay taxes and fees associated with the deal. The balance was retained to fund future capital expenditures.

        On September 19, 2007, the Theatres entered into a sale-leaseback transaction, whereby the Theatres sold 11 of their fee-owned theatres with a book value of $78,112,826 for $99,720,206, net of closing costs of $638,171 and leased back the same buildings for a period of 20 years with three five-year options for each of the sold properties. The resulting leases are classified as being accounted for as operating leases. The gain of $25,594,136 has been deferred and is being recognized ratably over the life of the leases. Losses of $3,986,755 were immediately recognized in earnings. The proceeds from the transaction were used to pay down debt, with the remaining proceeds used to pay an owner distribution, taxes, and fees associated with the deal. The balance was retained to fund future capital expenditures.

        On September 30, 2005, the Theatres entered into a sale-leaseback transaction, whereby the Theatres sold 17 of their fee-owned theatres with a book value of $94,759,887 for $200,000,000 and leased back the same buildings for a period of 20 years with three five-year options for each of the sold properties. The resulting leases are classified as operating leases. The gain of $102,340,355 has been deferred and is being recognized ratably over the life of the leases. The proceeds from the transaction were used to pay down debt, with the remaining proceeds used to pay an owner distribution, taxes, and fees associated with the deal. The balance was retained to fund future capital expenditures.

12. SUBSEQUENT EVENTS

        Management has evaluated subsequent events through July 13, 2010, which is the date the financial statements were issued.

******

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers.

Arizona Registrant: AMC Card Processing Services, Inc. is incorporated under the laws of Arizona.

        Section 10-851 of the Arizona Revised Statutes authorizes a corporation to indemnify a director made a party to a proceeding in such capacity, provided that the individual's conduct was in good faith and, when serving in an official capacity with the corporation, the individual reasonably believed that the conduct was in best interests of the corporation, or in all other cases, that the conduct was at least not opposed to its best interests. In the case of any criminal proceedings, indemnification is allowed if the individual had no reasonable cause to believe the conduct was unlawful. A corporation may also indemnify a director for conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation pursuant to section 10-202, subsection B, paragraph 2. Section 10-851 also provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper financial benefit to the director in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. Indemnification permitted under Section 10-851 in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor is limited to reasonable expenses incurred in connection with the proceeding.

        Unless otherwise limited by its articles of incorporation, Section 10-852 of the Arizona Revised Statutes requires a corporation to indemnify (i) a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding, and (ii) an outside director, provided the proceeding is not one by or in the right of the corporation to procure a judgment in its favor in which the director was adjudged liable to the corporation, or one charging improper financial benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. Section 10-856 of the Arizona Revised Statutes provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because the individual is or was an officer of the corporation to the same extent as a director.

        The articles of incorporation of AMC Card Processing Services, Inc. provide that its directors shall not be personally liable to the corporation or its stockholders for money damages for any action taken or any failure to take any action as a director, except for liability for any of the following: (i) for the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm received by a director to which the director is not entitled; (iii) an intentional violation of Section 10-833 of the Arizona Revised Statutes and any amendment thereto; or (iv) an intentional violation of criminal law. The articles of incorporation further provide for indemnification of the directors and officers of the corporation and of any subsidiary of the corporation for liability, as defined in Section 10-851(D) of the Arizona Revised Statutes, to the fullest extent permitted by law. Any officer who is not also a director, or who is party to a proceeding on the basis of an act or omission solely as an officer, shall further be indemnified against liability for any of the exceptions described in clauses (i) through (iv) above, except that an officer who is not also a director shall not be indemnified for (a) liability in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor other than for reasonable expenses incurred in connection with the proceeding or (b) liability arising out of conduct that constitutes: (x) receipt by the officer of a financial benefit to which the officer is not entitled; (y) an intentional infliction of harm on the corporation or its shareholders; or (iii) an intentional violation of criminal law. The articles of incorporation also provide that the private property of the officers, directors and shareholders of the corporation shall be exempt from all corporate debts of any kind whatsoever. Reasonable expenses incurred by a director or officer of the corporation or any of its subsidiaries who is party to a proceeding, as defined in Section 10-850 of the Arizona Revised Statutes, shall be paid by the corporation in advance of the final disposition of such proceeding to the fullest extent permitted by Section 10-853 of the Arizona Revised Statutes or other applicable law, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount to the extent of the amount to which such person shall ultimately be determined not to be entitled.

        The by-laws of AMC Card Processing Services, Inc. provide for indemnification of any person made party to or threatened to be made party to any proceeding, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee, agent of the corporation or voting trustee under any voting trust agreement (which has been entered into between the owners and the holders of shares of the corporation, such voting trustee and the corporation), or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, judgments, fines and amount paid in settlement, actually and reasonably incurred by such person in connection with such action, provided such person acted in good faith, in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

        The by-laws of the corporation further provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the company by reason of the fact that such person is or was a director, officer, employee or agent of the company, or was serving at the request of the company as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action, provided such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Pursuant to the by-laws of the corporation, expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation.

        Pursuant to the by-laws of the corporation, any indemnification made under the by-laws shall be made, unless ordered by the court, only as authorized by an appropriate determination that indemnification is proper because the person has met the applicable standard of conduct for such indemnification made (i) by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

California Registrant: Loews Citywalk Theatre Corporation is incorporated under the laws of California.

        Section 317 of the California Corporations Code authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding, if that person acted in good faith and in a manner reasonably believed by such person to be in the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. Section 317 of the California Corporations Code also provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. Indemnification for expenses, including amounts paid on settling or otherwise disposing of a threatened or pending action or defending against the same, can be made in certain circumstances by action of the company through a majority vote of a quorum of the corporation's Board of Directors consisting of directors who are not party to the proceedings; approval of shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or such court in which the proceeding is or was pending upon application by designated parties.

        The articles of incorporation of Loews Citywalk Theatre Corporation provides for indemnification of any current or former director or officer of the corporation or any person who may have acted at its request as a director of officer of any other corporation in which it is a creditor, against expenses actually and necessarily incurred by such person in connection with the defense of any action, suit or proceeding in which he is made an officer, except in relation to matters as to which such person is adjudged to be liable for negligence or misconduct in performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled, under any by-law, agreement, vote of shareholders or otherwise.

        The by-laws of Loews Citywalk Theatre Corporation provide for indemnification of any person made party to or threatened to be made party to any proceeding by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action provided such person acted in good faith, in a manner reasonably believed to be in the best interests of the corporation, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the company by reason of the fact that such person is or was a director or officer of the corporation, or was serving at the request of the corporation as the director or officer of another entity, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action, provided such person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation. Any indemnification made under the by-laws shall be made, unless ordered by a court, only as authorized by an appropriate determination that indemnification is proper because the person has met the applicable standard of conduct for such indemnification made (i) by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

Delaware Registrants:

        Section 145 of the Delaware General Corporation Law (the "DGCL") permits each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor, by reason of being or having been in any such capacity, if such person acted in good faith in a manner reasonably believed by such person to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 of the DGCL further provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor, by reason of being or having been in any such capacity, if such person acted in good faith in a manner reasonably believed by such person to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the DGCL also allows a corporation to provide contractual indemnification to its directors, and we have entered into indemnification agreements with each of our directors whereby we are contractually obligated to indemnify the director and advance expenses to the full extent permitted by the DGCL.

        Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors' fiduciary duty of care, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

(a)   AMC Entertainment Inc. is incorporated under the laws of Delaware.

        The amended and restated certificate of incorporation of AMC Entertainment Inc. provides for indemnification of any person made party to or threatened to be made party to any proceeding by reason of the fact that such person is or was a director or officer of the company, or a person of whom such person is the legal representative, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, to the fullest extent permitted by the DGCL, against any expenses, liability and loss (including attorneys' fees, judgments, fines Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. The amended and restated certificate of incorporation of AMC Entertainment Inc. also provides that the personal liability of its directors for monetary damages for breach of fiduciary duty as a director of the corporation is eliminated to the fullest extent permitted by the DGCL. Expenses incurred in defending any such proceeding in advance of its final disposition may be paid by the corporation in advance of its final disposition, provided that if the DGCL so requires, the payment of such expenses shall only be made upon delivery to the corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified by the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of such action that indemnification of the claimant is proper because such person has met the applicable standard of conduct set forth in the DGCL nor an actual determination that such person has failed to meet such standard of conduct shall be a defense to an action brought by a claimant whom the corporation has failed to pay in full within 30 days of having received a written claim.

(b)   AMC Entertainment International, Inc. is incorporated under the laws of Delaware.

        The by-laws of AMC Entertainment International, Inc. provide for indemnification of any person made party to or threatened to be made party to any proceeding, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee, agent of the corporation or voting trustee under any voting trust agreement (which has been entered into between the owners and the holders of shares of the corporation, such voting trustee and the corporation), or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, judgments, fines and amount paid in settlement, actually and reasonably incurred by such person in connection with such action, provided such person acted in good faith, in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

        The by-laws of the corporation further provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the company by reason of the fact that such person is or was a director, officer, employee or agent of the company, or was serving at the request of the company as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action, provided such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation.

        Pursuant to the by-laws of the corporation, any indemnification made under the by-laws shall be made, unless ordered by the court, only as authorized by an appropriate determination that indemnification is proper because the person has met the applicable standard of conduct for such indemnification made (i) by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

        The certificate of incorporation of AMC Entertainment International, Inc. provides that the personal liability of its directors for monetary damages for breach of fiduciary duty as a director of the corporation is eliminated to the fullest extent permitted by the DGCL.

(c)   LCE AcquisitionSub, Inc. and LCE Mexican Holdings, Inc. are incorporated under the laws of Delaware.

        The certificate of incorporation of each of LCE AcquisitionSub, Inc. and LCE Mexican Holdings, Inc. provides for indemnification of any person made party to or threatened to be made party to any proceeding by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another entity, including service with respect to employee benefit plans, to the fullest extent permitted by the DGCL, against any expenses, including attorney's fees, judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action and shall include the advancement, upon request, of such expenses, provided that the corporation shall not indemnify or advance expenses in connection with any proceeding initiated by or on behalf of such person. Any person seeking indemnification under the certificate of incorporation shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

        The certificate of incorporation of each of LCE AcquisitionSub, Inc. and LCE Mexican Holdings, Inc. provides that the personal liability of its directors for monetary damages for breach of fiduciary duty as a director of the corporation is eliminated to the fullest extent permitted by the DGCL.

District of Columbia Registrant: Club Cinema of Mazza, Inc. is incorporated under the laws of the District of Columbia.

        Section 29-101.04 of the District of Columbia Business Corporation Act authorizes a corporation to indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty.

        There is no provision for indemnification in the articles of incorporation or by-laws of Club Cinema of Mazza, Inc.

Kansas Registrant: AMC License Services, Inc. is incorporated under the laws of Kansas.

        Section 17-6305 of the Kansas General Corporation Law authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement in connection with such action, including attorney's fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Notwithstanding the preceding sentence, no indemnification is permitted in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless otherwise determined by the court in which such proceeding is pending. A Kansas corporation may also indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action, including attorney's fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        The by-laws of AMC License Services, Inc. provide for indemnification of any person made party to or threatened to be made party to any proceeding, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee, agent of the corporation or voting trustee under any voting trust agreement (which has been entered into between the owners and the holders of shares of the corporation, such voting trustee and the corporation), or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, judgments, fines and amount paid in settlement, actually and reasonably incurred by such person in connection with such action, provided such person acted in good faith, in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

        The by-laws of the corporation further provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the company by reason of the fact that such person is or was a director, officer, employee or agent of the company, or was serving at the request of the company as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action, provided such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation. Pursuant to the by-laws of the corporation, any indemnification made under the by-laws shall be made, unless ordered by the court, only as authorized by an appropriate determination that indemnification is proper because the person has met the applicable standard of conduct for such indemnification made (i) by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

        The articles of incorporation of AMC License Services, Inc. provide that its directors shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by any such director, except to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the provisions of Section 17-6424 of the Kansas General Corporation Law and any amendments thereto, or (iv) for any transaction from which the director derived an improper personal benefit.

Missouri Registrant: American Multi-Cinema, Inc. is incorporated under the laws of Missouri.

        Section 351.355 of the General and Business Corporation Law of Missouri authorizes a corporation to indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that such person's conduct was unlawful.

        The by-laws of American Multi-Cinema, Inc. provide for indemnification of any person made party to or threatened to be made party to any proceeding, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee, agent of the corporation or voting trustee under any voting trust agreement (which has been entered into between the owners and the holders of shares of the corporation, such voting trustee and the corporation), or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, judgments, fines and amount paid in settlement, actually and reasonably incurred by such person in connection with such action, provided such person acted in good faith, in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

        The by-laws of the corporation further provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the company by reason of the fact that such person is or was a director, officer, employee or agent of the company, or was serving at the request of the company as a director, officer, employee or agent of another entity, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action, provided such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation. Pursuant to the by-laws of the corporation, any indemnification made under the by-laws shall be made, unless ordered by the court, only as authorized by an appropriate determination that indemnification is proper because the person has met the applicable standard of conduct for such indemnification made (i) by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

        The amended and restated articles of incorporation of American Multi-Cinema, Inc. provide that its directors shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by any such director, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 351.345 of the Missouri General and Business Corporation Law, and any amendments thereto, or (iv) for any transaction from which the director derived an improper personal benefit. The articles of incorporation further provide that the corporation shall indemnify to fullest extent permitted by law any person who is or was a director, officer, employee or agent of the corporation, or any person who is serving at the request of the corporation as a director, officer, employee or agent of another entity, unless such person's conduct is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Item 21.    Exhibits and Financial Schedules.

        See the Exhibit Index immediately following the signature pages included in this Registration Statement.

Item 22.    Undertakings.

(a)
Each of the undersigned registrants hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)
    to reflect in the prospectus any facts or events arising after the effective date of the Registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (3)
  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)
Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on January 21, 2011.

AMC ENTERTAINMENT INC.
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        The undersigned directors and officers of AMC Entertainment Inc. hereby appoint Craig R. Ramsey as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this Registration Statement on Form S-1 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Capacity	Date

/s/ GERARDO I. LOPEZ Gerardo I. Lopez	Chief Executive Officer, President and Director (Principal Executive Officer)	January 21, 2011
/s/ CRAIG R. RAMSEY Craig R. Ramsey	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	January 21, 2011
/s/ CHRIS A. COX Chris A. Cox	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)	January 21, 2011
/s/ DANA B. ARDI Dana B. Ardi	Director	January 21, 2011
/s/ AARON J. STONE Aaron J. Stone	Chairman and Director	January 21, 2011
/s/ PHILIP LOUGHLIN Philip Loughlin	Director	January 21, 2011
/s/ KEVIN MARONI Kevin Maroni	Director	January 21, 2011
/s/ ELIOT P. S. MERRILL Eliot P. S. Merrill	Director	January 21, 2011
/s/ STEPHEN P. MURRAY Stephen P. Murray	Director	January 21, 2011
/s/ STAN PARKER Stan Parker	Director	January 21, 2011

SIGNATURES

        Pursuant to the requirements of the Securities Act, each of the registrants listed below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on January 21, 2011.

AMC CARD PROCESSING SERVICES, INC.
AMC ITD, INC.
AMC SHOWPLACE THEATRES, INC.
AMERICAN MULTI-CINEMA, INC.
CLUB CINEMA OF MAZZA, INC.
LCE ACQUISITIONSUB, INC.
LCE MEXICAN HOLDINGS, INC.
LOEWS CITYWALK THEATRE CORPORATION
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        The undersigned directors and officers of the registrants listed above hereby appoint Craig R. Ramsey as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this Registration Statement on Form S-1 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Capacity	Date

/s/ GERARDO I. LOPEZ Gerardo I. Lopez	Chief Executive Officer, President and Chairman (Principal Executive Officer)	January 21, 2011
/s/ CRAIG R. RAMSEY Craig R. Ramsey	Chief Financial Officer, Executive Vice President and Director (Principal Financial Officer)	January 21, 2011
/s/ CHRIS A. COX Chris A. Cox	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)	January 21, 2011
/s/ JOHN D. MCDONALD John D. McDonald	Executive Vice President, U.S. Operations	January 21, 2011

SIGNATURES

        Pursuant to the requirements of the Securities Act, AMC Entertainment International, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on January 21, 2011.

AMC ENTERTAINMENT INTERNATIONAL, INC.
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        The undersigned directors and officers of AMC Entertainment International, Inc. hereby appoint Craig R. Ramsey as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this Registration Statement on Form S-1 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Capacity	Date

/s/ GERARDO I. LOPEZ Gerardo I. Lopez	Chief Executive Officer, President and Chairman (Principal Executive Officer)	January 21, 2011
/s/ CRAIG R. RAMSEY Craig R. Ramsey	Chief Financial Officer, Executive Vice President and Director (Principal Financial Officer)	January 21, 2011
/s/ CHRIS A. COX Chris A. Cox	Chief Accounting Officer and Vice President (Principal Accounting Officer)	January 21, 2011
/s/ MARK A. MCDONALD Mark A. McDonald	Executive Vice President, International Operations	January 21, 2011

SIGNATURES

        Pursuant to the requirements of the Securities Act, AMC License Services, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on January 21, 2011.

AMC LICENSE SERVICES, INC.
By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President, Chief Financial Officer and Treasurer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature		Capacity	Date

* Gerardo I. Lopez		Chief Executive Officer, President and Chairman (Principal Executive Officer)	January 21, 2011
/s/ CRAIG R. RAMSEY Craig R. Ramsey		Chief Financial Officer, Executive Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	January 21, 2011
* John D. McDonald		Director	January 21, 2011
*By:	/s/ CRAIG R. RAMSEY
Craig R. Ramsey Attorney in Fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated June 20, 2005, by and among Marquee Holdings Inc. and LCE Holdings, Inc. (incorporated by reference from Exhibit 2.1 to the Company's Form 8-K filed on June 24, 2005).
2.2
Purchase and Sale Agreement, dated as of March 9, 2002, by and among G.S. Theaters, L.L.C., a Louisiana limited liability Company, Westbank Theatres, L.L.C., a Louisiana limited liability company, Clearview Theatres, L.L.C., a Louisiana limited liability company, Houma Theater, L.L.C., a Louisiana limited liability company, Hammond Theatres, L.L.C., a Louisiana limited liability company, and American Multi-Cinema, Inc. together with Form of Indemnification Agreement (Appendix J) (incorporated by reference from Exhibit 2.1 to Form 8-K filed March 13, 2002).
2.3
Agreement and Plan of Merger, dated as of July 22, 2004 by and among Marquee Holdings Inc., Marquee Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 2.1 to Form 8-K filed June 23, 2004).
2.4
Unit Purchase Agreement among Kerasotes Showplace Theatres Holdings, LLC, Kerasotes Showplace Theatres, LLC, Showplace Theatres Holding Company, LLC, AMC ShowPlace Theatres, Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 1-8747) filed on May 25, 2010)
3.1
Restated and Amended Certificate of Incorporation of AMC Entertainment Inc. (as amended on December 2, 1997 and September 18, 2001 and December 23, 2004) (incorporated by reference from Exhibit 3.1 to the Company's Form 8-K (File No. 1-8747) filed December 27, 2004).
3.2	Amended and Restated Bylaws of AMC Entertainment Inc. (Incorporated by Reference from Exhibit 3.2 to the Company's Form 10-Q (File No. 1-8747) filed December 27, 2004).
Certificates of Incorporation or corresponding instrument, with amendments, of the following additional registrants:
3.3.1	Loews Citywalk Theatre Corporation (incorporated by reference from Exhibit 3.3.1 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.2	LCE Mexican Holdings, Inc. (incorporated by reference from Exhibit 3.3.9 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.5	AMC Card Processing Services, Inc. (incorporated by reference from Exhibit 3.3.93 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.6	AMC Entertainment International, Inc. (incorporated by reference from Exhibit 3.3.94 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.7	American Multi-Cinema, Inc. (incorporated by reference from Exhibit 3.3.10 to the Company's Form 10-Q (File No. 1-8747) filed February 8, 2008).
3.3.8	Club Cinema of Mazza, Inc. (incorporated by reference from Exhibit 3.3.97 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.3.9	AMC ShowPlace Theatres, Inc. (incorporated by reference from Exhibit 3.3.8 to the Company's Form 10-Q (File No. 1-8747) filed August 8, 2010).
*3.3.10	AMC ITD, Inc.

Exhibit Number	Description
3.4	By-laws of the following Additional Registrants: (incorporated by reference from Exhibit 3.4 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006):
Loews Citywalk Theatre Corporation.
3.5	By-laws of LCE Mexican Holdings, Inc. (incorporated by reference from Exhibit 3.5 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.6	By-laws of AMC Card Processing Services, Inc. (incorporated by reference from Exhibit 3.20 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.7	By-laws of AMC Entertainment International, Inc. (incorporated by reference from Exhibit 3.21 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.8	By-laws of American Multi-Cinema, Inc. (incorporated by reference from Exhibit 3.9 to the Company's Form 10-Q (File No. 1-8747) filed February 8, 2008).
3.9	By-laws of Club Cinema of Mazza, Inc. (incorporated by reference from Exhibit 3.24 to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
3.10	By-laws of American ShowPlace Theatres, Inc. (incorporated by reference from Exhibit 3.10 to the Company's Form 10-Q (File No. 1-8747) filed August 8, 2010).
*3.11	By-laws of AMC ITD, Inc.
4.1(a)
Credit Agreement, dated January 26, 2006 among AMCE, Grupo Cinemex, S.A. de C.V., Cadena Mexicana de Exhibicion, S.A. de C.V., the Lenders and the Issuers named therein, Citicorp North America, Inc. and Banco Nacional de Mexico, S.A., Integrante del Groupo Financiero Banamex (incorporated by reference from Exhibit 10.7 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on January 31, 2006).
4.1(b)
Guaranty, dated January 26, 2006 by AMCE and each of the other Guarantors party thereto, in favor of the Guaranteed Parties named therein (incorporated by reference from Exhibit 10.8 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on January 31, 2006).
4.1(c)
Pledge and Security Agreement, dated January 26, 2006, by AMC Entertainment Inc. and each of the other Grantors party thereto in favor of Citicorp U.S. and Canada, Inc., as agent for the Secured Parties (incorporated by reference from Exhibit 10.6 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
4.1(d)
Consent and Release, dated as of April 17, 2006, by and between AMC Entertainment Inc. and Citicorp U.S. and Canada, Inc. (incorporated by reference from Exhibit 4.1(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.2(a)
Indenture, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014. (Incorporated by reference from Exhibit 4.7 to the Company's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
4.2(b)
First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.7(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.2(c)
Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(c) to the Company's Form 10-Q filed on February 13, 2006).

Exhibit Number	Description
4.2(d)	Third Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.2(e)
Fourth Supplemental Indenture dated June 24, 2010, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.1 to AMCE's Form 10-Q (File 1-8747) filed on August 10, 2010).
4.2(f)
Fifth Supplemental Indenture, dated November 30, 2010, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014, pursuant to which AMC ITD, Inc. guaranteed the 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.3 to the Company's Form 8-K (File No. 1-8747) filed on December 17, 2010).
4.3
Registration Rights Agreement, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% senior subordinated notes due 2014. (Incorporated by reference from Exhibit 4.8 to the Company's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
4.4
Indenture, dated as of June 9, 2009, respecting AMCE's 8.75% Senior Notes due 2019, by and among AMCE, a Delaware corporation, the Guarantors party thereto from time to time and U.S. Bank National Association, as Trustee (incorporated by reference from Exhibit 4.1 to AMCE's Current Report on Form 8-K (File No. 001-08747) filed on June 9, 2009).
4.4(b)
First Supplemental Indenture, dated June 24, 2010, respecting AMC Entertainment Inc.'s 8.75% Senior Notes due 2019 (incorporated by reference from Exhibit 4.3 to AMCE's Form 10-Q (File 1-8747) filed on August 10, 2010).
4.4(c)
Second Supplemental Indenture, dated November 30, 2010, respecting AMC Entertainment Inc.'s 8.75% Senior Notes due 2019, pursuant to which AMC ITD, Inc. guaranteed the 8.75% Senior Notes due 2019 (incorporated by reference from Exhibit 4.4 to the Company's Form 8-K (File No. 1-8747) filed on December 17, 2010).
4.5
Registration Rights Agreement, dated as of June 9, 2009, respecting AMCE's 8.75% Senior Notes due 2019, by and among AMCE, the Guarantors party thereto from time to time, Credit Suisse Securities (USA) LLC, for itself and on behalf of the other Initial Purchasers, and J.P. Morgan Securities Inc., as Market Maker (incorporated by reference from Exhibit 4.2 to AMCE's Current Report on Form 8-K (File No. 001-08747) filed on June 9, 2009).
4.6(a)
Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 11% senior subordinated notes due 2016, between AMC Entertainment Inc. and HSBC Bank USA, National Association (incorporated by reference from Exhibit 4.1 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
4.6(b)
First Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 11% Senior Subordinated Notes due 2016 (incorporated by reference from Exhibit 4.12(b) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
4.6(c)
Second Supplemental Indenture, dated June 24, 2010, respecting AMC Entertainment Inc.'s 11% Senior Subordinated Notes due 2016 (incorporated by reference to Exhibit 4.2 to AMCE's Form 10-Q (File 1-8747) filed on August 10, 2010).

Exhibit Number	Description
4.6(d)	Third Supplemental Indenture, dated November 30, 2010, respecting AMC Entertainment Inc.'s 11% Senior Subordinated Notes due 2016, pursuant to which AMC ITD, Inc. guaranteed the 11% Senior Subordinated Notes due 2016 (incorporated by reference from Exhibit 4.5 to the Company's Form 8-K (File No. 1-8747) filed on December 17, 2010).
4.7
Registration Rights Agreement dated January 26, 2006, respecting AMC Entertainment Inc.'s 11% senior subordinated notes due 2016, among AMC Entertainment Inc., the guarantors party thereto, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., and J.P. Morgan Securities Inc. (incorporated by reference from Exhibit 4.2 to the company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
4.8
Indenture, dated December 15, 2010, respecting AMC Entertainment Inc.'s 9.75% senior subordinated notes due 2020, between AMC Entertainment Inc, the Guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference from Exhibit 4.1 to the Company's Form 8-K (File No. 1-8747) filed on December 17, 2010).
4.9
Registration Rights Agreement, dated December 15, 2010, respecting AMC Entertainment Inc.'s 9.75% Senior Subordinated Notes due 2020, among Goldman, Sachs & Co., J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Foros Securities LLC, as representatives of the initial purchasers of the 2020 Senior Subordinated Notes and J.P. Morgan Securities LLC, as market maker (incorporated by reference from Exhibit 4.2 to the Company's Form 8-K (File No. 1-8747) filed on December 17, 2010).
4.10
Amendment No.3 to Credit Agreement, dated December 15, 2010 among AMC Entertainment Inc., Citibank, N.A. as issuer and Citicorp North America, Inc., as swing lender and as administrative agent (incorporated by reference from Exhibit 4.4 to the Company's Form 8-K (File No. 1-8747) filed on December 17, 2010).
*5.1	Opinion of O'Melveny & Myers LLP.
5.2(a)	Opinion of Quarles & Brady LLP (incorporated by reference from Exhibit 5.2 to AMCE's Registration Statement on Form S-1 (File No. 333-133940) filed on May 9, 2006).
5.2(b)	Opinion of Quarles & Brady LLP (incorporated by reference from Exhibit 5.2(b) to AMCE's Registration Statement on Form S-1 (File No. 333-160754) filed on July 23, 2009).
5.3(a)	Opinion of Ropes & Gray LLP (incorporated by reference from Exhibit 5.6 to AMCE's Registration Statement on Form S-1 (File No. 333-133940) filed on May 9, 2006).
5.3(b)	Opinion of Ropes & Gray LLP (incorporated by reference from Exhibit 5.3(b) to AMCE's Registration Statement on Form S-1 (File No. 333-160754) filed on July 23, 2009).
5.4(a)	Opinion of Lathrop & Gage LLP (incorporated by reference from Exhibit 5.8 to AMCE's Registration Statement on Form S-1 (File No. 333-133940) filed on May 9, 2006).
5.4(b)	Opinion of Lathrop & Gage LLP (incorporated by reference from Exhibit 5.4(b) to AMCE's Registration Statement on Form S-1 (File No. 333-160754) filed on July 23, 2009).
10.1
Consent Decree, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).

Exhibit Number	Description
10.2	Hold Separate Stipulation and Order, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.3
Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.4
Hold Separate Stipulation and Order, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.5
District of Columbia Final Judgment, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the District of Columbia (incorporated by reference from Exhibit 10.5 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.6
Stipulation for Entry into Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.6 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.7
Stipulated Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.7 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.8	Amended and Restated Certificate of Incorporation of AMC Entertainment Holdings, Inc. (incorporated by reference from Exhibit 10.1 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007).
10.9
Stockholders Agreement of AMC Entertainment Holdings, Inc., dated June 11, 2007, among AMC Entertainment Holdings, Inc. and the stockholders of AMC Entertainment Holdings, Inc. party thereto. (incorporated by reference from Exhibit 10.3 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007).
10.10
Management Stockholders Agreement of AMC Entertainment Holdings, Inc., dated June 11, 2007, among AMC Entertainment Holdings, Inc. and the stockholders of AMC Entertainment Holdings, Inc. party thereto. (incorporated by reference from Exhibit 10.4 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007).
10.11
Continuing Service Agreement, dated January 26, 2006, among AMC Entertainment Inc. (as successor to Loews Cineplex Entertainment Corporation) and Travis Reid, and, solely for the purposes of its repurchase obligations under Section 7 thereto, Marquee Holding Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
10.12
Non-Qualified Stock Option Agreement, dated January 26, 2006, between Marquee Holdings Inc. and Travis Reid (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).

Exhibit Number	Description
10.13	Fee Agreement, dated June 11, 2007, by and among AMC Entertainment Holdings, Inc., Marquee Holdings Inc., AMC Entertainment Inc., J.P. Morgan Partners (BHCA), L.P., Apollo Management V, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands partners V(B), L.P., Apollo German Partners V GmbH & Co KG, Bain Capital Partners, LLC, TC Group, L.L.C., a Delaware limited liability company and Applegate and Collatos, Inc. (incorporated by reference from Exhibit 10.7 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007).
10.14
American Multi-Cinema, Inc. Savings Plan, a defined contribution 401(k) plan, restated January 1, 1989, as amended (Incorporated by reference from Exhibit 10.6 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.15(a)
Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc., as Amended and Restated, effective December 31, 2006, and as Frozen, effective December 31, 2006 (incorporated by reference from Exhibit 10.15(a) to AMC Entertainment Inc.'s Form 10-K (File No. 1-8747) filed June 15, 2007).
10.15(b)
AMC Supplemental Executive Retirement Plan, as Amended and Restated, generally effective January 1, 2006, and as Frozen, effective December 31, 2006 (incorporated by reference from Exhibit 10.15(b) to AMC Entertainment Inc.'s Form 10-K (File No. 1-8747) filed June 15, 2007).
10.16	Division Operations Incentive Program (Incorporated by reference from Exhibit 10.15 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.17
Summary of American Multi-Cinema, Inc. Executive Incentive Program (Incorporated by reference from Exhibit 10.36 to AMCE's Registration Statement on Form S-2 (File No. 33-51693) filed December 23, 1993).
10.18
American Multi-Cinema, Inc. Retirement Enhancement Plan, as Amended and Restated, effective January 1, 2006, and as Frozen, effective December 31, 2006 (incorporated by reference from Exhibit 10.20 to AMC Entertainment Inc.'s Form 10-K (File No. 1-8747) filed June 15, 2007).
10.19
AMC Non-Qualified Deferred Compensation Plan, as Amended and Restated, effective January 1, 2005 (incorporated by reference from Exhibit 10.21 to AMC Entertainment's Form 10-K (File No. 1-8747) filed on June 15, 2007).
10.20	American Multi-Cinema, Inc. Executive Savings Plan (Incorporated by reference from Exhibit 10.28 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
10.21
Agreement of Sale and Purchase dated November 21, 1997 among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (Incorporated by reference from Exhibit 10.1 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
10.22
Option Agreement dated November 21, 1997 among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (Incorporated by reference from Exhibit 10.2 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).

Exhibit Number	Description
10.23	Right to Purchase Agreement dated November 21, 1997, between AMC Entertainment Inc., as Grantor, and Entertainment Properties Trust as Offeree (Incorporated by reference from Exhibit 10.3 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
10.24
Lease dated November 21, 1997 between Entertainment Properties Trust, as Landlord, and American Multi-Cinema, Inc., as Tenant (Incorporated by reference from Exhibit 10.4 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997). (Similar leases have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30 (Houston), Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24, Palm Promenade 24, Westminster Promenade 24, Hoffman Center 22, Elmwood Palace 20, Westbank Palace 16, Clearview Palace 12, Hammond Palace 10, Houma Palace 10, Livonia 20, Forum 30, Studio 29 (Olathe), Hamilton 24, Deer Valley 30, Mesa Grand 24 and Burbank 16).
10.25
Guaranty of Lease dated November 21, 1997 between AMC Entertainment Inc., as Guarantor, and Entertainment Properties Trust, as Owner (Incorporated by reference from Exhibit 10.5 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997, (Similar guaranties have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30 (Houston), Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24, Palm Promenade 24, Westminster Promenade 24, Hoffman Center 22, Elmwood Palace 20, Westbank Palace 16, Clearview Palace 12, Hammond Palace 10, Houma Palace 10, Livonia 20, Forum 30, Studio 29 (Olathe), Hamilton 24, Deer Valley 30, Mesa Grand 24 and Burbank 16).
10.26
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and John D. McDonald which commenced July 1, 2001. (Incorporated by Reference from Exhibit 10.29 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
10.27
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Craig R. Ramsey which commenced on July 1, 2001. (Incorporated by Reference from Exhibit 10.36 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended June 27, 2002).
10.28
Form of Indemnification Agreement dated September 18, 2003 between the Company and Peter C. Brown, Charles S. Sosland, Charles J. Egan, Jr., Michael N. Garin, Marc J. Rowan, Paul E. Vardeman, Leon D. Black and Laurence M. Berg (incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended January 1, 2004).
10.29	2003 AMC Entertainment Inc. Long-Term Incentive Plan (incorporated by reference from Exhibit 10.2 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended October 2, 2003).
10.30
Description of 2004 Grant under the 2003 AMC Entertainment Inc. Long-Term Incentive Plan (incorporated by reference from Exhibit 10.3 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended October 2, 2003).

Exhibit Number	Description
10.31	AMC Entertainment Holdings, Inc. Amended and Restated 2004 Stock Option Plan. (incorporated by reference from Exhibit 10.9 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007).
10.32	Form of Non-Qualified Stock Option Agreement (incorporated by reference from Exhibit 10.32(b) to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
10.33	Form of Incentive Stock Option Agreement (incorporated by reference from Exhibit 10.32(c) to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
10.34
Contribution and Unit Holders Agreement, dated as of March 29, 2005, among National Cinema Network, Inc., Regal CineMedia Corporation and National CineMedia, LLC (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed April 4, 2005).
10.35
Exhibitor Services Agreement, dated February 13, 2007 between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-33296) of National CineMedia, Inc., filed on February 16, 2007, and incorporated herein by reference).
10.36
First Amended and Restated Loews Screen Integration Agreement, dated February 13, 2007 between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.8 to the Current Report on Form 8-K (File No. 001-33296) of National CineMedia, Inc., filed on February 16, 2007, and incorporated herein by reference).
10.37
Third Amended and Restated Limited Liability Company Operating Agreement, dated February 13, 2007 between American Multi-Cinema, Inc., Cinemark Media, Inc., Regal CineMedia Holdings, LLC and National CineMedia, Inc. (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K filed February 20, 2007).
10.38
Amendment No. 1 to Credit Agreement, dated as of February 14, 2007, between AMC Entertainment Inc., and Citicorp North America, as Administrative Agent (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K filed February 20, 2007).
10.39
Amendment No. 2 to Credit Agreement, dated as of March 13, 2007, between AMC Entertainment Inc., and Citicorp North America, as Administrative Agent (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed March 15, 2007).
10.40
Employment Agreement, dated as of November 6, 2002, by and among Kevin M. Connor, AMC Entertainment Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 10.49 to the Company's Form 10-K (File No. 1-8747) filed on June 15, 2007).
10.41
Voting and Irrevocable Proxy Agreement, dated June 11, 2007, among AMC Entertainment Holdings, Inc., Carlyle Partners III Loews, L.P., CP III Coinvestment, L.P., Bain Capital Holdings (Loews) I, L.P., Bain Capital AIV (Loews) II, L.P., Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P. and Spectrum IV Investment Managers' Fund, L.P. (incorporated by reference from Exhibit 10.6 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007).

Exhibit Number	Description
10.42	Voting and Irrevocable Proxy Agreement, dated June 11, 2007, among AMC Entertainment Holdings, Inc., J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., J.P. Morgan Partners Global Investors (Selldown) II, L.P., JPMP Global Fund/AMC/Selldown II, L.P., J.P. Morgan Partners Global Investors (Selldown) II-C, L.P., AMCE (Ginger), L.P., AMCE (Luke), L.P., AMCE (Scarlett), L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., Apollo German Partners V GmbH & Co KG and other co-investors. (incorporated by reference from Exhibit 10.5 to the Company's 8-K (File No. 1-8747) filed on June 13, 2007).
10.43
Employment Agreement, dated as of July 1, 2001 by and among Mark A. McDonald, AMC Entertainment Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 10.48 to the Company's Form 10-K (File No. 1-8747) filed on June 18, 2008).
10.44
Amendment to Stock Purchase Agreement dated as of November 5, 2008 among Entretenimiento GM de Mexico S.A. de C.V., as Buyer, and AMC Netherlands HoldCo B.V., LCE Mexican Holdings, Inc., and AMC Europe S.A., as sellers (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed January 5, 2009).
10.47
Stock Purchase Agreement dated as of November 5, 2008 among Entretenimiento GM de Mexico S.A. de C.V., as Buyer, and AMC Netherlands HoldCo B.V., LCE Mexican Holdings, Inc., and AMC Europe S.A., as sellers (filed as Exhibit 10.1 to the Company's Form 10-Q (File No. 1-8747) filed on November 17, 2008).
10.48
Amendment to Exhibitor Services Agreement dated as of November 5, 2008, by and between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-33296) of National CineMedia, Inc., filed on February 6, 2008, and incorporated herein by reference).
10.49
Separation and General Release Agreement, dated as of February 23, 2009, by and between Peter C. Brown, AMC Entertainment Holdings, Inc., Marquee Holdings Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 1-8747) filed on February 24, 2009).
10.50
Employment Agreement, dated as of February 23, 2009, by and between Gerardo I. Lopez and AMC Entertainment Inc. (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed on February 24, 2009).
10.51
Employment Agreement, dated as of April 17, 2009, by and between Robert J. Lenihan and AMC Entertainment Inc. (incorporated by reference from Exhibit 10.62 to the Company's Form 10-K (File No. 1-33344) filed on June 15, 2010).
10.52
Employment Agreement, dated as of July 1, 2001, by and between Samuel D. Gourley and AMC Entertainment Inc. (incorporated by reference from Exhibit 10.63 to the Company's Form 10-K (File No. 1-33344) filed on June 15, 2010).
*12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
14	Code of Ethics (incorporated by reference from Exhibit 14 to AMCE's Form 10-K filed on June 23, 2004).

Exhibit Number	Description
16	Letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission dated October 2, 2009 (filed as exhibit 16.1 to the Company's Form 8-K (File No. 1-8747, filed on October 2, 2009).
*21	Subsidiaries of AMC Entertainment Inc.
*23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm, dated January 20, 2011 as to AMC Entertainment Inc.'s consolidated financial statements as of and for the year ended April 1, 2010.
*23.2	Consent of independent registered public accounting firm PricewaterhouseCoopers LLP, dated January 21, 2011, to use of report relating to the consolidated financial statements of AMCE.
*23.3	Consent of independent registered public accounting firm Deloitte & Touche LLP, dated January 21, 2011, to use of report relating to the consolidated financial statements of National CineMedia, LLC.
*23.4	Consent of Deloitte & Touche LLP, dated January 21, 2011, as to Kerasotes ShowPlace Theatres, LLC's financial statements.
23.5	Consent of O'Melveny & Myers LLP (included in Exhibit 5.1).
23.6(a)	Consent of Quarles & Brady LLP (included in Exhibit 5.2(a)).
23.6(b)	Consent of Quarles & Brady LLP (included in Exhibit 5.2(b)).
23.7(a)	Consent of Ropes & Gray LLP (included in Exhibit 5.3(a)).
23.7(b)	Consent of Ropes & Gray LLP (included in Exhibit 5.3(b)).
23.8(a)	Consent of Lathrop & Gage LLP (included in Exhibit 5.4(a)).
23.8(b)	Consent of Lathrop & Gage LLP (included in Exhibit 5.4(b)).
24.1	Powers of Attorney (included on signature page).
25.1
Statement of Eligibility and Authorization of HSBC Bank USA, National Association (the successor by merger to HSBC Bank USA), as trustee on Form T-1 (incorporated by reference from Exhibit 25.1 to AMCE's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
25.2
Statement of Eligibility and Authorization on Form T-1 of HSBC Bank USA, National Association, as trustee (incorporated by reference from Exhibit 25.1 to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
25.3
Statement of Eligibility and Authorization on Form T-1 of HSBC Bank USA, National Association, as trustee (incorporated by reference from Exhibit 25.1 to AMCE's Registration Statement on Form S-4 (File No. 333-133574) filed on March April 27, 2006).
25.4
Statement of Eligibility and Authorization on Form T-1 of U.S. National Bank Association, as trustee (incorporated by reference from Exhibit 25 to AMCE's Registration Statement on Form S-4 (File No. 333-160179) filed on June 23, 2009).

*
Filed herewith.

**
Previously filed.